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FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 19, 2014

REGISTRATION NO. 333-195705

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY TRIPADVISOR HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification code number)	46-3337365 (I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Richard N. Baer
Liberty TripAdvisor Holdings, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Renee L. Wilm
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2503

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transactions described herein have been satisfied or waived, as applicable.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

        Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. We may not sell the securities offered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Subject to completion, dated June 19, 2014

PROSPECTUS

LIBERTY TRIPADVISOR HOLDINGS, INC.
12300 Liberty Boulevard
Englewood, Colorado 80112

Series A Common Stock
(par value $0.01 per share)

Series B Common Stock
(par value $0.01 per share)

        Liberty TripAdvisor Holdings, Inc. (TripCo, which is also referred to in this prospectus as we, our, or the company) is currently a subsidiary of Liberty Interactive Corporation (Liberty). TripCo's businesses, assets and liabilities consist of Liberty's 22% ownership interest and 57% voting interest in TripAdvisor, Inc. (TripAdvisor), Liberty's 100% ownership interest in BuySeasons, Inc. (BuySeasons) (which currently forms a part of Liberty's wholly owned subsidiary, Celebrate Interactive, LLC (Celebrate)), anticipated corporate level cash and cash equivalents of $50 million and $400 million in indebtedness. Liberty has determined to spin off our company by distributing (the distribution) to the holders of its Liberty Ventures common stock, as a dividend, all of our common stock. We are sending this prospectus to you in connection with that spin-off (the Spin-Off).

        Liberty currently has two tracking stocks, the Liberty Interactive common stock and the Liberty Ventures common stock, which are intended to track and reflect the economic performance of the Interactive Group and the Ventures Group, respectively, as described in more detail in this prospectus. See "The Spin-Off—Background for the Spin-Off." At present, Liberty's interest in TripAdvisor is attributed to its Ventures Group and BuySeasons, as a part of Celebrate, is attributed to its Interactive Group. In the event that the Spin-Off occurs prior to the Proposed Reclassification (as defined below), BuySeasons would be reattributed from Liberty's Interactive Group to its Ventures Group prior to the Spin-Off. In the event that the Spin-Off does not occur prior to the Proposed Reclassification, BuySeasons will be attributed to the QVC Group in connection with the Proposed Reclassification and then later reattributed to the Ventures Group prior to the Spin-Off. Our interest in TripAdvisor will remain attributed to the Ventures Group should the Proposed Reclassification occur prior to the Spin-Off.

        If all conditions to the Spin-Off are satisfied or waived by the board of directors of Liberty in its sole discretion, at 5:00 p.m., New York City time, on [    •    ], 2014 (such date and time, the distribution date), (i) for each whole share of Liberty's Series A Liberty Ventures common stock (LVNTA) held by you as of 5:00 p.m., New York City time, on [    •    ], 2014 (such date and time, the record date), you will receive one share of our Series A common stock, and (ii) for each whole share of Liberty's Series B Liberty Ventures common stock (LVNTB, and together with LVNTA, the Liberty Ventures common stock) held by you on the record date, you will receive one share of our Series B common stock. No shares of our common stock are being distributed to holders of Liberty's Series A Liberty Interactive common stock (LINTA) or Series B Liberty Interactive common stock (LINTB). For information regarding the security ownership of certain beneficial owners and management, including John C. Malone, who is expected to beneficially own shares of our common stock representing approximately 28.9% of TripCo's voting power, following the Spin-Off, see "Security Ownership of Certain Beneficial Owners and Management." Concurrently with Liberty's plan to effect the Spin-Off, Liberty is also pursuing a plan to reclassify its Liberty Interactive common stock into a new QVC Group common stock and a new Liberty Digital Commerce common stock (the Proposed Reclassification). If the Proposed Reclassification occurs prior to the Spin-Off, no shares of our common stock would be distributed to holders of Liberty's Series A QVC Group common stock, Series B QVC Group common stock, Series A Liberty Digital Commerce common stock or Series B Liberty Digital Commerce common stock. The Proposed Reclassification may occur prior to or following the Spin-Off, or not at all. This prospectus relates solely to the Spin-Off.

        No vote of Liberty's stockholders is required or is being sought to authorize or effectuate the Spin-Off. No action is required of you to receive your shares of our common stock.

        There is no current trading market for our common stock. We expect to list our Series A common stock and Series B common stock on the Nasdaq Global Select Market under the symbols "LTRPA" and "LTRPB," respectively. For a short period of time following the Spin-Off, our common stock will trade under temporary trading symbols, which will be announced by press release once available.

        In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 15.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus as truthful or complete. Any representation to the contrary is a criminal offense.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this prospectus is [    •    ], 2014.

i

        This prospectus describes the businesses and assets of our company as though they were our businesses and assets for all historical periods described. However, our company is a newly formed entity that will not have conducted any operations prior to the Spin-Off and instead will have had such businesses and assets transferred to it prior to the Spin-Off. References in this prospectus to the historical assets, liabilities, businesses or activities of our businesses or the businesses in which we have interests are intended to refer to the historical assets, liabilities, businesses or activities as they were conducted or held by Liberty prior to the Spin-Off. Following the Spin-Off, we will be an independent publicly traded company, and Liberty will have no continuing stock ownership in our company. The historical combined financial information of our company as part of Liberty contained in this prospectus is not necessarily indicative of our future financial position, future results of operations or future cash flows, nor does it reflect what the financial position, results of operations or cash flows of our company would have been had we been operated as a stand-alone company during the periods presented.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover page of this prospectus. Changes to the information contained herein may occur after that date and we do not undertake any obligation to update the information unless required to do so by law.

ii

 SUMMARY

        The following is a summary of material information discussed in this prospectus. It is included for convenience only and should not be considered complete. You should carefully review this entire prospectus, including the risk factors, to better understand the Spin-Off and our business and financial position.

Our Company

        TripCo is currently a wholly owned subsidiary of Liberty. Immediately following the Spin-Off, our principal businesses, assets and liabilities will consist of Liberty's 22% ownership interest and 57% voting interest in TripAdvisor, Liberty's 100% ownership interest in BuySeasons, anticipated corporate level cash and cash equivalents of $50 million and $400 million in indebtedness. Following the Spin-Off, we will be an independent publicly traded company and Liberty will not retain any ownership interest in us. In connection with the Spin-Off, we expect to enter into certain agreements, including the reorganization agreement and the tax sharing agreement, with Liberty and/or Liberty Media Corporation (Liberty Media) (or certain of their subsidiaries), pursuant to which, among other things, we and Liberty will indemnify each other against certain liabilities that may arise from our respective businesses. See "Certain Relationships and Related Party Transactions—Relationships Between TripCo and Liberty and/or Liberty Media."

        TripAdvisor is an online travel company that empowers users to plan and maximize their travel experience. Its travel research platform aggregates reviews and opinions from its community of travelers about destinations, accommodations (including hotels, resorts, motels, bed and breakfasts or B&Bs, specialty lodging and vacation rentals), restaurants and activities throughout the world through its flagship TripAdvisor brand. TripAdvisor's branded websites include tripadvisor.com in the United States and localized versions of the website in 33 other countries, including in China under the brand daodao.com. Its branded websites globally have received more than 260 million monthly unique visitors during the year ended December 31, 2013, according to Google Analytics, and it features over 125 million reviews and opinions. Beyond travel-related content, TripAdvisor's websites also include links to the websites of its customers, including travel advertisers, allowing travelers to directly book their travel arrangements. In addition to the flagship TripAdvisor brand, TripAdvisor also manages and operates 20 other travel media brands, connected by the common goal of providing comprehensive travel planning resources across the travel sector. TripAdvisor derives substantially all of its revenue from the sale of advertising, primarily through click-based advertising and, to a lesser extent, display-based advertising. The remainder of its revenue is generated through a combination of subscription-based offerings, making hotel room nights available on its transactional sites, including Jetsetter and Tingo, and other revenue including content licensing.

        Following the Spin-Off, BuySeasons will be a wholly owned subsidiary of ours. BuySeasons owns and operates BuyCostumes.com and the Celebrate Express family of websites. BuySeasons, an internet celebrations leader, provides a unique party offering by giving individuals the resources necessary to plan, execute and attend a wide variety of celebrations and costuming events. These resources include party supplies primarily through the retail websites which offer proprietary products through exclusive license agreements and costumes for a wide variety of occasions (the primary occasion is Halloween). BuySeasons purchases its products from various suppliers, both domestic and international. BuySeasons believes it has a competitive advantage due to the combination of a large assortment of online products, product personalization, value pricing and a high level of customer service. BuySeasons is highly seasonal with approximately half of its revenue earned from the sale of costumes in September and October leading up to Halloween. BuySeasons maintains a customer service center, at its corporate headquarters, and customer service representatives are available 16 hours a day, seven days a week during its busy season to respond to customer questions.

        When we refer to "our business" in this prospectus, we are referring to the businesses of TripAdvisor, BuySeasons and their respective subsidiaries and affiliates following the Spin-Off.

        Our principal executive offices are located at 12300 Liberty Blvd., Englewood, Colorado 80112. Our main telephone number is (720) 875-[    •    ].

Liberty's Current Corporate Structure

        The Liberty Interactive common stock and Liberty Ventures common stock are intended to track and reflect the economic performance of the Interactive Group and the Ventures Group, respectively. Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Interactive Group and the Ventures Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore no group can own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation. The Interactive Group is primarily focused on Liberty's video and e-commerce operating businesses and has attributed to it Liberty's operating subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, Inc., Celebrate and CommerceHub, as well as Liberty's interest in HSN, Inc., along with cash and certain liabilities that reside with QVC and the other attributed entities as well as outstanding senior notes and one series of exchangeable debentures of Liberty Interactive LLC (Liberty LLC) and certain deferred tax liabilities. The Ventures Group is comprised primarily of Liberty's investments in TripAdvisor, Expedia, Inc., Interval Leisure Group, Inc., Tree.com, Inc., Time Warner Inc., Time Warner Cable Inc. and AOL, Inc., along with cash and certain liabilities related to Liberty LLC's other exchangeable debentures and certain deferred tax liabilities.

        At present, Liberty's interest in TripAdvisor is attributed to its Ventures Group and BuySeasons, as a part of Celebrate, is attributed to its Interactive Group. Concurrently with Liberty's plan to effect the Spin-Off, Liberty is also pursuing the Proposed Reclassification, whereby it would reclassify its Liberty Interactive common stock into a new QVC Group common stock and a new Liberty Digital Commerce common stock.

        If the Proposed Reclassification occurs following the Spin-Off, the diagrams below depict the basic organizational structure of TripCo and Liberty before the internal restructuring and the Spin-Off and TripCo and Liberty after the Spin-Off:

Prior to the Reattribution of BuySeasons, Inc. and Prior to the Spin-Off

 Following the Reattribution of BuySeasons, Inc. and Prior to the Spin-Off

 Following the Spin-Off

        If the Proposed Reclassification occurs prior to the Spin-Off, the diagrams below depict the basic organizational structure of TripCo and Liberty before the internal restructuring and the Spin-Off and TripCo and Liberty after the Spin-Off:

Following the Proposed Reclassification, but
Prior to the Reattribution of BuySeasons, Inc. and Prior to the Spin-Off

 Following the Proposed Reclassification,
Following the Reattribution of BuySeasons, Inc. and Prior to the Spin-Off

 Following the Proposed Reclassification and the Spin-Off

The Spin-Off

        The following is a brief summary of the terms of the Spin-Off. Please see "The Spin-Off" for a more detailed description of the matters described below.

Q:
What is the Spin-Off?

A:
In the Spin-Off, Liberty will distribute to the holders of its Series A Liberty Ventures common stock and Series B Liberty Ventures common stock all the shares of our common stock. Holders of Liberty's Series A Liberty Interactive common stock and Series B Liberty Interactive common stock or, if the Proposed Reclassification occurs prior to the Spin-Off, holders of Liberty's Series A QVC Group common stock, Series B QVC Group common stock, Series A Liberty Digital Commerce common stock and Series B Liberty Digital Commerce common stock, will not receive shares of our common stock in the Spin-Off. Following the Spin-Off, we will be a separate company from Liberty, and Liberty will not have any ownership interest in us. You are not required to pay any consideration or give up any portion of your Series A Liberty Ventures common stock or Series B Liberty Ventures common stock to receive shares of our common stock in the Spin-Off.

Q:
Can Liberty decide not to complete the Spin-Off?

A:
Yes. Liberty's board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and related transactions at any time prior to the distribution date. In addition, the Spin-Off is subject to the satisfaction of certain conditions, some of which may be waived by the Liberty board of directors in its sole discretion. See "The Spin-Off—Conditions to the Spin-Off." In the event the Liberty board of directors amends, modifies or abandons the Spin-Off, Liberty intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Q:
What will I receive in the Spin-Off?

A:
Holders of LVNTA will receive a dividend of one share of our Series A common stock for each whole share of LVNTA held by them on the record date and holders of LVNTB will receive a dividend of one share of our Series B common stock for each whole share of LVNTB held by them on the record date. Thus, no fractional shares of our Series A or Series B common stock will be issued pursuant to the dividend.

Q:
Is the completion of the Spin-Off subject to any conditions?

A:
The completion of the Spin-Off and related transactions are subject to the satisfaction (as determined by the Liberty board of directors in its sole discretion) of the following conditions, certain of which may be waived by the Liberty board of directors in its sole discretion:

•
the private letter ruling (the Ruling) received by Liberty from the Internal Revenue Service (the IRS) to the effect that the Spin-Off will qualify as a tax-free transaction to Liberty and to the holders of Liberty Ventures common stock under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the Code) not having been withdrawn, invalidated or modified in an adverse manner;

•
Liberty's receipt of the opinion of Baker Botts L.L.P. (which opinion will rely upon the continued validity of the Ruling) to the effect that the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty upon the distribution of our common stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of our common stock in the Spin-Off;

•
the effectiveness under the Securities Act of 1933, as amended (the Securities Act), of the Registration Statement on Form S-1, of which this prospectus forms a part, and the effectiveness of the registration of the TripCo common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•
the approval of the Nasdaq Stock Market LLC (Nasdaq) for the listing of the TripCo common stock;

•
the entry into certain margin loan arrangements by our company and one or more of our subsidiaries in a principal amount of $400 million; and

•
any material regulatory or contractual consents or approvals that the Liberty board determines to obtain shall have been obtained.

The conditions set forth in the second, third and fourth bullet points are non-waivable. The Liberty board may, however, waive the conditions set forth in the first, fifth and sixth bullet points. In the event the Liberty board of directors waives a material condition to the Spin-Off, Liberty intends to promptly issue a press release and file a Current Report on Form 8-K to report such event. See "The Spin-Off—Conditions to the Spin-Off."

Q:
What is being distributed in the Spin-Off?

A:
Approximately [    •    ] shares of our Series A common stock and [    •    ] shares of our Series B common stock will be distributed in the Spin-Off, based on the number of shares of LVNTA and

  LVNTB outstanding on [    •    ], 2014. The shares of our common stock to be distributed by Liberty will constitute all the issued and outstanding shares of our common stock immediately after the distribution. The exact number of shares to be distributed in the Spin-Off will not be known until the record date.

Q:
When will the Spin-Off be effective?

A:
Liberty intends to effect the Spin-Off at 5:00 p.m., New York City time, on [    •    ], 2014 (such date and time, the distribution date). At such time, holders of Liberty Ventures common stock as of the record date will receive their shares of TripCo common stock. Following the record date and prior to the distribution date, Liberty will cause 100% of our common stock to be placed in a reserve account with Computershare Trust Company, N.A. (Computershare), as distribution agent for the Spin-Off, with instructions to distribute such shares on the distribution date.

Q:
When will Liberty announce the record and distribution dates for the Spin-Off?

A:
If all conditions to the Spin-Off are satisfied (or, as determined by the Liberty board in its sole discretion, to be waived) Liberty will announce the record date and distribution date for the Spin-Off by press release. See "The Spin-Off—Conditions to the Spin-Off." Each holder of record of shares of Liberty Ventures common stock as of the close of business on the record date will be entitled to receive shares of our common stock on the distribution date.

Q:
What transactions are occurring in connection with the Spin-Off other than those involved in the internal restructuring?

A:
In connection with the Spin-Off, a bankruptcy remote wholly-owned subsidiary of TripCo (TripSPV) intends to borrow up to $400 million in cash in margin loans (the Margin Loans), secured by our ownership interest in TripAdvisor, which will be held through TripSPV and which will be guaranteed solely by our company, from one or more third parties (the proceeds from such borrowing, the Loan Proceeds). As part of the internal restructuring, approximately $350 million of the Loan Proceeds will be distributed from TripCo to Liberty, and Liberty, within twelve months following the completion of the Spin-Off, will use all of the distributed portion of the Loan Proceeds received from TripCo to repurchase shares of Liberty common stock under its share repurchase program pursuant to a special authorization by Liberty's board of directors. Liberty's board of directors will determine, in its sole discretion, the number and series of any shares of Liberty's common stock which it will repurchase under its share repurchase program, which may include shares of Liberty Interactive common stock or Liberty Ventures common stock. See "Description of Certain Indebtedness."

Costs associated with the proposed transactions will be paid by Liberty and are expected to be approximately $5 million. Please see "The Spin-Off—Amount and Source of Funds and Financing of the Transaction; Expenses."

Q:
What will the relationship be between TripCo and Liberty after the Spin-Off?

A:
Following the Spin-Off, our company and Liberty will operate independently, and neither will have any ownership interest in the other. In connection with the Spin-Off, however, we and Liberty and/or Liberty Media (or certain of their subsidiaries) are entering into certain agreements in order to govern the ongoing relationships between our company and Liberty after the Spin-Off and to provide for an orderly transition. Such agreements will include (i) a reorganization agreement with Liberty to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between us and Liberty with respect to and resulting from the

  Spin-Off; (ii) a tax sharing agreement with Liberty that governs Liberty's and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters; (iii) a services agreement with Liberty Media, pursuant to which, for three years following the Spin-Off, Liberty Media will provide us with specified services, including insurance administration and risk management services, other services typically performed by Liberty Media's legal, investor relations, tax, accounting, and internal audit departments, and such other services as Liberty Media may obtain from its officers, employees and consultants in the management of its own operations that we may from time to time request or require; (iv) a facilities sharing agreement with a wholly-owned subsidiary of Liberty Media, pursuant to which, for three years following the Spin-Off, we will share office facilities with Liberty and Liberty Media; and (v) aircraft time sharing agreements with Liberty Media or one of its wholly-owned subsidiaries, pursuant to which Liberty Media or its subsidiary will lease the aircraft to TripCo and provide a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis.

  In addition, Liberty will provide to us a contingent line of credit pursuant to which we will be able to borrow up to $200 million under limited circumstances (the Liberty Line of Credit). See "Certain Relationships and Related Party Transactions—Relationships Between TripCo and Liberty and/or Liberty Media."

Q:
What are the reasons for the Spin-Off?

A:
In 2012, Liberty recapitalized its common stock into two new tracking stocks: the Liberty Interactive Group and the Liberty Ventures Group, for the purpose of creating greater transparency for the assets and liabilities attributed to each group, among other reasons. For a description of these tracking stocks, see "The Spin-Off—Background for the Spin-Off." Although the public markets have responded favorably to these two tracking stocks, Liberty believes that a meaningful trading discount continues to apply to the underlying value of the businesses and assets attributed to its Ventures Group. Liberty believes that the Spin-Off will result in a higher aggregate trading value for our common stock and the Liberty Ventures common stock as compared to the trading price of Liberty Ventures common stock without the Spin-Off. The asset-backed nature of our stock is expected to provide greater transparency for investors with respect to our dominant business, our investment in TripAdvisor, which should result in greater focus and attention by the investment community on this business. The Spin-Off is also expected to enhance our ability to issue equity for strategic acquisitions and other business combinations by creating a more efficiently priced equity security and enable us to more effectively tailor equity incentives for our management and employees with less dilution to public stockholders. In addition, Liberty believes that separating our company from Liberty's other businesses will help facilitate a potential combination of our company with TripAdvisor by eliminating any negotiations regarding the valuation of Liberty's other businesses, thereby making it more likely that a potential agreement could be reached. Liberty believes that a combination of our company with TripAdvisor could be beneficial for our stockholders, on the one hand, and TripAdvisor, on the other hand, by eliminating the control of a large stockholder and the overhang associated with the current dual-public company structure. No assurance can be given that any investment, acquisition or other strategic opportunities will become available following the Spin-Off on terms that TripCo finds favorable or at all, nor can any assurance be given that a combination of TripCo and TripAdvisor will ever occur.

For a discussion of additional reasons, factors, costs and risks associated with the Spin-Off considered by the Liberty board, see "The Spin-Off—Reasons for the Spin-Off."

Q:
What do I have to do to participate in the spin-off?

A:
Nothing. Holders of Liberty Ventures common stock on the record date for the Spin-Off are not required to pay any cash or deliver any other consideration, or give up any shares of Liberty Ventures common stock, to receive the shares of our common stock distributable to them in the Spin-Off.

However, if you own shares of Liberty Ventures common stock and sell those shares prior to the record date, so that you are not the record holder of such shares on the record date, you will also be selling the shares of our common stock that would have been distributed to you in the Spin-Off with respect to the shares of Liberty Ventures common stock you sell. If you are a holder of shares of Liberty Ventures common stock on the record date, you will be entitled to receive the shares of TripCo common stock issuable in respect of those shares sold even if you sell them between the record date and the distribution date. See "The Spin-Off—Trading Prior to the Record Date."

Q:
Will I receive physical certificates representing shares of TripCo common stock following the distribution?

A:
No. In the distribution, no physical certificates representing shares of TripCo common stock will be delivered to stockholders. Instead, Liberty, with the assistance of Computershare, the distribution agent, will electronically distribute shares of TripCo common stock in book-entry form to you or your bank or brokerage firm on your behalf. If you are a record holder of Liberty Ventures common stock on the record date, Computershare will mail you a book-entry account statement that reflects your shares of TripCo common stock. If you are a beneficial owner of Liberty Ventures common stock (but not a record holder) on the record date, your bank or brokerage firm will credit your account with the shares of TripCo common stock that you are entitled to receive.

Q:
Will the number of shares of Liberty Ventures common stock or Liberty Interactive common stock (or, if the Proposed Reclassification is completed before the record date, QVC Group common stock or Liberty Digital Commerce common stock) I own change as a result of the Spin-Off?

A:
No. The number of shares of any series of Liberty common stock that you own will not change as a result of the Spin-Off.

Q:
What are the material U.S. federal income tax consequences of the Spin-Off?

A:
Liberty has received the Ruling, and the Spin-Off is conditioned upon the receipt by Liberty of the opinion of Baker Botts L.L.P. (which opinion will rely upon the continued validity of the Ruling), with each of the Ruling and the opinion providing that the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty upon the distribution of our common stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of our common stock in the Spin-Off. The receipt of the opinion, as well as certain other conditions to the Spin-Off, may not be waived by the Liberty board of directors. We expect to receive the opinion of Baker Botts L.L.P. on or prior to the distribution date.

Please see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off" and "Risk Factors—Factors Relating to the Spin-Off—The Spin-Off could result in a significant tax liability" and "We may have a significant indemnity obligation to Liberty, which is not limited in amount or subject to any cap, if the Spin-Off is treated as a taxable transaction" for more information regarding the Ruling, the tax opinion and the potential tax consequences to you of the Spin-Off.

Q:
Does TripCo intend to pay cash dividends?

A:
No. We currently intend to retain future earnings, if any, to finance the expansion of our businesses. As a result, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law.

Q:
Where will TripCo common stock trade?

A:
Currently, there is no public market for our common stock. Subject to the consummation of the Spin-Off, we expect to list our Series A common stock and our Series B common stock on the Nasdaq Global Select Market under the symbols "LTRPA" and "LTRPB," respectively.

We expect that our common stock will begin trading on the first trading day following the distribution date. For a short period of time following the Spin-Off, Nasdaq may require that our common stock trade under temporary trading symbols, which will be announced by press release once available. We cannot predict the trading prices for our common stock when such trading begins.

Q:
What costs and risks were considered by the board of directors of Liberty in determining whether to effect the Spin-Off?

A:
Liberty's board considered a number of costs and risks associated with the Spin-Off, including:

•
After the Spin-Off, the Liberty Ventures common stock and TripCo common stock will have smaller market capitalizations than Liberty Ventures' current market capitalization, and their stock prices may be more volatile than Liberty Ventures' stock price prior to the Spin-Off. The combined market values of the Liberty Ventures common stock and TripCo common stock may be lower than the market value of Liberty Ventures' common stock prior to the Spin-Off;

•
The risk of being unable to achieve the benefits expected from the Spin-Off;

•
The increased leverage to be incurred by TripCo;

•
The loss of synergies from operating as one company;

•
The potential disruption to the businesses of Liberty;

•
The substantial costs of effecting the Spin-Off and of continued compliance with legal and other requirements applicable to two separate public reporting companies; and

•
The potential tax liabilities that could arise from the Spin-Off.

Liberty's board concluded that the potential benefits of the Spin-Off outweighed its potential costs. The Liberty board did not consider alternatives to the Spin-Off due to the nature of the particular assets and businesses to be held by TripCo following the Spin-Off, in particular the ownership interest in TripAdvisor. Please see "The Spin-Off—Reasons for the Spin-Off" for more information regarding the costs and risks associated with the Spin-Off.

Q:
What will happen to the listing of Liberty common stock?

A:
The Series A and Series B Liberty Ventures common stock and Series A and Series B Liberty Interactive common stock (or, if the Proposed Reclassification occurs prior to the record date, the Series A and Series B QVC Group common stock and Series A and Series B Liberty Digital Commerce common stock) will continue to trade on the Nasdaq Global Select Market following the Spin-Off.

Q:
Will I have appraisal rights in connection with the Spin-Off?

A:
No. Holders of Liberty Ventures common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:
Who is the transfer agent for your common stock?

A:
Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, telephone: (866) 367-6355.

Q:
Who is the distribution agent for the Spin-Off?

A:
Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, telephone: (866) 367-6355.

Q:
Whom can I contact for more information?

A:
If you have questions relating to the mechanics of the distribution, you should contact the distribution agent. Before the Spin-Off, if you have questions relating to the Spin-Off, you should contact the office of Investor Relations of Liberty, 12300 Liberty Blvd., Englewood, CO 80112, telephone: (720) 875-5408.

Pursuant to a services agreement to be entered into between our company and Liberty Media, Liberty Media will provide our company with investor relations assistance for a period following the Spin-Off. Accordingly, if you have questions relating to TripCo following the Spin-Off, you should contact the office of Investor Relations of Liberty Media, 12300 Liberty Blvd., Englewood, Colorado 80112, telephone: (877) 772-1518.

RISK FACTORS

        An investment in our common stock involves risks. You should consider carefully the risks described below together with all of the other information included in this prospectus in evaluating our company and our common stock. Any of the following risks, if realized, could have a material adverse effect on the value of our common stock. The risks described below and elsewhere in this prospectus are not the only ones that relate to our businesses, our capitalization or the Spin-Off. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our businesses. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the events below were to occur, our businesses, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected. This prospectus contains forward-looking statements that contain risks and uncertainties. Please refer to the section entitled "Cautionary Statements Concerning Forward Looking Statements" on page 41 of this prospectus in connection with your consideration of the risk factors and other important factors that may affect future results described below.

        For purposes of these risk factors, unless the context otherwise indicates, we have assumed that the Spin-Off has occurred.

 Factors Relating to Our Corporate History and Structure

         The combined financial information of TripCo included in this prospectus is not necessarily representative of TripCo's future financial position, future results of operations or future cash flows nor does it reflect what TripCo's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

        Because the historical combined financial information of Liberty included in this prospectus includes the results of the legacy TripCo business and because such financial information largely reflects the historical results of BuySeasons, it is not representative of TripCo's future financial position, future results of operations or future cash flows, nor does it reflect what TripCo's financial position, results of operations or cash flows would have been as a stand-alone company, pursuing independent strategies, during the periods presented, especially in light of the fact that the future results of operations will be significantly comprised of the results of TripAdvisor.

         We are a holding company, and we could be unable in the future to obtain cash in amounts sufficient to service our financial obligations or meet our other commitments.

        Our ability to meet our financial obligations and other contractual commitments, including to make debt service payments under TripSPV's Margin Loans and any other credit facilities that we may obtain in the future, depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from the operating activities of our wholly owned subsidiary BuySeasons, any dividends and interest we may receive from our investments and proceeds from any asset sales we may undertake in the future. We currently have no plans with respect to any asset sales. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject.

         We do not have access to the cash that TripAdvisor generates from its operating activities.

        TripAdvisor generated approximately $109 million, $44 million, $350 million, $239 million and $218 million of cash from its operations during the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011, respectively. TripAdvisor uses the cash it generates from its operations to fund its investing activities and to service its debt and other financing obligations.

We do not have access to the cash that TripAdvisor generates unless TripAdvisor declares a dividend on its capital stock payable in cash, repurchases any or all of its outstanding shares of capital stock for cash or otherwise distributes or makes payments to its stockholders, including us. Historically, TripAdvisor has not paid any dividends on its capital stock or, with limited exceptions, otherwise distributed cash to its stockholders and instead has used all of its available cash in the expansion of its business and to service its debt obligations. Covenants in TripAdvisor's existing debt instruments also restrict the payment of dividends and cash distributions to stockholders. We expect that TripAdvisor will continue to apply its available cash to the expansion of its business.

         We have no operating history as a separate company upon which you can evaluate our performance.

        We do not have an operating history as a separate public company. Accordingly, there can be no assurance that our business strategy will be successful on a long-term basis. We may not be able to grow our businesses as planned and may not be profitable.

         If TripAdvisor's spin-off from Expedia, together with certain related transactions, were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes, TripAdvisor could be subject to significant tax liabilities.

        As a condition to the completion of TripAdvisor's spin-off from Expedia, Expedia obtained a private letter ruling from the IRS, along with an opinion of counsel, satisfactory to the Expedia Board of Directors regarding the qualification of the spin-off, together with certain related transactions, as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The IRS private letter ruling and the opinion of counsel were based on, among other things, certain facts and assumptions as well as the accuracy of certain representations, statements and undertakings that Expedia and TripAdvisor made to the IRS and to counsel. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if TripAdvisor or Expedia breaches any of the covenants, the IRS private letter ruling and the opinions of counsel may be invalid.

        Moreover, the IRS private letter ruling does not address all the issues that are relevant to determining whether TripAdvisor's spin-off from Expedia qualifies as a transaction that is generally tax free for U.S. federal income tax purposes. Notwithstanding the IRS private letter ruling and/or the opinion of counsel, the IRS could determine that the spin-off should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the IRS private letter ruling or on which the opinion of counsel was based is false or has been violated or if it disagrees with the conclusions in the opinion of counsel that are not covered by any IRS ruling.

        Under the tax sharing agreement between TripAdvisor and Expedia, TripAdvisor is generally required to indemnify Expedia for any taxes resulting from the spin-off (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts resulted from (i) any act or failure to act by TripAdvisor described in the covenants in the tax sharing agreement, (ii) any acquisition of TripAdvisor's equity securities or assets or those of a member of its group, or (iii) any failure of the representations with respect to TripAdvisor or any member of its group to be true or any breach by TripAdvisor or any member of its group of any covenant, in each case, which is contained in the separation documents or in the documents relating to the IRS private letter ruling and/or the opinion of counsel.

 Factors Relating to Our Businesses

         If TripAdvisor is unable to continue to increase visitors to its websites and to cost-effectively convert these visitors into repeat users or contributors, its advertising revenue could decline.

        The primary asset that TripAdvisor uses to attract traffic to its websites and convert these visitors into repeat users is the content created by users of its websites, particularly such content's volume, unique nature and organization. TripAdvisor's success in attracting users depends, in part, upon its continued ability to collect, create, organize and distribute high-quality, commercially valuable content in a cost-effective manner at a scale that connects consumers with content that meets their specific interests and enables them to share and interact with the content and supporting communities. If people do not perceive TripAdvisor's products to be useful, reliable and trustworthy, TripAdvisor may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. There can be no assurances that TripAdvisor will continue to obtain content in a cost-effective manner or in a manner that timely meets rapidly changing consumer demand. Any failure to obtain such content or organize and distribute such content in any manner that will engage users could adversely affect user experiences and reduce traffic driven to its websites, which would make TripAdvisor's websites less attractive to advertisers. Any change in the cost structure pursuant to which TripAdvisor obtains its content currently, or in travelers' relative appreciation of user-based versus expert content or our user-based content versus other sites' user-based content, could negatively impact its business and financial performance.

         TripAdvisor derives substantially all of its revenue from advertising and any significant reduction in spending by its advertisers could harm its business.

        TripAdvisor derives substantially all of its revenue from the sale of advertising, primarily through click-based advertising and, to a lesser extent, display-based advertising. Most of TripAdvisor's advertisers can terminate their contracts with it at will or on short notice. TripAdvisor's ability to grow advertising revenue with its existing or new advertising partners is dependent in large part on its ability to generate revenue for them. Advertisers will not continue to do business with TripAdvisor if their investment in such advertising does not generate sales leads, customers, bookings, or revenue and profit on a cost-effective basis, or if it does not deliver advertisements in an effective manner. If TripAdvisor is unable to remain competitive and provide value to its advertisers, they will likely stop placing ads on its websites, which would harm our revenues and business. In addition, we cannot guarantee that TripAdvisor's current advertisers will fulfill their obligations under existing contracts, continue to advertise beyond the terms of existing contracts or enter into any additional contracts with it.

        Click-based advertising accounts for the majority of TripAdvisor's advertising revenue. Any changes TripAdvisor makes to its business model may impact its advertising revenue in ways that it does not expect. If TripAdvisor's partners do not receive the benefits they expect from their advertising spend with it, they may reduce their spending. In addition, if new, more effective advertising models were to emerge, there can be no assurance that TripAdvisor would have the ability to offer these models, or offer them in an effective manner. To the extent new technology platforms, such as smartphone and tablet computing, begin to take market share from established platforms, there can be no assurance that TripAdvisor's existing advertising models will operate successfully on these new platforms, or work as effectively as on the desktop computer platform.

        Furthermore, TripAdvisor's cost-per-click (CPC) pricing for click-based advertising depends, in part, on competition between advertisers. If its large advertisers become less competitive with each other, merge with each other or with its competitors, focus more on per-click profit than on traffic volume, or are able to reduce CPCs, this could have an adverse impact on TripAdvisor's CPCs which would, in turn, have an adverse effect on our business, financial condition and results of operations.

        Expenditures by advertisers also tend to be cyclical, subject to variation based on budgetary constraints, project cancellation or delay, and to reflect overall economic conditions and buying patterns. If TripAdvisor is unable to generate advertising revenue due to factors outside of its control, our business and financial performance would be adversely affected.

         Our subsidiaries' businesses could be negatively affected by changes in search engine algorithms and dynamics, or search engine disintermediation.

        Our subsidiaries rely heavily on Internet search engines such as Google on desktop, tablet and mobile devices, including through the purchase of related keywords, to generate traffic to their websites. Our subsidiaries obtain a significant amount of traffic via search engines and, therefore, utilize techniques such as search engine optimization (SEO) and search engine marketing (SEM) to improve their placement in relevant search queries. Search engines, including Google, frequently update and change the logic that determines the placement and display of results of a user's search, such that the purchased or algorithmic placement of links to our subsidiaries' websites can be negatively affected. Moreover, a search engine could, for competitive or other purposes, alter its search algorithms or results causing our subsidiaries' websites to place lower in search query results. If a major search engine changes its algorithms in a manner that negatively affects our subsidiaries' paid or unpaid search ranking, or if competitive dynamics impact the effectiveness of SEO or SEM in a negative manner, our business and financial performance would be adversely affected, potentially to a material extent. Furthermore, our subsidiaries' failure to successfully manage their SEO and SEM strategies could result in a substantial decrease in traffic to their websites, as well as increased costs if our subsidiaries were to replace free traffic with paid traffic.

        In addition, to the extent that Google (including Google + Local and Google Hotel Finder) and Bing (including Bing Travel), or other leading search or metasearch engines that have a significant presence in TripAdvisor's key markets, disintermediate online travel agencies or travel content providers by offering comprehensive travel planning or shopping capabilities, or refer those leads to suppliers directly, or to other favored partners, there could be a material adverse impact on TripAdvisor's business and financial performance. For example, during 2011, Google completed its acquisition of flight search technology company ITA Software and separately made changes to its hotel search results, including both expanding and promoting the use of Google + Local. To the extent these actions have a negative effect on TripAdvisor's search traffic, whether on desktop, tablet or mobile devices, our business and financial performance could be adversely affected.

         TripAdvisor relies on a relatively small number of significant advertisers and any reduction in spending by or loss of those advertisers could seriously harm its business.

        TripAdvisor derives a substantial portion of its revenue from a relatively small number of significant advertisers. For example, for the year ended December 31, 2013, TripAdvisor's two most significant advertising customers, Expedia and Priceline (and their subsidiaries), accounted for a combined 47% of its total revenue. If any of its significant advertisers were to cease or significantly curtail advertising on TripAdvisor's websites, TripAdvisor could experience a rapid decline in its revenue over a relatively short period of time.

         TripAdvisor's success depends upon the acceptance, and successful measurement, of online advertising as an alternative to offline advertising.

        TripAdvisor believes that a significant discrepancy exists between the percentage of the advertising market allocated to online advertising and the percentage of consumer time spent on online media consumption as opposed to offline advertising and media consumption. Long-term growth of its business will depend heavily on this distinction between online and offline advertising narrowing or being eliminated, which may not happen in a manner or to the extent that it currently expects.

TripAdvisor competes with traditional media for advertising dollars, in addition to websites with higher levels of traffic. If online advertising ceases to be an acceptable alternative to offline advertising then its business, financial condition and results of operations will be negatively impacted.

        Because the online marketing industry is relatively new and rapidly evolving, it uses different methods than traditional media to gauge its effectiveness. Some of TripAdvisor's potential customers have little or no experience using the Internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the Internet. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. As a result, TripAdvisor is continually evaluating changes to aspects of its business model to keep pace with the expectations of users and advertisers, and these changes may not yield the benefits it expects. In particular, it is dependent on its clients' adoption of new metrics to measure the success of online marketing campaigns. TripAdvisor may also experience resistance from traditional advertising agencies who may be advising its clients. Any lack of growth in the market for various online advertising models could have an adverse effect on our business, financial condition and results of operations.

        In addition, if advertisers materially change their transaction attribution models or their return on investment calculations and/or increase their return on investment targets with respect to online advertising in general, or TripAdvisor traffic in particular, they might reduce the prices they are willing to pay for TripAdvisor's advertising products, which would have an adverse effect on our business, financial condition and results of operations.

         Growth in the use of TripAdvisor through smartphones as a substitute for use on personal computers and tablets may negatively affect its revenue and financial results.

        In general, TripAdvisor's content was originally designed for users accessing the Internet on a desktop or laptop computer. The number of people who access the Internet through devices other than personal computers, such as smartphones and tablets, has increased substantially in the last few years and TripAdvisor anticipates that the rate of use of smartphone computing devices will continue to grow. Although the substantial majority of smartphone users also access and engage with TripAdvisor's websites on personal computers and/or tablets, TripAdvisor's users could decide to increasingly access its products primarily through smartphone devices. TripAdvisor has developed services and applications to address limitations of these smaller devices and its advertising revenues continue to grow, however, TripAdvisor monetizes users of smartphone computing devices at a lower rate compared to users who access its websites through personal computers and the efficacy of the smartphone advertising market and its smartphone monetizing strategies are still developing. Additionally, as new devices and new platforms are continually being released, it is difficult to predict the challenges that TripAdvisor may encounter in developing versions of its offerings for use on these alternative devices, and it may need to devote significant resources to the creation, support, and maintenance of their services on such devices. If users continue to increasingly access TripAdvisor's smartphone products as a substitute for access through personal computers and/or tablets, and if TripAdvisor is unable to successfully improve monetization strategies for its smartphone users, its revenue and financial results may be negatively affected.

         Declines or disruptions in the travel industry could adversely affect TripAdvisor's businesses and financial performance.

        TripAdvisor's businesses and financial performance are affected by the health of the worldwide travel industry. Travel expenditures are sensitive to personal and business discretionary spending levels and tend to decline or grow more slowly during economic downturns. Decreased travel expenditures could reduce the demand for our services, thereby causing a reduction in revenue.

        In 2008, domestic and global economic conditions deteriorated rapidly, resulting in increased unemployment and a reduction in available budgets for both business and leisure travelers, which slowed spending on the services that TripAdvisor provides. The global economy remains in a fragile state and may be adversely impacted by a number of negative economic developments including defaults on government debt, significant increases in fuel and energy costs, tax increases and other matters that could reduce discretionary spending, continued tightening of credit markets, further declines in consumer confidence, and policy missteps. Further weakness in the global economy could create uncertainty for travelers and suppliers, and result in reduced spending by advertisers. These conditions could have a material adverse impact on our business and financial performance.

         TripAdvisor relies on the value of its brand and consumer trust in its brand. If TripAdvisor is not able to maintain and enhance its brand, or if events occur that damage its reputation and brand, TripAdvisor's business may be harmed.

        TripAdvisor believes that the TripAdvisor brand has contributed significantly to its success and that maintaining and enhancing its brand is critical to expanding its base of users, creating content and attracting advertisers. As a result, TripAdvisor invests significantly in brand marketing including, most recently, television. TripAdvisor expects these investments to continue, or even increase, as a result of a variety of factors, including increased spending from competitors, the increasing costs of supporting multiple brands, expansion into geographies and products where its brands are less well known, inflation in media pricing, and the continued emergence and relative traffic share growth of search engines as destination sites for travelers. Such efforts may not maintain or enhance consumer awareness of its brands and, even if TripAdvisor is successful in its branding efforts, such efforts may not be cost-effective or as efficient as they have been historically. If TripAdvisor is unable to maintain or enhance consumer awareness of its brands or to generate demand in a cost-effective manner, it would have a material adverse effect on our business and financial performance.

        TripAdvisor receives significant media coverage in its various geographic markets. Unfavorable publicity regarding, for example, TripAdvisor's privacy practices, product changes, the accuracy of user-generated content, product quality, litigation or regulatory activity could adversely affect its reputation with its site users and its advertisers. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of TripAdvisor's user base and result in decreased revenue, which could adversely affect its business and financial results.

         Intense competition could reduce TripAdvisor's market share and harm its financial performance.

        The market for the travel services TripAdvisor offers is intensely competitive. TripAdvisor faces competition from a number of different sources and many of its competitors have significantly greater and more diversified resources than TripAdvisor does and may be able to leverage other aspects of their business to enable them to compete more effectively against it. More specifically:

  •
  TripAdvisor currently faces competition from travel service providers such as major hotel companies, airlines and rental car companies, many of which have their own websites to which they drive business. For example, several major hotel companies launched an online hotel reservation service with a stated goal of driving consumers directly to their brand websites thereby reducing the share receive by online travel agents. They may also attempt to improve their competitive position by offering lower room rates, better room availability or additional features or amenities through this reservation service than are available through services like TripAdvisor's.

  •
  TripAdvisor currently faces competition from online travel agents, such as Expedia and Priceline (and their subsidiaries), and this competition may increase to the extent that these online travel agents accumulate and develop a comprehensive offering of travel-related reviews and resources.

    The barriers to entry for these companies may be limited given their access to travel-related information and relationships with consumers.

  •
  TripAdvisor faces increased competition from the large search engines and social networking sites, companies, such as Google and Facebook, or other companies, which competition will only increase should they chose to compete more directly with it in the travel review space, and create commercially valuable online content at significant scale. For example, Google + Local, with its aggregated reviews and local recommendations, competes with TripAdvisor and Google's access to more comprehensive data regarding user search queries through its search algorithms gives it a significant competitive advantage over other companies in the industry, including TripAdvisor. In addition, if significant numbers of users adopt Facebook's newly released Graph Search to get travel recommendations, it could have the effect of reducing traffic and user engagement on TripAdvisor.

  •
  TripAdvisor also faces competition from travel agencies, wholesalers and travel operators as well as operators of travel industry reservation databases such as Galileo, Travelport, Amadeus and Sabre.

        Many of TripAdvisor's competitors have significantly greater financial, technical, marketing and other resources compared to it and have expertise in developing online commerce and facilitating Internet traffic as well as large client bases. TripAdvisor expects to face additional competition as other established and emerging companies enter the travel advertising market. Certain of the companies it does business with, including some of its click-based advertising partners, are also its competitors. The consolidation of TripAdvisor's competitors and partners, including Expedia (through its investment in Trivago) and Priceline (through its acquisition of Kayak), may affect its relative competitiveness and its partner relationships. Competition and consolidation could result in higher traffic acquisition costs, reduced margins on TripAdvisor's advertising services, loss of market share, reduced customer traffic to its websites and reduced advertising by travel companies on its websites. For example, Google (through its launch of Google Hotel Finder, evolution and expansion of Google + Local and preferred top placement of Places results in Google organic travel search results) and Microsoft's Bing (through its launch of Bing Travel), have each taken steps to appeal more directly to travel customers, which could lead to diversion of customer traffic to their own websites or those of a favored partner, or undermine TripAdvisor's ability to obtain prominent placement in paid or unpaid search results at a reasonable cost, or at all. Competition in TripAdvisor's industry may result in pricing pressure, loss of market share or decreased member engagement, any of which could adversely affect our business and financial performance.

         As a distributor and host of Internet content, TripAdvisor faces potential liability and expense for legal claims based on the nature and content of the materials that it distributes or creates, or that are accessible via its websites.

        As a distributor and host of original content and user-generated content, TripAdvisor faces potential liability based on a variety of theories, including defamation, libel, negligence, copyright or trademark infringement or other legal theories based on the nature, creation or distribution of this information, and under various laws, including the Lanham Act, the Copyright Act, the Federal Trade Commission Act and the Digital Millennium Copyright Act. TripAdvisor may also be exposed to similar liability in connection with content that users post to its websites through forums, blogs, comments, and other social media features. In addition, it is possible that visitors to TripAdvisor's websites could make claims against it for losses incurred in reliance upon information provided via our websites. These claims, whether brought in the United States or abroad, could divert management time and attention away from its business and result in significant costs to investigate and defend, regardless of the merit of these claims. If TripAdvisor becomes subject to these or similar claims and is not successful in its defense, it may be forced to pay substantial damages. There is no guarantee that TripAdvisor will avoid future liability and potential expenses for legal claims based on the content available on its websites. Should the content distributed through its websites violate the rights of others or otherwise give rise to claims against us, TripAdvisor could be subject to substantial liability, which could have a negative impact on our business and financial performance.

        Loss of trust in TripAdvisor's brand would harm its reputation and adversely affect our business, financial condition and results of operations. TripAdvisor's success depends on attracting a large number of users to its websites, and retaining such users, and providing leads and clicks to advertisers. In order to attract and retain users, TripAdvisor must remain a valuable source of travel advice. Because of its reliance on user-generated content, TripAdvisor must continually manage and monitor its content and detect incorrect or fraudulent information. For example, hotels, hotel competitors, or others, in an attempt to improperly influence a hotel's reviews and rankings, sometimes write and submit fraudulent or otherwise misleading reviews. If a significant amount of inaccurate or fraudulent information were not detected and removed by TripAdvisor in a timely manner, or if a significant amount of information was deemed by users or the media to be inaccurate or fraudulent, its brand, business and reputation could be harmed. Any damage to TripAdvisor's reputation could harm its ability to attract and retain users, employees and advertisers, which would adversely affect our business and financial performance. In addition, significant adverse news reports or media, industry or consumer coverage of TripAdvisor would reflect poorly on its brands and could have an adverse effect on its business and financial performance.

         TripAdvisor may be subject to claims that it violated intellectual property rights of others, which claims are extremely costly to defend and could require it to pay significant damages and limit its ability to operate.

        Companies in the Internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. TripAdvisor has received in the past, and may in the future receive, notices that claim it has misappropriated or misused other parties' intellectual property rights. There may be intellectual property rights held by others, including patents, copyrighted works and/or trademarks, which cover significant aspects of its technologies or content. Any intellectual property claim against TripAdvisor, regardless of merit, could be time consuming and expensive to settle or litigate and could divert management's attention and other resources. These claims also could subject us to significant liability for damages and could result in TripAdvisor having to stop using technology or content found to be in violation of another party's rights. TripAdvisor might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, TripAdvisor could be required to pay significant royalties, which would increase its operating expenses. TripAdvisor may also be required to develop alternative non-infringing technology, or content, which could require significant effort and expense and make it less competitive in the relevant market. Any of these results could harm our business and financial performance.

         TripAdvisor is dependent upon the quality of traffic in its network to provide value to online advertisers, and any failure in its quality control could have a material adverse effect on the value of its websites to its advertisers and adversely affect its revenue.

        TripAdvisor uses technology and processes to monitor the quality of and to identify any anomalous metrics associated with, the Internet traffic that it delivers to online advertisers. These metrics may be indicative of low quality clicks such as non-human processes, including robots, spiders or other software; the mechanical automation of clicking; and other types of invalid clicks or click fraud. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic, or traffic that online advertisers deem to be invalid, will be delivered to such online advertisers. As a result, TripAdvisor may be required to credit amounts owed to it by its advertisers. Furthermore, low-quality or invalid traffic may be detrimental to TripAdvisor's relationships with advertisers, and could adversely affect its advertising pricing and revenue.

         TripAdvisor relies on assumptions and estimates and data from third parties to calculate certain of its key metrics, and real or perceived inaccuracies in such metrics may harm TripAdvisor's reputation and negatively affect our business.

        Certain key metrics, such as the number of TripAdvisor's active users, unique visitors, total traffic and number of reviews and opinions, are calculated, in some cases, using internal company data and, in other cases, relying on data from third parties. While these numbers are based on what TripAdvisor believes to be reasonable calculations for the applicable periods of measurement, there are inherent challenges in measuring usage and user engagement across its large user base around the world. For example, a single person or user may have multiple accounts or browse the internet on multiple browsers, some mobile applications automatically contact TripAdvisor's servers for regular updates with no user action and TripAdvisor is not able to capture user information on all of its platforms. As such, the calculations of TripAdvisor's active users and unique visitors may not accurately reflect the number of people actually using its platforms. In addition, TripAdvisor's measures of user growth and user engagement may differ from estimates published by third parties or from similar metrics of its competitors due to differences in methodologies utilized by TripAdvisor and the third parties for which it relies on this data.

        TripAdvisor is continually seeking to improve its ability to estimate these key metrics. TripAdvisor regularly reviews and adjusts its processes for calculating internal metrics to improve their accuracy. If TripAdvisor's users, advertisers, partners and shareholders do not perceive its metrics to be accurate representations or if TripAdvisor discovers material inaccuracies in its user metrics, its reputation may be harmed. In which case, users may not use TripAdvisor's products and services and advertisers and partners may be less willing to allocate their budgets to its products and services which could negatively affect TripAdvisor's business and operating results.

         Our subsidiaries rely on information technology to operate their business and maintain competitiveness, and any failure to adapt to technological developments or industry trends could harm our subsidiaries.

        Our subsidiaries depend on the use of sophisticated information technologies and systems. As their operations grow in size and scope, they must continuously improve and upgrade their systems and infrastructure while maintaining or improving the reliability and integrity of their systems and infrastructure. Our subsidiaries' future success also depends on their ability to adapt their services and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve the performance, features and reliability of their services in response to competitive service and product offerings. The emergence of alternative platforms such as smartphone and tablet computing devices and the emergence of niche competitors who may be able to optimize products, services or strategies for such platforms will require new investment in technology. New developments in other areas, such as cloud computing, could also make it easier for competition to enter their markets due to lower up-front technology costs. In addition, our subsidiaries may not be able to maintain their existing systems or replace or introduce new technologies and systems as quickly as they would like or in a cost-effective manner.

         If TripAdvisor does not continue to innovate and provide tools and services that are useful to travelers, it may not remain competitive, and its business and financial performance could suffer.

        TripAdvisor's success depends in part on continued innovation to provide features and services that make its websites and smartphone and tablet computing applications useful for travelers. Its competitors are continually developing innovations in online travel-related services and features. As a result, TripAdvisor is continually working to improve its business model and user experience in order to drive user traffic and conversion dates. TripAdvisor can give no assurances that the changes it makes will yield the benefits it expects and will not have adverse impacts that TripAdvisor did not anticipate. If TripAdvisor is unable to continue offering innovative products and services and quality features that travelers want to use, existing users may become dissatisfied and use a competitor's offerings and, it may be unable to attract additional users, which could adversely affect its business and financial performance.

         New technologies could block TripAdvisor's ads, which would harm its business.

        Technologies have been developed that can block the display of online ads and that provide tools to users to opt out of some web-based advertising products. TripAdvisor derives most of its revenues from fees paid to it by advertisers in connection with the display of ads on web pages for its users. As a result, these technologies and tools could adversely affect its business and financial performance.

         TripAdvisor's culture emphasizes rapid innovation and prioritizes user engagement over short-term financial results.

        TripAdvisor has a culture that encourages rapid development and release of new and improved products, which may at times result in unintended consequences or decisions that are poorly received by users or advertisers. TripAdvisor's culture also prioritizes user engagement, or website "stickiness," over short-term financial results. TripAdvisor has taken actions in the past and may continue to make product decisions going forward that have the effect of reducing its short-term revenue or profitability if it believes that the decisions benefit the aggregate user experience and/or conversion rates and CPC pricing, and will thereby improve its financial performance over the long-term. The short-term reductions in revenue or profitability could be more severe than TripAdvisor anticipates. These decisions may not produce the long-term benefits that TripAdvisor expects, in which case its user growth and engagement, its relationships with users and advertisers, and its business and results of operations could be harmed.

         The online vacation rental market is rapidly evolving and if TripAdvisor fails to predict the manner in which the market develops, its business and prospects may suffer.

        TripAdvisor offers vacation rental services through its U.S.-based FlipKey and European-based Holiday Lettings and Niumba businesses, as well through various partnerships. The online vacation rental market is relatively new and rapidly evolving in many respects, including acceptance of the business model by travelers, property owners and property managers; from a business and marketing perspective as well as the regulatory environment. TripAdvisor operates in various disparate jurisdictions and markets and has limited insight into trends that may develop in those markets and may affect its business. Since TripAdvisor began offering such services, there have been and continue to be significant business, marketing and regulatory developments. Operating in new and untested jurisdictions requires significant management attention and financial resources. TripAdvisor cannot assure that its expansion efforts will be successful, and the investment and additional resources required to establish operations and manage growth may not produce the desired levels of revenue or profitability.

         If TripAdvisor fails to attract and maintain a critical mass of vacation rental listings and travelers, its vacation rental marketplaces will become less valuable and this may have a negative impact on its business.

        In TripAdvisor's vacation rental business, revenue is generated when either owners or managers of vacation rental properties pay TripAdvisor fees to list and market vacation rental properties to users who visit the websites comprising its marketplace or owners and/or travelers pay it fees upon booking a transaction. As a result, TripAdvisor's success in this area primarily depends on its ability to attract owners, managers, travelers and advertisers to its marketplace. If property owners and managers do not perceive the benefits of marketing their properties through TripAdvisor's websites, or elect to list them with a competitor instead of listing with TripAdvisor, its volume of new listings and listing renewals may suffer. As a result, TripAdvisor may be unable to offer a sufficient supply and variety of vacation properties to attract travelers to its websites. A larger competitor already exists in the vacation rental space, with significantly more users and listed properties, and new competitors with significant financial resources are continually emerging.

         Each of our company and TripAdvisor may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        In connection with the Spin-Off, we will have outstanding borrowing of $400 million under two margin loan agreements (the Margin Loan Agreements) entered into by TripSPV, the payment of which borrowings are guaranteed solely by our company and secured by our ownership interest in TripAdvisor. All of our equity interests in TripAdvisor will be held through TripSPV. Because our primary asset consists of our equity interests in TripAdvisor and the Margin Loan Agreements prohibit, with limited exceptions, the incurrence of additional indebtedness by TripSPV, our company will be very limited in its ability to incur additional financing (other than the Liberty Line of Credit which will only be available to us under limited circumstances), and our cash reserves and limited operating cash flow may be insufficient to satisfy our financial obligations. In addition, the Margin Loan Agreements provide that, among other triggering events, if at any time the closing price per share of TripAdvisor common stock falls below certain minimum values, a partial repayment of the Margin Loans will be due and payable with respect to each such circumstance, together with accrued and unpaid interest and, during the first [    •    ] months of the term of the Margin Loans, a prepayment premium. If the company or TripSPV is unable to pay such amounts, the lenders may foreclose on the pledged stock of TripAdvisor that TripSPV holds and any other collateral that then secures TripSPV's obligations under the Margin Loan Agreements, which would materially adversely affect our asset composition and financial condition as well as our access to capital on a going forward basis.

        TripAdvisor is party to a credit agreement which provides for up to $600 million of borrowing, of which $330 million was outstanding as of March 31, 2014. This credit agreement may limit TripAdvisor's ability to secure significant additional financing in the future on favorable terms, and its cash reserves and operating cash flow may be insufficient to satisfy its financial obligations under indebtedness outstanding from time to time. The ability of TripAdvisor to secure additional financing and satisfy its financial obligations will depend upon its future operating performance.

        In addition, the availability of capital for our company and TripAdvisor will be subject to prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, all of which are beyond the control of our company and TripAdvisor. In light of periodic uncertainty in the capital and credit markets, there can be no assurance that sufficient financing will be available on desirable terms, if at all, to fund investments, acquisitions, stock repurchases, dividends, debt refinancing or extraordinary actions or that counterparties in any such financings would honor their contractual commitments. If financing is not available when needed or is not available on favorable terms, TripAdvisor may be unable to develop new or enhanced existing services, and both our company and TripAdvisor may be unable to complete acquisitions, repurchase equity or otherwise take advantage of business opportunities, any of which could have a material adverse effect on the business, financial condition and results of operations of our company and TripAdvisor.

        Further, if TripAdvisor raises additional funds through the issuance of equity securities, including as a result of the lack of availability of debt financing, our company may experience significant dilution.

        TripAdvisor is also accumulating a greater portion of its cash flows in foreign jurisdictions than previously. The repatriation of such funds for use in the United States, including for corporate purposes such as acquisitions, stock repurchases, dividends or debt refinancings, may result in additional U.S. income tax expense and higher cost for such capital.

         Each of our company and TripAdvisor has significant indebtedness, which could adversely affect its business and financial condition.

        As discussed above, in connection with the Spin-Off, we will enter into the Margin Loan Agreements as the guarantor with TripSPV as the borrower, pursuant to which TripSPV will borrow $400 million. In addition, TripAdvisor is party to its own credit agreement which provides for up to $600 million of borrowing, of which $330 million was outstanding as of March 31, 2014. As a result of this significant indebtedness, each company may:

  •
  Experience increased vulnerability to general adverse economic and industry conditions;

  •
  Be required to dedicate a substantial portion of its available cash to make payments on its indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, strategic acquisitions and investments and other general corporate purposes (and we further note that, in the case of our company, we have a limited amount of cash and do not have access to the cash of TripAdvisor as a result of the significant non-controlling interest in TripAdvisor);

  •
  Be handicapped in its ability to optimally capitalize and manage the cash flow for its businesses;

  •
  Be limited in its flexibility in planning for, or reacting to, changes in its businesses and the markets in which it operates;

  •
  Possibly be placed at a competitive disadvantage compared to its competitors that have less debt;

  •
  Be exposed to the risk of increased interest rates with respect to any variable rate portion of its indebtedness; and

  •
  Be limited in its ability to borrow additional funds or to borrow funds at rates or on other terms that it finds acceptable.

In addition, it is possible that each company may need to incur additional indebtedness in the future in the ordinary course of business. The terms of TripAdvisor's outstanding indebtedness permit it to incur additional debt subject to certain limitations. If new debt is added to the current debt levels, the risks described above could intensify. In addition, TripSPV is prohibited from incurring additional indebtedness under the Margin Loan Agreements, and we expect our company to have limited capacity to incur indebtedness outside of TripSPV (other than with respect to the Liberty Line of Credit, which is only available under limited circumstances).

        Although TripAdvisor has substantial cash flow from operations with which it may service its debt obligations, we have limited sources of cash and liquidity. Our initial cash balance is expected to enable us to fund our parent level operating expenses and debt service obligations for the next five years; however, we cannot assure you that we will not experience unexpected expenses or that we will have sufficient liquidity to fund our operations and service our direct debt obligations during those five years or thereafter. For additional information about our company's ability to potentially service our direct debt obligations, see "We are a holding company, and we could be unable in the future to obtain cash in amounts sufficient to service our financial obligations or meet our other commitments." and "We do not have access to the cash that TripAdvisor generates from its operating activities." above. Also, please see "Description of Certain Indebtedness—Margin Loans" for a description of the Margin Loan Agreements and our payment obligations thereunder. A description of TripAdvisor's debt service obligations can be found in footnote 8 (Debt) to the Notes to Consolidated and Combined Financial Statements of TripAdvisor, Inc. for the period ended December 31, 2013 included herein under "Financials Statements."

         The agreements that govern TripAdvisor's credit facility contain various covenants that limit its discretion in the operation of its businesses and require it to meet financial maintenance tests. The failure to comply with such tests and covenants could have a material adverse effect on TripAdvisor. In addition, the Margin Loan Agreements contain various covenants that will restrict the activities of TripSPV.

        TripAdvisor is party to a credit agreement providing for a revolving credit facility with a borrowing capacity of $200 million and a term of five years, as well as a five-year term loan to TripAdvisor Holdings, LLC with an outstanding balance of $330 million as of March 31, 2014. The agreements that govern the term loan and revolving credit facility contain various covenants, including those that limit TripAdvisor's ability to, among other things:

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  Incur indebtedness;

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  Pay dividends on, redeem or repurchase its capital stock;

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  Enter into certain asset sale transactions, including partial or full spin-off transactions;

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  Enter into secured financing arrangements;

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  Enter into sale and leaseback transactions; and

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  Enter into unrelated businesses.

        These covenants may limit TripAdvisor's ability to optimally operate its business. In addition, TripAdvisor's term loan and revolving credit facility require that it meets certain financial tests, including an interest coverage test and a leverage ratio test.

        As discussed above, in connection with the Spin-Off, we will enter into the Margin Loan Agreements as the guarantor with TripSPV as the borrower, pursuant to which we will borrow $400 million. The Margin Loan Agreements will contain various covenants, including those that limit our ability to, among other things:

  •
  Incur indebtedness by TripSPV;

  •
  Enter into financing arrangements with respect to the stock of TripAdvisor; and

  •
  Cause TripSPV to enter into unrelated businesses or otherwise conduct business other than owning common stock or other shares of TripAdvisor.

        In addition, as discussed above, the Margin Loan Agreements provide that, among other triggering events, if at any time the closing price per share of TripAdvisor common stock falls below certain minimum values, a partial repayment of the Margin Loans to certain specified amounts will be due and payable with respect to each such circumstance, together with accrued and unpaid interest and, during the first [    •    ] months of the term of the Margin Loans, a prepayment premium, and if the company or TripSPV is unable to pay such amounts, the lenders may foreclose on the pledged stock of TripAdvisor that TripSPV holds and any other collateral that then secures TripSPV's obligations under the Margin Loan Agreements, which would materially adversely affect our asset composition and financial condition

        Any failure to comply with the restrictions of TripAdvisor's term loan and credit facility or the Margin Loan Agreements may result in an event of default under the agreements governing such facilities. Such default may allow the applicable creditors to accelerate the debt incurred thereunder. In addition, lenders may be able to terminate any commitments they had made to supply TripAdvisor with further funds (including periodic rollovers of existing borrowings). For additional information regarding the potential impact of the restrictions in these debt arrangements, see "Each of our company and TripAdvisor may have future capital needs and may not be able to obtain additional financing on acceptable terms."

         If TripAdvisor fails to manage its growth effectively, its brand, results of operations and business could be harmed.

        TripAdvisor has experienced rapid growth in its headcount and operations, which places substantial demands on management and its operational infrastructure. TripAdvisor has also consummated a number of acquisitions which have increased its headcount, operations and locations. TripAdvisor intends to make substantial investments in its technology, sales and marketing and community management organizations. TripAdvisor also intends to continue to explore acquisitions. As TripAdvisor continues to grow, it must effectively integrate, develop and motivate a large number of new employees, including employees in international markets, while maintaining the beneficial aspects of its company culture. If TripAdvisor does not manage the growth of its business and operations effectively, the quality of its platform and efficiency of its operations could suffer, which could harm its brand, results of operations and business.

         TripAdvisor's international operations involve additional risks and its exposure to these risks will increase as its business expands globally.

        TripAdvisor operates in a number of jurisdictions outside of the United States and intends to continue to expand its international operations. To achieve widespread acceptance in new countries and markets, TripAdvisor must continue to tailor its services and business model to the unique circumstances of such countries and markets, which can be difficult, costly and divert management and personnel resources. Failure to adapt practices and models effectively to each country into which TripAdvisor expands could slow its international growth.

        TripAdvisor has businesses operating in China, which create particular risks and uncertainties relating to the laws in China. TripAdvisor operates in China under the brands daodao.com and kuxun.cn. The success of these businesses, and of any future investments in China, is subject to risks and uncertainties regarding the application, development and interpretation of China's laws and regulations.

        The laws and regulations of China restrict foreign investment in areas including air-ticketing and travel agency services, Internet content provision, mobile communication and related businesses. Although TripAdvisor has established effective control of its Chinese businesses through a series of agreements, future developments in the interpretation or enforcement of Chinese laws and regulations or a dispute relating to these agreements could restrict its ability to operate or restructure these businesses or to engage in strategic transactions.

        Other risks faced by TripAdvisor as a result of its international operations, including its operations in China, include:

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  Political instability;

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  Threatened or actual acts of terrorism;

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  Regulatory requirements, including the Foreign Corrupt Practices Act and U.K. Bribery Act, data privacy requirements, labor laws and anti-competition regulations;

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  Ability to comply with additional U.S. laws applicable to U.S. companies operating internationally as well as local laws and regulations;

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  Diminished ability to legally enforce contractual rights;

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  Increased risk and limits on enforceability of intellectual property rights;

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  Possible preferences by local populations for local providers;

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  Restrictions on, or adverse consequences related to, the withdrawal of non-U.S. investment and earnings;

  •
  Currency exchange restrictions, particularly conversion of the U.S. dollar into Chinese renminbi;

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  Restrictions on repatriation of cash as well as restrictions on investments in operations in certain countries;

  •
  Financial risk arising from transactions in multiple currencies;

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  Slower adoption of the Internet as an advertising, broadcast and commerce medium in certain of those markets as compared to the United States;

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  Difficulties in managing staffing and operations due to distance, time zones, language and cultural differences; and

  •
  Uncertainty regarding liability for services, content and intellectual property rights, including uncertainty as a result of local laws and lack of precedent.

         The loss of one or more of TripAdvisor's key personnel, or its failure to attract and retain other highly qualified personnel in the future, could harm TripAdvisor's business.

        TripAdvisor's future success depends upon the continued contributions of its senior corporate management and other key employees. In particular, the contributions of Stephen Kaufer, TripAdvisor's President and Chief Executive Officer, are critical to its overall management. TripAdvisor cannot ensure that it will be able to retain the services of these individuals, and the loss of one or more of its key personnel could seriously harm its business. TripAdvisor does not maintain any key person life insurance policies.

        In addition, competition remains intense for well-qualified employees in certain aspects of TripAdvisor's business, including software engineers, developers, product management and development personnel, and other technology professionals. TripAdvisor's continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate existing employees. If TripAdvisor does not succeed in attracting well-qualified employees or retaining or motivating existing employees, our business would be adversely affected.

         Changing laws, rules and regulations and legal uncertainties may adversely affect our subsidiaries or our financial performance.

        Our subsidiaries' and our businesses and financial performance could be adversely affected by unfavorable changes in or interpretations of existing laws, rules and regulations or the promulgation of new laws, rules and regulations applicable to us, our business and our subsidiaries, including those relating to the Internet and online commerce, Internet advertising, consumer protection and privacy. Unfavorable changes could decrease demand for products and services, limit marketing methods and capabilities, increase costs and/or subject us and/or our subsidiaries to additional liabilities.

        For example, there is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet and online commerce that may relate to liability for information retrieved from or transmitted over the Internet, online editorial and user-generated content, user privacy, behavioral targeting and online advertising, taxation, liability for third-party activities and the quality of products and services. Our subsidiaries' current business partner arrangements with third parties, including Facebook, could be negatively impacted to the extent that more restrictive privacy laws or regulations are enacted, particularly in the United States or European Union. In addition, enforcement authorities in the United States continue to rely on their authority under existing consumer protection laws to take action against companies relating to data privacy and security practices. The growth and development of online commerce may prompt calls for more stringent consumer protection laws and more aggressive enforcement efforts, which may impose additional burdens on online businesses generally.

         TripAdvisor's effective tax rate is impacted by a number of factors that could have a material impact on our financial results and could increase the volatility of those results.

        Due to the global nature of its business, TripAdvisor is subject to income taxes in the United States and other foreign jurisdictions. In the event TripAdvisor incurs net income in certain jurisdictions but incurs losses in other jurisdictions, it generally cannot offset the income from one jurisdiction with the loss from another, which could increase its effective tax rate. Furthermore, significant judgment is required to calculate TripAdvisor's worldwide provision for income taxes. In the ordinary course of its business there are many transactions and calculations where the ultimate tax determination is uncertain. By virtue of TripAdvisor's previously filed separate company and consolidated income tax returns with Expedia, TripAdvisor is routinely under audit by federal, state and foreign taxing authorities. Although TripAdvisor believes its tax estimates are reasonable, the final determination of audits could be materially different from its historical income tax provisions and accruals. The results of an audit could have a material effect on TripAdvisor's financial position, results of operations, or cash flows in the period or periods for which that determination is made.

        Additionally, TripAdvisor earns an increasing portion of its income, and accumulates a greater portion of cash flow, in foreign jurisdictions. Any repatriation of funds currently held in foreign jurisdictions may result in higher effective tax rates and incremental cash tax payments. In addition, there have been proposals to amend U.S. tax laws that would significantly impact the manner in which U.S. companies are taxed on foreign earnings. Although we cannot predict whether or in what form any legislation will pass, if enacted, it could have a material adverse impact on TripAdvisor's U.S. tax expense and cash flows.

         TripAdvisor cannot be sure that its intellectual property is protected from copying or use by others, including potential competitors.

        TripAdvisor's websites rely on content, brands and technology, much of which is proprietary. TripAdvisor protects its proprietary content, brands and technology by relying on a combination of trademarks, copyrights, trade secrets, patents and confidentiality agreements. In connection with its license agreements with third parties, TripAdvisor seeks to control access to, and the use and distribution of, proprietary technology, content and brands. Even with these precautions, it may be possible for another party to copy or otherwise obtain and use TripAdvisor's proprietary technology, content or brands without authorization or to develop similar technology, content or brands independently. Effective trademark, copyright, patent and trade secret protection may not be available in every jurisdiction in which its services are made available, and policing unauthorized use of its proprietary technology, content and brands is difficult and expensive. Therefore, in certain jurisdictions, TripAdvisor may be unable to protect its proprietary technology, content and brands adequately against unauthorized third-party copying or use, which could adversely affect its business or ability to compete. TripAdvisor cannot be sure that the steps it has taken will prevent misappropriation or infringement of proprietary technology, content or brands. Any misappropriation or violation of TripAdvisor's rights could have a material adverse effect on our business. Furthermore, TripAdvisor may need to go to court or other tribunals to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. These proceedings might result in substantial costs and diversion of resources and management attention. TripAdvisor's failure to protect its intellectual property in a cost-effective or effective manner could have a material adverse effect on its business and ability to protect its technology, content and brands.

        TripAdvisor currently licenses from third parties and incorporates the technologies and content into its websites. As TripAdvisor continues to introduce new services that incorporate new technologies and content, it may be required to license additional technology or content. TripAdvisor cannot be sure that such technology or content will be available on commercially reasonable terms, if at all.

         TripAdvisor is subject to foreign exchange risk.

        TripAdvisor conducts a significant and growing portion of its business outside the United States. As a result, TripAdvisor faces exposure to movements in currency exchange rates, particularly those related to the Euro, British pound sterling, Singapore dollar and Chinese renminbi. These exposures include, but are not limited to re-measurement gains and losses from changes in the value of foreign denominated assets and liabilities; translation gains and losses on foreign subsidiary financial results that are translated into U.S. dollars upon consolidation; and planning risk related to changes in exchange rates between the time TripAdvisor prepares its annual and quarterly forecasts and when actual results occur.

        Depending on the size of the exposures and the relative movements of exchange rates, if TripAdvisor were to choose not to hedge or were to fail to hedge effectively its exposure, TripAdvisor could experience a material adverse effect on its financial statements and financial condition. As seen in some recent periods, in the event of severe volatility in exchange rates, the impact of these exposures can increase, and the impact on results of operations can be more pronounced. In addition, the current environment and the increasingly global nature of TripAdvisor's business have made hedging these exposures both more complex and costly. TripAdvisor hedges certain short-term foreign currency exposures with the purchase of forward exchange contracts. These hedge contracts only help mitigate the impact of changes in foreign currency rates that occur during the term of the related contract period and carry risks of counter-party failure. There can be no assurance that its hedges will have their intended effects.

         System interruption and the lack of redundancy in some of its internal information systems may harm our subsidiaries' business.

        Our subsidiaries rely on computer systems to deliver content and services. Our subsidiaries have experienced, and may in the future experience, system interruptions that make some or all of these systems unavailable or prevent them from efficiently fulfilling orders or providing content and services to users and third parties. Significant interruptions, outages or delays in internal systems, or systems of third parties that they rely upon, including multiple co-location providers for data centers and network access, or deterioration in the performance of any such systems, would impair our subsidiaries' ability to process transactions or display content and decrease the quality of the services they offer to users. These interruptions could include security intrusions and attacks on their systems for fraud or service interruption (called "denial of service" or "bot" attacks). If our subsidiaries were to experience frequent or persistent system failures, their business, reputations and brand could be harmed.

        In addition, our subsidiaries lack backup systems or contingency plans for certain critical aspects of their operations or business processes. Many other systems are not fully redundant and their disaster recovery or business continuity planning may not be sufficient. Fire, flood, power loss, telecommunications failure, break-ins, earthquakes, acts of war or terrorism, acts of God, computer viruses, electronic intrusion attempts from both external and internal sources and similar events or disruptions may damage or impact or interrupt computer or communications systems or business processes at any time. Although our subsidiaries have put measures in place to protect certain portions of their facilities and assets, any of these events could cause system interruption, delays and loss of critical data, and could prevent them from providing content and services to users and/or third parties for a significant period of time. Remediation may be costly and our subsidiaries may not have adequate insurance to cover such costs. Moreover, the costs of enhancing infrastructure to attain improved stability and redundancy may be time consuming and expensive and may require resources and expertise that are difficult to obtain.

         Our subsidiaries' processing, storage and use of personal information and other data exposes them to risks stemming from external and internal security breaches and failure to comply with governmental regulation, which could give rise to liabilities.

        There are numerous laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other consumer data, the scope of which is changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. Our subsidiaries strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection. Any failure or perceived failure by our subsidiaries to comply with their privacy policies, privacy-related obligations to users or other third parties, or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation or public statements that could harm their reputation and cause their customers and members to lose trust in them, which could have an adverse effect on their businesses, brand, market share and results of operations.

        The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. Congress and federal agencies, including the Federal Trade Commission and the Department of Commerce, are reviewing the need for greater regulation for the collection and use of information concerning consumer behavior on the Internet. U.S. courts are also considering the applicability of existing federal and state statutes, including computer trespass and wiretapping laws, to the collection and exchange of information online. In addition, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies, including our subsidiaries, with users in Europe and increased costs of compliance.

        Potential security breaches to our subsidiaries' systems, whether resulting from internal or external sources, could significantly harm our business. A party, whether internal or external, that is able to circumvent their security systems could misappropriate user information or proprietary information or cause significant interruptions in their operations. In the past, our subsidiaries have experienced "denial-of-service" type attacks on their systems that have made portions of their websites unavailable for short periods of time as well as unauthorized access of their systems and data. Our subsidiaries may need to expend significant resources to protect against security breaches or to address problems caused by breaches, and reductions in website availability could cause a loss of substantial business volume during the occurrence of any such incident. Because the techniques used to sabotage security change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, our subsidiaries may be unable to proactively address these techniques or to implement adequate preventive measures. Security breaches could result in negative publicity, damage to reputation, exposure to risk of loss or litigation and possible liability due to regulatory penalties and sanctions. Security breaches could also cause users and potential users to lose confidence in their security, which would have a negative effect on the value of their brands. Failure to adequately protect against attacks or intrusions, whether for their own systems or systems of vendors, could expose our subsidiaries to security breaches that could have an adverse impact on financial performance.

        Our subsidiaries also face risks associated with security breaches affecting third parties conducting business over the Internet. For example, much of TripAdvisor's business is conducted with third party marketing affiliates, which may generate travel reservations through its infrastructure or through its systems. In addition, our subsidiaries frequently use third parties to process credit card payments. A security breach at such third party could be perceived by consumers as a security breach of our subsidiaries' systems and could result in negative publicity, damage our subsidiaries' reputation, expose them to risk of loss or litigation and possible liability and subject them to regulatory penalties and sanctions. In addition, such third parties may not comply with applicable disclosure requirements, which could expose our subsidiaries to liability.

         If the businesses TripAdvisor has acquired or invested in do not perform as expected or TripAdvisor is unable to effectively integrate acquired businesses, its operating results and prospects could be harmed.

        TripAdvisor has acquired a number of businesses in the past, and its future growth may depend, in part, on future acquisitions, any of which could be material to its financial condition and results of operations. Certain financial and operational risks related to acquisitions that may have a material impact on TripAdvisor's business are:

  •
  Use of cash resources and incurrence of debt and contingent liabilities in funding acquisitions may limit other potential uses of its cash, including stock repurchases, dividend payments and retirement of outstanding indebtedness;

  •
  Amortization expenses related to acquired intangible assets and other adverse accounting consequences;

  •
  Expected and unexpected costs incurred in identifying and pursuing acquisitions, and performing due diligence on potential acquisition targets that may or may not be successful;

  •
  Diversion of management's attention or other resources from its existing business;

  •
  Difficulties and expenses in integrating the operations, products, technology, privacy protection systems, information systems or personnel of the acquired company;

  •
  Impairment of relationships with employees, suppliers and affiliates of its business and the acquired business;

  •
  The assumption of known and unknown debt and liabilities of the acquired company;

  •
  Failure of the acquired company to achieve anticipated traffic, revenues, earnings or cash flows or to retain key management or employees;

  •
  Failure to generate adequate returns on acquisitions and investments;

  •
  Entrance into markets in which TripAdvisor has no direct prior experience and increased complexity in its business;

  •
  Impairment of goodwill or other intangible assets such as trademarks or other intellectual property arising from acquisitions; and

  •
  Adverse market reaction to acquisitions.

        Moreover, TripAdvisor relies heavily on the representations and warranties provided to it by the sellers of acquired companies, including as they relate to creation, ownership and rights in intellectual property and compliance with laws and contractual requirements. TripAdvisor's failure to address these risks or other problems encountered in connection with past or future acquisitions and investments could cause it to fail to realize the anticipated benefits of such acquisitions or investments, to incur unanticipated liabilities and to harm its business generally.

         No assurance can be made that we will be successful in integrating any acquired businesses.

        Our subsidiaries may grow through acquisitions in selected markets. Integration of new businesses may present significant challenges, including: realizing economies of scale in programming and network operations; eliminating duplicative overhead; and integrating networks, financial systems and operational systems. No assurance can be made that, with respect to any acquisition, we will realize anticipated benefits or successfully integrate any acquired business with our existing operations. In addition, while we intend to implement appropriate controls and procedures as we integrate acquired companies, we may not be able to certify as to the effectiveness of these companies' disclosure controls and procedures or internal control over financial reporting (as required by U.S. federal securities laws and regulations) until we have fully integrated them.

         Future sales of shares of TripAdvisor's or our common stock in the public market, or the perception that such sales may occur, may depress its or our stock price.

        For the period ended December 31, 2013, the average daily trading volume of TripAdvisor's common stock on The Nasdaq Global Select Market was approximately 1.9 million shares. If its stockholders were to sell substantial amounts of TripAdvisor's common stock in the public market, the market price of its common stock and hence our common stock could decrease significantly. The perception in the public market that TripAdvisor's existing stockholders or our stockholders might sell shares of common stock could also depress the trading price of our common stock. For example, sales of or hedging transactions, such as collars, in our shares by our Chairman of the Board or any of our other directors or executive officers could cause a perception in the marketplace that our stock price (and hence TripAdvisor's stock price) has peaked or that adverse events or trends have occurred or may be occurring at our company or TripAdvisor. This perception could result notwithstanding any personal financial motivation for these insider transactions. In addition, we have the right to require TripAdvisor to file registration statements covering TripAdvisor shares we own or to include TripAdvisor shares in registration statements that it may file for itself or other stockholders. A decline in the price of shares of TripAdvisor's common stock or our common stock might impede its or our ability to raise capital through the issuance of additional equity securities.

         The seasonality of our subsidiary BuySeasons places increased strain on its operations.

        The net revenue of BuySeasons in recent years indicates that its business is seasonal due to a higher volume of sales in certain months or calendar quarters or related to holiday shopping. BuySeasons earns approximately half of its revenue from the sale of costumes in September and October leading up to Halloween. If the vendors for BuySeasons' business are not able to provide popular products in sufficient amounts such that BuySeasons fails to meet customer demand, it could significantly affect its revenue and future growth. If too many customers access the websites of BuySeasons within a short period of time due to increased demand, its business may experience system interruptions that make its websites unavailable or prevent them from efficiently fulfilling orders, which may reduce the volume of goods it sells and the attractiveness of its products and services. In addition, BuySeasons may be unable to adequately staff its fulfillment and customer service centers during these peak periods and delivery and other third party shipping (or carrier) companies may be unable to meet the seasonal demand.

Factors Relating to the Spin-Off

         The Spin-Off could result in a significant tax liability.

        Liberty has received the Ruling from the IRS to the effect that, among other things, the Spin-Off will qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. It is a condition to the Spin-Off that the Ruling shall not have been withdrawn, invalidated or modified in an adverse manner. Although the Ruling will generally be binding on the IRS, the continued validity of the Ruling will be subject to the accuracy of factual statements and representations made to the IRS by Liberty upon which the Ruling is based. Further, as a result of the IRS's general ruling policy with respect to transactions under Section 355 of the Code, the Ruling does not represent a determination by the IRS that certain requirements necessary to obtain tax-free treatment to holders of Liberty Ventures common stock and to Liberty under Sections 355 and 368(a)(1)(D) of the Code (specifically, the corporate business purpose requirement, the requirement that the Spin-Off not be used principally as a device for the distribution of earnings and profits, and the non-application of Section 355(e) of the Code to the Spin-Off (discussed below)) have been satisfied. Rather, the Ruling is based upon representations made to the IRS by Liberty that these requirements have been satisfied. If any of the statements or representations upon which the Ruling is based are incorrect or untrue in any material respect, or the facts upon which the Ruling is based were materially different from the facts at the time of the Spin-Off, the Ruling could be invalidated.

        As a result of this IRS ruling policy, the Spin-Off is also conditioned upon the receipt by Liberty of the opinion of Baker Botts L.L.P., in form and substance reasonably acceptable to Liberty, to the effect that the Spin-Off will qualify as a tax-free transaction to Liberty and to the holders of Liberty Ventures common stock for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will rely on the continued validity of the Ruling, as to the matters covered by the Ruling, and will be based upon certain assumptions, as well as statements, representations and certain undertakings made by officers of Liberty and TripCo and John C. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, Liberty's business reasons for engaging in the Spin-Off and Liberty's and TripCo's current plans and intentions to continue conducting certain of its business activities and not to materially modify its ownership or capital structure, in each case following the Spin-Off. If the Ruling is no longer valid, if any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts at the time of the Spin-Off, the conclusions reached in such opinion could be adversely affected. Opinions of counsel are not binding on the IRS or the courts, and the conclusions expressed in such opinion could be challenged by the IRS and a court could sustain such challenge. The receipt of the opinion, as well as certain other conditions to the Spin-Off, may not be waived by the Liberty board of directors.

        Even if the Spin-Off otherwise qualifies under Sections 355 and 368(a)(1)(D) of the Code, the Spin-Off would result in a significant U.S. federal income tax liability to Liberty (but not to holders of Liberty Ventures common stock) under Section 355(e) of the Code if one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty or in the stock of TripCo as part of a plan or series of related transactions that includes the Spin-Off. Current tax law generally creates a presumption that any acquisition of the stock of Liberty or the stock of TripCo within two years before or after the Spin-Off is part of a plan that includes the Spin-Off, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to an analysis of the facts and circumstances of a particular case. Notwithstanding the opinion of counsel described above, Liberty or TripCo might inadvertently cause or permit a prohibited change in Liberty's ownership or TripCo's ownership to occur, thereby triggering tax liability to Liberty, which could have a material adverse effect.

        If it is subsequently determined, for whatever reason, that the Spin-Off does not qualify for tax-free treatment, Liberty and/or the holders of Liberty Ventures common stock immediately prior to the Spin-Off could incur significant tax liabilities determined in the manner described in "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off." As described further under "Certain Relationships and Related Party Transactions—Relationships between TripCo and Liberty and/or Liberty Media—Tax Sharing Agreement," in certain circumstances, TripCo will be required to indemnify Liberty, its subsidiaries, and certain related persons for taxes and losses resulting from the Spin-Off. For a more complete discussion of the Ruling, the tax opinion and the tax consequences if the Spin-Off is not tax-free, please see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

         We may have a significant indemnity obligation to Liberty, which is not limited in amount or subject to any cap, if the Spin-Off is treated as a taxable transaction.

        Pursuant to the tax sharing agreement that we will enter into with Liberty in connection with the Spin-Off (the tax sharing agreement), subject to certain limited exceptions, we will be required to indemnify Liberty, its subsidiaries, and certain related persons for taxes and losses resulting from the failure of the Spin-Off to qualify as a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code to the extent such taxes or losses (x) result primarily from, individually or in the aggregate, the breach of certain covenants made by TripCo (applicable to actions or failures to act by TripCo and its subsidiaries following the completion of the Spin-Off), or (y) result from Section 355(e) of the Code applying to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of TripCo or any successor.

        Our indemnification obligations to Liberty, its subsidiaries and certain related persons will not be limited in amount or subject to any cap. If we are required to indemnify Liberty, its subsidiaries and certain related persons under the circumstances set forth in the tax sharing agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

         We may determine to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        In the tax sharing agreement, we will covenant not to take any action, or fail to take any action, following the Spin-Off, which action or failure to act is inconsistent with the Spin-Off qualifying for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code. Further, the tax sharing agreement will require that we generally indemnify Liberty for any taxes or losses incurred by Liberty (or its subsidiaries) resulting from breaches of such covenants or resulting from Section 355(e) of the Code applying to the Spin-Off because of acquisitions of a 50-percent or greater interest (measured by vote or value) in our stock that are part of a plan that includes the Spin-Off. As a result, we might determine to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the Spin-Off.

        In particular, we might determine to continue to operate certain of our business operations for the foreseeable future even if a sale or discontinuance of such business might have otherwise been advantageous. Moreover, in light of the requirements of Section 355(e) of the Code, we might determine to forgo certain transactions, including share repurchases, stock issuances, certain asset dispositions or other strategic transactions for some period of time following the Spin-Off. In addition, our indemnity obligation under the tax sharing agreement might discourage, delay or prevent a change of control transaction for some period of time following the Spin-Off.

         We may incur material costs as a result of our separation from Liberty.

        We will incur costs and expenses not previously incurred as a result of our separation from Liberty. These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with the federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration and human resources related functions. Although Liberty Media will continue to provide many of these services for us under the services agreement, we cannot assure you that the services agreement will continue or that these costs will not be material to our business.

         Prior to the Spin-Off, we will not have been an independent company and we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

        Prior to the Spin-Off, our business was operated by Liberty as part of its broader corporate organization, rather than as an independent company. Liberty's senior management oversaw the strategic direction of our businesses and Liberty (directly and through its services agreement with Liberty Media) performed various corporate functions for us, including, but not limited to:

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  selected human resources related functions;

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  tax administration;

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  selected legal functions (including compliance with the Sarbanes-Oxley Act of 2002), as well as external reporting;

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  treasury administration, investor relations, internal audit and insurance functions; and

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  selected information technology and telecommunications services.

        Following the Spin-Off, neither Liberty nor any of its affiliates will have any obligation to provide these functions to us other than those services that will be provided by Liberty Media pursuant to the services agreement between us and Liberty Media. If, once our services agreement terminates, we do not have in place our own systems and business functions, we do not have agreements with other providers of these services or we are not able to make these changes cost effectively, we may not be able to operate our business effectively and our profitability may decline. If Liberty Media does not continue to perform effectively the services that are called for under its services agreement with us, we may not be able to operate our business effectively after the Spin-Off.

         We may not realize the potential benefits from the Spin-Off in the near term or at all.

        In this prospectus, we have described anticipated strategic and financial benefits we expect to realize as a result of our separation from Liberty. See "The Spin-Off—Reasons for the Spin-Off." In particular, we believe that the Spin-Off will better position us to take advantage of business opportunities, strategic alliances and other acquisitions through TripCo's enhanced acquisition currency, as well as facilitate a potential combination of TripCo and TripAdvisor. We also expect the Spin-Off to enable TripCo to provide its employees with more attractive equity incentive awards. However, no assurance can be given that the market will react favorably to the Spin-Off or that the current discount applied by the market to the Liberty Ventures common stock will not be applied to TripCo's common stock, thereby causing TripCo's equity to not be as attractive to its employees as well as any potential acquisition counterparties. In addition, no assurance can be given that any investment, acquisition or other strategic opportunities will become available following the Spin-Off on terms that TripCo finds favorable or at all, nor can any assurance be given that a combination of TripCo and TripAdvisor will ever occur. Given the added costs associated with the completion of the Spin-Off, including the separate accounting, legal and other compliance costs of being a separate public company, our failure to realize the anticipated benefits of the Spin-Off in the near term or at all could adversely affect our company.

         Our company has overlapping management with Liberty and Liberty Media, which may lead to conflicting interests.

        As a result of the Spin-Off, the September 2011 separation of Starz from Liberty and the January 2013 spin-off of Liberty Media from Starz, most of the executive officers of TripCo also serve as executive officers of Liberty and Liberty Media. [Following the Spin-Off, [[    •    ], the [    •    ] of [    •    ],] will be the Chairman of the Board of our company. Gregory B. Maffei will be the Chief Executive Officer and President of our company, Liberty and Liberty Media. None of TripCo, Liberty Media and Liberty has any ownership interest in any of the others. Our executive officers and members of our company's board of directors have fiduciary duties to our stockholders. Likewise, any such persons who serve in similar capacities at Liberty or Liberty Media or any other public company have fiduciary duties to that company's stockholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. Any potential conflict that qualifies as a "related party transaction" (as defined in Item 404 of Regulation S-K) is subject to review by an independent committee of the applicable issuer's board of directors in accordance with its corporate governance guidelines. Any other potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the executive officers and directors of each issuer. From time to time, we may enter into transactions with Liberty or Liberty Media and/or their respective subsidiaries or other affiliates. There can be no assurance that the terms of any such transactions will be as favorable to our company, Liberty, Liberty Media or any of their respective subsidiaries or affiliates as would be the case where there is no overlapping management.

        Our inter-company agreements are being negotiated while we are a subsidiary of Liberty.    We are entering into a number of inter-company agreements covering matters such as tax sharing and our responsibility for certain liabilities previously undertaken by Liberty for certain of our businesses. In addition, we are entering into a services agreement with Liberty Media pursuant to which it will provide to us certain management, administrative, financial, treasury, accounting, tax, legal and other services, for which we will pay Liberty Media a services fee. The terms of all of these agreements are being established while we are a wholly owned subsidiary of Liberty, and hence may not be the result of arms' length negotiations. Although we believe that the negotiations with Liberty Media will be at arms' length, the persons negotiating on behalf of Liberty Media also serve as officers of Liberty, as described above. We believe that the terms of these inter-company agreements are commercially reasonable and fair to all parties under the circumstances; however, conflicts could arise in the interpretation or any extension or renegotiation of the foregoing agreements after the Spin-Off. See "Certain Relationships and Related Party Transactions."

         Liberty's board of directors may abandon the Spin-Off at any time, and its board of directors may determine to amend the terms of any agreement we enter into relating to the Spin-Off.

        No assurance can be given that the Spin-Off will occur, or if it occurs that it will occur on the terms described in this prospectus. In addition to the conditions to the Spin-Off described herein (certain of which may be waived by the Liberty board of directors in its sole discretion), the Liberty board of directors may abandon the Spin-Off at any time prior to the distribution date for any reason or for no reason. In addition, the agreements to be entered into by TripCo with Liberty in connection with the Spin-Off (including the reorganization agreement, the tax sharing agreement, the services agreement, the facilities sharing agreement and the aircraft time sharing agreements) may be amended or modified prior to the distribution date in the sole discretion of Liberty. If any condition to the Spin-Off is waived or if any material amendments or modifications are made to the terms of the Spin-Off or to such ancillary agreements prior to the Spin-Off, Liberty intends to promptly issue a press release and file a Form 8-K informing the market of the substance of such waiver, amendment or modification.

Factors Relating to our Common Stock and the Securities Market

         We cannot be certain that an active trading market will develop or be sustained after the Spin-Off, and following the Spin-Off, our stock price may fluctuate significantly.

        We cannot assure you that an active trading market will develop or be sustained for our common stock after the Spin-Off. We cannot predict the prices at which either series of our common stock may trade after the Spin-Off, the effect of the Spin-Off on the trading prices of the Liberty Ventures common stock or whether the market value of the shares of a series of our common stock and the shares of the same series of the Liberty Ventures common stock held by a stockholder after the Spin-Off will be less than, equal to or greater than the market value of a share of the corresponding series of Liberty Ventures common stock held by such stockholder prior to the Spin-Off.

        The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

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  actual or anticipated fluctuations in our operating results;

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  changes in earnings estimated by securities analysts or our ability to meet those estimates;

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  the operating and stock price performance of comparable companies; and

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  domestic and foreign economic conditions.

        The fair value of Liberty's investment in TripAdvisor, on an as-converted basis, was approximately $3.0 billion as of May 31, 2014, which represents a large portion of the total market value of the Liberty Ventures tracking stock, as a whole, and will represent an even larger portion of TripCo's total market value following the Spin-Off. The Liberty Ventures tracking stock has historically traded at times somewhat in tandem with TripAdvisor's common stock. As a result of the Spin-Off, our stock price may move in tandem with the TripAdvisor stock price to a greater degree than the Liberty Ventures common stock does today, with the result that our stock price may be disproportionately affected by the results of operations of TripAdvisor and developments in its business.

         If, following the Spin-Off, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries' internal control over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures; our management will be required to assess and issue a report concerning our internal control over financial reporting; and our independent auditors will be required to issue an opinion on management's assessment of those matters. Our compliance with Section 404 of the Sarbanes-Oxley Act will first be tested in connection with the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 201[5]. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

         It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders.

        Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

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  authorizing a capital structure with multiple series of common stock: a Series B that entitles the holders to ten votes per share, a Series A that entitles the holders to one vote per share and a Series C that, except as otherwise required by applicable law, entitles the holders to no voting rights;

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  authorizing the issuance of "blank check" preferred stock, which could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

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  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

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  limiting who may call special meetings of stockholders;

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  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders;

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  establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

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  requiring stockholder approval by holders of at least 80% of our voting power or the approval by at least 75% of our board of directors with respect to certain extraordinary matters, such as a merger or consolidation of our company, a sale of all or substantially all of our assets or an amendment to our certificate of incorporation; and

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  the existence of authorized and unissued stock which would allow our board of directors to issue shares to persons friendly to current management, thereby protecting the continuity of its management, or which could be used to dilute the stock ownership of persons seeking to obtain control of us.

         After the Spin-Off, TripCo may be controlled by one principal stockholder.

        John C. Malone currently beneficially owns shares of Liberty Ventures common stock representing approximately 28.9% of the aggregate voting power of the outstanding shares of Liberty Ventures common stock as of May 31, 2014. Following the consummation of the Spin-Off, Mr. Malone is expected to beneficially own shares of our common stock representing approximately 28.9% of TripCo's voting power, based upon the one-for-one distribution ratio in the Spin-Off and his beneficial ownership of LVNTA and LVNTB as of May 31, 2014 (as reflected under "Security Ownership of Certain Beneficial Owners—Security Ownership of Management" below). Mr. Malone's rights to vote or dispose of his equity interest in TripCo will not be subject to any restrictions in favor of TripCo other than as may be required by applicable law and except for customary transfer restrictions pursuant to incentive award agreements.

         Holders of a single series of our common stock may not have any remedies if an action by our directors has an adverse effect on only that series of our common stock.

        Principles of Delaware law and the provisions of our certificate of incorporation may protect decisions of our board of directors that have a disparate impact upon holders of any single series of our common stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, including the holders of all series of our common stock. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. As a result, in some circumstances, our directors may be required to make a decision that is viewed as adverse to the holders of one series of our common stock. Under the principles of Delaware law and the business judgment rule, holders may not be able to successfully challenge decisions that they believe have a disparate impact upon the holders of one series of our stock if our board of directors is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of all of our stockholders.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements, including certain statements relating to the business strategies, market potential and future financial performance of our company and our subsidiaries, and other matters. In particular, information included under "The Spin-Off," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of our Business" and "Financial Statements" contain forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described herein under the headings "Risk Factors," the following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

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  customer demand for products and services and the ability of our company and our subsidiaries to adapt to changes in demand;

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  competitor responses to products and services;

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  the levels and quality of online traffic to our businesses' websites and the ability of our subsidiaries to convert visitors into consumers or contributors;

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  the expansion of social integration and member acquisition efforts with social media by our subsidiaries;

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  the impact of changes in search engine algorithms and dynamics or search engine disintermediation;

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  uncertainties inherent in the development and integration of new business lines and business strategies;

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  our future financial performance, including availability, terms and deployment of capital;

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  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

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  the ability of suppliers and vendors to deliver products, equipment, software and services;

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  availability of qualified personnel;

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  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the FCC and adverse outcomes from regulatory proceedings;

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  changes in the business models of our subsidiaries;

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  changes in the nature of key strategic relationships with partners, vendors and joint venturers;

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  general economic and business conditions and industry trends including the current economic downturn and those which result in declines or disruptions in the travel industry;

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  consumer spending levels, including the availability and amount of individual consumer debt;

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  costs related to the maintenance and enhancement of brand awareness by our subsidiaries;

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  advertising spending levels;

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  rapid technological changes;

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  our failure, and the failure of our subsidiaries, to protect the security of personal information about customers, subjecting each of us to potentially costly government enforcement actions or private litigation and reputational damage;

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  the regulatory and competitive environment of the industries in which our subsidiaries operate; and

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  fluctuations in foreign currency exchange rates and political unrest in international markets.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein or therein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 THE SPIN-OFF

Background for the Spin-Off

        The board of directors of Liberty periodically reviews with management the strategic goals and prospects of its various businesses, equity affiliates and other investments. In 2012, Liberty recapitalized its common stock into two new tracking stocks, the Liberty Interactive Group and the Liberty Ventures Group, for the purpose of creating greater transparency for the assets and liabilities attributed to each group, among other reasons. The Liberty Interactive common stock and Liberty Ventures common stock are intended to track and reflect the economic performance of the Interactive Group and the Ventures Group, respectively. Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Interactive Group and the Ventures Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore no group can own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation. The Interactive Group is primarily focused on Liberty's video and e-commerce operating businesses and has attributed to it Liberty's operating subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, Inc., Celebrate and CommerceHub, as well as Liberty's interest in HSN, Inc., along with cash and certain liabilities that reside with QVC and the other attributed entities as well as outstanding senior notes and one series of exchangeable debentures of Liberty LLC and certain deferred tax liabilities. The Ventures Group is comprised primarily of Liberty's investments in TripAdvisor, Expedia, Inc., Interval Leisure Group, Inc., Tree.com, Inc., Time Warner Inc., Time Warner Cable Inc. and AOL, Inc., along with cash and certain liabilities related to Liberty LLC's other exchangeable debentures and certain deferred tax liabilities. Although the public markets have responded favorably to these two tracking stocks, Liberty believes that the public markets continue to apply a meaningful discount to the underlying value of the businesses and assets attributed to the Liberty Ventures tracking stock group in establishing the trading value of the Liberty Ventures common stock due to the interrelationships of the businesses of Liberty, the multiple layers of financial reporting and uncertainty surrounding the allocation of corporate opportunities and capital resources among Liberty's tracking stock groups. Accordingly, in the fall of 2013, the Liberty board of directors determined to pursue the Spin-Off, as described in more detail below.

        Our company is currently a wholly-owned subsidiary of Liberty. Following the Spin-Off, our principal businesses, assets and liabilities will consist of Liberty's 22% ownership interest and 57% voting interest in TripAdvisor, BuySeasons, anticipated corporate level cash and cash equivalents of $50 million and $400 million in indebtedness (such businesses and assets, as well as any related liabilities, including with respect to the Margin Loans, the TripCo Assets and Liabilities). To accomplish the Spin-Off, Liberty will effect the distribution, whereby holders of LVNTA and LVNTB will receive, by means of a dividend, shares of our Series A common stock and Series B common stock, respectively. Holders of LINTA and LINTB (or, if the Proposed Reclassification has occurred, holders of Liberty's QVC Group common stock and Liberty Digital Commerce common stock) will not receive shares of our common stock in the Spin-Off. Following the Spin-Off, Liberty will cease to own any equity interest in our company, and we will be an independent publicly traded company. No vote of Liberty's stockholders is required or being sought in connection with the Spin-Off, and holders of Liberty Ventures common stock will have no appraisal rights in connection with the Spin-Off.

        At present, Liberty's interest in TripAdvisor is attributed to its Ventures Group and BuySeasons, as a part of Celebrate, is attributed to its Interactive Group. Although historically BuySeasons has not been included in the asset composition of the Liberty Ventures Group, BuySeasons, as an operating company, has been included in the businesses and assets of TripCo in order to preserve the tax-free nature of the Spin-Off to Liberty and to holders of Liberty Ventures common stock under applicable tax regulations. Accordingly, BuySeasons will be reattributed to the Ventures Group prior to the Spin-Off, as described below. Concurrently with Liberty's plan to effect the Spin-Off, Liberty is also pursuing the Proposed Reclassification, whereby it would reclassify its Liberty Interactive common stock into a new QVC Group common stock and a new Liberty Digital Commerce common stock. In the event that the Spin-Off occurs prior to the Proposed Reclassification, BuySeasons would be reattributed from Liberty's Interactive Group to its Ventures Group prior to the Spin-Off. In the event that the Spin-Off does not occur prior to the Proposed Reclassification, BuySeasons will be attributed to the QVC Group in connection with the Proposed Reclassification and then later reattributed to the Ventures Group prior to the Spin-Off. Our interest in TripAdvisor will remain attributed to the Ventures Group regardless of whether the Proposed Reclassification occurs prior to the Spin-Off and, except as described above, Liberty currently does not anticipate any additional changes to the assets and liabilities attributed to the Ventures Group to be made in connection with the Spin-Off.

Reasons for the Spin-Off

        In determining to approve the Spin-Off, it was believed that Spin-Off would result in the creation of stockholder value because the aggregate trading value of our common stock and the Liberty Ventures common stock would exceed the aggregate trading value of the existing Liberty Ventures common stock. The Liberty board took into account a number of factors approving the Spin-Off, including the following:

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  The creation of a more traditional, asset-backed security is expected to provide greater transparency for investors with respect to TripCo's dominant business, TripAdvisor, resulting in more focus and attention by the investment community on this business.

  •
  The Spin-Off is expected to cause the trading discount applied to the Liberty Ventures common stock to be reduced, because separating TripCo will better highlight the discount at which the Liberty Ventures common stock historically has traded relative to the underlying asset composition of the Liberty Ventures tracking stock group. An increase in the aggregate trading prices associated with the Liberty Ventures common stock and the TripCo common stock would enhance the ability of each of Liberty and TripCo to issue its equity for purposes of making strategic acquisitions with less dilution to each company's respective stockholder base (including in a potential future combination of TripCo with TripAdvisor following the Spin-Off, in which TripCo could issue its common stock as consideration in such a transaction).

  •
  By separating TripCo from Liberty, it is expected that complications in negotiations with TripAdvisor regarding the valuation of Liberty's other businesses will be avoided, thus increasing the likelihood of reaching a potential agreement with respect to the combination of our company with TripAdvisor.

  •
  The Spin-Off is expected to enhance the ability of Liberty and TripCo to retain and attract qualified personnel, by enabling each company to grant equity incentive awards based on its own publicly traded equity with less dilution to its stockholders (as a result of the reduction in the discount associated with its equity), and will further enable each company to more effectively tailor employee benefit plans and retention programs and provide improved incentives to the management, employees and future hires of each company that will better and more directly align the incentives for each company's management and employees with their performance.

        The Liberty board also considered a number of costs and risks associated with the Spin-Off in approving the Spin-Off, including the following:

  •
  After the Spin-Off, the Liberty Ventures tracking stock group and TripCo will have smaller market capitalizations than the current market capitalization of the Liberty Ventures tracking stock group, and their stock prices may be more volatile than the Liberty Ventures tracking stock price was prior to the Spin-Off. The board also considered the possibility that the combined market values of the separate stocks may be lower than the market value of the Liberty Ventures tracking stock prior to the Spin-Off.

  •
  The risk of being unable to achieve the benefits expected from the Spin-Off.

  •
  The leverage to be incurred by TripCo as a result of obtaining the proceeds from the Margin Loans, a substantial portion of which will be distributed to Liberty by TripCo as part of the internal restructuring.

  •
  The loss of synergies from operating as one company, particularly in administrative and support functions.

  •
  The potential disruption of the businesses of Liberty, as its management and employees devote time and resources to completing the Spin-Off.

  •
  The substantial costs of effecting the Spin-Off and continued compliance with legal and other requirements applicable to two separate public reporting companies.

  •
  The potential tax liabilities that could arise from the Spin-Off, including the possibility that the IRS could successfully assert that the Spin-Off is taxable to holders of Liberty Ventures common stock and/or to Liberty. In the event such tax liabilities were to arise, TripCo's potential indemnity obligation to Liberty is not subject to a cap.

        Liberty's board evaluated the costs and benefits of the transaction as a whole and did not find it necessary to assign relative weights to the specific factors considered. Liberty's board concluded, however, that the potential benefits of the Spin-Off outweighed its potential costs, and that separating our company from Liberty in the form of a distribution to Liberty's stockholders that is generally tax-free is appropriate, advisable and in the best interests of Liberty and its stockholders. The Liberty board did not consider alternatives to the Spin-Off due to the nature of the particular assets and businesses to be held by TripCo following the Spin-Off, in particular the ownership interest in TripAdvisor.

Interests of Certain Persons

        In connection with the Spin-Off, the executive officers and directors of Liberty will receive adjustments to their stock incentive awards with respect to Liberty Ventures common stock and stock incentive awards with respect to TripCo common stock. See "—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards" below for more information.

        Certain current executive officers of Liberty will also serve as executive officers of TripCo immediately following the Spin-Off. See "Risk Factors—Our company has overlapping management with Liberty and Liberty Media, which may lead to conflicting interests." Furthermore the executive officers of Liberty and TripCo are entitled to indemnification with respect to actions taken by them in connection with the Spin-Off under the organizational documents of Liberty and TripCo, as well as customary indemnification agreements to which Liberty and TripCo, on the one hand, and these persons, on the other hand, are parties.

        As of May 31, 2014, Liberty's executive officers and directors beneficially owned shares of Liberty Ventures common stock representing in the aggregate approximately 30.0% of the aggregate voting power of the outstanding shares of Liberty Ventures common stock.

        The Liberty board was aware of these interests and considered them when it approved the Spin-Off.

 Conditions to the Spin-Off

        Liberty's board of directors has reserved the right, in its sole discretion, to amend, modify, delay or abandon the Spin-Off and the related transactions at any time prior to the distribution date. In addition, the completion of the Spin-Off and related transactions are subject to the satisfaction (as determined by the Liberty board of directors in its sole discretion) of the following conditions, certain of which may be waived by the Liberty board of directors in its sole discretion:

  (1)
  The Ruling received by Liberty from the IRS to the effect that the Spin-Off will qualify as a tax-free transaction to Liberty and to the holders of Liberty Ventures common stock under Sections 355 and 368(a)(1)(D) of the Code not having been withdrawn, invalidated or modified in an adverse manner;

  (2)
  the opinion of Baker Botts L.L.P., in form and substance reasonably acceptable to Liberty and which opinion will rely upon the continued validity of the Ruling, providing to the effect that the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty upon the distribution of our common stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of our common stock in the Spin-Off;

  (3)
  the effectiveness under the Securities Act of the TripCo registration statement, of which this prospectus forms a part, and the effectiveness of the registration of the TripCo common stock under Section 12(b) of the Exchange Act;

  (4)
  the approval of Nasdaq for the listing of our common stock;

  (5)
  the entry into certain margin loan arrangements by our company and one or more subsidiaries in a principal amount of $400 million; and

  (6)
  any material regulatory or contractual consents or approvals that the Liberty board determines to obtain shall have been obtained.

        The second, third and fourth conditions set forth above are non-waivable. The Liberty board may, however, waive the first, fifth and sixth conditions set forth above. In the event the Liberty board of directors waives a material condition to the Spin-Off, Liberty intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Manner of Effecting the Spin-Off

        Liberty is effecting the Spin-Off by distribution to holders of its Liberty Ventures common stock as a dividend: (i) one share of our Series A common stock for each whole share of LVNTA, and (ii) one share of our Series B common stock for each whole share of LVNTB, in each case, held by such stockholder as of the record date.

        Following the record date and prior to the distribution date, Liberty will deliver all of the issued and outstanding shares of our Series A common stock and Series B common stock to the distribution agent. If you own Liberty Ventures common stock as of the close of business on the record date, the shares of TripCo common stock that you are entitled to receive in the Spin-Off will be issued electronically in book-entry form, as of the distribution date, to you or to your bank or brokerage firm on your behalf, which we expect to occur within one (1) business day of the distribution date to allow the distribution agent to effect the distribution of shares. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the Spin-Off. Please note that if any stockholder of Liberty Ventures common stock sells shares of LVNTA or LVNTB before the record date, so that such stockholder is not the record holder on the record date, the buyer of those shares, and not the seller, will become entitled to receive the shares of our common stock issuable in respect of the shares sold. If you are a holder of shares of Liberty Ventures common stock on the record date, you will be entitled to receive the shares of TripCo common stock issuable in respect of those shares sold even if you sell them between the record date and the distribution date. See "—Trading Prior to the Record Date" below for more information. At such time, pursuant to the reorganization agreement to be entered into between TripCo and Liberty, TripCo will be spun off from Liberty and will become an independent publicly traded company. If you are a record holder of Liberty Ventures common stock on the record date, Computershare will mail you a book-entry account statement that reflects your shares of TripCo common stock. If you are a beneficial owner of Liberty Ventures common stock (but not a record holder) on the record date, your bank or brokerage firm will credit your account with the shares of TripCo common stock that you are entitled to receive.

        Stockholders of Liberty are not being asked to take any action in connection with the Spin-Off. No stockholder approval of the Spin-Off is required or being sought. Neither Liberty nor our company is asking you for a proxy, and you are requested not to send us a proxy. You are not required to pay any consideration or give up any portion of your Liberty Ventures common stock to receive shares of our common stock in the Spin-Off.

Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards

        Options to purchase shares of Liberty Ventures common stock, stock appreciation rights with respect to shares of Liberty Ventures common stock and restricted shares of Liberty Ventures common stock have been granted to various directors, officers and employees and consultants of Liberty and certain of its subsidiaries pursuant to the various stock incentive plans administered by the Liberty board of directors or the compensation committee thereof. Below is a description of the effect of the Spin-Off on these outstanding equity awards.

  Option Awards

        Each holder of an outstanding option to purchase shares of Liberty Ventures common stock on the record date (an original Ventures option award) will receive an option to purchase shares of the corresponding series of our common stock (a new TripCo option award) and an adjustment to the exercise price of and the number of shares subject to the original Ventures option award (as so adjusted, an adjusted Ventures option award). The exercise prices of and the number of shares subject to the new TripCo option award and the related adjusted Ventures option award will be determined based on the exercise price of and the number of shares subject to the original Ventures option award, the pre-Spin-Off trading price of Liberty Ventures common stock (determined using the volume weighted average price of the applicable series of Liberty Ventures common stock over the three-consecutive trading days immediately preceding the Spin-Off) and the relative post-Spin-Off trading prices of Liberty Ventures common stock and TripCo common stock (determined using the volume weighted average price of the applicable series of common stock over the three-consecutive trading days beginning on the first trading day following the Spin-Off on which both the Liberty Ventures common stock and the TripCo common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-Spin-Off intrinsic value of the original Ventures option award is allocated between the new TripCo option award and the adjusted Ventures option award.

        Except as described above, all other terms of an adjusted Ventures option award and a new TripCo option award (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures option award. The terms of the adjusted Ventures option awards will be determined and the new TripCo option awards will be issued as soon as practicable following the determination of the pre- and post-Spin-Off trading prices of Liberty Ventures common stock and TripCo common stock, as applicable.

  SAR Awards

        Each holder of an outstanding stock appreciation right with respect to shares of Liberty Ventures common stock on the record date (an original Ventures SAR) will receive a stock appreciation right with respect to shares of the corresponding series of our common stock (a new TripCo SAR) and an adjustment to the base price of and the number of shares subject to the original Ventures SAR (as so adjusted, an adjusted Ventures SAR). The base prices of and the number of shares subject to the new TripCo SAR and the related adjusted Ventures SAR will be determined based upon the base price of and the number of shares subject to the original Ventures SAR, the pre-Spin-Off trading price of Liberty Ventures common stock (determined as described above) and the relative post-Spin-Off trading prices of Liberty Ventures common stock and TripCo common stock (determined as described above), such that the pre-Spin-Off intrinsic value of the original Ventures SAR is allocated between the new TripCo SAR and the adjusted Ventures SAR.

        Except as described above, all other terms of an adjusted Ventures SAR and a new TripCo SAR (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures SAR. The terms of the adjusted Ventures SAR will be determined and the new TripCo SAR will be issued as soon as practicable following the determination of the pre-and post-Spin-Off trading prices of Liberty Ventures common stock and TripCo common stock, as applicable.

  Restricted Stock Awards

        Each holder of a restricted stock award with respect to shares of Liberty Ventures common stock (an original Ventures restricted stock award) will receive in the distribution one restricted share of the corresponding series of TripCo common stock (a new TripCo restricted stock award) for each restricted share of Liberty Ventures common stock held by them as of the distribution record date. Except as described above, all new TripCo restricted stock awards (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures restricted stock award.

  Transitional Plan

        All of the new TripCo option awards, new TripCo SARs and new TripCo restricted stock awards will be issued pursuant to the TripCo Transitional Stock Adjustment Plan (the transitional plan), a copy of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part. The transitional plan will govern the terms and conditions of the foregoing TripCo incentive awards but will not be used to make any grants following the Spin-Off.

Material U.S. Federal Income Tax Consequences of the Spin-Off

        The following discussion summarizes the material U.S. federal income tax consequences to holders of Liberty Ventures common stock as a result of the Spin-Off. This discussion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date of this document. This section is limited to holders of Liberty Ventures common stock that are U.S. holders, as defined below, that hold their shares of Liberty Ventures common stock as capital assets, within the meaning of Section 1221 of the Code. Further, this section does not discuss all tax considerations that may be relevant to holders of Liberty Ventures common stock in light of their particular circumstances, nor does it address the consequences to holders of Liberty Ventures common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of Liberty Ventures common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Liberty Ventures common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This section does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

        Holders of Liberty Ventures common stock are urged to consult with their tax advisors as to the particular tax consequences to them as a result of the Spin-Off.

        For purposes of this section, a U.S. holder is a beneficial owner of Liberty Ventures common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

        If a partnership (including any entity treated as partnership for U.S. federal income tax purposes) holds shares of Liberty Ventures common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Liberty Ventures common stock should consult its tax advisor regarding the tax consequences of the Spin-Off.

        Liberty has received the Ruling from the IRS to the effect that the Spin-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that, accordingly, for U.S. federal income tax purposes, among other things:

  •
  no gain or loss will be recognized by Liberty upon the distribution of (a) shares of TripCo Series A common stock to holders of LVNTA and (b) shares of TripCo Series B common stock to holders of LVNTB pursuant to the Spin-Off;

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Liberty Ventures common stock upon the receipt of shares of TripCo common stock pursuant to the Spin-Off;

  •
  a stockholder who receives shares of TripCo common stock in the Spin-Off will have an aggregate basis in its Liberty Ventures common stock and TripCo common stock following the Spin-Off equal to the aggregate basis of the Liberty Ventures common stock that the stockholder held immediately before the Spin-Off, allocated between the Liberty Ventures common stock and TripCo common stock in proportion to the fair market value of each; and

  •
  the holding period of the shares of TripCo common stock received in the Spin-Off by a holder of Liberty Ventures common stock will include the holding period of its shares of Liberty Ventures common stock.

        It is a condition to the Spin-Off that the Ruling shall not have been withdrawn, invalidated or modified in an adverse manner. This condition, as well as certain other conditions to the Spin-Off, may be waived by the Liberty board of directors in its sole discretion.

        Stockholders that have acquired different blocks of Liberty Ventures common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of TripCo common stock distributed with respect to such blocks of Liberty Ventures common stock.

        Although the Ruling will generally be binding on the IRS, the continued validity of the Ruling will be subject to the accuracy of factual statements and representations made to the IRS by Liberty upon which the Ruling is based. Further, as a result of the IRS's general ruling policy with respect to transactions under Section 355 of the Code, the Ruling does not represent a determination by the IRS that certain requirements necessary to obtain tax-free treatment to holders of Liberty Ventures common stock and to Liberty under Sections 355 and 368(a)(1)(D) of the Code (specifically, the corporate business purpose requirement, the requirement that the Spin-Off not be used principally as a device for the distribution of earnings and profits, and the non-application of Section 355(e) of the Code to the Spin-Off (discussed below)) have been satisfied. Rather, the Ruling is based upon representations made to the IRS by Liberty that these requirements have been satisfied. If any of the statements or representations upon which the Ruling is based are incorrect or untrue in any material respect, or the facts upon which the Ruling is based were materially different from the facts at the time of the Spin-Off, the Ruling could be invalidated.

        As a result of this IRS ruling policy, the Spin-Off is also conditioned upon the receipt by Liberty of the opinion of Baker Botts L.L.P., in form and substance reasonably acceptable to Liberty, to the effect that the Spin-Off will qualify as a tax-free transaction to Liberty and to the holders of Liberty Ventures common stock for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will rely on the continued validity of the Ruling, as to the matters covered by the Ruling, and will be based upon certain assumptions, as well as statements, representations and certain undertakings made by officers of Liberty and TripCo and John C. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, Liberty's business reasons for engaging in the Spin-Off and Liberty's and TripCo's current plans and intentions to continue conducting certain of its business activities and not to materially modify its ownership or capital structure, in each case following the Spin-Off. If the Ruling is no longer valid, if any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts at the time of the Spin-Off, the conclusions reached in such opinion could be adversely affected. Opinions of counsel are not binding on the IRS or the courts, and the conclusions expressed in such opinion could be challenged by the IRS and a court could sustain such challenge. The receipt of the opinion, as well as certain other conditions to the Spin-Off, may not be waived by the Liberty board of directors.

        If the Spin-Off does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, Liberty would be subject to tax as if it had sold the TripCo common stock in a taxable sale for its fair market value. The holders of Liberty Ventures common stock would be subject to tax as if they had received a taxable distribution equal to the fair market value of TripCo common stock that was distributed to them, taxable as a dividend to the extent of Liberty's earnings and profits. The amount of the taxable distribution in excess of Liberty's earnings and profits would result first in a non-taxable dollar-for-dollar reduction in the stockholder's basis in its Liberty Ventures common stock, and thereafter would be treated as capital gain from the sale or exchange of such stockholder's Liberty Ventures common stock. It is expected that the amount of any such taxes to the holders of Liberty Ventures common stock and to Liberty would be substantial.

        Even if the Spin-Off otherwise qualifies under Sections 355 and 368(a)(1)(D) of the Code, the Spin-Off would result in a significant U.S. federal income tax liability to Liberty (but not to holders of Liberty Ventures common stock) under Section 355(e) of the Code if one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of Liberty or in the stock of

TripCo as part of a plan or series of related transactions that includes the Spin-Off. Current tax law generally creates a presumption that any acquisition of the stock of Liberty or the stock of TripCo within two years before or after the Spin-Off is part of a plan that includes the Spin-Off, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to an analysis of the facts and circumstances of a particular case. Notwithstanding the opinion of counsel described above, Liberty or TripCo might inadvertently cause or permit a prohibited change in Liberty's ownership or TripCo's ownership to occur, thereby triggering tax liability to Liberty. If the Spin-Off is determined to be taxable to Liberty under Section 355(e), Liberty would recognize gain equal to the excess of the fair market value of the TripCo common stock held by it immediately before the Spin-Off over Liberty's tax basis therein. The Spin-Off would, however, generally be tax-free to each holder of Liberty Ventures common stock who received shares of our stock in the distribution.

        Pursuant to the tax sharing agreement that TripCo will enter into with Liberty in connection with the Spin-Off, subject to certain limited exceptions, TripCo will be required to indemnify Liberty, its subsidiaries, and certain related persons for taxes and losses resulting from the failure of the Spin-Off to qualify as a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code to the extent that such taxes and losses (x) result primarily from, individually or in the aggregate, the breach of certain covenants made by TripCo (applicable to actions or failures to act by TripCo and its subsidiaries following the completion of the Spin-Off), or (y) result from Section 355(e) of the Code applying to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of TripCo or any successor. Please see "Certain Relationships and Related Party Transactions—Relationships Between TripCo and Liberty and/or Liberty Media—Tax Sharing Agreement" for a more detailed discussion of the tax sharing agreement between our company and Liberty.

Conduct of the Business of the Ventures Group if the Spin-Off is Not Completed

        If the Spin-Off is not completed, Liberty intends to continue to conduct the business of the Ventures Group substantially in the same manner as it is operated today. From time to time, Liberty will evaluate and review its business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize stockholder value.

Amount and Source of Funds and Financing of the Transaction; Expenses

        It is expected that Liberty will incur an aggregate of $5 million in expenses in connection with the Spin-Off. These expenses will be comprised of:

  •
  approximately $1 million of printing and mailing expenses associated with this prospectus;

  •
  approximately $1 million in legal fees and expenses;

  •
  approximately $1.5 million in accounting fees and expenses;

  •
  approximately $0.5 million in SEC filing fees; and

  •
  approximately $1 million in other miscellaneous expenses.

These expenses will be paid by Liberty from its existing cash balances.

Accounting Treatment

        The Spin-Off will be accounted for at historical cost due to the fact that our common stock is to be distributed pro rata to holders of Liberty Ventures common stock.

 No Appraisal Rights

        Under the General Corporation Law of the State of Delaware, holders of Liberty Ventures common stock will not have appraisal rights in connection with the Spin-Off.

Results of the Spin-Off

        Immediately following the Spin-Off, we expect to have outstanding approximately [    •    ] shares of our Series A common stock and [    •    ] shares of our Series B common stock, based upon the number of shares of LVNTA and LVNTB, respectively, outstanding as of [    •    ], 2014. The actual number of shares of our Series A common stock and our Series B common stock to be distributed in the Spin-Off will depend upon the actual number of shares of LVNTA and LVNTB outstanding on the record date.

        Immediately following the Spin-Off, we expect to have approximately [    •    ] holders of record of our Series A common stock and [    •    ] holders of record of our Series B common stock, based upon the number of holders of record of LVNTA and LVNTB, respectively, as of [    •    ], 2014 (which amount does not include the number of stockholders whose shares are held of record by banks, brokerage houses or other institutions, but includes each such institution as one stockholder).

Listing and Trading of our Common Stock

        On the date of this prospectus, we are a wholly owned subsidiary of Liberty. Accordingly, there is no public market for our common stock. We have applied to list our Series A common stock and our Series B common stock on the Nasdaq Global Select Market under the symbols "LTRPA" and "LTRPB," respectively. However, Nasdaq may require that our common stock trade under temporary symbols for a brief period of time following the Spin-Off, beginning on the first day of trading following the distribution date. If this is the case, these temporary symbols will be announced by press release once they are available. Neither we nor Liberty can assure you as to the trading price of either series of our common stock after the Spin-Off. The approval of Nasdaq for the listing of our common stock is a condition to the Spin-Off, which may not be waived by the Liberty board of directors.

Stock Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for all series of Liberty common stock, including the Liberty Ventures common stock, and TripCo common stock.

Trading Prior to the Record Date

        Prior to the record date, Liberty Ventures common stock will continue to trade on the Nasdaq Global Select Market in the regular way. During this time, shares of LVNTA and LVNTB that trade in the regular way will trade with an entitlement to receive shares of the same series of our common stock distributable in the Spin-Off. Therefore, if you own shares of either LVNTA or LVNTB common stock and sell those shares prior to the record date, so that you are not the record holder of such shares on the record date, you will also be selling the shares of our common stock that would have been distributed to you in the Spin-Off with respect to the shares of LVNTA or LVNTB common stock you sell. If you are a holder of shares of LVNTA or LVNTB common stock on the record date, you will be entitled to receive the shares of TripCo common stock issuable in respect of those shares sold even if you sell them between the record date and the distribution date. On the first day of trading following the record date, shares of LVNTA and LVNTB will begin trading without any entitlement to receive shares of our common stock. On the first day of trading following the distribution date, shares of our Series A common stock and our Series B common stock will begin trading under the symbols "LTRPA" and "LTRPB," respectively.

 Reasons for Furnishing this Prospectus

        This prospectus is being furnished solely to provide information to Liberty stockholders who will receive shares of our common stock in the Spin-Off. We believe that the information contained in this prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and neither our company nor Liberty undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

CAPITALIZATION

        The following table sets forth (i) TripCo's historical capitalization as of March 31, 2014 and (ii) TripCo's adjusted capitalization assuming the Spin-Off was effective on March 31, 2014. The table below should be read in conjunction with the accompanying historical combined financial statements of TripCo, including the notes thereto.

	Historical 3/31/2014	As Adjusted 3/31/2014
	(amounts in millions)
Cash and cash equivalents(1)	$322	372
Related party note payable(2)	36	—
Long-term debt, including current portion:
Corporate level debt
New margin loan(1)	—	400
Combined company level debt
TripAdvisor term loan and revolving credit facility	330	330
TripAdvisor Chinese credit facilities	31	31

Total long-term debt, including current portion	361	761
Equity
Additional paid-in capital(2)	220	256
Accumulated comprehensive income, net of taxes	1	1
Retained earnings(1)	987	637

Total stockholders' equity	1,208	894
Non-controlling interests in equity of combined company	4,416	4,416

Total capitalization	$6,021	6,071

(1)
In connection with the Spin-Off, TripSPV, a wholly owned subsidiary of the Company, is expected to enter into $400 million principal amount of margin loans. The Company anticipates distributing approximately $350 million of proceeds from these new loans as a dividend to Liberty.

(2)
Prior to the completion of the Spin-Off, it is anticipated that Liberty will contribute the BuySeasons note to the capital of BuySeasons.

 SELECTED FINANCIAL DATA

        The following tables present selected historical information relating to our financial condition and results of operations for the past five years. The following data should be read in conjunction with our combined financial statements.

	March 31,		December 31,
	2014	2013	2013	2012(1)	2011	2010	2009
	(amounts in millions)
Cash and cash equivalents	$322	211	354	369	1	2	2
Investments in available for sale securities and other cost investments	$284	191	188	99	—	—	—
Investment in affiliates(1)	$—	—	—	—	183	—	—
Intangible assets not subject to amortization	$5,294	5,256	5,292	5,267	46	46	46
Intangible assets subject to amortization, net	$856	1,060	908	1,158	2	1	1
Total assets	$7,181	7,148	7,089	7,205	350	90	79
Long-term debt	$290	331	300	343	1	—	1
Deferred income tax liabilities, noncurrent	$836	940	853	972	—	3	4
Parent's investment	$1,208	1,264	1,208	1,279	329	66	51
Noncontrolling interest	$4,416	4,350	4,373	4,340	—	—	—

	Three months ended March 31,		Years ended December 31,
	2014	2013	2013(1)	2012(1)	2011	2010	2009
	(amounts in millions, except per share amounts)
Revenue	$294	247	1,034	165	155	157	137
Operating income (loss)	$29	8	(17)	(54)	—	12	2
Interest expense, including related party	$2	3	(12)	(1)	—	—	(1)
Share of earnings (losses) of affiliates(1)	$—	—	—	38	1	—	—
Gains (losses) on transactions, net(1)	$—	—	(1)	1,088	—	—	(2)
Net earnings (loss) attributable to Liberty TripAdvisor Holdings, Inc. shareholders(2)	$5	(11)	(7)	983	12	12	(1)
Unaudited Pro Forma basic earnings (loss) per common share(3)	$0.07	(0.15)	(0.10)	13.35	0.16	0.17	(0.02)

(1)
On December 11, 2012, we acquired approximately 4.8 million additional shares of common stock of TripAdvisor (an additional 4% equity ownership interest), for $300 million, along with the right to control the vote of the shares of TripAdvisor's common stock and class B common stock we own. Following the transaction we own approximately 22% of the equity and 57% of the total votes of all classes of TripAdvisor common stock. As we now control TripAdvisor, we applied the applicable purchase accounting guidance and recorded a gain on the transaction of $800 million on our ownership interest held prior to the transaction, recognized in the gain (loss) on transactions, net line in the combined statements of operations. See note 4 of the accompanying combined financial statements for further details on the purchase price allocation.

(2)
Includes adjustments attributable to the noncontrolling interests in TripAdvisor of $18 million and $15 million, respectively, of income for the three months ended March 31, 2014 and 2013, respectively. Includes adjustments attributable to the noncontrolling interests in TripAdvisor of $34 million of income for the year ended December 31, 2013 and $3 million of loss for the year ended December 31, 2012.

(3)
On April 11, 2014, Liberty completed a two for one stock split of Series A and Series B Liberty Ventures common stock, effected by means of a dividend. The stock split was done in order to bring Liberty into compliance with a Nasdaq listing requirement regarding the minimum number of publicly held shares of the Series B Liberty Ventures stock. Accordingly, on April 11, 2014, Liberty paid a dividend of one share of Series A or Series B Liberty Ventures stock to holders of each share Series A or Series B Liberty Ventures stock, respectively, held by them as of April 4, 2014. Due to the Liberty Ventures stock split being completed prior to the issuance of these financial statements, the stock split was recorded retroactively for all periods presented. As of December 31, 2013, there were 36,823,293 common shares of Series A and Series B Liberty Ventures common stock outstanding. Unaudited pro forma earnings (loss) per common share for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 is computed by dividing net earnings (loss) for the respective period by 73,646,586 common shares, which is the aggregate number of shares of our Series A and Series B common stock that would have been issued if the Spin-Off had occurred on December 31, 2013, assuming a distribution on a 1 for 1 basis and considering retroactive treatment of the stock split that occurred on April 11, 2014. As of March 31, 2014, there were 73,672,146 common shares of Series A and Series B Liberty Ventures common stock outstanding. Unaudited pro forma earnings (loss) per common share for the three months ended March 31, 2014 and 2013 is computed by dividing net earnings (loss) for the respective period by 73,646,586 common shares, which is inclusive of the retroactive treatment of the stock split that occurred on April 11, 2014.

 DESCRIPTION OF OUR BUSINESS

Overview

        TripCo is currently a wholly owned subsidiary of Liberty. Following the Spin-Off, we will be an independent, publicly traded company, and Liberty will not retain any ownership interest in us. TripCo is a holding company, engaged primarily in (1) the online advertising sector of the global travel industry and (2) the online commerce industry through our ownership of interests in our subsidiaries. Following the Spin-Off, our principal assets and businesses will consist of our consolidated subsidiary TripAdvisor, in which we hold a 22% equity interest and 57% voting interest, and our subsidiary BuySeasons.

TripAdvisor, Inc.

        TripAdvisor is the world's largest online travel company (as of December 31, 2013), empowering users to plan and maximize their travel experience. Its travel research platform aggregates reviews and opinions from its community of travelers about destinations, accommodations (including hotels, resorts, motels, bed and breakfasts, or B&Bs, specialty lodging and vacation rentals), restaurants and activities throughout the world through its flagship TripAdvisor brand. TripAdvisor's-branded websites include tripadvisor.com in the United States and localized versions of the website in 33 other countries, including in China under the brand daodao.com. Its branded websites globally reached more than 260 million monthly unique visitors during the year ended December 31, 2013, according to Google Analytics, and it features over 125 million reviews and opinions. Beyond travel-related content, TripAdvisor's websites also include links to the websites of its customers, including travel advertisers, allowing travelers to directly book their travel arrangements. In addition to the flagship TripAdvisor brand, TripAdvisor now manages and operates 20 other travel media brands, connected by the common goal of providing comprehensive travel planning resources across the travel sector.

        TripAdvisor was founded with the goal of providing an online resource based on user-generated content to prospective travelers. By using the power of the Internet to create transparency in the travel planning process with a comprehensive online resource for travel information, TripAdvisor has democratized the travel research and planning process. In order to achieve its goals, TripAdvisor leverages its key assets: a robust community of users, rich user-generated content, technology and a commitment to continuous innovation and global reach.

        TripAdvisor derives substantially all of its revenue from the sale of advertising, primarily through click-based advertising and, to a lesser extent, display-based advertising. The remainder of its revenue is generated through a combination of subscription-based offerings, making hotel room nights available on its transactional sites, including Jetsetter and Tingo, and other revenue including content licensing. In the year ended December 31, 2013, TripAdvisor earned $696 million of revenue from click-based advertising, $119 million in revenue from display-based advertising and $130 million in revenue from subscription-based offerings, transaction revenue and other revenue.

        TripAdvisor has click-based advertising relationships with the vast majority of the leading online travel agencies globally as well as a variety of other travel suppliers pursuant to which these companies purchase traveler leads from it, generally on a CPC basis. For the year ended December 31, 2013, approximately $217 million, or 23%, of its total revenue was derived from Expedia businesses. At the time of TripAdvisor's spin-off from Expedia (Liberty has an approximate 18% ownership interest in Expedia and accounts for such investment as an equity method affiliate), new commercial arrangements with Expedia-owned brands, including Expedia.com and Hotels.com were implemented and, during the year ended December 31, 2013, these arrangements were renegotiated in light of TripAdvisor and Expedia having since become separate publicly-traded companies. For the year ended December 31, 2013, TripAdvisor's two most significant advertising customers accounted for a combined 47% of total revenue. These and its other click-based advertising relationships are strategically important to it and most can be terminated by the advertiser at will or on short notice.

        TripAdvisor has a content licensing program utilized by over 850 partners across the world, including hotel chains, online travel agents, tourist boards, airlines and media sites. TripAdvisor also distributes its content through self-service HTML widgets, which are used on the websites of hotels, restaurants, attractions and destination marketing organizations. These products, which are available at no cost in the TripAdvisor Management Center, allow businesses and destinations to promote themselves by displaying their TripAdvisor ratings, reviews and awards. TripAdvisor widgets are presently found on more than 100,000 unique domains around the globe, reaching over 500 million people per month. Partners benefit from TripAdvisor's user-generated content, such as reviews, ratings, photos and traveler forums. In addition, TripAdvisor powers review collection for a growing number of partners such as Accor Hotels, Wyndham Hotel Group, Best Western and Easytobook.com, enabling them to proactively collect reviews from their own customers post-stay in their own branded environment. TripAdvisor has also developed partnerships with mobile carriers and device manufacturers.

        TripAdvisor also syndicates its click-based advertising to third-party websites. The largest such syndication relationship is with Yahoo! Travel Guides, pursuant to which it provides "show prices" advertising on the Yahoo! Travel Guides' hotel pages.

        TripAdvisor's systems infrastructure, web and database servers for TripAdvisor branded websites are housed at two geographically separate facilities and have multiple communication links as well as continuous monitoring and engineering support. Each facility is fully self-sufficient and operational with its own hardware, networking, software, and content, and is structured in an active/passive, fully redundant configuration. Substantially all of its software components, data, and content are replicated in multiple datacenters and development centers, as well as being backed up at offsite locations. TripAdvisor's systems are monitored and protected though multiple layers of security. Several of its individual subsidiaries and businesses, including its subsidiaries in China, have their own data infrastructure and technology teams.

Business Model

        TripAdvisor's platforms connect users wishing to plan and have the best travel experiences with providers of travel accommodations and travel services around the world. TripAdvisor derives substantially all of its revenue from the sale of advertising, primarily through click-based advertising and, to a lesser extent, display-based advertising. The remainder of TripAdvisor's revenue is generated through a combination of subscription-based offerings, allowing users to book room nights on its transactional sites, and other revenue including content licensing.

  •
  Click-Based Advertising Revenue.  TripAdvisor's largest source of revenue is click-based advertising, which includes links to its partners' booking sites and contextually-relevant branded and unbranded text links. TripAdvisor's click-based advertising partners are predominantly online travel agencies and direct suppliers in the hotel, airline and cruise product categories. Click-based advertising is generally priced on a cost-per-click, or CPC, basis, with payments from advertisers based on the number of users who click on each type of link. Most of TripAdvisor's click-based advertising contracts can be terminated by the advertisers at will or on short notice. For the years ended December 31, 2013, 2012 and 2011, TripAdvisor earned $696 million, $588 million and $500 million, respectively, of revenue from click-based advertising.

  •
  Display-Based Advertising Revenue.  TripAdvisor earns revenue from a variety of display-based advertising placements on its websites through which its advertising partners can promote their brands in a contextually-relevant manner. While its display-based advertising clients are predominately direct suppliers in the hotel, airline and cruise categories and online travel agencies, TripAdvisor also accepts display advertising from destination marketing organizations, casinos, resorts and attractions, as well as advertisers from non-travel categories. TripAdvisor generally sells its display-based advertising on a cost per thousand impressions, or CPM, basis. TripAdvisor's display-based advertising products also include a number of custom-built products including the sponsorship of certain site features and functionality, for example, Delayed Ad Call, which charges customers only when the ad unit is in a users' view, as well as certain customized co-branded features. For the years ended December 31, 2013, 2012 and 2011, TripAdvisor earned $119 million, $94 million and $86 million, respectively, in revenue from display-based advertising.

  •
  Subscription-Based, Transaction and Other Revenue.  Business Listings is a subscription-based advertising product offered to hotels, B&Bs and other specialty lodging properties. Managed by its TripAdvisor for Business team, this advertising product is sold for a flat fee per time period and allows subscribers to list a website URL, email address and phone number on TripAdvisor-branded websites as well as to post special offers for travelers. TripAdvisor's Vacation Rentals business consists of its U.S.-based TripAdvisor Vacation Rentals and FlipKey brands as well as its Europe-based Holiday Lettings and Niumba brands. This product is sold to individual vacation property owners and property managers, either as a flat subscription fee per time period or as a free-to-list commission-based model to list properties on its websites. Other revenue consists of making hotel room nights available for booking on its transactional sites, including its Jetsetter and Tingo brands, as well as content licensing arrangements with third-party sites. For the years ended December 31, 2013, 2012 and 2011, TripAdvisor earned $130 million, $81 million and $51 million, respectively, in revenue from subscription-based, transaction and other revenue.

Strategic Relationships

  Click-Based Advertisers

        TripAdvisor has click-based advertising relationships with the vast majority of the leading online travel agencies as well as a variety of other travel suppliers, pursuant to which such companies purchase traveler leads from TripAdvisor, generally on a CPC basis. For the year ended December 31, 2013, TripAdvisor's two most significant advertising customers, Expedia and Priceline (and their subsidiaries), each accounted for more than 10% of its total revenue and combined accounted for 47% of total revenue. These and its other click-based advertising relationships are strategically important to TripAdvisor and most can be terminated by the advertiser at will or on short notice.

  Content-Related Partnerships

        TripAdvisor has a content licensing program utilized by over 850 partners across the world, including hotel chains, online travel agents, tourist boards, airlines and media sites. TripAdvisor also distributes its content through self-service HTML widgets, which are used on the websites of hotels, restaurants, attractions and destination marketing organizations. These products, which are available at no cost in the TripAdvisor Management Center, allow businesses and destinations to promote themselves by displaying their TripAdvisor ratings, reviews and awards. TripAdvisor widgets are presently found on more than 100,000 unique domains around the globe, reaching over 500 million people per month. Partners benefit from its user-generated content, such as reviews, ratings, photos and traveler forums. In addition, TripAdvisor powers review collection for a growing number of partners, such as Accor Hotels, Wyndham Hotel Group, Best Western and Easytobook.com, enabling them to proactively collect reviews from their own customers post-stay in their own branded environment. TripAdvisor has also developed partnerships with mobile carriers and device manufacturers.

  Syndication Partners

        TripAdvisor also syndicates its click-based advertising to third-party websites. The largest such syndication relationship is with Yahoo! Travel Guides, pursuant to which TripAdvisor provides "show prices" advertising on the Yahoo! Travel Guides' hotel pages. Other syndication partners include Bing and Axel Springer.

Intellectual Property

        TripAdvisor's intellectual property, including patents, trademarks, copyrights, domain names, trade dress, proprietary technology and trade secrets, is an important component of its business. TripAdvisor relies on its intellectual property rights in its content, proprietary technology, software code, ratings indexes, databases of reviews and forum content, images, videos, graphics and brands. TripAdvisor has acquired some of its intellectual property rights through licenses and content agreements with third parties. These licenses and agreements may place restrictions on its use of the intellectual property.

        TripAdvisor protects its intellectual property by relying on its terms of use, confidentiality procedures and contractual provisions, as well as on international, national, state and common law rights. In addition, TripAdvisor enters into confidentiality and invention assignment agreements with employees and contractors, and confidentiality agreements with other third parties. TripAdvisor protects its brands by pursuing the trademark registration of its core brands, such as TripAdvisor and the Owl Logo, maintaining its trademark portfolio, securing contractual trademark rights protection when appropriate, and relying on common law trademark rights when appropriate. TripAdvisor also registers copyrights and domain names as deemed appropriate. Additionally, TripAdvisor protects its trademarks, domain names and copyrights with an enforcement program and the use of intellectual property licenses.

Seasonality

        Expenditures by travel advertisers tend to be seasonal. Traditionally, TripAdvisor's strongest quarter has been the third quarter, which is a key travel research period, with the weakest quarter historically being the fourth quarter. However, adverse economic conditions or continued growth of TripAdvisor's international operations with differing holiday peaks may influence the typical trend of its seasonality in the future.

Relationship between TripAdvisor and Expedia

        For purposes of governing certain of the ongoing relationships between TripAdvisor and Expedia at and following TripAdvisor's spin-off from Expedia in December 2011, and to provide for an orderly transition, TripAdvisor and Expedia entered into various agreements, including, among others, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement, along with certain negotiated commercial agreements (as described above). TripAdvisor has since satisfied its obligations under the separation agreement, the employee matters agreement and the transition services agreement but continues to be subject to certain post-spin obligations under the tax sharing agreement and remains party to various commercial agreements (which have since been renegotiated following TripAdvisor's spin-off from Expedia), as mentioned above. Following the Spin-Off, we expect that TripAdvisor will continue to be party to the tax sharing agreement and the various commercial agreements, and we do not expect that the Spin-Off will have any effect on those agreements.

Terms of Investment in TripAdvisor

        We own an approximate 22% equity interest and 57% voting interest in TripAdvisor. TripAdvisor's amended and restated certificate of incorporation provides that the holders of TripAdvisor common stock, acting as a single class, are entitled to elect a number of directors equal to 25% of the total number of directors, rounded up to the next whole number, which is currently two directors. As discussed previously we currently consolidate TripAdvisor as we control a majority of the voting interest in TripAdvisor. We are subject to a Governance Agreement with TripAdvisor which provides us with certain director nomination, registration and other rights and imposes certain restrictions on our shares of Class B common stock. For more information regarding the Governance Agreement, see "Certain Relationships and Related Party Transactions."

BuySeasons

        BuySeasons is currently a wholly owned subsidiary of Liberty. Liberty acquired BuySeasons in 2006, which in turn acquired Celebrate Express in 2008. Following the Spin-Off, BuySeasons will be a wholly-owned subsidiary of ours that owns and operates BuyCostumes.com and the Celebrate Express family of websites. BuySeasons, an internet celebrations leader, provides a unique party offering by giving individuals the resources necessary to plan, execute and attend a wide variety of celebrations and costuming events. These resources include party supplies primarily through the retail websites which offer proprietary products through exclusive license agreements and costumes for a wide variety of occasions (the primary occasion is Halloween). BuySeasons purchases its products from various suppliers, both domestic and international. BuySeasons depends on five suppliers for approximately one half of its costumes, accessories, and party supplies. The loss of any of these suppliers could adversely impact stand alone financial results of BuySeasons.

        BuySeasons' business is highly seasonal with approximately half of its revenue earned from the sale of costumes in September and October leading up to Halloween. Since the acquisition of Celebrate Express, BuySeasons has seen the seasonality decrease slightly due to higher sales of birthday party supplies which is a less seasonal businesses. BuySeasons maintains a customer service center, at its corporate headquarters, and customer service representatives are available 16 hours a day, seven days a week during its busy season to respond to customer questions. The customer service center and warehouse staffing is scalable and BuySeasons employs seasonal labor to react to higher volume during the peak Halloween season.

Geographic Areas

        Please see Note 13—Segment Information of our Combined Financial Statements included in this prospectus for certain financial information in each geographic area in which we conduct business.

Regulatory Matters

  Internet Services

        Our online commerce businesses are subject, both directly and indirectly, to various laws and governmental regulations. Certain of these businesses engaged in the provision of goods and services over the Internet must comply with federal and state laws and regulations applicable to online communications and commerce. For example, the Children's Online Privacy Protection Act (COPPA) prohibits web sites from collecting personally identifiable information online from children under age 13 without parental consent and imposes a number of operational requirements. In 2012, the Federal Trade Commission (FTC) adopted revised COPPA regulations amending certain definitions and modifying certain operational requirements regarding notice and parental consent, among other matters. Certain email activities are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, commonly known as the CAN-SPAM Act. The CAN-SPAM Act regulates the sending of unsolicited commercial email by requiring the email sender, among other things, to comply with specific disclosure requirements and to provide an "opt-out" mechanism for recipients. Both of these laws include statutory penalties for non-compliance. The Digital Millennium Copyright Act limits, but does not eliminate, liability for listing or linking to third party websites that may include content that infringes on copyrights or other rights so long as our Internet businesses comply with the statutory requirements. Various states also have adopted laws regulating certain aspects of Internet communications. In 2007, Congress enacted legislation extending the moratorium on state and local taxes on Internet access and commerce until 2014. Legislative proposals that would extend the moratorium on state and local taxation of Internet access and commerce permanently are pending in Congress, while other pending legislation would permit the imposition of such taxes on Internet access and commerce.

        Goods sold over the Internet also must comply with traditional regulatory requirements, such as the FTC requirements regarding truthful and accurate claims. Our online commerce businesses are subject to laws governing the collection, use, retention, security and transfer of personally-identifiable information about their users. In particular, the collection and use of personal information by companies has received increased regulatory scrutiny on a global basis. The enactment, interpretation and application of user data protection laws are in a state of flux, and the interpretation and application of such laws may vary from country to country. For example, new data laws that give customers additional rights and impose additional restrictions and penalties on companies for illegal collection and misuse of personal information are under consideration in the European Union, and a European Union directive restricting the Internet tracking tools known as "cookies" has taken effect. In the U.S., the FTC has proposed a privacy policy framework, and legislation that would require organizations that suffer a breach of security related to personal information to notify owners of such information is pending in Congress. Many states have adopted laws requiring notification to users when there is a security breach affecting personal data, such as California's Information Practices Act. Complying with these different national and state privacy requirements may cause the Internet companies in which we have interests to incur substantial costs. In addition, such companies generally have and post on their websites privacy policies and practices regarding the collection, use and disclosure of user data. A failure to comply with such posted privacy policies or with the regulatory requirements of federal, state, or foreign privacy laws could result in proceedings or actions by governmental agencies or others (such as class action litigation) which could adversely affect our online commerce businesses. Technical violations of certain privacy laws can result in significant penalties, including statutory penalties. In 2012, the FCC amended its regulations under the Telephone Consumer Protection Act (TCPA), which could subject our Internet businesses to increased liability for certain telephonic communications with customers, including but not limited to text messages to mobile phones. Under the TCPA, plaintiffs may seek actual monetary loss or statutory damages of $500 per violation, whichever is greater, and courts may treble such damage awards for willful or knowing violations. Data collection, privacy and security are growing public concerns. If consumers were to decrease their use of our Internet businesses' websites to purchase products and services, the businesses could be harmed. Congress and individual states may consider additional online privacy legislation.

        Other Internet-related laws and regulations enacted in the future may cover issues such as defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The future adoption of such laws or regulations may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of our online commerce businesses and increase their costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

        In 2010, the FCC adopted rules in its open Internet proceeding that require all broadband providers to disclose network management practices, restrict broadband providers from blocking Internet content and applications, and prohibit fixed broadband providers from engaging in unreasonable discrimination in transmitting lawful network traffic. The open Internet rules could restrict the ability of broadband providers to block or otherwise disadvantage our Internet businesses. On January 14, 2014, the United States Court of Appeals for the District of Columbia Circuit vacated the anti-discrimination and anti-blocking rules, but upheld the disclosure rule. On May 15, 2014, the FCC issued a Notice of Proposed Rulemaking (the Notice) regarding new open Internet rules in which the FCC proposes, among other things, to retain the definitions and scope of the 2010 rules, enhance the disclosure rule, and require broadband providers to comply with an enforceable legal standard of commercially reasonable practices. The Notice also seeks comment regarding whether certain practices, such as paid prioritization for content, application and service providers, should be prohibited. The FCC intends to adopt revised open Internet rules this year.

  Proposed Changes in Regulation

        The regulation of Internet services, online sales and other forms of product marketing is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

Competition

  TripAdvisor

        TripAdvisor faces competition for users, advertisers and travel reviews. TripAdvisor's primary competitors include large online portals, social networking sites and search engines, such as Google, Microsoft's Bing (including Bing Travel), Yahoo! (including Yahoo! Travel) and Baidu. TripAdvisor faces competition from online travel agencies (such as Expedia and Priceline and their respective subsidiaries), as well as wholesalers, tour operators and traditional offline travel agencies. TripAdvisor also competes with a wide range of other companies, including Airbnb, Inc., Ctrip.com International, Ltd., HolidayCheck AG, HomeAway.com, Inc., and Yelp, Inc.

        TripAdvisor faces competition in the travel review space from online travel agencies, such as Expedia and Priceline and their respective subsidiaries, which solicit reviews from travelers who book travel on their websites. Moreover, networks with significant installed user bases such as Google (for example, via Google + Local and Google Hotel Finder) have begun to compete more directly with TripAdvisor by attracting and accumulating user-generated travel reviews and opinions or may pursue the acquisition of travel-related content directly from consumers, and other networks and channels, like Facebook, could choose to do the same. In the competition to attract users, TripAdvisor relies on its ability to acquire traffic through offline brand recognition and brand-direct efforts such as television, email and online search, whether unpaid or paid. Finally, TripAdvisor also competes for travel-related advertising budgets with large, established search engines with significantly greater resources than it has, such as Google, Bing, and Yahoo!, as well as online media companies and ad networks, offline advertising sources, such as television and print media.

  BuySeasons

        The party and costume segments have a large number of independent retailers, both bricks-and-mortar and online. Our subsidiary BuySeasons has three primary competitors. Party City is the most significant competitor selling in both the party and costume categories. BuySeasons believes it has a competitive advantage due to the combination of a large assortment of on-line products, services related to party planning, product personalization, value pricing and a high level of customer service.

        In addition, BuySeasons competes with traditional bricks-and-mortar and online retailers ranging from large department stores to specialty shops, electronic retailers, direct marketing retailers, such as mail order and catalog companies, and discount retailers. Due to the nature of these businesses there is not a single or small group of competitors that own a significant portion of the overall market share. However, some of these competitors, such as Amazon, have a significantly greater Web-presence than our e-commerce businesses. We believe that the principal competitive factors in the markets in which

BuySeasons competes are selection, price, availability of inventory, convenience, brand recognition, accessibility, customer service, reliability, website performance, and ease of use.

Properties

        In connection with the Spin-Off, a wholly owned subsidiary of Liberty Media will enter into a facilities sharing agreement with TripCo, pursuant to which TripCo will share office facilities with Liberty Media and Liberty located at 12300 Liberty Boulevard, Englewood, Colorado. See "Certain Relationships and Related Party Transactions—Relationships between TripCo and Liberty and/or Liberty Media—Facilities Sharing Agreement."

        TripAdvisor did not legally own any real estate as of December 31, 2013. TripAdvisor currently leases approximately 119,000 square feet for its corporate headquarters in Newton, Massachusetts, pursuant to a lease agreement with an expiration date of April 2015. In addition, in June 2013, TripAdvisor entered into an additional lease for an approximately 280,000 square foot rental building which will be built in Needham, Massachusetts by the lessor and will serve as its new corporate headquarters in conjunction with the expiration of its current lease. TripAdvisor also leases an aggregate of approximately 382,000 square feet at approximately 30 other locations across North America, Europe and Asia Pacific, primarily for its international management teams' sales offices and subsidiary headquarters, pursuant to lease agreements with expiration dates through December 2030.

        BuySeasons has its corporate headquarters and maintains warehouse operations in New Berlin, Wisconsin. BuySeasons leases its 468,745 square foot facility for its headquarters and warehouse operations pursuant to a non-cancelable operating lease agreement which expires in July 2026.

Employees

        TripCo (on a nonconsolidated basis) currently does not have any corporate employees. We anticipate that, subsequent to the Spin-Off, Liberty Media will provide TripCo with certain transitional services pursuant to a services agreement, and that certain of Liberty and/or Liberty Media's corporate employees and executive officers will serve as corporate employees and executive officers of TripCo. See "Certain Relationships and Related Party Transactions—Relationships between TripCo and Liberty and/or Liberty Media—Services Agreements." As of December 31, 2013, TripAdvisor had approximately 2,000 employees. Of those employees, approximately 1,200 were based in the United States. As of December 31, 2013, BuySeasons had approximately 400 full and part-time employees. None of these employees is represented by a labor union or covered by a collective bargaining agreement. TripCo believes that these employee relations are good.

Legal Proceedings

        In the ordinary course of its business, our subsidiary TripAdvisor and its subsidiaries are party to legal proceedings and claims involving alleged infringement of third-party intellectual property rights, defamation, and other claims. There are no other material pending legal proceedings or claims to which we or our subsidiaries are party or of which any of our property is the subject. There may be claims or actions pending or threatened against us or our subsidiaries of which we are currently not aware and the ultimate disposition of which would have a material adverse effect on us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying combined financial statements and the notes thereto.

Overview

        During October 2013, the Board of Directors of Liberty Interactive Corporation and its subsidiaries (Liberty, formerly known as Liberty Media Corporation) authorized a plan to distribute to the stockholders of Liberty shares of a wholly-owned subsidiary Liberty TripAdvisor Holdings, Inc. (TripCo as discussed below) which will hold the subsidiaries TripAdvisor, Inc. (TripAdvisor) and BuySeasons, Inc. which includes the retail businesses BuyCostumes.com and Celebrate Express (BuySeasons) (the Trip Spin-Off). The transaction will be effected as a pro-rata dividend of shares of TripCo to the stockholders of Series A and Series B Liberty Ventures common stock of Liberty. The Trip Spin-Off is intended to be tax-free and is expected to be accounted for at historical cost due to the pro rata nature of the distribution to shareholders of Liberty Ventures common stock.

        The financial information represents a combination of the historical results of TripAdvisor, an equity method affiliate from December 20, 2011 through December 11, 2012 and a combined company since December 11, 2012 (see note 4 of the included financial statements for a more detailed discussion of transactions related to TripAdvisor), and BuySeasons. These financial statements refer to the combination of TripAdvisor and BuySeasons as "TripCo," "the Company," "us," "we" and "our" in the notes to the combined financial statements. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

        Our "Corporate and Other" category includes our interest in BuySeasons and corporate ownership interests in unconsolidated businesses and corporate expenses. Prior to the combination of TripAdvisor in December 2012, the share of earnings of TripAdvisor were included in "Corporate and Other."

Strategies and Challenges

  Executive Summary

        Our results prior to December 11, 2012 were largely dependent on the operating performance of BuySeasons. In 2013 and future periods, results for TripCo will be largely dependent upon the operating performance of TripAdvisor. Therefore, the executive summary below contains the strategies and challenges of TripAdvisor for an understanding of the business objectives of TripAdvisor, our most significant operating business.

        TripAdvisor's financial results are currently principally dependent on its ability to drive click-based advertising revenue. TripAdvisor continues to invest in areas of potential click-based revenue growth, including social, mobile and global initiatives, while also focusing on growing both its subscription-based products, such as Vacation Rentals and Business Listings, and transaction-based businesses, which include Jetsetter and Tingo. TripAdvisor has leveraged its position as the largest online travel company (as of December 31, 2013) to become an important partner for online advertisers—including hotels, online travel agencies and other travel-related service providers—by providing customers with access to a large audience of highly-qualified, highly-engaged users. The key drivers of click-based and display-based advertising revenue are described below, as well as a summary of key growth areas and the current trends impacting the business.

  Key Drivers of Click-Based Advertising Revenue

        For the years ended December 31, 2013, 2012 and 2011, 74%, 77% and 79%, respectively, of TripAdvisor total revenue came from TripAdvisor's core cost-per-click, or CPC, based lead generation product. The key drivers of TripAdvisor's click-based advertising revenue include the growth in monthly unique hotel shoppers and revenue per hotel shopper.

        Hotel shoppers:    Total traffic growth, or growth in monthly visits from unique visitors, is reflective of TripAdvisor's overall brand growth. TripAdvisor tracks and analyzes sub-segments of traffic and their correlation to revenue generation and utilizes hotel shoppers as an indicator of revenue growth. The term "hotel shoppers" is used to refer to users who view a listing of hotels in a city or visitors who view a specific hotel page. Hotel shoppers tend to be seasonal and also tend to vary based on general economic conditions. The number of hotel shoppers increased 36% and 32% for the years ended December 31, 2013 and 2012, respectively.

        Revenue per hotel shopper:    Revenue per hotel shopper is a metric TripAdvisor uses to analyze how effectively it is able to monetize hotel shoppers based on a combination of user conversion and pricing. User conversion is a measure of how many hotel shoppers ultimately click on a CPC link that generates revenue. User conversion on the TripAdvisor site is primarily driven by three factors: merchandising, commerce coverage and choice. TripAdvisor defines merchandising as the number and location of ads that are available on a page; TripAdvisor defines commerce coverage as whether a client can take an online booking for a particular property; and TripAdvisor defines choice as the number of clients available for any given property, allowing the user to shop for the best price. Pricing is the effective CPC that online travel agencies and hoteliers are willing to pay for a hotel shopper lead. Revenue per hotel shopper decreased 13% and 8% for the years ended December 31, 2013 and 2012, respectively.

  Key Drivers of Display-Based Advertising Revenue

        For the years ended December 31, 2013, 2012 and 2011, approximately 13%, 12% and 13%, respectively, of TripAdvisor's total revenue came from its display-based advertising product. The key drivers of TripAdvisor's display-based advertising revenue include the growth in number of impressions, or the number of times an ad is displayed on TripAdvisor's site, and the cost per thousand impressions, or CPM (or pricing). TripAdvisor's number of impressions increased 34% and 6% for the years ended December 31, 2013 and 2012, respectively, while pricing over the same period decreased 5% and increased 1%, respectively.

  Key Growth Areas

        TripAdvisor continues to invest in areas of potential growth, including TripAdvisor's social, mobile and global initiatives as well as TripAdvisor's subscription-based products, such as Vacation Rentals and Business Listings.

        Social.    TripAdvisor's Wisdom of Friends initiative is a core component of TripAdvisor's strategic growth plan. TripAdvisor believes that having a strong social presence drives traffic to and engagement on TripAdvisor's sites and improves the sites' "stickiness" amongst the users. As a result, TripAdvisor continues to deepen its integration with Facebook. According to AppData, an independent application tracking traffic service, TripAdvisor has averaged more than 36 million monthly Facebook users via its TripAdvisor Facebook application. Facebook users are offered a personalized and social travel planning experience that enables travelers to engage first with their own Facebook friends' reviews and opinions when planning their trip on TripAdvisor.

        Mobile.    Mobile is an investment area that is geared towards creating a more complete user experience by reinforcing the TripAdvisor brand when users are in-market. Mobile usage continues to increase, as aggregate downloads of TripAdvisor, City Guides, SeatGuru, Jetsetter and GateGuru apps reached 82 million downloads and averaged more than 87 million monthly unique users on mobile devices, as measured by TripAdvisor log files. TripAdvisor believes that travelers will increasingly use mobile devices, including smartphones and tablets, to conduct travel research and planning.

        Vacation Rentals.    TripAdvisor had more than 550,000 properties as of December 31, 2013, up more than 80% during the year. TripAdvisor believes its highly-engaged and motivated user community creates a competitive advantage in this market.

        Business Listings.    Created in early 2010, TripAdvisor's Business Listings product enables hotel and accommodation owners to list pertinent property information on TripAdvisor, bringing them closer to potential customers and thereby increasing direct bookings. In the year ended December 31, 2013, the Business Listings customer base grew over 38% to 69,000 subscribers, representing approximately 9% of the current hotel and accommodation listings on TripAdvisor branded sites. TripAdvisor continues to expand its sales force and improve features to grow the subscriber base.

  Current Trends Affecting TripAdvisor's Business

        Increasing Competition.    The travel review industry and, more generally, the business of collecting and aggregating travel-related resources and information, continue to be increasingly competitive. In recent years, an increasing number of companies, such as search companies Google Inc. and Baidu.com, Inc. and several large online travel agencies, have begun to collect and aggregate travel information and resources. TripAdvisor plans to continue to invest in order to remain the leading source of travel reviews as well as continuing to enhance the content and user experience.

        Increasing Mobile Usage.    Consumers are increasingly using smartphone and tablet computing devices to access the Internet. To address these demands, TripAdvisor continues to extend the platform to develop smartphone and tablet applications to allow greater access to travel information and resources. Although the substantial majority of smartphone users also access and engage with TripAdvisor's websites on personal computers and tablets where advertising is displayed, users could decide to increasingly access TripAdvisor products primarily through smartphone devices. Historically graphic advertising has not been displayed on smartphones and smartphone monetization strategies are still developing. Improvement of mobile offerings is a key priority which is believed to be a necessary strategy to help maintain and grow the user base and engagement over the long term and TripAdvisor will continue to invest and innovate in this growing platform.

        Click-Based Advertising Revenue.    In recent years, the majority of TripAdvisor revenue growth resulted from higher click-based advertising revenue due to increased traffic across the websites and an increase in the volume of clicks on advertisers' placements. Although click-based advertising revenue growth has generally been driven by traffic volume, a focus is maintained on the various factors that could impact revenue growth, including, but not limited to, the growth in hotel shoppers, CPC pricing fluctuations, the overall economy, the ability of advertisers to monetize traffic, the quality and mix of traffic to the websites and the quality and mix of traffic from advertising placements to advertisers, as well as advertisers' evolving approach to transaction attribution models and return on investment targets. TripAdvisor monitors and regularly responds to changes in these factors in order to strategically improve the user experience, customer satisfaction and monetization in this dynamic environment.

Results of Operations—Combined—March 31, 2014 and 2013

        General.    We provide in the tables below information regarding our Combined Operating Results and Other Income and Expense, as well as information regarding the contribution to those items from our principal reportable segment. The "corporate and other" category consists of those assets or businesses which we do not disclose separately. For a more detailed discussion and analysis of the financial results of the principal reporting segment, see "Results of Operations—Businesses" below.

 Operating Results

	Three months ended March 31,
	2014	2013
	(amounts in millions)
Revenue
TripAdvisor	$281	230
Corporate and other	13	17

Combined TripCo	$294	247

Adjusted OIBDA
TripAdvisor	$122	109
Corporate and other	(6)	(7)

Combined TripCo	$116	102

Operating Income (Loss)
TripAdvisor	$36	15
Corporate and other	(7)	(7)

Combined TripCo	$29	8

        Revenue.    Our combined revenue increased approximately $47 million during the three months ended March 31, 2014 as compared to the corresponding period in the prior year. The increase was due to revenue growth at TripAdvisor offset slightly by decreased revenue at BuySeasons for the three months ended March 31, 2014, as compared to the prior period. The decrease in revenue at BuySeasons was primarily driven by lower site traffic and conversion which reduced order volume. See "Results of Operations—TripAdvisor" below for a more complete discussion of the results of operations of TripAdvisor.

        Adjusted OIBDA.    We define Adjusted OIBDA as revenue less cost of sales, operating expenses and selling, general and administrative (SG&A) expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. See note 8 to the accompanying March 31, 2014 condensed combined financial statements for a reconciliation of Adjusted OIBDA to earnings (loss) before income taxes.

        Combined Adjusted OIBDA increased approximately $14 million during the three months ended March 31, 2014, as compared to the corresponding period in the prior year. The increase was due to the increased operating results of TripAdvisor and a slightly lower Adjusted OIBDA loss at BuySeasons and corporate and other. Further cost containment through reduced marketing spend and certain operational efficiencies at Buyseasons provided a slightly lower Adjusted OIBDA loss during the period. See "Results of Operations—TripAdvisor" below for a more complete discussion of the results of operations of TripAdvisor.

        Operating Income (Loss).    Our combined operating income increased approximately $21 million for the three months ended March 31, 2014, as compared to the corresponding period in the prior year. The change in operating income from 2013 was primarily due to the increased operating results of TripAdvisor and lower amortization expense of intangibles related to the assets recognized in connection with the combination of TripAdvisor as the amortization is slightly accelerated due to the estimated usage of such assets. See "Results of Operations—TripAdvisor" below for a more complete discussion of the results of operations of TripAdvisor.

Other Income and Expense

        Components of Other Income (Expense) are presented in the table below.

	Three months ended March 31,
	2014	2013
	(amounts in millions)
Interest expense (including related party)
TripAdvisor	$(2)	(3)
Corporate and other	—	—

Combined TripCo	$(2)	(3)

Other, net
TripAdvisor	$—	—
Corporate and other	—	(1)

Combined TripCo	$—	(1)

        Interest expense.    Interest expense was flat as the total debt balance did not change significantly as compared to the prior period.

        Other, net.    The primary component of other, net is the income and interest earned on marketable securities and net foreign exchange gains and losses and was relatively flat as compared to the prior period. Yield on these investments was slightly lower period over period.

        Income taxes.    Income tax expense for the three months ended March 31, 2014 and 2013 was approximately $4 million and zero, respectively, and the effective tax rate was approximately 15% and zero, respectively. The effective rate for these periods was lower than the federal rate of 35% due primarily to foreign tax benefits.

        Net earnings.    We had net earnings of $23 million and $4 million for the three months ended March 31, 2014 and 2013, respectively. The change in net earnings was the result of the above described fluctuations in our revenue and expenses.

Liquidity and Capital Resources

        As of March 31, 2014 substantially all of our cash and cash equivalents are invested in U.S. Treasury securities, other government securities or government guaranteed funds, AAA rated money market funds and other highly rated financial and corporate debt instruments.

        The following are potential sources of liquidity: available cash balances, proceeds from asset sales, monetization of our investments, outstanding or anticipated debt facilities, debt and equity issuances, and dividend and interest receipts.

        As of March 31, 2014 TripCo had a cash balance of $322 million. Approximately $319 million of the cash balance, at March 31, 2014, is held at TripAdvisor which is not readily accessible due to TripAdvisor being a separate publicly traded company and the significant non-controlling interest in TripAdvisor. Approximately $231 million of the TripAdvisor cash balance is held by foreign subsidiaries of TripAdvisor which is generally accessible but certain tax consequences may reduce the net amount of cash TripAdvisor is able to utilize for domestic purposes. TripCo is anticipated to hold approximately $50 million in corporate cash at the date of the Trip Spin-Off following the drawdown of an anticipated $400 million in Margin Loans (see "Description of Certain Indebtedness" for further discussion) and distribution to Liberty of $350 million.

	Three months ended March 31,
	2014	2013
	(amounts in millions)
Cash flow information
Net cash provided (used) by operating activities	$104	31
Net cash provided (used) by investing activities	$(129)	(180)
Net cash provided (used) by financing activities	$(7)	(6)

        During the three months ended March 31, 2014, TripCo's primary use of cash was approximately $107 million of net purchases of short-term and long-term marketable securities. This use of cash was funded primarily with cash from operations and cash on hand. Uses of cash in the prior period were primarily related to the investment in certain short-term and long-term marketable securities.

        The projected use of TripCo's corporate cash will be to primarily fund any operational cash deficits at BuySeasons and to pay management and services fees for public company support (not expected to exceed $4 million annually). We anticipate TripCo's initial corporate cash balance (without other financial resources potentially available, including availability under the Margin Loans and potential dividends) to be sufficient to maintain operations for approximately five years. The debt service costs of the Margin Loans described above are paid in kind and become outstanding principal. At the maturity of the Margin Loans, a number of options are available to satisfy the loan assuming appreciation of TripAdvisor's share value. The TripAdvisor projected use of cash, incremental to increased operational investment in the business, will primarily be payment of long term debt obligations and other financial commitments, the continued repurchases of TripAdvisor common stock under their approved share buyback program and investment in new or existing businesses. Subsequent to March 31, 2014, TripAdvisor has made or is in the process of acquiring certain international and domestic businesses that operate in complimentary spaces to TripAdvisor which will allow TripAdvisor to further utilize their international and domestic website traffic to generate more travel leads. The international acquisitions allow TripAdvisor to reinvest foreign cash in an efficient manner.

Results of Operations—TripAdvisor

        TripAdvisor, Inc.    Our economic ownership interest in TripAdvisor is 22% and TripCo's results include the consolidated results of TripAdvisor and the elimination of approximately 78% of TripAdvisor's net income (loss), including purchase accounting adjustments, through the noncontrolling interest line item in the condensed combined statement of operations. TripAdvisor is a separate publicly traded company and additional information about TripAdvisor can be obtained through its website and its public filings. We believe a discussion of TripAdvisor's stand alone results promotes a better understanding of overall results of their business. TripAdvisor's revenue, Adjusted OIBDA and operating income on a standalone basis for the three months ended March 31, 2014 and 2013 were as follows (see tables below for a reconciliation of TripAdvisor's standalone results to those amounts reported by Liberty):

	Three months ended March 31,
	2014	2013
	(amounts in millions)
Revenue	$281	230
Operating Expense	40	26
SG&A	119	95

Adjusted OIBDA	122	109
Stock-based compensation	14	14
Depreciation and amortization	12	7

Operating income (loss) as reported by TripAdvisor	96	88

  Revenue

        Revenue increased $51 million during the three months ended March 31, 2014 when compared to the same period in 2013, primarily due to an increase in click-based advertising revenue of $28 million. The primary driver of the increase in click-based advertising revenue was an increase in hotel shoppers, which refers to users who view a listing of hotels in a city or visitors who view a specific hotel page as tracked by TripAdvisor, of 14% and an increase in revenue per hotel shopper of 1% for the three months ended March 31, 2014. Display-based advertising increased by $7 million during the three months ended March 31, 2014, primarily as a result of a 30% increase in the number of impressions sold due to increased sales productivity coupled with TripAdvisor's Delayed Ad Call product and worldwide growth particularly in emerging markets when compared to the same period in 2013, partially offset by a 1% decrease in pricing for the three months ended March 31, 2014. Subscription, transaction and other revenue increased by $16 million during the three months ended March 31, 2014, primarily due to growth in TripAdvisor's Business Listings and Vacation Rentals products.

  Adjusted OIBDA

  Operating expense

        The most significant driver of operating expense is technology and content costs which increased $9 million or 31% during the three months ended March 31, 2014 when compared to the same period in 2013, primarily due to increased personnel costs from increased headcount to support business growth, including international expansion, enhanced site features and additional personnel costs related to employees acquired through recent business acquisitions.

  Selling, general and administrative

        Direct sales and marketing costs increased $13 million or 25% during the three months ended March 31, 2014 when compared to the same period in 2013, primarily due to increased search engine marketing costs and other traffic acquisition costs, partially offset by a decrease in spending in social media and brand advertising costs. Personnel and overhead costs increased $9 million or 32% during the three months ended March 31, 2014 when compared to the same period in 2013, primarily due to an increase in headcount to support business growth, including international expansion and employees acquired through recent business acquisitions.

        General and administrative costs increased $3 million or 13% during the three months ended March 31, 2014, when compared to the same period in 2013, primarily due to increased personnel costs from increased headcount to support business growth.

  Operating Income (Loss)

        Operating income, on a standalone basis, was impacted by the above Adjusted OIBDA explanations in addition to an increase in the depreciation on property and equipment and amortization of intangible assets, from recent TripAdvisor acquisitions, during the three months ended March 31, 2014, as compared to the corresponding period in the prior year. The increase in operating income on a combined basis (as reconciled below) was the result of a decrease in amortization associated with purchase accounting adjustments due to the anticipated utilization of such intangibles acquired.

        The following is a reconciliation of the results as reported by TripAdvisor, used for comparison purposes as discussed above, for a greater understanding of the standalone operations of TripAdvisor to the results reported by Liberty (amounts in millions):

	Three months ended March 31, 2014
	As Reported by TripAdvisor	Purchase Accounting Adjustments	As Reported by TripCo
Revenue	$281	—	281
Operating Expense	40	—	40
SG&A	119	—	119

Adjusted OIBDA	122	—	122
Stock-based compensation	14	3	17
Depreciation and amortization	12	57	69

Operating income (loss)	$96	(60)	36

	Three months ended March 31, 2013
	As Reported by TripAdvisor	Purchase Accounting Adjustments	As Reported by TripCo
Revenue	$230	—	230
Operating Expense	26	—	26
SG&A	95	—	95

Adjusted OIBDA	109	—	109
Stock-based compensation	14	3	17
Depreciation and amortization	7	70	77

Operating income (loss)	$88	(73)	15

Results of Operations—Combined—December 31, 2013, 2012 and 2011

        General.    We provide in the tables below information regarding our Combined Operating Results and Other Income and Expense, as well as information regarding the contribution to those items from our reportable segment. The "corporate and other" category consists of those assets or businesses which we do not disclose separately. For a more detailed discussion and analysis of the financial results of the principal reporting segment, see "Results of Operations—TripAdvisor" below.

  Operating Results

	Years ended December 31,
	2013	2012	2011
	(amounts in millions)
Revenue
TripAdvisor	$945	36	—
Corporate and other	89	129	155

Combined TripCo	$1,034	165	155

Adjusted OIBDA
TripAdvisor	$379	8	—
Corporate and other	(18)	(7)	3

Combined TripCo	$361	1	3

Operating Income (Loss)
TripAdvisor	$8	(5)	—
Corporate and other	(25)	(49)	—

Combined TripCo	$(17)	(54)	—

        Revenue.    Our combined revenue increased $869 million and $10 million for the years ended December 31, 2013 and 2012, respectively, as compared to the corresponding prior year periods. The significant increase in revenue during 2013 was the result of the full year consolidation of TripAdvisor. During 2012, the consolidation of TripAdvisor for one month more than offset the decrease in BuySeasons results. Revenue for BuySeasons declined for the years ended December 31, 2013 and 2012, as compared to the corresponding prior periods, due primarily to increased market pressure and competition. Other costume retailers, both on-line and bricks-and-mortar retailers were more aggressive in marketing and promotions and BuySeasons inventory mix had become less compelling for consumers. For the year ended December 31, 2013, as compared to the prior year period, BuySeasons' order volume decreased 42%, which was partially offset by a 3% increase in average order value. For the year ended December 31, 2012, as compared to the prior year period, order volume decreased 13.5% and average order value decreased 3.2%. BuySeasons expects in future periods to focus on better inventory offerings and spend marketing dollars in more efficient channels. See "Results of Operations—TripAdvisor" below for a more complete discussion of the results of operations of TripAdvisor.

        Adjusted OIBDA.    We define Adjusted OIBDA as revenue less cost of sales, operating expenses and selling, general and administrative (SG&A) expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. See note 13 to the accompanying December 31, 2013 combined financial statements for a reconciliation of Adjusted OIBDA to earnings (loss) from continuing operations before income taxes.

        Combined Adjusted OIBDA increased approximately $360 million and decreased approximately $2 million for the years ended December 31, 2013 and 2012, respectively, as compared to the corresponding prior year periods. The significant increase in Adjusted OIBDA during 2013 was the result of the full year consolidation of TripAdvisor offset slightly by declining results for BuySeasons. BuySeasons' results have been in decline over the past two years. BuySeasons' adjusted OIBDA declined for the years ended December 31, 2013 and 2012, as compared to the corresponding prior periods, primarily as a result of decreased revenue and declining product margin. Product margin was 22% in 2013, 31% in 2012 and 38% in 2011. The decline in product margin was the result of continued discounting of product to meet market pricing for costumes and sell through inventory. BuySeasons expects to continue to discount product prices in future periods to stay competitive with the overall market but anticipates some cost containment measures, related to the operation of a smaller business, which is expected to increase overall Adjusted OIBDA if these efforts are successful. We expect BuySeasons, based on growth projections and cost-containment initiatives, to be Adjusted OIBDA positive again within a few years. BuySeasons also recognized additional inventory adjustments of $3 million during the year ended December 31, 2012 as inventory continued to build as a result of decreased sales. See "Results of Operations—TripAdvisor" below for a more complete discussion of the results of operations of TripAdvisor.

        Operating Income (Loss).    Our combined operating loss decreased $37 million and increased $55 million for the years ended December 31, 2013 and 2012, respectively, as compared to the corresponding prior year periods. The significant increase in operating income during 2013 was the result of the full year consolidation of TripAdvisor's results offset by amortization related to intangibles recorded upon obtaining control of TripAdvisor. The decrease in 2012 was primarily due to the impairment of goodwill at BuySeasons, as a result of continued declining operating results and increased amortization of intangible assets related to TripAdvisor. See "Results of Operations—TripAdvisor" below for a more complete discussion of the results of operations of TripAdvisor.

  Other Income and Expense

        Components of Other Income (Expense) are presented in the table below.

	Years ended December 31,
	2013	2012	2011
	(amounts in millions)
Interest expense (including related party)
TripAdvisor	$(10)	(1)	—
Corporate and other	(2)	—	—

Combined TripCo	$(12)	(1)	—

Share of earnings (losses) of affiliates
TripAdvisor	$—	—	1
Corporate and other	—	38	—

Combined TripCo	$—	38	1

Gains (losses) on transactions, net
TripAdvisor	$(1)	—	—
Corporate and other	—	1,088	—

Combined TripCo	$(1)	1,088	—

Other, net
TripAdvisor	$2	—	—
Corporate and other	—	33	—

Combined TripCo	$2	33	—

        Interest expense.    Interest expense increased $11 million and remained flat for the years ended December 31, 2013 and 2012, respectively, as compared to the corresponding prior year periods. The increase in interest expense for the year ended December 31, 2013 was primarily the result of the consolidation of TripAdvisor and the inclusion of the interest expense related to TripAdvisor's debt. The 2012 interest expense reflects approximately one month of interest expense whereas 2013 includes a full year of interest expense in accordance with the consolidation of TripAdvisor during December 2012.

        Share of earnings (losses) of affiliates.    During the fourth quarter of 2011, Expedia, Inc. completed the pro-rata spin-off of TripAdvisor, a wholly owned subsidiary. During the second quarter of 2012 we disposed of approximately 8.5 million shares of TripAdvisor and then subsequently in the fourth quarter of 2012 we acquired approximately 5 million shares along with the right to control the vote of the shares of TripAdvisor's common stock and Class B common stock. Following the transaction we own approximately 22% of the equity and 57% of the total votes of all classes of TripAdvisor common stock. As we now control TripAdvisor we ceased accounting for our investment using the equity method of accounting and consolidated TripAdvisor for the last 20 days of 2012. Share of earnings for TripAdvisor for the year ended December 31, 2012 only includes TripCo's share of earnings in TripAdvisor through December 10, 2012.

        Gains (losses) on transactions, net.    The net loss on transactions for the year ended December 31, 2013 primarily relates to losses on the disposal of certain TripAdvisor fixed assets. The gains on transactions for the year ended December 31, 2012 relate to our acquisition of a controlling interest in TripAdvisor, and a gain on the sale of TripAdvisor shares ($288 million) during the year ended December 31, 2012. In December 2012, as discussed above, we acquired an additional ownership interest in TripAdvisor and the right to vote our shares of its Class B common stock. The application of business combination accounting, as a result of the acquisition, for TripAdvisor required the recognition of an $800 million gain which was the difference between the fair value of our previously held interest in TripAdvisor and the carrying value of the same ownership interest.

        Other, net.    For the year ended December 31, 2013 other, net primarily consisted of interest earned and amortization of discounts and premiums on TripAdvisor's marketable securities. The increase in interest income in 2013 is primarily due to the fact that TripAdvisor began investing in marketable securities during the fourth quarter of 2012. The primary component of other, net for the year ended December 31, 2012 was the recognition of a gain on the impact of TripAdvisor issuing additional equity during the year, at an amount in excess of our per share investment, while TripAdvisor was accounted for as an equity method affiliate. TripAdvisor issued shares under an outstanding warrant agreement which generated additional paid in capital above the TripCo cost basis in the shares.

        Income taxes.    Our income tax benefit (expense) for the years ended December 31, 2013, 2012 and 2011 was $55 million, $(124) million and $11 million, respectively. The 2013 effective tax rate is greater than the U.S. federal income tax rate of 35% due primarily to a change in the corporate effective state rate for outstanding deferred tax liabilities and assets of TripCo due to a change in the apportionment of income to various states. The 2012 effective tax rate is less than the U.S. federal income tax rate of 35% due primarily to the consolidation of TripAdvisor in the current period that triggered a gain for accounting purposes but not for tax purposes offset slightly by a goodwill impairment which is not deductible for tax purposes. The 2011 effective tax rate is greater than the U.S. federal income tax rate of 35% primarily due to a reversal of a valuation allowance attributable to BuySeasons that was no longer necessary after the contribution of TripAdvisor by Liberty.

        Net earnings.    We had a net loss of $7 million and net earnings of $983 million and $12 million for the years ended December 31, 2013, 2012 and 2011, respectively. The change in net earnings was the result of the above-described fluctuations in our revenue, expenses and other gains and losses.

Liquidity and Capital Resources

        As of December 31, 2013 substantially all of our cash and cash equivalents are invested in U.S. Treasury securities, other government securities or government guaranteed funds, AAA rated money market funds and other highly rated financial and corporate debt instruments.

        The following are potential sources of liquidity: available cash balances, proceeds from asset sales, monetization of our investments, outstanding or anticipated debt facilities, debt and equity issuances, and dividend and interest receipts.

        As of December 31, 2013 TripCo had a cash balance of $354 million. Approximately $351 million of the cash balance is from TripAdvisor which is not readily accessible due to TripAdvisor being a separate publicly traded company and the significant noncontrolling interest in TripAdvisor. As of December 31, 2013, approximately $297 million of TripCo cash is held by TripAdvisor foreign subsidiaries. Cash in foreign subsidiaries is generally accessible but certain tax consequences may reduce the net amount of cash TripAdvisor is able to utilize for domestic purposes. Historically, TripAdvisor's operating cash flows have been sufficient to fund its working capital requirements, capital expenditures and long term debt obligations and other financial commitments and is expected to be sufficient in future periods. TripCo is anticipated to hold approximately $50 million in corporate cash at the date of the Trip Spin-Off following the drawdown of an anticipated $400 million margin loan (see "Description of Certain Indebtedness" for further discussion) and distribution to Liberty of $350 million.

	Years ended December 31,
	2013	2012	2011
	(amounts in millions)
Cash flow information
Net cash provided (used) by operating activities	$336	(19)	11
Net cash provided (used) by investing activities	$(205)	425	(6)
Net cash provided (used) by financing activities	$(147)	(38)	(6)

        During the year ended December 31, 2013, TripCo's primary uses of cash were approximately $145 million of shares repurchased by TripAdvisor, $107 million of net investments in short term investments and $60 million capital expenditures. These uses of cash were funded primarily with cash provided by operations. During the year ended December 31, 2012, TripCo's primary uses of cash were approximately $300 million to acquire a controlling interest which was funded with $338 million of cash proceeds from the sale of 8.5 million shares of TripAdvisor earlier in the year. Uses of cash in the prior years were related to the operations of BuySeasons including capital expenditures and debt repayments.

        The projected use of TripCo's corporate cash will be to primarily fund any operational cash deficits at BuySeasons and to pay management and services fees for public company support (not expected to exceed $4 million annually). We anticipate that TripCo's initial corporate cash balance (without other financial resources potentially available, including potential availability under the Margin Loans and potential dividends) to be sufficient to maintain operations for approximately five years. The debt service costs of the Margin Loans described above are paid in kind and become outstanding principal. At the maturity of the Margin Loans, a number of options are available to satisfy the loan assuming appreciation of TripAdvisor's share value. TripAdvisor's projected use of cash will primarily consist of repayments of interest and principal on the TripAdvisor Term Loan and Chinese credit facilities, payment of lease obligations, the repurchase of TripAdvisor common stock under the stock repurchase program approved in 2013 and potential investments or acquisitions in new or existing businesses.

 Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risk in the normal course of business due to our ongoing investing and financial activities and the conduct of operations by our subsidiaries in different foreign countries. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

        We are exposed to changes in interest rates primarily as a result of our borrowings used to maintain liquidity and to fund business operations. The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. We plan to manage our overall exposure to interest rates by maintaining what we believe is an appropriate mix of fixed and variable rate debt. We believe this will protect us from interest rate risk. We will achieve this mix by (i) issuing fixed rate debt that we believe has a low stated interest rate and significant term to maturity and (ii) issuing variable rate debt with appropriate maturities and interest rates. As of December 31, 2013, our debt is comprised of the following amounts of variable rate debt:

	Variable rate debt		Fixed rate debt
	Principal amount	Weighted avg interest rate	Principal Amount	Weighted avg interest rate
	(amount in millions)
TripAdvisor	$369	2.0%	—	N/A

        TripCo is exposed to foreign exchange rate fluctuations related primarily to the monetary assets and liabilities and the financial results of TripAdvisor's foreign subsidiaries. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. dollars at period-end exchange rates, and the statements of operations are generally translated at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in accumulated other comprehensive earnings (loss) as a separate component of parent's equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are translated at the average rate for the period. Accordingly, TripCo may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business including potential tax obligations associated with certain transactions post the Trip Spin-Off. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations, excluding uncertain tax positions as it is undeterminable when payments will be made, is summarized below.

	Payments due by period
	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
	(amounts in millions)
Combined contractual obligations
Long-term debt(1)	$369	69	300	—	—
Interest payments(2)	$15	6	9	—	—
Operating lease obligations	$270	16	36	41	177
Related party note payable	$30	2	28	—	—
Purchase orders and other obligations	$1	1	—	—	—

Total	$685	94	373	41	177

(1)
Amounts are stated at the face amount at maturity of our debt instruments. Amounts also include capital lease obligations. Amounts do not assume additional borrowings or refinancings of existing debt. The outstanding Chinese credit facility has been included as a current payment as the facility is short term in nature.

(2)
Amounts (i) are based on our outstanding debt at December 31, 2013, (ii) assume the interest rates on our variable rate debt remain constant at the December 31, 2013 rates and (iii) assume that our existing debt is repaid at maturity.

Critical Accounting Estimates

        The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported.

Fair Value Measurements

        Non-Financial Instruments.    Our non-financial instrument valuations are primarily comprised of our annual assessment of the recoverability of our goodwill and other nonamortizable intangibles, such as trademarks and our evaluation of the recoverability of our other long-lived assets upon certain triggering events and the initial recognition of such assets through the application of the purchase accounting method. If the carrying value of our definite lived intangible assets and long-lived assets exceeds their undiscounted cash flows, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our combined statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Due to the high degree of judgment involved in our estimation techniques, any value ultimately derived from our long-lived assets may differ from our estimate of fair value. As each of our operating segments has long-lived assets, this critical accounting policy affects the financial position and results of operations of each segment.

        As of December 31, 2013, the intangible assets not subject to amortization for each of our significant reportable segments was as follows:

	Goodwill	Trademarks	Total
	(amounts in millions)
TripAdvisor	$3,460	1,828	5,288
Corporate and other	—	4	4

	$3,460	1,832	5,292

        We perform our annual assessment of the recoverability of our goodwill and other non-amortizable intangible assets as of December 31. We adopted accounting guidance relating to annual assessments of recoverability of goodwill and other non-amortizable intangibles during the current and prior years and at year-end we utilized a qualitative assessment for determining whether step one of the goodwill impairment analysis was necessary. During the year ended December 31, 2012 we recorded $39 million in goodwill impairments for the BuySeasons retail business. Continued declining operating results as compared to budgeted results and certain trends required a Step 2 impairment test and a determination of fair value for these subsidiaries. Fair value for these subsidiaries, including intangible assets and goodwill, was determined using TripCo projections of future operating performance and applying a combination of market multiples and a discounted cash flow calculation (Level 3).

Revenue Recognition and Retail Related Adjustments and Allowances.

        Revenue Recognition.    Revenue is recognized from the sale of goods and advertising services when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

        Click-based Advertising.    Revenue is derived primarily from click-through fees charged to our travel partners for traveler leads sent to the travel partners' website. We record revenue from click-through fees after the traveler makes the click-through to the travel partners' websites. Deferred revenue, which primarily relates to subscription-based programs, is recorded when payments are received in advance of our performance as required by the underlying agreements.

        Display and Other Advertising.    We recognize display advertising revenue ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the advertising contract. Subscription-based revenue is recognized ratably over the related subscription period. We recognize revenue from all other sources either upon delivery or when we provide the service.

        Merchandise Sales.    Revenue is recognized at the time of delivery to customers. An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The total reduction in sales due to returns was approximately $3.2 million, $4.1 million and $4.7 million for each of the years ended December 31, 2013, 2012 and 2011, respectively. Sales tax collected from customers on retail sales is recorded on a net basis and is not included in revenue.

        Adjustments and Allowances.    BuySeasons records adjustments and allowances for inventory obsolescence and uncollectible receivables. Each of these adjustments is estimated based on historical experience. The inventory obsolescence is calculated as a percent of BuySeasons' inventory at the end of a reporting period based on among other factors, the age of the inventory, the sales experience for these items for the preceding 12 months and historical experience with liquidated inventory. The change in the reserve is included in cost of goods sold in the combined statements of operations. At December 31, 2013, BuySeasons' inventory is approximately $12 million, which is net of the obsolescence adjustment of approximately $2 million. Each of these estimates requires management judgment and actual activity may be different from management estimates.

Income Taxes

        We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

        Additionally, TripAdvisor records liabilities to address uncertain tax positions taken in previously filed tax returns or that are expected to be taken in a future tax return. The determination for required liabilities is based upon an analysis of each individual tax position, taking into consideration whether it is more likely than not that the tax position, based on its technical merits, will be sustained upon examination. For those positions for which a conclusion is reached that it is more likely than not it will be sustained, the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority is recognized. The difference between the amount recognized and the total tax position is recorded as a liability. The ultimate resolution of these tax positions may be greater or less than the liabilities recorded.

        TripAdvisor has not provided for deferred U.S. income taxes on undistributed earnings of certain foreign subsidiaries that are intended to be reinvested permanently outside the United States. Should the earnings of foreign subsidiaries be distributed in the form of dividends or otherwise, they may be subject to U.S. income taxes. Due to complexities in tax laws and various assumptions that would have to be made, it is not practicable, at this time, to estimate the amount of unrecognized deferred U.S. taxes on these earnings.

Stock-Based Compensation

        The exercise price for all stock options granted is equal to the market price of the underlying shares of common stock at the date of grant. In this regard, when making stock option awards, the practice is to determine the applicable grant date and to specify that the exercise price shall be the closing price of the respective common stock on the date of grant. Stock options granted during the year ended December 31, 2013 typically have a term of ten years from the date of grant and generally vest over a four-year period.

        The estimated fair value of options granted to date is calculated using the Black-Scholes model. The Black-Scholes model incorporates assumptions to value stock-based awards, which includes the risk-free rate of return, volatility, expected term and expected dividend yield.

        The risk-free interest rate is based on the rates currently available on zero-coupon U.S. Treasury issues, in effect at the time of the grant, whose remaining maturity period most closely approximates the stock option's expected term assumption. The volatility of the respective common stock is estimated by using an average of historical stock price volatility of publicly traded companies that are considered peers based on daily price observations over a period equivalent or approximate to the expected term of the stock option grants. The decision to use a weighted average volatility factor of a peer group was based upon the relatively short period of availability of data on the respective common stock. The expected term was estimated using the simplified method for all stock options. The expected dividend yield is zero, as no dividends have been paid on the respective common stocks to date.

        The fair value of stock options, net of estimated forfeitures, is amortized as stock-based compensation expense over the vesting term on a straight-line basis, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date.

Results of Operations—TripAdvisor

        The consolidated results of operations for TripAdvisor were not significant for the year ended December 31, 2012, due to the consolidation of TripAdvisor for only one month. However, TripAdvisor results were more significant in 2013. Therefore, we believe a discussion of TripAdvisor's stand-alone operating results is appropriate to understand the TripAdvisor business. We note that the historical results do not include any purchase accounting amortization and adjustments and may not be indicative of future results. See the pro forma information in note 4 in the accompanying annual financial statements. Our economic ownership interest in TripAdvisor is 22% and TripCo's results include the consolidated results of TripAdvisor and the elimination of approximately 78% (the applicable noncontrolling interest percentage) of TripAdvisor's net income (loss) through the noncontrolling interest line item. TripAdvisor is a separate publicly traded company and additional information about TripAdvisor can be obtained through its website and its public filings. We believe a discussion of TripAdvisor's stand alone results promotes a better understanding of the overall results of its business.

        The following table depicts the results as reported by TripAdvisor, used for comparison purposes as discussed above, for a greater understanding of the stand-alone operations of TripAdvisor to the results reported by TripCo:

	Years ended December 31,
	2013	2012	2011
	(amounts in millions)
Revenue	$945	763	637
Operating expense	127	88	64
SG&A	439	323	250

Adjusted OIBDA	$379	352	323
Stock based compensation	49	30	17
Depreciation and amortization	35	26	26
Spin-off costs	—	—	7

Operating income	$295	296	273
Adjustment for purchase accounting and to eliminate results prior to consolidation(1)	(287)	(301)	N/A

TripAdvisor operating income (loss) as reported by TripCo	$8	$(5)	N/A

(1)
Purchase accounting adjustments primarily relate to the amortization of certain customer relationships and other intangibles and recognition of incremental stock-based compensation.

Revenue

        TripAdvisor derives substantially all of its revenue through the sale of advertising, primarily through click-based advertising and, to a lesser extent, display-based advertising. In addition, TripAdvisor earns revenue through a combination of subscription-based offerings related to its Business Listings and Vacation Rentals products, transaction revenue from selling room nights on its transactional sites, and other revenue including content licensing. Revenue increased $182 million during the year ended December 31, 2013 when compared to the same period in 2012, primarily due to an increase in click-based advertising revenue of $108 million. The primary driver of the increase in click-based advertising revenue was an increase in hotel shoppers, which refers to users who view a listing of hotels in a city or visitors who view a specific hotel page as tracked by TripAdvisor, of 36% for the year ended December 31, 2013, partially offset by lower revenue per hotel shopper of 13% for the year ended December 31, 2013, primarily due to a combination of lower user conversion related to the transition to hotel metasearch, growth in hotel shoppers on smartphones, which have a lower monetization rate than desktops and tablets, and growth in emerging international markets that are currently monetizing at lower levels than mature markets. Display-based advertising increased by $25 million during the year ended December 31, 2013, primarily as a result of a 34% increase in the number of impressions due to increased site traffic and worldwide growth particularly in emerging markets, respectively, when compared to the same period in 2012, partially offset by a decrease in pricing by 5% for the year ended December 31, 2013. Subscription, transaction and other revenue increased by $49 million during the year ended December 31, 2013, respectively, primarily due to growth in TripAdvisor's Business Listings and Vacation Rentals products. TripAdvisor derives substantially all of its revenue through the sale of advertising, primarily through click-based advertising and, to a lesser extent, display-based advertising. In addition, TripAdvisor earns revenue through a combination of subscription-based offerings related to its Business Listings and Vacation Rentals products, transaction revenue from selling room nights on TripAdvisor's transactional sites, and other revenue including content licensing.

        Revenue increased $126 million during the year ended December 31, 2012 when compared to the same period in 2011, primarily due to an increase in click-based advertising revenue of $88 million. The primary driver of the increase in click-based advertising revenue was an increase in hotel shoppers during the year ended December 31, 2012, when compared to the same period for 2011, of over 30%, partially offset by lower clicks per hotel shopper due to the TripAdvisor site redesign in September 2011, and lower revenue per click. Subscription, transaction and other revenue increased by $30 million during the year ended December 31, 2012, primarily due to growth in subscription based products, Business Listings and Vacation Rentals products.

Adjusted OIBDA

        Adjusted OIBDA as a percentage of revenue has declined year over year as TripAdvisor continues to invest in the business and the brand. The primary expenses that drive Adjusted OIBDA results are operating expense (primarily technology and content costs), sales and marketing and general and administrative expense.

Technology and Content

        Technology and content expenses consist of personnel and overhead expenses, including salaries and benefits, stock-based compensation expense and bonuses for salaried employees and contractors engaged in the design, development, testing and maintenance of the TripAdvisor website. Other costs include licensing and maintenance expense.

        Technology and content costs increased $44 million or 51% during the year ended December 31, 2013 when compared to the same period in 2012, primarily due to increased personnel costs from increased headcount to support business growth, including international expansion, enhanced site features, extending products onto smartphone and tablet platforms, and development of the hotel metasearch product, as well as an increase in stock based compensation (excluded from Adjusted OIBDA but included in operating income) and additional personnel costs related to employees acquired in recent business acquisitions.

        Technology and content costs increased $30 million during the year ended December 31, 2012 when compared to the same period in 2011, primarily due to increased personnel costs from increased headcount to support business growth, including international expansion, enhanced site features, extending products onto smartphone and tablet platforms and development of a new hotel metasearch product.

Selling and Marketing

        Sales and marketing expenses primarily consist of direct costs, including search engine marketing, or SEM, other traffic acquisition costs, syndication costs and affiliate program commissions, brand advertising and public relations. In addition, indirect sales and marketing expense consists of personnel and overhead expenses, including salaries, commissions, benefits, stock-based compensation expense and bonuses for sales, sales support, customer support and marketing employees.

        Direct sales and marketing costs increased $66 million or 38% during the year ended December 31, 2013 when compared to the same period in 2012, primarily due to increased search engine marketing costs, other traffic acquisition costs and brand advertising costs, including offline advertising, partially offset by a decrease in spending in social media costs. Personnel and overhead costs increased $36 million or 40% during the year ended December 31, 2013 when compared to the same period in 2012, primarily due to an increase in headcount to support business growth, including international expansion, and employees acquired in recent business acquisitions and also increased stock-based compensation costs (excluded from Adjusted OIBDA but included in operating income).

        Direct selling and marketing costs increased $40 million during the year ended December 31, 2012 when compared to the same period in 2011, primarily due to increased search engine marketing costs, brand advertising costs and investments in social media costs. TripAdvisor increased spending on social media in the year ended December 31, 2012 compared to the same period in 2011, in order to increase social engagement on its websites. Personnel and overhead costs increased $17 million during the year ended December 31, 2012 when compared to the same period in 2011, primarily due to an increase in headcount to support business growth, including international expansion.

General and Administrative

        General and administrative expense consists primarily of personnel and related overhead costs, including executive leadership, finance, legal and human resource functions and stock-based compensation as well as professional service fees and other fees including audit, legal, tax and accounting, and other costs including bad debt expense and charitable foundation costs.

        General and administrative costs increased $22 million or 30% during the year ended December 31, 2013, when compared to the same period in 2012, primarily due to increased personnel costs related to an increase in stock-based compensation (excluded from Adjusted OIBDA but included in operating income), as well as increased headcount to support business growth and additional professional service fees in order to support the operations and an increase to the bad debt provision.

        General and administrative costs increased $31 million during the year ended December 31, 2012, when compared to the same period in 2011, due to increased personnel and overhead costs related to an increase in stock based compensation, as well as increased headcount to support business growth, and a full year of costs related to additional headcount and professional service fees to support TripAdvisor's operations as a standalone public company in 2012. TripAdvisor also incurred increased professional service fees primarily related to legal and tax initiatives. In addition, in connection with the spin-off from Expedia (the Expedia Spin-Off), TripAdvisor assumed Expedia's obligation to fund a charitable foundation. TripAdvisor's expense related to the funding of this charitable foundation was $7 million for the year ended December 31, 2012.

        The following is a reconciliation of the results as reported by TripAdvisor, used for comparison purposes as discussed above, for a greater understanding of the stand-alone operations of TripAdvisor to the results reported by TripCo (amounts in millions):

	Year ended December 31, 2013
	As Reported By TripAdvisor	Purchase Accounting Adjustments	As Reported By TripCo
Revenue	$945	—	945
Operating expense	(127)	—	(127)
Selling, general and administrative expense	(439)	—	(439)

Adjusted OIBDA	379	—	379
Stock-based compensation expense	(49)	(11)	(60)
Depreciation and amortization expense	(35)	(276)	(311)

Operating income (loss)	$295	(287)	8

	Year ended December 31, 2012
	As Reported By TripAdvisor	Purchase Accounting Adjustments	Elimination For Equity Method Accounting Prior To Combination	As Reported By TripCo
Revenue	$763	—	(727)	36
Operating expense	(88)	—	80	(8)
Selling, general and administrative expense	(323)	—	303	(20)

Adjusted OIBDA	352	—	(344)	8
Stock-based compensation expense	(30)	—	30	—
Depreciation and amortization expense	(26)	(12)	25	(13)

Operating income (loss)	$296	(12)	(289)	(5)

DESCRIPTION OF CERTAIN INDEBTEDNESS

Margin Loans

        Prior to the consummation of the Spin-Off, we anticipate that a newly-formed, wholly-owned special purpose subsidiary of TripCo, TripSPV, will enter into the Margin Loan Agreements with each of the lenders. The summary provided in this section is based solely on the terms of the Margin Loan Agreements as currently anticipated between us and the lenders.

        The Margin Loan Agreements will permit TripSPV, subject to certain funding conditions, to borrow term loans on the closing date of the Margin Loan Agreements (the Closing Date) in a principal amount equal to $400 million. The maturity date of the Margin Loans is 3 years after the Closing Date. $350 million of the amount borrowed pursuant to the Margin Loan Agreements will be distributed to Liberty prior to the Spin-Off.

        TripSPV's obligations under the Margin Loan Agreements will be fully and unconditionally guaranteed solely by TripCo and secured by first priority liens on all of the common stock of TripAdvisor owned by TripSPV, including up to [18,159,752] shares of the common stock of TripAdvisor and up to [12,799,999] shares of the class B common stock of TripAdvisor. If TripSPV defaults on its obligations under the Margin Loan Agreements, the lenders can declare all borrowings and paid in kind interest added to the principal amount of the Margin Loans, if any, outstanding under the Margin Loan Agreements, together with any accrued and unpaid interest, to be immediately due and payable, and if TripSPV and TripCo are unable to pay such amounts, the lenders may foreclose on the pledged stock securing their respective Margin Loans and any other collateral that then secures TripSPV's obligations under the Margin Loan Agreements, exercise any and all other rights such lenders may have against TripSPV at law or in equity and may pursue their respective rights under the guarantees of TripCo.

        Borrowings under the Margin Loan Agreements will bear interest at a per annum rate equal to the 3-month LIBOR rate plus a spread of 3.25% per annum, unless it is unlawful for the applicable lender to fund or maintain loans based on LIBOR or there are material restrictions on the applicable lender to do so, in which case borrowings under the Margin Loan Agreements will bear interest at the lesser of the federal funds rate, plus 1/2 of 1% and the prime rate of such lender, plus a spread of 3.25%. Interest will be payable quarterly in arrears, beginning on the date that is three months after the Closing Date; provided that cash then credited to TripSPV's collateral accounts shall be automatically applied toward accrued and unpaid interest on the then outstanding principal amounts of the loans and, if there is insufficient cash then credited to the collateral accounts to make the full interest payments then due on the loans, TripSPV may elect to apply such shortfall to the outstanding principal balance of the Margin Loans (with interest on such additional loan amount also accruing interest as set forth in the Margin Loan Agreements) .

        TripSPV may prepay the Margin Loans at any time, subject to certain notice requirements and an early termination premium if the TripSPV prepays all or any portion of the Margin Loans prior to the date that is [less than two years] after the Closing Date of such loans. The Margin Loan Agreements will require mandatory prepayments, together with the payment of the early termination premium, if applicable, or, in some cases, the posting of additional collateral upon the occurrence of certain events that are customary for margin loans of this type.

        The Margin Loan Agreements will contain various affirmative and negative covenants that restrict the activities of TripSPV (including, with limited exceptions, the incurrence of additional indebtedness by TripSPV) and, in some cases, us, as guarantor. The Margin Loan Agreements will not include any financial covenants. The Margin Loan Agreement is expected to contain events of default that are customary for margin loans of this type, including upon the occurrence of the following events (and subject to customary cure periods and materiality thresholds):

  •
  failure to pay principal, interest or other amounts due under the Margin Loan Agreements (including margin calls or other mandatory prepayments);

  •
  failure to observe covenants or other agreements or inaccuracy of representations or warranties under the Margin Loan Agreements;

  •
  failure to give notice to the administrative agent upon the occurrence of certain events;

  •
  insolvency and related occurrences or events of insolvency with respect to TripSPV or TripCo;

  •
  judgments entered against TripSPV or TripCo above certain thresholds;

  •
  failure of enforceability or invalidity of the Margin Loan documents or the effectiveness of the liens created under the Margin Loan documents;

  •
  approval by TripAdvisor of amendments to its organizational documents that would restrict the lenders' ability to foreclose on and sell the TripAdvisor shares pledged under the Margin Loan documents;

  •
  default by TripCo under the guarantee agreement it will enter into with respect to TripSPV's obligations under the Margin Loan Agreements;

  •
  default by TripCo or TripSPV under other agreements governing material indebtedness; and

  •
  [early termination of any permitted derivative transaction with respect to the shares of TripAdvisor pledged by TripSPV under the Margin Loan Agreements that arises out of a default by TripSPV.]

Liberty Line of Credit

        Substantially concurrently with TripSPV's entering into the Margin Loan Agreement, TripCo and Liberty LLC will enter into a Master Promissory Note whereby TripCo may request and Liberty LLC agrees to fund and advance, from time to time, up to $200,000,000 in aggregate principal amount of loans to TripCo if there is a mandatory prepayment due under either or both of the Margin Loan Agreements that is as a result of either the market reference price of the common shares of TripAdvisor being less than certain agreed upon share prices or the loan to value ratio being equal to or exceeding 45%; provided that such funds so drawn by TripCo must be immediately contributed by TripCo to TripSPV and used by TripSPV to either satisfy any sums due under the Margin Loan Agreements as a result of such mandatory prepayment event, or deposited by TripSPV in a collateral account as collateral for the obligations of TripSPV under the Margin Loan Agreements. The maturity date of the Master Promissory Note is the earlier to occur of the date the Margin Loans become due and payable in full , and the date which is 3 years [after the date of the Master Promissory Note]. TripCo's obligations under the Master Promissory Note will be secured by first priority liens on all of TripCo's equity interest in TripSPV and any other subsidiaries of TripCo. If TripCo defaults on its obligations under the Master Promissory Note, then Liberty LLC can declare all loans and paid in kind interest added to the principal amount of the loans, if any, outstanding under the Master Promissory Note, together with any accrued and unpaid interest, to be immediately due and payable, and if TripCo is unable to pay such amounts, Liberty LLC may foreclose on the pledged equity securing the loans made under Master Promissory Note and any other collateral that then secures TripCo's obligations under the Master Promissory Note and exercise any and all other rights it may have against TripCo at law or in equity.

        Loans made under the Master Promissory Note will bear interest at a per annum rate equal to the applicable floating rate then being charged under the Margin Loan Agreements. Interest will be due and payable within 3 business days after the last day of each calendar quarter. To the extent accrued and unpaid interest otherwise due on such date is not paid in full, such deficiency shall, effective on such date, no longer be due and payable on such date, and instead increase the aggregate principal amount of the loans made under the Master Promissory Note (with interest on such additional loan amounts also accruing interest as described in the preceding sentence); provided that all accrued and unpaid interest shall be due and payable on the Maturity Date or any earlier acceleration of the Master Promissory Note. TripCo will pay to Liberty LLC a one time, non-refundable fee of 00.25% of the original principal amount of each loan made under the Master Promissory Note, which amount will be payable by TripCo upon TripCo's receipt of the proceeds of each such loan.

        TripCo may prepay the loans made under the Master Promissory Note at any time. The Master Promissory Note will prohibit TripCo from merging into, selling, assigning, transferring, conveying or otherwise disposing of more than 50% of the common equity of TripSPV unless certain conditions are met and will not include any financial covenants. It will also contain events of default that are customary for loans of this type.

 MANAGEMENT

Directors

        The following sets forth certain information concerning the persons who are expected to serve as the initial directors of TripCo immediately following the Spin-Off, including their ages, directorships held and a description of their business experience, including, if applicable, current positions held with Liberty. No assurance can be given, however, as to whether these directors will continue to serve on the TripCo board following the expiration of their respective terms, as their re-election will be subject to the approval of TripCo's stockholders.

Name	Position and Experience
Gregory B. Maffei	[Chief Executive Officer, President and [•]] of TripCo.
Age: [54]
Professional Background: Mr. Maffei has served as the Chief Executive Officer and President of Liberty since February 2006. He also served as Liberty's CEO-Elect from November 2005 through February 2006. Mr. Maffei has also served as the Chief Executive Officer and President of Liberty Media (including its predecessor) since May 2007. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation.

Other Public Company Directorships: Mr. Maffei has served as a director of Liberty since November 2005 and Liberty Media (including its predecessor) since May 2007 and as the Chairman of the Board and a director of Starz since January 2013. He has served as the Chairman of the Board of Sirius XM Holdings Inc. since April 2013 and as a director since March 2009. Mr. Maffei has also served as the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and as a director since February 2011. He has served as the Chairman of the Board of TripAdvisor since February 2013. Mr. Maffei has also served as a director of Zillow, Inc. since May 2005 and Charter Communications, Inc. since May 2013. Mr. Maffei served as a director of Electronic Arts, Inc. from June 2003 to July 2013, DIRECTV and its predecessors from February 2008 to June 2010 and Barnes & Noble, Inc. from September 2011 to April 2014.

Board Membership Qualifications: Mr. Maffei brings to our board significant financial and operational experience based on his senior policy making positions at Liberty, Liberty Media, Oracle Corporation, 360networks Corporation and Microsoft Corporation and his public company board experience. He provides our board with executive leadership perspective on the operations and management of large public companies and risk management principles.
[•]	[•].
Age: [•]
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Board Membership Qualifications: [•]

Name	Position and Experience
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Age: [•]
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Age: [•]
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Age: [•]
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Age: [•]
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Age: [•]
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Professional Background: [•]
Other Public Company Directorships: [•]
Board Membership Qualifications: [•]

Executive Officers

        The following sets forth certain information concerning the persons [(other than Mr. Maffei [and [    •    ]] who are also expected to serve as directors of TripCo and are described above)] who are the existing executive officers of Liberty and who are expected to serve as TripCo's initial executive officers immediately following the Spin-Off, including their ages, directorships held and a description of their business experience, including positions held with Liberty (including its predecessors). All of these executive officers also hold the positions indicated below with Liberty and provide such services pursuant to an existing services agreement between Liberty and Liberty Media. Notwithstanding the multiple roles to be served by these persons at TripCo, Liberty and/or Liberty Media following the Spin-Off, TripCo and Liberty believe the following persons are the most qualified and appropriate to serve in these multiple roles during the post-Spin-Off transition period given such person's in-depth knowledge of and experience with the businesses of TripCo, Liberty and Liberty Media. No assurance can be given, however, as to whether or how long these executive officers will continue to serve at any of the companies.

Name	Positions
Richard N. Baer	Senior Vice President and General Counsel of TripCo.
Age: [57]
Senior Vice President and General Counsel of Liberty and Liberty Media since January 2013. Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler	A Senior Vice President of TripCo.
Age: [54]
A Senior Vice President of Liberty Media since May 2007. A Senior Vice President of Liberty since April 2002.
Christopher W. Shean	A Senior Vice President of TripCo.
Age: [48]
A Senior Vice President of Liberty Media since May 2007 and the Chief Financial Officer since November 2011. The Controller of Liberty Media from May 2007 to October 2011. A Senior Vice President of Liberty since January 2002 and the Chief Financial Officer since November 2011. The Controller of Liberty from October 2000 to October 2011 and a Vice President of Liberty from October 2000 to January 2002. A director of TripAdvisor since February 2013.

        TripCo's executive officers will serve in such capacities until the first annual meeting of its board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

Directors and Executive Officers

        There is no family relationship between any of TripCo's executive officers or directors, by blood, marriage or adoption.

        During the past ten years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Director Independence

        It will be TripCo's policy that a majority of the members of its board of directors will be independent of its management. For a director to be deemed independent, TripCo's board of directors must affirmatively determine that the director has no direct or indirect material relationship with the company. To assist TripCo's board of directors in determining which of its directors will qualify as independent, the nominating and corporate governance committee of TripCo's board is expected to follow the Corporate Governance Rules of the Nasdaq Stock Market on the criteria for director independence.

        In accordance with these criteria, it is expected that the TripCo board of directors will determine that each of [    •    ] qualifies as an independent director of TripCo.

Board Composition

        The board of TripCo will be comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, auditing and financial engineering. Detailed information on TripCo's policies with respect to board candidates will be available following the establishment of the board's nominating and corporate governance committee.

        The following directors will serve in the following classes upon completion of the Spin-Off:

Class I	Class II	Class III
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]

Committees of the Board

        It is expected that TripCo's board of directors will form the following committees: audit committee, compensation committee, nominating and corporate governance committee and executive committee, which will have comparable responsibilities to the corresponding committees of Liberty's board. It is currently contemplated that the following persons will serve on the following committees upon completion of the Spin-Off:

Executive Committee	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
[•]	[•]	[•]	[•]
[•]	(Chairman)	(Chairman)	(Chairman)
	[•]	[•]	[•]

        In addition, it is currently contemplated that [    •    ] will be designated an "audit committee financial expert" for purposes of the Exchange Act and the rules and regulations of Nasdaq.

Compensation Committee Interlocks and Insider Participation

        TripCo's board of directors does not currently have a compensation committee. It is expected that no member of TripCo's compensation committee (once formed) will be or will have been, during 2013, an officer or employee of TripCo or Liberty, or will have engaged in any related party transaction in which TripCo or Liberty was a participant. It is expected that no interlocking relationship will exist between the TripCo board and its compensation committee and the board of directors or compensation committee of any other company.

Equity Incentive Plans

  Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan

        In connection with the Spin-Off, TripCo will adopt the Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan (the incentive plan). The incentive plan is designed to provide additional remuneration to officers, employees, nonemployee directors and independent contractors for exceptional service and to encourage their investment in TripCo. Non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing may be granted under the incentive plan (collectively, awards). The maximum number of shares of TripCo common stock with respect to which awards may be granted is [    •    ], subject to anti-dilution and other adjustment provisions of the incentive plan. With limited exceptions, under the incentive plan, no person may be granted in any calendar year awards covering more than [    •    ] shares of TripCo common stock, subject to anti-dilution and other adjustment provisions of the incentive plan. In addition, no person may receive payment for cash awards during any calendar year in excess of $[    •    ] and no nonemployee director may be granted during any calendar year awards having a value (as determined on the grant date of such award) in excess of $[    •    ]. Shares of TripCo common stock issuable pursuant to awards will be made available from either authorized but unissued shares or shares that have been issued but reacquired by TripCo. The incentive plan will be administered by the compensation committee with regard to all awards granted under the incentive plan (other than awards granted to the nonemployee directors), and the compensation committee will have full power and authority to determine the terms and conditions of such awards. The incentive plan will be administered by the full board of directors with regard to all awards granted under the incentive plan to nonemployee directors, and the full board of directors will have full power and authority to determine the terms and conditions of such awards.

  Liberty TripAdvisor Holdings, Inc. Transitional Stock Adjustment Plan

        At the time of the Spin-Off, TripCo will also have awards outstanding under the transitional plan as described under "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        Prior to the Spin-Off, all of the outstanding shares of our common stock will be owned by Liberty. The following table sets forth information, to the extent known by Liberty or ascertainable from public filings, and taking into account the April 2014 Liberty Ventures stock split, with respect to the estimated beneficial ownership of each person or entity (other than certain persons who will serve as directors or executive officers of TripCo, whose ownership information follows) who is expected to beneficially own more than five percent of the outstanding shares of any series of TripCo common stock, assuming that the distribution had occurred at 5:00 p.m., New York City time, on May 31, 2014. The percentage voting power is presented on an aggregate basis for all series of TripCo common stock.

        The security ownership information for TripCo common stock has been estimated based upon the distribution ratio of 1-for-1 to holders of LVNTA and LVNTB and outstanding stock information for Liberty's common stock as of May 31, 2014, and, in the case of percentage ownership information, has been estimated based upon 70,787,998 shares of TripCo's Series A common stock and 2,885,378 shares of TripCo's Series B common stock estimated to have been issued in the distribution assuming that the distribution had occurred at 5:00 p.m., New York City time, on May 31, 2014. However, because of the difficulty in determining in advance the precise effect of the distribution on outstanding option awards and stock appreciation rights with respect to shares of LVNTA and LVNTB (see "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards" for more information), for purposes of the following presentation, we have not included beneficial ownership information with respect to any new option awards or stock appreciation rights with respect to shares of LTRPA and LTRPB that may be received by the persons for whom beneficial ownership information is presented below

        So far as is known to Liberty, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
		(in thousands)
John C. Malone	Series A	1,194,380	(1)(2)(3)	1.7	28.9
c/o Liberty Interactive Corporation	Series B	2,769,500	(1)(2)(4)	94.6
12300 Liberty Boulevard
Englewood, CO 80112
FPR Partners, LLC	Series A	5,719,832	(5)	8.1	5.7
199 Fremont Street, Suite 2500
San Francisco, CA 94105-2261
Jana Partners LLC	Series A	3,877,880	(6)	5.5	3.9
767 Fifth Avenue, 8th Floor
New York, NY 10153

*
Less than one percent.

(1)
Includes 78,580 LTRPA shares and 85,234 LTRPB shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes 28,148 shares of LTRPA and 45,892 shares of LTRPB held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(3)
Includes (i) 302,326 shares of LTRPA pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity to Mr. Malone and (ii) 780,386 of LTRPA pledged to Bank of America (BoA) in connection with a loan facility extended by BoA to Mr. Malone.

(4)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of Tele-Communications, Inc. (TCI), TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife. In connection with the acquisition by AT&T of TCI, TCI assigned to Liberty's predecessor its rights under this call agreement. Liberty has since succeeded to these rights. As a result, Liberty has the right, under certain circumstances, to acquire LVNTB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their LVNTB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of LVNTB after conversion to shares of LVNTA) and except for transfers made in compliance with Liberty's call rights. The call agreement will not apply to the LTRPB shares received by Mr. Malone and his wife in the distribution.

(5)
Based on Amendment No. 1 to Schedule 13G, dated February 14, 2014, filed with respect to Liberty by FPR Partners, LLC (FPR Partners), which states that FPR Partners has sole voting and dispositive power over such shares.

(6)
Based on Amendment No. 1 to Schedule 13G, dated February 14, 2014, filed with respect to Liberty by Jana Partners LLC (Jana Partners), which states that Jana Partners has sole voting and dispositive power over such shares.

Security Ownership of Management

        The following table sets forth information with respect to the estimated beneficial ownership by each person who is expected to serve as an executive officer or director of TripCo and all of such persons as a group of (1) shares of TripCo's Series A common stock and Series B common stock and (2) the common stock, par value $0.001 per share (TRIP), of our consolidated subsidiary TripAdvisor, assuming that the distribution had occurred at 5:00 p.m., New York City time, on May 31, 2014. The percentage voting power is presented on an aggregate basis for all series of TripCo common stock.

        The security ownership information for TripCo common stock has been estimated based upon the distribution ratio of 1-for-1 to holders of LVNTA and LVNTB and outstanding stock information for Liberty's common stock as of May 31, 2014, and, in the case of percentage ownership information, has been estimated based upon 70,787,998 shares of TripCo's Series A common stock and 2,885,378 shares of TripCo's Series B common stock estimated to have been issued in the distribution assuming that the distribution had occurred at 5:00 p.m., New York City time, on March 31, 2014. In the case of percentage ownership information for TripAdvisor common stock, the ownership information has been estimated based upon 129,853,198 TRIP shares and 12,799,999 shares of TripAdvisor's Class B Common Stock, par value $0.001 per share (TripAdvisor Class B), in each case, outstanding on April 29, 2014. None of our directors or named executive officers own shares of TripAdvisor Class B.

        Shares of restricted stock that will be issued pursuant to the transitional plan are included in the outstanding share numbers provided throughout this prospectus. However, because of the difficulty in determining in advance the precise effect of the distribution on outstanding option awards and stock appreciation rights with respect to shares of LVNTA and LVNTB for our directors and named executive officers (see "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards" for more information), for purposes of the following presentation, we have not included beneficial ownership information with respect to any new option awards or stock appreciation rights with respect to shares of LTRPA and LTRPB that may be received by the directors or named executive officers for whom beneficial ownership information is presented below.

        For purposes of the following presentation, beneficial ownership of shares of TripCo Series B common stock, though convertible on a one-for-one basis into shares of TripCo Series A common stock, is reported as beneficial ownership of Series B common stock, and not as beneficial ownership of Series A common stock, but the voting power of the Series A common stock and Series B common stock has been aggregated.

        The number of shares indicated as owned by the following persons includes interests in shares that would have been held by the Liberty Media 401(k) plan as of May 31, 2014. The shares held by the trustee of the Liberty 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

        So far as is known to Liberty, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
(In thousands)
Gregory B. Maffei	Series A	454	(1)(2)	*	*
[Chief Executive Officer, President and [•]]	Series B	—
	TRIP	7	(3)(4)	*	*
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	TRIP	[•]	([•])	[•]	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	TRIP	[•]	([•])	[•]	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	TRIP	[•]	([•])	[•]	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	TRIP	[•]	([•])	[•]	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	TRIP	[•]	([•])	[•]	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	TRIP	[•]	([•])	[•]	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	TRIP	[•]	([•])	[•]	[•]
Richard N. Baer	Series A	9	(2)	*	*
Senior Vice President and General Counsel	Series B	—
	TRIP	—
Albert E. Rosenthaler	Series A	18	(1)(2)	*	*
Senior Vice President	Series B	—
	TRIP	—
Christopher W. Shean	Series A	35	(1)(2)	*	*
Senior Vice President and Chief Financial Officer	Series B	—
	TRIP	5	(3)	*	*
All directors and executive officers as a group ([•] persons)	Series A	[•]	([•])	[•]	[•]
	Series B	[•]	([•])	[•]
	TRIP	[•]	([•])	[•]	[•]

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

LTRPA
Gregory B. Maffei	576
Albert E. Rosenthaler	1,230
Christopher W. Shean	857

Total	2,663

(2)
Includes restricted shares of LTRPA, none of which are vested, as follows:

Gregory B. Maffei	147,388
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
Richard N. Baer	9,104
Albert E. Rosenthaler	10,500
Christopher W. Shean	10,500
Total	[•]
(3)
Includes 4,094 restricted shares of TRIP held by each of Messrs. Maffei and Shean, none of which has vested.

(4)
Includes 1,938 shares of TRIP held by the Maffei Foundation, and in which Mr. Maffei has no pecuniary interest. Mr. Maffei and his wife, as the two directors of the Maffei Foundation, have shared voting and investment power with respect to any shares held by the Maffei Foundation.

Change of Control

        Other than as contemplated by the Spin-Off, we know of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of our company. For more information about the Spin-Off, please see "The Spin-Off."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In connection with the Spin-Off, we expect that our board of directors will adopt a formal written policy for the review, approval or ratification of any transactions or arrangements involving related parties. All of our directors, executive officers and employees will be subject to the policy and will be asked to promptly report any such related party transaction. We expect that the formal written policy will provide that, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed "related party transaction" (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. We expect that the formal written policy will also provide that no related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts. We also expect that directors will be asked to recuse themselves from any discussion or decision by the board or a board committee that involves or affects their personal, business or professional interests.

Relationships Between TripCo and TripAdvisor

  Governance Agreement

        Pursuant to a Governance Agreement between Liberty and TripAdvisor (the Governance Agreement), which will be assigned to us in connection with the Spin-Off, so long as we beneficially own at least 16,825,982 equity securities of TripAdvisor and the shares we own represent at least 15% of the total equity securities of TripAdvisor, we have the right to nominate up to 20% of the total number of TripAdvisor directors. We also have the right to nominate one director of TripAdvisor so long as we beneficially own at least 11,217,321 equity securities of TripAdvisor and the shares we own represent at least 5% of the total equity securities of TripAdvisor. However, following the December 2012 transaction in TripAdvisor common stock which resulted in Liberty's control of TripAdvisor, we beneficially own 22% of the equity and 57% of the total votes of all classes of TripAdvisor common stock. As a result, we are effectively able to control the outcome of all matters submitted to a vote or for the consent of TripAdvisor's stockholders (other than with respect to the election by the holders of TripAdvisor common stock of 25% of the members of TripAdvisor's Board of Directors as provided by the terms of TripAdvisor's Certificate of Incorporation and matters as to which Delaware law requires a separate class vote).

        In addition, the Governance Agreement provides that, for so long as we own at least 14,956,428 equity securities and the shares we own represent at least 5% of the total equity securities of TripAdvisor (the Consent Condition), TripAdvisor may not, without the prior approval of TripCo, engage in any transaction that would result in our company having to divest all or any part of our interests in TripAdvisor or any other material assets, or that would render continued ownership of such interests or assets illegal or would subject our company to any fines, penalties or material additional restrictions or limitations. In addition, for so long as the Consent Condition applies, if TripAdvisor (or any of its subsidiaries) incurs any indebtedness (other than a customary refinancing not to exceed the principal amount of the existing obligation being refinanced) after which TripAdvisor's "total debt ratio" (as defined in the Governance Agreement) equals or exceeds 8:1, then for so long as the total debt ratio continues to equal or exceed 8:1, TripAdvisor may not take any of the following actions without our prior approval:

  •
  (a) acquire or dispose of any assets or business, (b) issue any debt or equity securities, (c) redeem or repurchase any debt or equity securities of TripAdvisor or its subsidiaries, or (d) incur indebtedness, if the aggregate value of such transaction or transactions (alone or in combination) during any six month period equals 10% or more of TripAdvisor's market capitalization at the time of such transaction;

  •
  voluntarily commence any liquidation, dissolution or winding up of TripAdvisor or any material subsidiary of TripAdvisor;

  •
  make any material amendments to the certificate of incorporation or bylaws of TripAdvisor;

  •
  engage in any line of business other than online and offline travel media and related businesses, or other businesses engaged in by TripAdvisor as of the date of determination of the total debt ratio;

  •
  adopt any stockholder rights plan that would adversely affect TripCo; or

  •
  grant consent rights similar in type and magnitude to those above to a stockholder of TripAdvisor.

        The Governance Agreement also entitles our company to certain preemptive rights and registration rights with respect to its shares of TripAdvisor common stock.

        Pursuant to the Governance Agreement, in certain cases, TripCo must provide notice to TripAdvisor prior to taking certain actions: (1) prior to entering into any Hedging Transaction (as defined in the Governance Agreement) with respect to more than 4.9% of the outstanding shares of TRIP and shares of TripAdvisor Class B, TripCo shall give prior written notice to the Chief Financial Officer of TripAdvisor between one and ten business days prior to such transaction and (2) prior to a Transfer (as defined in the Governance Agreement) of any shares of TripAdvisor Class B to anyone other than a subsidiary of TripCo, TripCo must provide prior written notice to the board of directors of TripAdvisor.

        The foregoing summary of the Governance Agreement between Liberty and TripAdvisor, which will be assigned to us in connection with the Spin-Off, is qualified by reference to the full text of the Governance Agreement, which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

Relationships Between TripCo and Liberty and/or Liberty Media

        Following the Spin-Off, Liberty and TripCo will operate independently, and neither will have any ownership interest in the other. In order to govern certain of the ongoing relationships between Liberty and/or Liberty Media (or their respective subsidiaries), on the one hand, and TripCo, on the other hand, after the Spin-Off and to provide mechanisms for an orderly transition, Liberty and/or Liberty Media (or their respective subsidiaries), on the one hand, and TripCo, on the other hand, are entering into certain agreements, the terms of which are summarized below.

        In addition to the agreements described below, Liberty and/or Liberty Media may enter into, from time to time, agreements and arrangements with TripCo and certain of its related entities, in connection with, and in the ordinary course of, its business.

  Reorganization Agreement

        Prior to the effective time of the Spin-Off, TripCo will enter into a reorganization agreement with Liberty (the reorganization agreement) to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between TripCo and Liberty with respect to and resulting from the Spin-Off.

        The reorganization agreement will provide that, prior to the distribution date, Liberty will transfer to TripCo, or cause its other subsidiaries to transfer to TripCo, directly or indirectly, the TripCo Assets and Liabilities (other than the Margin Loan, which a subsidiary of TripCo will incur directly). The reorganization agreement will also provide for mutual indemnification obligations, which are designed to make TripCo financially responsible for substantially all of the liabilities that may exist relating to the businesses included in TripCo at the time of the Spin-Off together with certain other specified liabilities, as well as for all liabilities incurred by TripCo after the Spin-Off, and to make Liberty financially responsible for all potential liabilities of TripCo which are not related to TripCo's businesses, including, for example, any liabilities arising as a result of TripCo having been a subsidiary of Liberty, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, please see "—Tax Sharing Agreement" below.

        In addition, the reorganization agreement will provide for each of TripCo and Liberty to preserve the confidentiality of all confidential or proprietary information of the other party for five years following the Spin-Off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

        The reorganization agreement may be terminated and the Spin-Off may be abandoned, at any time prior to the distribution date, by and in the sole discretion of the Liberty board of directors. In such event, Liberty will have no liability to any person under the reorganization agreement or any obligation to effect the Spin-Off.

        This summary is qualified by reference to the full text of the reorganization agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part, and is hereby incorporated by reference herein.

  Tax Sharing Agreement

        Prior to the effective time of the Spin-Off, TripCo will enter into a tax sharing agreement with Liberty that governs Liberty's and TripCo's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters.

        References in this summary (i) to the terms "tax" or "taxes" mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes, (ii) to the term "Tax-related losses" refer to losses arising from the failure of the Spin-Off and related restructuring transactions to be tax-free, and (iii) to the term "compensatory equity interests" refer to options, stock appreciation rights, restricted stock, stock units or other rights with respect to Liberty stock or TripCo stock that are granted on or prior to the Spin-Off date by Liberty, TripCo or any of their respective subsidiaries in connection with employee, independent contractor or director compensation or other employee benefits. In addition, references to the "TripCo group" mean, with respect to any tax year (or portion thereof) ending at or before the effective time of the Spin-Off, TripCo and each of its subsidiaries at the effective time of the Spin-Off, and with respect to any tax year (or portion thereof) beginning after the effective time of the Spin-Off, TripCo and its subsidiaries during such tax year (or portion thereof); and references to the "Liberty group" mean, with respect to any tax year (or portion thereof), Liberty and its subsidiaries, other than any person that is a member of the TripCo group, during such tax year (or portion thereof).

        TripCo and certain of Liberty's eligible subsidiaries that will be contributed to TripCo currently join with Liberty in the filing of a consolidated return for U.S. federal income tax purposes and also join with Liberty in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, generally for tax periods beginning after the Spin-Off, TripCo and the members of the TripCo group will not join with Liberty in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

        Under the tax sharing agreement, except as described below, (i) Liberty will be allocated all taxes attributable to the members of the Liberty group, and all taxes attributable to the members of the TripCo group for a pre-Spin-Off period, that are reported on any consolidated, combined or unitary tax return that includes one or more members of the Liberty group and one or more members of the TripCo group, and (ii) each of Liberty and TripCo will be allocated all taxes attributable to the members of its respective group that are reported on any tax return (including any consolidated, combined or unitary tax return) that includes only the members of its respective group. Special rules apply, however, as follows:

  •
  Liberty will be allocated any taxes and Tax-related losses that result from the Spin-Off and related restructuring transactions, except that TripCo will be allocated any such taxes or Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by TripCo of any of its covenants relating to the Spin-Off and related restructuring transactions as described below, or (ii) result from Section 355(e) of the Code applying to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of TripCo; and

  •
  Liberty and TripCo will each be allocated 50 percent of any transfer taxes arising from the Spin-Off and related restructuring transactions.

        Liberty will be responsible for preparing and filing all tax returns which include one or more members of the Liberty group and one or more members of the TripCo group. In addition to the foregoing, each of Liberty and TripCo will be responsible for preparing and filing any tax returns that include only members of its respective group. On any tax return that TripCo is responsible for filing, TripCo and the members of the TripCo group will be required to allocate tax items between any tax returns for which TripCo is responsible and any related tax return for which Liberty is responsible that are filed with respect to the same tax year in a manner that is consistent with the reporting of such tax items on the tax return prepared by Liberty. All tax returns will be required to be filed by the parties in a manner consistent with the Ruling and tax opinion obtained in connection with the Spin-Off. Further, under the tax sharing agreement, amended tax returns with respect to the TripCo group may only be filed by the party responsible for filing the original tax return and the consent of Liberty will be required with respect to the filing of any amended tax return by TripCo that is likely to increase the taxes or indemnity obligations of Liberty by more than a de minimis amount (unless TripCo otherwise agrees to pay such incremental taxes or obligations).

        To the extent permitted by applicable law, income tax deductions with respect to the issuance, exercise, vesting or settlement after the date of the Spin-Off of any compensatory equity interests will be required to be claimed: (i) in the case of any active officer or employee, solely by the group that employs such person at the time of such issuance, exercise, vesting or settlement (as applicable), (ii) in the case of any former officer or employee, solely by the group that was the last to employ such person, and (iii) in the case of a director or former director (who is not an officer or employee or former officer or employee), solely by the Liberty group if such person was, at any time before or after the Spin-Off, a director of any member of the Liberty group, and in any other case, solely by the TripCo group. For purposes of the foregoing, except with respect to any officer or employee on the payroll of BuySeasons during any tax year (or portion thereof) who will exclusively be considered to be an employee of TripCo (or any member of the TripCo group) for such tax year (or portion thereof), an officer or employee of Liberty or a member of its group during any tax year (or portion thereof) shall exclusively be considered to be employed by Liberty or the applicable member of its group during such tax year (or portion thereof). The party whose group is allocated the foregoing income tax deductions (the employing party) will be required to satisfy all applicable tax reporting obligations and satisfy all liabilities for taxes imposed in connection with such compensatory equity interests; however, if the corporation that is the issuer or the obligor under the applicable compensatory equity interest is a member of a different group than the employing party, such issuing corporation will be required to remit to the employing party the amount required to be withheld in respect of any withholding taxes upon settlement of such compensatory equity interest.

        Generally, each of Liberty and TripCo will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the tax sharing agreement. If TripCo requests in writing that Liberty obtain a refund, credit or offset of taxes with respect to the carryback of any tax attribute of TripCo or the members of its group to a pre-Spin-Off tax period, Liberty will be required to take reasonable measures to obtain a refund, credit or offset of taxes with respect to such carryback; however, TripCo will only be entitled to such refund, credit or offset of taxes attributable (on a last dollar basis) to such carryback, and such amount will be net of any out-of-pocket costs, expenses, or increase in taxes incurred by Liberty with respect to the receipt or accrual thereof.

        Each of Liberty and TripCo will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which it is responsible for preparing and filing, and the other company will have the right to participate, at its own cost and expense, in such tax proceedings to the extent such proceedings could result in a tax liability for which such other company may be liable under the tax sharing agreement. Notwithstanding the foregoing, Liberty and TripCo will have the authority to jointly control all proceedings, including tax proceedings, involving any taxes or Tax-related losses arising from the Spin-Off or related restructuring transactions. The tax sharing agreement will further provide for the exchange of information for tax matters (and confidentiality protections related to such exchanged information), the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between Liberty and TripCo with respect to tax matters and in obtaining any supplemental private letter ruling from the IRS related to the Spin-Off that may be reasonably requested by a party.

        To the extent permitted by applicable tax law, TripCo and Liberty will treat any payments made under the tax sharing agreement as a capital contribution or distribution (as applicable) immediately prior to the Spin-Off. However, if any indemnity payment causes, directly or indirectly, an increase in the taxable income of the recipient (or its group), the payor's payment obligation must be grossed up to take into account the taxes owed by the recipient (or its group). Payments that are not made within the time period prescribed by the tax sharing agreement will bear interest until they are made.

        Finally, each of Liberty and TripCo will be restricted by certain covenants related to the Spin-Off and related restructuring transactions. These restrictive covenants will require that neither Liberty, TripCo nor any member of their respective groups take, or fail to take, any action following the Spin-Off if such action, or failure to act:

  •
  would be inconsistent with or prohibit certain restructuring transactions related to the Spin-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to Liberty and its subsidiaries;

  •
  would be inconsistent with or prohibit the Spin-Off from qualifying as a tax-free transaction under Sections 355, 368(a) and 361 of the Code to Liberty, its subsidiaries and the holders of Liberty Ventures common stock; or

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with the Ruling (or any supplemental private letter ruling) obtained from the IRS or tax opinion delivered to Liberty relating to the qualification of the Spin-Off as a tax-free transaction described under Sections 355 and 368(a) of the Code.

Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the Ruling or tax opinion obtained in connection with the Spin-Off.

        The parties must indemnify each other for taxes and losses allocated to them under the tax sharing agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the tax sharing agreement.

        Notwithstanding the tax sharing agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the Spin-Off in which TripCo (or its subsidiaries) have been included in Liberty's consolidated group or another company's consolidated group, TripCo (or its subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, TripCo would generally be entitled to be indemnified by Liberty for tax liabilities allocated to Liberty under the tax sharing agreement.

        This summary is qualified by reference to the full text of the tax sharing agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

  Services Agreement

        Liberty is currently a party to a services agreement with Liberty Media under which Liberty Media provides Liberty with certain specified services. Similarly, in connection with the Spin-Off, TripCo will enter into a services agreement with Liberty Media (the services agreement), pursuant to which, following the Spin-Off, Liberty Media will provide TripCo with specified services, including:

  •
  insurance administration and risk management services;

  •
  other services typically performed by Liberty Media's legal, investor relations, tax, accounting, and internal audit departments; and

  •
  such other services as Liberty Media may obtain from its officers, employees and consultants in the management of its own operations that TripCo may from time to time request or require.

In addition, Liberty Media will provide to TripCo certain technical and information technology services (including management information systems, computer, data storage, network and telecommunications services.

        TripCo will pay Liberty Media an agreed-upon services fee under the services agreement. TripCo will also reimburse Liberty Media for direct out-of-pocket costs incurred by Liberty Media for third party services provided to TripCo. Liberty Media and TripCo will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. The fees payable to Liberty Media for the first year of the services agreement are expected to be approximately $[    •    ].

        The services agreement will continue in effect until the close of business on the third anniversary of the Spin-Off, unless earlier terminated (1) by TripCo at any time on at least 30 days' prior written notice, (2) by Liberty Media upon written notice to TripCo following a change in control or certain bankruptcy or insolvency-related events affecting TripCo or (3) by TripCo, upon written notice to Liberty Media, following certain changes in control of Liberty Media or Liberty Media being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the services agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

  Facilities Sharing Agreement

        In connection with the Spin-Off, TripCo will enter into a three-year facilities sharing agreement (the facilities sharing agreement) with Liberty Property Holdings, Inc. (LPH), a wholly-owned subsidiary of Liberty Media, pursuant to which, following the Spin-Off, TripCo will share office facilities with Liberty and Liberty Media located at 12300 Liberty Boulevard, Englewood, Colorado. TripCo will pay a sharing fee for use of the office based on a comparable fair market rental rate and an estimate of the usage of the office facilities by or on behalf of TripCo. The facilities sharing agreement will continue in effect until the close of business on the third anniversary of the Spin-Off, unless earlier terminated (1) by TripCo at any time on at least 30 days' prior written notice, (2) by LPH upon written notice to TripCo following a default by TripCo of any of its material obligations under the facilities sharing agreement, which default remains unremedied for 30 days after written notice of such default is provided, (3) by TripCo upon written notice to LPH, following certain changes in control of Liberty Media or Liberty Media being the subject of certain bankruptcy or insolvency-related events or (4) by LPH upon written notice to TripCo, following certain changes in control of TripCo or TripCo being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the facilities sharing agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

  Liberty Line of Credit

        Substantially concurrently with TripSPV's entering into the Margin Loan Agreement, TripCo and Liberty LLC will enter into a Master Promissory Note whereby TripCo may request and Liberty LLC agrees to fund and advance, from time to time, up to $200,000,000 in aggregate principal amount of loans to TripCo under limited circumstances. For a description of the Liberty Line of Credit, see "Description of Certain Indebtedness—Liberty Line of Credit."

  Services Agreement between BuySeasons and Evite

        In connection with the Spin-Off, BuySeasons will enter into a services agreement with Evite (the BuySeasons services agreement), pursuant to which, following the Spin-Off, BuySeasons will provide Evite with specified services, including:

  •
  [    •    ]; and

  •
  such other services as BuySeasons may obtain from its officers, employees and consultants in the management of its own operations that Evite may from time to time request or require.

        [In addition, BuySeasons will provide to Evite certain technical and information technology services (including management information systems, computer, data storage, network and telecommunications services.]

        Evite will make payments to BuySeasons under the BuySeasons services agreement based upon a portion of BuySeasons' personnel costs (taking into account wages and benefits) of the BuySeasons officers and employees who are expected to provide services to Evite. These personnel costs will be comparable to those arrived at on an arms'-length basis and will be based upon the allocated percentages of time spent by BuySeasons personnel performing services for Evite under the BuySeasons services agreement. Evite will also reimburse BuySeasons for direct out-of-pocket costs incurred by BuySeasons for third party services provided to Evite. Evite and BuySeasons will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. Based upon the current personnel costs of the affected BuySeasons personnel and Evite's anticipated percentage usage thereof, the fees payable to BuySeasons for the first year of the BuySeasons services agreement are expected to be approximately $[    •    ].

        The BuySeasons services agreement will continue in effect until the close of business on the third anniversary of the Spin-Off, unless earlier terminated (1) by BuySeasons at any time on at least 30 days' prior written notice, (2) by Evite upon written notice to BuySeasons following a change in control or certain bankruptcy or insolvency-related events affecting BuySeasons or (3) by BuySeasons, upon written notice to Evite, following certain changes in control of Evite or Evite being the subject of certain bankruptcy or insolvency-related events.

  Aircraft Time Sharing Agreements

        Prior to the effective time of the Spin-Off, TripCo (Lessee) will enter into an aircraft time sharing agreement with Liberty Media or one of its wholly-owned subsidiaries for each of two aircraft owned by Liberty Media. Each aircraft time sharing agreement will provide that Liberty Media will lease the aircraft to Lessee and provide a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis. Lessee will pay Liberty Media an amount equal to 200% of the actual expenses for fuel for each flight conducted under each aircraft time sharing agreement (which we estimate will be a de minimus amount for the first year under both aircraft time sharing agreements). The aircraft time sharing agreements will continue in effect until the close of business on the first anniversary of the Spin-Off, and then will be automatically renewed on a month-to-month basis, unless terminated earlier by either party upon at least 30 days' prior written notice.

        This summary is qualified by reference to the full text of the aircraft time sharing agreements, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

DESCRIPTION OF OUR CAPITAL STOCK

        The following information reflects our certificate of incorporation (our charter) and bylaws as we expect to be in effect at the time of the Spin-Off.

Authorized Capital Stock

        Our authorized capital stock will consist of [    •    ] ([    •    ]) shares, of which [    •    ] ([    •    ]) shares will be designated common stock, par value $0.01 per share, and [    •    ] ([    •    ]) shares will be designated preferred stock, par value $0.01 per share. Our common stock will be divided into [three] series. We will have [    •    ] ([    •    ]) shares of Series A common stock, [    •    ] ([    •    ]) shares of Series B common stock, and [    •    ] ([    •    ]) shares of Series C common stock authorized.

        Immediately following the Spin-Off, we expect to have approximately [    •    ] shares of our Series A common stock and approximately [    •    ] shares of our Series B common stock outstanding, based upon the number of shares of LVNTA and LVNTB outstanding on [    •    ]. No shares of our Series C common stock or preferred stock will be outstanding immediately following the Spin-Off.

Our Common Stock

        The holders of our Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

  Voting Rights

        The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. The holders of our Series C common stock will not be entitled to any voting powers, except as required by Delaware law. When the vote or consent of holders of our Series C common stock is required by Delaware law, the holders of our Series C common stock will be entitled to 1/100th of a vote for each share held. Our charter does not provide for cumulative voting in the election of directors.

  Dividends; Liquidation

        Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under "—Distributions," whenever a dividend is paid to the holders of one of our series of common stock, we will also pay to the holders of the other series of our common stock an equal per share dividend. For a more complete discussion of our dividend policy, please see "—Dividend Policy."

  Conversion

        Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock and Series C common stock are not convertible into shares of any other series of our common stock.

  Distributions

        Subject to the exception provided below, distributions made in shares of our Series A common stock, our Series B common stock, our Series C common stock or any other security with respect to our Series A common stock, our Series B common stock or our Series C common stock may be declared and paid only as follows:

  •
  a share distribution (1) consisting of shares of our Series C common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (2) consisting of (x) shares of our Series A common stock (or securities convertible therefor other than, for the avoidance of doubt, shares of our Series B common stock) to holders of our Series A common stock, on an equal per share basis, (y) shares of our Series B common stock (or securities convertible therefor) to holders of our Series B common stock, on an equal per share basis, and (z) shares of our Series C common stock (or securities convertible therefor) to holders of our Series C common stock, on an equal per share basis; and

  •
  a share distribution consisting of any class or series of securities of our company or any other person, other than our Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of our Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of each such shares of our common stock; or (3) a separate class or series of securities to the holders of one or more series of our common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of our common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with the holders of shares of Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of our common stock receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of our Series A common stock and Series C common stock, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of our Series A common stock and Series C common stock correspond, to the extent practicable, to the relative voting rights of each such series of our common stock.

  Reclassification

        We may not reclassify, subdivide or combine any series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

  Liquidation and Dissolution

        In the event of our liquidation, dissolution or winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock, Series B common stock and Series C common stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of our common stock.

  Our Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of the series, including:

  •
  the designation of the series;

  •
  the number of authorized shares of the series, which number our board may subsequently increase or decrease but not below the number of such shares of such series preferred stock then outstanding;

  •
  the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

  •
  the rights of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

  •
  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of our board;

  •
  the voting rights, if any, of the holders of the series;

  •
  the terms and conditions, if any, for us to purchase or redeem the shares of the series; and

  •
  any other relative rights, preferences and limitations of the series.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded.

        Although we have no intention at the present time of doing so, our company could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Dividend Policy

        We presently intend to retain future earnings, if any, to finance the expansion of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit our payment of dividends.

Other Provisions of our Certificate of Incorporation and Bylaws

  Board of Directors

        Our charter provides that, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of our directors will not be less than three and the exact number will be fixed from time to time by a resolution of our board. The members of our board, other than those who may be elected by holders of any preferred stock, will be divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our stockholders in [2015]. The term of office of our Class II directors expires at the annual meeting of our stockholders in [2016]. The term of office of our Class III directors expires at the annual meeting of our stockholders in [2017]. At each annual meeting of our stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of our outstanding capital stock entitled to vote on such matter voting together as a single class.

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting our board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of that series of our preferred stock.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

  Limitation on Liability and Indemnification

        To the fullest extent permitted by Delaware law, our directors are not liable to our company or any of its stockholders for monetary damages for breaches of fiduciary duties as a director. In addition, our company indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of our company or, at our request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. We will pay the expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification. See "Indemnification of Directors and Officers."

  No Stockholder Action by Written Consent; Special Meetings

        Our charter provides that, except as provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual or special meeting of the stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding shares of our Series A common stock, Series B common stock and, if applicable, our preferred stock, entitled to vote thereon or (ii) at the request of at least 75% of the members of our board of directors then in office.

  Advance Notice Procedures

        Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

        All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to our company's Secretary. To be timely, a stockholder's notice will be given to our company's Secretary at TripCo's offices as follows:

  (1)
  with respect to an annual meeting of our stockholders that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice must be given no earlier than the close of business on the 90th day and no later than the close of business on the 60th day prior to the meeting date;

  (2)
  with respect to an annual meeting of our stockholders that is called for a date not within 30 days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice must be given no later than the close of business on the 10th day following the day on which TripCo first provides notice of or publicly announces the date of the current annual meeting, whichever occurs first; and

  (3)
  with respect to an election to be held at a special meeting of our stockholders, such notice must be given no earlier than the close of business on the 90th day prior to such special meeting and no later than the close of business on the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the proposed nominees.

        The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our company's Secretary at our offices not later than the close of business on the 10th day following the day on which we first made the relevant public announcement. For purposes of the first annual meeting of stockholders to be held in [2015], the first anniversary date will be deemed to be [    •    ].

  Amendments

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of our charter or to add or insert any provision in our charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of our stockholders or (2) which has been approved by at least 75% of the members of our board then in office. Our charter further provides that the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the board of directors may adopt, amend or repeal the bylaws by the affirmative vote of not less than 75% of the members of our board then in office.

  Supermajority Voting Provisions

        In addition to the supermajority voting provisions discussed under "—Amendments" above, our charter provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required for:

  •
  the merger or consolidation of our company with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of our stockholders, or (2) that at least 75% of the members of our board of directors then in office have approved;

  •
  the sale, lease or exchange of all, or substantially all, of our assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of our board of directors then in office have approved; or

  •
  our dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of our board of directors then in office have approved such dissolution.

Section 203 of the Delaware General Corporation Law

        Section 203 of the Delaware General Corporation Law (DGCL) prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for this purpose generally is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder including certain related persons and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors, (2) the interested stockholder acquired at least 85% of the voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of 66 2/3% of the outstanding voting power of the shares not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. TripCo is subject to Section 203.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. will be the transfer agent and registrar for our common stock:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02121

LEGAL MATTERS

        Legal matters relating to the validity of the securities to be issued in the Spin-Off will be passed upon by Baker Botts L.L.P. Legal matters relating to the material U.S. federal income tax consequences of the Spin-Off will be passed upon by Baker Botts L.L.P.

 EXPERTS

        The combined financial statements of Liberty TripAdvisor Holdings, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been included herein and in Amendment No. 1 to the Registration Statement on Form S-1 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and Ernst & Young LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of such firms as experts in accounting and auditing.

        The consolidated financial statements of TripAdvisor, Inc. at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of Liberty's board of directors has selected KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2014.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a Registration Statement on Form S-1 with the SEC under the Securities Act with respect to the shares of our common stock being distributed in the Spin-Off as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to our company and our common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document.

        Upon the effectiveness of the Registration Statement on Form S-1, of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that TripCo files with the SEC, including the Registration Statement on Form S-1, including its exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

        You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning the office of:

    Investor Relations
    Liberty TripAdvisor Holdings, Inc.
    12300 Liberty Blvd.
    Englewood, Colorado 80112
    Telephone: (720) 875-[    •    ]

        We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm.

        For additional information regarding Liberty and its subsidiaries, you may read and copy Liberty's periodic reports, proxy statements and other information publicly filed by Liberty at the SEC's Public Reference Room or on the SEC's website, and you may contact Liberty at the contact information set forth therein.

        You may request a copy of any of Liberty's filings with the SEC at no cost, by writing or telephoning the office of:

    Investor Relations
    Liberty Interactive Corporation
    12300 Liberty Blvd.
    Englewood, Colorado 80112
    Telephone: (720) 875-5408

        Before the Spin-Off, if you have questions relating to the Spin-Off, you should contact the office of Investor Relations of Liberty at the address and telephone number above.

        Pursuant to a services agreement to be entered into between our company and Liberty Media, Liberty Media will provide TripCo with investor relations assistance for a period following the Spin-Off.

Accordingly, if you have questions relating to TripCo following the Spin-Off, you should contact the office of Investor Relations of Liberty Media at the following address and telephone number:

    Investor Relations
    Liberty Media Corporation
    12300 Liberty Blvd.
    Englewood, Colorado 80112
    Telephone: (877) 772-1518

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

        This prospectus includes information concerning TripAdvisor, which is a public company and files reports and other information with the SEC in accordance with the requirements of the Securities Act and the Exchange Act. Information included in this prospectus concerning TripAdvisor has been derived from the reports and other information filed by it with the SEC. Those reports and such other information filed by TripAdvisor with the SEC are not incorporated by reference in this prospectus. You may read and copy any reports and other information filed by these companies as set forth above.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Interactive Corporation:

        We have audited the accompanying combined balance sheets of Liberty TripAdvisor Holdings, Inc. (the Company) (as defined in note 1) as of December 31, 2013 and 2012, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and equity for each of years in the three-year period ended December 31, 2013. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of TripAdvisor, Inc., an equity method investment for the period from December 20, 2011 to December 10, 2012 and a combined company for the period from December 11, 2012 to December 31, 2013, which statements reflect total assets constituting 21 percent and 18 percent and total revenues constituting 91 percent and 22 percent in 2013 and 2012, respectively, of the related combined totals. The Company's equity in earnings of TripAdvisor, Inc. included $41,146,000 in 2012 and $619,000 in 2011 that we did not audit. The financial statements of TripAdvisor, Inc. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for TripAdvisor, Inc., is based solely on the report of the other auditors.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Liberty TripAdvisor Holdings, Inc. as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado
May 5, 2014

LIBERTY TRIPADVISOR HOLDINGS, INC.

Combined Balance Sheets

December 31, 2013 and 2012

	2013	2012
	(amounts in millions)
Assets
Current assets:
Cash and cash equivalents	$354	369
Trade and other receivables, net of allowance for doubtful accounts of $4 million and zero, respectively	122	109
Inventory, net	12	27
Short term marketable securities	131	119
Deferred income tax assets (note 8)	6	8
Other current assets	18	14

Total current assets	643	646

Investments in available-for-sale securities	188	99
Property and equipment, at cost	55	27
Accumulated depreciation	(16)	(6)

	39	21

Intangible assets not subject to amortization (note 6):
Goodwill	3,460	3,429
Trademarks	1,832	1,838

	5,292	5,267

Intangible assets subject to amortization, net (note 6)	908	1,158
Other assets, at cost, net of accumulated amortization	19	14

Total assets	$7,089	7,205

Liabilities and Equity
Current liabilities:
Accounts payable	$42	28
Accrued liabilities	94	70
Related party notes payable (note 11)	30	7
Current portion of debt (note 7)	69	72
Deferred revenue	47	32
Other current liabilities	29	1

Total current liabilities	311	210

Long-term debt (note 7)	300	343
Deferred income tax liabilities (note 8)	853	972
Other liabilities	44	61

Total liabilities	1,508	1,586

Equity:
Parent's investment	226	289
Accumulated other comprehensive earnings, net of taxes	—	1
Retained earnings (accumulated deficit)	982	989

Total parent's investment	1,208	1,279
Noncontrolling interests in equity of combined companies	4,373	4,340

Total equity	5,581	5,619

Commitments and contingencies (note 12)
Total liabilities and equity	$7,089	7,205

See accompanying notes to combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Combined Statements of Operations

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(amounts in millions, except per share amounts)
Service and other revenue	$945	36	—
Net retail sales	89	129	155

Total net sales	1,034	165	155

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	87	89	96
Operating expense, including stock-based compensation (note 2)	150	21	14
Selling, general and administrative, including stock-based compensation (note 2)	496	54	42
Depreciation and amortization	315	16	3
Impairment of intangible assets	3	39	—

	1,051	219	155

Operating income (loss)	(17)	(54)	—
Other income (expense):
Interest expense, including related party	(12)	(1)	—
Share of earnings (losses) of affiliates, net (note 4)	—	38	1
Gains (losses) on transactions, net (note 4)	(1)	1,088	—
Other, net	2	33	—

	(11)	1,158	1

Earnings (loss) before income taxes	(28)	1,104	1
Income tax (expense) benefit (note 8)	55	(124)	11

Net earnings (loss)	27	980	12
Less earnings (loss) attributable to noncontrolling interests	34	(3)	—

Net earnings (loss) attributable to Liberty TripAdvisor Holdings, Inc. shareholders	$(7)	983	12

Unaudited Pro Forma basic net earnings (loss) attributable to Series A and Series B Liberty TripAdvisor Holdings, Inc. shareholders per common share (note 2)	$(0.10)	13.35	0.16

See accompanying notes to combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Combined Statements of Comprehensive Earnings (Loss)

Years ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(amounts in millions)
Net earnings (loss)	$27	980	12

Other comprehensive earnings (loss), net of taxes:
Foreign currency transaction adjustments	(4)	3	—

Other comprehensive earnings (loss)	(4)	3	—

Comprehensive earnings (loss)	23	983	12
Less comprehensive earnings (loss) attributable to the noncontrolling interests	31	(1)	—

Comprehensive earnings (loss) attributable to Liberty TripAdvisor Holdings, Inc. shareholders	$(8)	984	12

See accompanying notes to combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Combined Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(amounts in millions) (see note 3)
Cash flows from operating activities:
Net earnings (loss)	$27	980	12
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	315	16	3
Stock-based compensation	60	—	—
Excess tax benefit from stock-based compensation	(8)	(2)	—
Share of (earnings) losses of affiliates, net	—	(38)	(1)
(Gains) losses on transactions, net	1	(1,088)	—
Impairment of intangible assets	3	39	—
Deferred income tax expense (benefit)	(117)	75	(11)
Other noncash charges (credits), net	1	(32)	—
Changes in operating assets and liabilities
Current and other assets	3	8	2
Payables and other liabilities	51	23	6

Net cash provided (used) by operating activities	336	(19)	11

Cash flows from investing activities:
Cash proceeds from dispositions	—	338	—
Cash paid for acquisitions, net of cash acquired	(35)	111	—
Capital expended for property and equipment	(60)	(6)	(6)
Purchases of short term investments and other marketable securities	(432)	(18)	—
Sales and maturities of short term investments and other marketable securities	325	—	—
Other investing activities, net	(3)	—	—

Net cash provided (used) by investing activities	(205)	425	(6)

Cash flows from financing activities:
Borrowings of debt	43	10	7
Repayments of debt	(66)	(12)	(13)
Contribution from or (distribution to) parent	—	(38)	—
Shares issued by TripAdvisor	27	—	—
Shares repurchased by TripAdvisor	(145)	—	—
Minimum withholding taxes on stock-based compensation	(14)	—	—
Excess tax benefit from stock-based compensation	8	2	—

Net cash provided (used) by financing activities	(147)	(38)	(6)

Effect of foreign currency exchange rates on cash	1	—	—
Net increase (decrease) in cash and cash equivalents	(15)	368	(1)
Cash and cash equivalents at beginning of period	369	1	2

Cash and cash equivalents at end of period	$354	369	1

See accompanying notes to combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Combined Statement of Equity

Years ended December 31, 2013, 2012 and 2011

	Parent's investment	Accumulated other comprehensive earnings	Retained earnings	Noncontrolling interest in equity of combined companies	Total equity
	(amounts in millions)
Balance at January 1 2011	$73	—	(7)	—	66
Net earnings (loss)	—	—	12	—	12
Liberty's contribution of TripAdvisor	251	—	—	—	251
Other	(1)	—	1	—	—

Balance at December 31, 2011	323	—	6	—	329
Net earnings (loss)	—	—	983	(3)	980
Other comprehensive earnings (loss)	—	1	—	2	3
Noncontrolling interest recognized with acquisition of controlling interest in TripAdvisor	—	—	—	4,341	4,341
Contributions from (distributions to) parent, net	(38)	—	—	—	(38)
Other, net	4	—	—	—	4

Balance at December 31, 2012	289	1	989	4,340	5,619
Net earnings (loss)	—	—	(7)	34	27
Other comprehensive earnings (loss)	—	(1)	—	(3)	(4)
Stock compensation	15	—	—	49	64
Shares issued by TripAdvisor	(7)	—	—	34	27
Shares repurchased by TripAdvisor	(63)	—	—	(82)	(145)
Other, net	(8)	—	—	1	(7)

Balance at December 31, 2013	$226	—	982	4,373	5,581

See accompanying notes to combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements

(1) Basis of Presentation

        During October 2013, the Board of Directors of Liberty Interactive Corporation and its subsidiaries ("Liberty," formerly known as Liberty Media Corporation) authorized a plan to distribute to the stockholders of Liberty shares of a wholly-owned subsidiary, Liberty TripAdvisor Holdings, Inc. ("TripCo" as discussed below), which will hold the subsidiaries TripAdvisor, Inc. ("TripAdvisor") and BuySeasons, Inc. which includes the retail businesses BuyCostumes.com and Celebrate Express ("BuySeasons") (the "Trip Spin-Off"), both of which operate as standalone operating entities. The transaction will be effected as a pro-rata dividend of shares of TripCo to the stockholders of Series A and Series B Liberty Ventures common stock of Liberty. The Trip Spin-Off is intended to be tax-free and is expected to be accounted for at historical cost due to the pro rata nature of the distribution to shareholders of Liberty Ventures common stock.

        The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and represent a combination of the historical financial information of TripAdvisor, an equity method affiliate from December 20, 2011 through December 11, 2012 and a combined company since December 11, 2012 (see note 4 for a more detailed discussion of transactions related to TripAdvisor) and BuySeasons. These financial statements refer to the combination of TripAdvisor and BuySeasons as "TripCo," "the Company," "us," "we" and "our" in the notes to the combined financial statements. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

Description of Business

        TripAdvisor is an online travel company, empowering users to plan and maximize their travel experience. TripAdvisor's travel research platform aggregates reviews and opinions of members about destinations, accommodations (hotels, bed and breakfasts, specialty lodging and vacation rentals), restaurants and activities throughout the world through the flagship TripAdvisor brand. TripAdvisor-branded websites include tripadvisor.com in the United States and localized versions of the website in 33 other countries, including in China under the brand daodao.com. Beyond travel-related content, TripAdvisor websites also include links to the websites of its travel advertisers allowing travelers to directly book their travel arrangements. In addition to the flagship TripAdvisor brand, TripAdvisor manages and operates 20 other travel brands, connected by the common goal of providing comprehensive travel planning resources across the travel sector. Substantially all of TripAdvisor's revenue is derived from advertising, primarily through click-based advertising and display-based advertising sales. In addition, TripAdvisor earns revenue through a combination of subscription-based offerings from Business Listings and Vacation Rental products, transaction revenue from selling room nights on transactional sites Jetsetter and Tingo, and other revenue including licensing TripAdvisor content to third-parties.

        Founded in 1999 as an internet specialty retailer, BuySeasons is an online retailer and supplier of costumes, accessories, seasonal décor, and party supplies. BuySeasons is dedicated to offering a large selection at affordable prices through its brands BuyCostumes.com and Celebrate Express. BuyCostumes.com is a leading costume and party retailer on the web. BuySeasons acquired the family friendly retailer, Celebrate Express, in 2008. BuySeasons also operates a private-label drop ship program for other Internet retailers.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(1) Basis of Presentation (Continued)

Spin-Off of TripCo from Liberty Interactive Corporation

        Following the Trip Spin-Off, Liberty and TripCo will operate as separate, publicly traded companies, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Trip Spin-Off, TripCo expects to enter into certain agreements, including the reorganization agreement, the services agreement, the facilities sharing agreement and the tax sharing agreement, with Liberty and/or Liberty Media Corporation ("Liberty Media") (or certain of their subsidiaries) in order to govern certain of the ongoing relationships between the companies after the Trip Spin-Off and to provide for an orderly transition.

        The reorganization agreement will provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Trip Spin-Off, certain conditions to the Trip Spin-Off and provisions governing the relationship between TripCo and Liberty with respect to and resulting from the Trip Spin-Off. The tax sharing agreement will provide for the allocation and indemnification of tax liabilities and benefits between Liberty and TripCo and other agreements related to tax matters. Pursuant to the services agreement, Liberty Media will provide TripCo with general and administrative services including legal, tax, accounting, treasury and investor relations support. TripCo will reimburse Liberty Media for direct, out-of-pocket expenses incurred by Liberty Media in providing these services and TripCo will pay a services fee to Liberty Media under the services agreement. Liberty Media and TripCo will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. Under the facilities sharing agreement, TripCo will share office space with Liberty and Liberty Media and related amenities at Liberty Media's corporate headquarters.

(2) Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash consists of cash deposits held in global financial institutions. Cash equivalents consist of highly liquid investments with maturities of three months or less at the time of acquisition.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are generally due within 30 days and are recorded net of an allowance for doubtful accounts. Such allowance aggregated $4 million and $3 million at December 31, 2013 and 2012, respectively. For accounts outstanding longer than the contractual payment terms, the Company determines an allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, a specific customer's ability to pay its obligations to us, and the condition of the general economy and industry as a whole.

Inventory

        Inventory, which consists of party and costume merchandise held for sale, is stated at the lower of cost or market, determined on a first-in, first-out method. Inventory is stated net of valuation adjustments and inventory obsolescence reserves, equal to the difference between the cost of inventory and the estimated market value, of approximately $2 million and $4 million as of December 31, 2013 and 2012, respectively. The Company recorded a $3 million reduction in the value of inventory during each of the years ended 2013 and 2012 and due to the amount of aged inventory on-hand. This charge

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

is included in cost of goods sold in the statement of operations. Additionally, the Company reversed approximately $5 million of previously recorded inventory reserve during 2013 as a result of reserved inventory sold during the year.

Investments

        All marketable debt and equity securities held by the Company are classified as available-for-sale ("AFS") and are carried at fair value generally based on quoted market prices. Fair values are determined for each individual security in the investment portfolio. Unrealized gains and losses, net of taxes, arising from changes in fair value are reported in accumulated other comprehensive income (loss) as a component of equity.

        The classification of investments is determined at the time of purchase and reevaluated at each balance sheet date. We invest in highly-rated securities, and our investment policy limits the amount of credit exposure to any one issuer, industry group and currency. The policy requires investments to be investment grade, with the primary objective of minimizing the potential risk of principal loss and providing liquidity of investments sufficient to meet our operating and capital spending requirements and debt repayments.

        Marketable debt securities are classified as either short-term or long-term based on each instrument's underlying contractual maturity date and as to whether and when we intend to sell a particular security prior to its maturity date. Marketable debt securities with maturities greater than 90 days at the date of purchase and 12 months or less remaining at the balance sheet date will be classified as short-term and marketable debt securities with maturities greater than 12 months from the balance sheet date will generally be classified as long-term. We classify our marketable equity securities, limited to money market funds and mutual funds, as either short-term or long-term based on the nature of each security and its availability for use in current operations.

        Realized gains and losses on the sale of securities are determined by specific identification of each security's cost basis. We may sell certain of our marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and liquidity and duration management. The weighted average maturity of our total invested cash shall not exceed 18 months, and no security shall have a final maturity date greater than three years.

        The Company continually reviews its AFS securities to determine whether a decline in fair value below the carrying value is other than temporary. The primary factors considered in this determination are the length of time that the fair value of the investment is below the carrying value, the severity of the decline, the financial condition of the issuer, and any changes thereto, and our intent to sell, or whether it is more likely than not we will be required to sell the investment before the recovery of the investment's cost basis. The Company's assessment of the foregoing factors involves considerable management judgment and accordingly, actual results may differ materially from the Company's estimates and judgments. Writedowns for AFS securities would be included in the combined statements of operations as other than temporary declines in fair values of investments. We did not recognize any impairment charges during the years ended December 31, 2013, 2012 and 2011.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment consists of the following (amounts in millions):

	December 31,
	2013	2012
Furniture and other equipment	$10	23
Computer equipment	26	3
Leasehold improvements	13	1
Construction in progress	6	—

Total property and equipment	$55	27

        Property and equipment is recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is three to five years for computer equipment, equipment and furniture and other equipment. Leasehold improvements are depreciated using the straight-line method, over the shorter of the estimated useful life of the improvement or the remaining term of the lease.

Leases

        The Company, through its combined companies, leases facilities in several countries around the world and certain equipment under non-cancelable lease agreements. The terms of some of the lease agreements provide for rental payments on a graduated basis. Rent expense is recognized on a straight-line basis over the lease period and accrued as rent expense incurred but not paid. Any lease incentives are recognized as reductions of rental expense on a straight-line basis over the term of the lease. The lease term begins on the date we become legally obligated for the rent payments or when we take possession of the office space, whichever is earlier.

        We establish assets and liabilities for the estimated construction costs incurred under lease arrangements where we are considered the owner for accounting purposes only, or build-to-suit leases, to the extent we are involved in the construction of structural improvements or take construction risk prior to commencement of a lease. Upon occupancy of facilities under build-to-suit leases, we assess whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If we continue to be the deemed owner, the facilities are accounted for as financing leases.

Goodwill and Other Intangible Assets

        Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment upon certain triggering events. Certain costs incurred during the application development stage related to the development of websites and internal use software are capitalized and included in other intangibles. Capitalized costs include internal and external costs, if direct and incremental, and deemed by management to be significant. Costs related to the planning and post-implementation phases of software and website development are expensed as these costs are incurred. Maintenance and enhancement costs (including those costs in the post-implementation stages) are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the website or software resulting in added functionality, in which case the costs are capitalized.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        The Company performs at least annually an impairment analysis of goodwill and other indefinite-lived intangible assets. Effective January 1, 2011, the Company adopted the accounting guidance relating to the annual assessments of recoverability of goodwill and other indefinite-lived intangible assets and utilized a qualitative assessment for determining whether step one of the quantitative impairment analysis was necessary. The accounting guidance adopted was issued to simplify how entities test goodwill and other indefinite-lived intangible assets for impairment by permitting entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step impairment test. In evaluating goodwill and other indefinite-lived intangible assets on a qualitative basis, the Company reviewed the business performance of each reporting unit and evaluated other relevant factors as identified in the relevant accounting guidance to determine whether it was more likely than not that an indicated impairment existed for goodwill for any of our reporting units or for indefinite-lived intangible assets. The Company considered whether there were any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environments and how these factors might impact company specific performance in future periods.

        If a step one test is considered necessary based on the qualitative factors, the Company compares the estimated fair value of a reporting unit to its carrying value. Developing estimates of fair value requires significant judgments, including making assumptions about appropriate discount rates, perpetual growth rates, relevant comparable market multiples, public trading prices and the amount and timing of expected future cash flows. The cash flows employed in Liberty's valuation analysis are based on management's best estimates considering current marketplace factors and risks as well as assumptions of growth rates in future years. There is no assurance that actual results in the future will approximate these forecasts. For those reporting units whose carrying value exceeds the fair value, a second test is required to measure the impairment loss (the "Step 2 Test"). In the Step 2 Test, the fair value (Level 3) of the reporting unit is allocated to all of the assets and liabilities of the reporting unit with any residual value being allocated to goodwill. Any excess of the carrying value of the goodwill over this allocated amount is recorded as an impairment charge. In the event that the fair value of the Company's indefinite-lived intangible assets is less than their carrying value, the assets are written down to fair value. See note 6 for discussion of goodwill impairment for the year ended December 31, 2012.

Impairment of Intangible Assets with Definite Lives and Long-Lived Assets

        Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives of two to eleven years. The Company periodically reviews the carrying value of long-lived assets or asset groups, including property and equipment, to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable.

        Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. If such facts indicate a potential impairment, the recoverability of the asset is assessed by determining if the carrying value of the asset exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset over the remaining economic life of the asset. If the carrying amount of the asset is greater than the

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

expected undiscounted cash flows to be generated by such asset, including its ultimate disposition, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Noncontrolling Interests

        Noncontrolling interest relates to the equity ownership interest in TripAdvisor that the Company does not own. The Company reports noncontrolling interests of combined companies within equity in the balance sheet and the amount of net income attributable to the parent and to the noncontrolling interest is presented in the statement of operations. Also, changes in ownership interests in combined companies in which the Company maintains a controlling interest are recorded in equity.

Foreign Currency Translation and Transaction Gains and Losses

        The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations generally is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in equity.

        Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying combined statements of operations and comprehensive earnings (loss) as unrealized (based on the applicable period-end exchange rate) or realized upon settlement of the transactions.

Revenue Recognition

        Revenue is recognized from the sale of goods and advertising services rendered when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

        Click-based Advertising—Revenue is derived primarily from click-through fees charged to our travel partners for traveler leads sent to the travel partners' website. The Company records revenue from click-through fees after the traveler makes the click-through to the travel partners' websites.

        Display and Other Advertising—The Company recognizes display advertising revenue ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the advertising contract. Subscription-based revenue is recognized ratably over the related subscription period. The Company recognizes revenue from all other sources either upon delivery or when we provide the service.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        Merchandise Sales—Revenue is recognized at the time of delivery to customers. An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The total reduction in sales due to returns was approximately $3 million, $4 million and $5 million for each of the years ended December 31, 2013, 2012 and 2011, respectively. Shipping revenue is included in net sales and the related costs of shipping are included in cost of goods sold. Sales tax collected from customers on retail sales is recorded on a net basis and is not included in revenue.

        Deferred revenue, which primarily relates to subscription-based programs, is recorded when payments are received in advance of our performance as required by the underlying agreements.

Cost of Goods Sold

        Cost of sales primarily includes actual product cost, provision for obsolete inventory, buying allowances received from suppliers, shipping and handling costs and warehouse costs.

Operating Expense

        Operating expenses consist primarily of certain technology and content expenses, including personnel and overhead expenses which include salaries and benefits, stock-based compensation expense and bonuses for salaried employees and contractors engaged in the design, development, testing and maintenance of our website. Operating expense also includes to a lesser extent costs of services which are expenses that are closely correlated or directly related to service revenue generated, including advertising fees, flight search fees, credit card fees and data center costs. Other costs include licensing and maintenance expense.

General and Administrative

        General and administrative expenses consist primarily of personnel and related overhead costs, including executive leadership, finance, legal and human resource functions and stock-based compensation as well as professional service fees and other fees including audit, legal, tax and accounting, and other costs including bad debt expense and TripAdvisor's charitable foundation costs.

Selling and Marketing

        Selling and marketing expenses primarily consist of direct costs, including search engine marketing, or SEM, and catalogue costs. In addition, our indirect sales and marketing expense consists of personnel and overhead expenses, including salaries, commissions, benefits, and bonuses for sales, sales support, customer support and marketing employees.

        The Company incurs advertising expense consisting of traffic generation costs from search engines and Internet portals, other online and offline advertising expense, promotions and public relations to promote our brands. Costs associated with advertisements are expensed in the period in which the advertisement takes place. Advertising expense was $251 million, $32 million and $33 million for each of the years ended December 31, 2013, 2012 and 2011, respectively.

Stock-Based Compensation

        As more fully described in note 9, Liberty has granted to its directors, employees and employees of its subsidiaries options, restricted stock and stock appreciation rights ("SARs") to purchase shares of

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Liberty Interactive and/or Liberty Ventures common stock (collectively, "Awards"). Liberty measures the cost of employee services received in exchange for an Award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the Award, and recognizes that cost over the period during which the employee is required to provide service (usually the vesting period of the Award). Liberty measures the cost of employee services received in exchange for an Award of liability instruments (such as stock appreciation rights that will be settled in cash) based on the current fair value of the Award, and remeasures the fair value of the Award at each reporting date. Certain outstanding awards of Liberty will be assumed by TripCo at the time date of the Trip Spin-Off. Additionally, as of December 2012 TripAdvisor is a combined company and TripAdvisor has issued stock-based compensation to its employees related to their common stock. The combined statement of operations includes stock-based compensation related to TripAdvisor equity in addition to Liberty Awards already held by BuySeasons employees.

        Included in the accompanying combined statements of operations are the following amounts of stock-based compensation for the year ended December 31, 2013 (amounts in millions):

Operating expense	$26
Selling, general and administrative	34

$60

Income Taxes

        The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not that such net deferred tax assets will not be realized. We consider all relevant factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as assessing available tax planning strategies. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in income tax expense in the accompanying combined statements of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in income tax (expense) benefit in the accompanying combined statements of operations.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        We recognize in our combined financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position.

Certain Risks and Concentrations

        The TripAdvisor business is subject to certain risks and concentrations including dependence on relationships with its customers. TripAdvisor is highly dependent on advertising and media relationships with Expedia, which accounted for approximately 23% and 27% of its total revenue in 2013 and 2012, respectively (TripCo revenue includes only a small portion of the TripAdvisor revenue in 2012 due to the timing of the acquisition), see notes 4 and 11. In addition, another customer accounted for approximately 24% and 21% of its total revenue in 2013 and 2012, respectively.

Contingent Liabilities

        Periodically, we review the status of all significant outstanding matters to assess any potential financial exposure. When (i) it is probable that an asset has been impaired or a liability has been incurred and (ii) the amount of the loss can be reasonably estimated, we record the estimated loss in our combined statements of operations. We provide disclosure in the notes to the combined financial statements for loss contingencies that do not meet both these conditions if there is a reasonable possibility that a loss may have been incurred that would be material to the financial statements. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time which can be highly subjective. The final outcome of these matters could vary significantly from the amounts included in the accompanying combined financial statements.

Comprehensive Income (Loss)

        Comprehensive loss consists of net income (loss), cumulative foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities, net of tax.

Pro Forma Earnings per Share (EPS)

        On April 11, 2014, Liberty completed a two for one stock split of Series A and Series B Liberty Ventures common stock, effected by means of a dividend. The stock split was done in order to bring Liberty into compliance with a Nasdaq listing requirement regarding the minimum number of publicly held shares of the Series B Liberty Ventures stock. In the stock split, a dividend was paid of one share of Series A or Series B Liberty Ventures stock to holders of each share Series A or Series B Liberty Ventures stock, respectively, held by them as of April 4, 2014. Due to the Liberty Ventures stock split being completed prior to the issuance of these financial statements, the stock split was recorded retroactively for all periods presented.

        As of December 31, 2013, there were 36,823,293 common shares of Series A and Series B common stock outstanding. Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 73,646,586 common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued if the Trip Spin-Off had occurred on December 31, 2013, assuming a distribution on a 1 for 1 basis and considering retroactive treatment of the stock split that occurred on April 11, 2014.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers (i) revenue recognition, (ii) recoverability of intangible assets and goodwill, (iii) recoverability and useful lives of long-lived assets, (iv) accounting for income taxes and (v) stock-based compensation to be its most significant estimates.

        Prior to December 2012, the Company's investment in TripAdvisor was accounted for using the equity method. The Company did not control the decision making process or business management practices of TripAdvisor during the time that this investment was accounted for as an equity method investment. Accordingly, the Company relied on the management of TripAdvisor to provide it with accurate financial information prepared in accordance with GAAP that the Company used in the application of the equity method. In addition, TripAdvisor obtained audit reports that were provided by the affiliate's independent auditors on its financial statements, which provided additional comfort over financial information. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by TripAdvisor that would have a material effect on the Company's combined financial statements.

(3) Supplemental Disclosures to Combined Statements of Cash Flows

	Year's ended December 31,
	2013	2012	2011
	(amounts in millions)
Cash paid for acquisitions
Fair value of intangible assets not subject to amortization	$29	5,259	—
Fair value of intangible assets subject to amortization	19	1,165	—
Fair value of other assets acquired	2	349	—
Fair value of liabilities assumed	(17)	(158)	—
Fair value of debt assumed	—	(417)	—
Deferred tax assets (liabilities)	2	(964)	—
Fair value of previously held ownership interest	—	(1,004)	—
Noncontrolling interest	—	(4,341)	—

Cash paid for acquisitions, net of cash (acquired)	$35	(111)	—

Cash paid for interest	$9	—	—
Cash paid for income taxes	$50	18	—

        Additionally, TripAdvisor incurred approximately $8 million non-cash charges related to the capitalization of construction-in-process costs related to TripAdvisor's build-to-suit lease obligation during the year ended December 31, 2013, as discussed in note 12.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(4) TripAdvisor, Inc. Transactions

        During the fourth quarter of 2011 Expedia, Inc. completed the pro-rata spin-off of TripAdvisor, which was a wholly owned subsidiary of Expedia prior to the spin-off. Liberty held a non-controlling equity interest in Expedia at the time of the spin-off (the "Expedia Spin-Off"). Upon completion of the Expedia Spin-Off, Liberty's investment in TripAdvisor was treated as an equity contribution from parent (at book value) to TripCo. TripCo share of earnings of TripAdvisor for the years ended December 31, 2012 and 2011 were $38 million and $0.6 million, respectively.

        During May 2012, Liberty sold approximately 8.5 million shares of TripAdvisor for cash proceeds of $338 million. The sale resulted in a $288 million gain recorded in gain (losses) on transactions, net, based on the average cost of those shares, in the statement of operations.

        Throughout the year ended December 31, 2012, TripCo recorded approximately $32 million of gains related to the impact of TripAdvisor issuing additional equity, at an amount in excess of our per share investment, primarily the result of warrants and options exercised. These gains are reflected in the other, net line item in the statement of operations.

        On December 11, 2012, Liberty acquired approximately 4.8 million additional shares of common stock of TripAdvisor (an additional 4% equity ownership interest), for approximately $300 million, along with the right to control the vote of the shares of TripAdvisor's common stock and class B common stock (which holds 10 votes) owned by the Company. Following the transaction Liberty owned approximately 22% of the equity and 57% of the total votes of all classes of TripAdvisor common stock. As this transaction resulted in Liberty's control of TripAdvisor, Liberty applied the applicable purchase accounting guidance and recorded a gain on the acquisition of $800 million on its ownership interest held prior to the transaction, recognized in the gain (loss) on transactions, net line in the combined statements of operations. The fair value (Level 1) of Liberty's ownership interest previously held and the fair value of the noncontrolling interest was determined based on the trading price of TripAdvisor common shares on the last trading day prior to the transaction. Additionally, the noncontrolling interest includes the fair value (Level 2) of TripAdvisor's fully vested options outstanding at the date of acquisition. Following the transaction date TripAdvisor is a combined company with a 78% noncontrolling interest accounted for in equity and the combined statements of operations.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(4) TripAdvisor, Inc. Transactions (Continued)

        The final purchase price allocation for TripAdvisor is as follows (amounts in millions):

Fair value of ownership interest held prior to transaction	$1,004
Controlling interest acquired	300
Noncontrolling interest	4,341

$5,645

Cash and cash equivalents	$411
Receivables	116
Other assets	233
Goodwill	3,429
Tradenames	1,830
Intangible assets subject to amortization	1,165
Debt	(417)
Other liabilities assumed	(158)
Deferred tax liabilities, net	(964)

$5,645

        The Pro Forma summarized unaudited statements of operations of TripCo were prepared utilizing the historical financial statements of TripAdvisor, giving effect to purchase accounting related adjustments made at the time of acquisition and excluding the impact of the gain from combination, as if the transaction discussed above occurred on January 1, 2010, are as follows (amounts in millions):

        Summary Operations Data:

	Years ended December 31,
	2012	2011
	(unaudited)
Revenue	$892	792
Operating income (loss)	63	34
Income tax (expense) benefit	(38)	(19)
Net earnings (loss) from continuing operations	10	14
Less earnings (loss) attributable to the noncontrolling interests	47	2

Net earnings (loss) from continuing operations attributable to TripCo shareholders	$(37)	12

Unaudited Pro Forma basic net earnings (loss) attributable to TripCo shareholder per common share (note 2)	$(0.50)	0.16

        This Pro Forma information is not representative of TripCo's future financial position, future results of operations or future cash flows nor does it reflect what TripCo's financial position, results of operations or cash flows would have been as if the transaction had happened previously and TripCo controlled TripAdvisor during the periods presented.

        During the year ended December 31, 2013, TripAdvisor completed six acquisitions for total cash consideration of approximately $35 million, net of cash acquired. The total cash consideration is subject

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(4) TripAdvisor, Inc. Transactions (Continued)

to adjustment based on the finalization of working capital adjustments and amounts retained with payment subject to certain indemnification obligations by the respective sellers for TripAdvisor's benefit in future periods. During 2013, TripAdvisor acquired TinyPost, the developer of a product that enables users to write over photos and turn them into stories; Jetsetter, a members-only private sale site for hotel bookings; CruiseWise, a cruise research and planning site; Niumba, a Spain-based vacation rental site; GateGuru, a mobile app with flight and airport information around the world; Oyster, a hotel review website featuring expert reviews and photos covering about 150 cities, all of which complement TripAdvisor's existing brands in those areas of the travel ecosystem.

        The total purchase price of these acquisitions, all of which were accounted for as purchases of businesses under the purchase accounting method, has been allocated to the tangible and identifiable intangible assets acquired and the net liabilities assumed based on their respective fair values on the acquisition date. As of December 31, 2013, the purchase price allocation of TripAdvisor's 2013 acquisitions is preliminary and subject to revision as more information becomes available, but in any case will not be revised beyond 12 months after the acquisition date. Any change to the fair value of net liabilities acquired will lead to a corresponding change to the purchase price allocable to goodwill on a retroactive basis. The primary areas of the purchase price allocation that are not yet finalized are related to the fair values of certain liabilities and income tax balances. Approximately $2 million of acquisition-related costs were expensed as incurred during the year ended December 31, 2013 and are included in general and administrative expenses in the combined statements of operations.

        The excess purchase price over identifiable net tangible assets of $30 million has been recorded to goodwill in the accompanying combined balance sheet as of December 31, 2013. The goodwill in these transactions is primarily attributable to expected operational synergies, the assembled workforces, and the future development initiatives of the assembled workforces. Approximately $14 million of goodwill is expected to be deductible for tax purposes. A total of $19 million was allocated to identifiable intangible assets subject to amortization, including customer relationships, tradenames, developed technology and other intangibles. The weighted-average life of the identifiable definite-lived intangible assets acquired in 2013 is 8 years and will be amortized on a straight-line basis. Pro forma financial information related to these acquisitions has not been provided as they not material to our combined results of operations.

(5) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported at fair value, GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs, other than quoted market prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The Company does not have any recurring assets or liabilities measured at fair value that would be considered Level 3.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(5) Assets and Liabilities Measured at Fair Value (Continued)

        The Company's assets and liabilities measured at fair value are as follows:

	December 31, 2013			December 31, 2012
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)
	(amounts in millions)
Cash equivalents	$156	156	—	226	215	11
Marketable securities	$131	—	131	119	—	119
Available-for-sale securities	$188	—	188	99	—	99

        The fair value of Level 2 cash equivalents, marketable securities and available-for-sale securities were obtained from pricing sources for identical or comparable instruments, rather than direct observations of quoted prices in active markets.

Other Financial Instruments

        Other financial instruments not measured at fair value on a recurring basis include trade receivables, related party receivables, trade payables, accrued and other current liabilities. The carrying amount approximates fair value due to the short maturity of these instruments as reported on our combined balance sheets.

(6) Goodwill and Other Intangible Assets

Goodwill and Indefinite Lived Intangible Assets

        Changes in the carrying amount of goodwill are as follows (amounts in millions):

	TripAdvisor	Corporate and Other	Total
Balance at January 1, 2012	$—	39	39
Acquisition	3,429	—	3,429
Impairment	—	(39)	(39)

Balance at December 31, 2012	3,429	—	3,429
Acquisition	28	—	28
Foreign currency translation adjustment	3	—	3

Balance at December 31, 2013	$3,460	—	3,460

        During the year ended December 31, 2012 goodwill, related to the acquisition of BuySeasons in 2006, was impaired due to declining results and market pressures. Goodwill recognized from acquisitions primarily relates to assembled workforces, website community and other intangible assets that do not qualify for separate recognition. During 2013, TripAdvisor recorded a $1 million purchase price allocation adjustment to reduce goodwill for acquired net operating loss carryforwards related to a 2012 acquisition.

        As presented in the accompanying combined balance sheet, trademarks are the other significant indefinite lived intangible asset.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(6) Goodwill and Other Intangible Assets (Continued)

Intangible Assets subject to amortization

        Intangible assets subject to amortization are comprised of the following:

	December 31, 2013				December 31, 2012
	Weighted Average Remaining Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	(in years)		(in millions)
Customer relationships	6	$996	(258)	738	997	(13)	984
Other	7	227	(57)	170	181	(7)	174

Total	6	$1,223	(315)	908	1,178	(20)	1,158

        Amortization of TripAdvisor intangible assets acquired during 2012 is expected to match the usage of the related asset and are being amortized on an accelerated basis as reflected in table below.

        Amortization expense was $303 million, $13 million and $2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        The estimated future amortization expense for the next five years related to intangible assets with definite lives as of December 31, 2013, assuming no subsequent impairment of the underlying assets, is as follows (amounts in millions):

2014	$253
2015	$200
2016	$150
2017	$134
2018	$68

Impairments

        During the years ended December 31, 2013 and 2012, we recorded $3 million and $39 million, respectively, in impairments for BuySeasons, which is included in the Corporate and Other segment. The impairment in 2013 relates to trademarks and the impairment in 2012 relates to goodwill. Continued declining operating results as compared to budgeted results and certain trends required a Step 2 impairment test and a determination of fair value for BuySeasons. Fair value of the company, including the related intangibles and goodwill, was determined using the company's projections of future operating performance and applying a combination of market multiples (market approach) and discounted cash flow (income approach) calculations (Level 3). As of December 31, 2013 the accumulated impairment losses for BuySeasons was $42 million.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(7) Debt

        Outstanding debt at December 31, 2013 and 2012 is summarized as follows:

	December 31, 2013	December 31, 2012
	(amounts in millions)
TripAdvisor Term Loan and revolving credit facility	$340	380
TripAdvisor Chinese credit facilities	29	32
BuySeasons debt obligations	—	3

	$369	415

Term Loan Facility Due 2016 and Revolving Credit Facility

Overview

        On December 20, 2011, TripAdvisor entered into a Credit Agreement, which provides $600 million of borrowing capacity including:

  •
  a Term Loan Facility, or Term Loan, in an aggregate principal amount of $400 million with a term of five years due December 2016; and

  •
  a Revolving Credit Facility in an aggregate principal amount of $200 million available in U.S. dollars, Euros and British pound sterling with a term of five years expiring December 2016.

The Term Loan and any loans under the Revolving Credit Facility bear interest by reference to a base rate or a Eurocurrency rate, in either case plus an applicable margin based on TripAdvisor's leverage ratio. TripAdvisor is also required to pay a quarterly commitment fee, on the average daily unused portion of the Revolving Credit Facility for each fiscal quarter and fees in connection with the issuance of letters of credit. The Term Loan and loans under the Revolving Credit Facility currently bear interest at LIBOR plus 150 basis points, or the Eurocurrency Spread, or the alternate base rate ("ABR") plus 50 basis points, and undrawn amounts are currently subject to a commitment fee of 22.5 basis points.

        As of December 31, 2013 TripAdvisor used a one-month interest period Eurocurrency Spread which is approximately 1.7% per annum. As of December 31, 2013, interest is payable on a monthly basis while TripAdvisor is borrowing under the one-month interest rate period. The current interest rates are based on current assumptions, leverage and LIBOR rates and do not take into account that rates will reset periodically.

        The Term Loan principal is payable in quarterly installments equal to 2.5% of the original principal, with the balance due on the final maturity date. Principal payments aggregating $40 million were made during the year ended December 31, 2013.

        The Revolving Credit Facility includes $40 million of borrowing capacity available for letters of credit and $40 million for borrowings on same-day notice. As of December 31, 2013 there were no outstanding borrowings under the Revolving Credit Facility.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(7) Debt (Continued)

        The remaining future minimum principal payment obligations due under the Credit Agreement related to the Term Loan is as follows (amounts in millions):

Year Ended December 31,	Payment Amount
2014	$40
2015	40
2016	260

$340

Prepayments

        TripAdvisor may voluntarily repay any outstanding borrowing under the Credit Agreement at any time without premium or penalty, other than customary breakage costs with respect to eurocurrency loans.

Guarantees

        All obligations under the Credit Agreement are unconditionally guaranteed by TripAdvisor and each of TripAdvisor's existing and subsequently acquired or organized direct or indirect wholly-owned domestic and foreign restricted subsidiaries, subject to certain exceptions for subsidiaries that are controlled foreign corporations, foreign subsidiaries in jurisdictions where applicable law would otherwise be violated, and non-material subsidiaries.

Covenants

        The Credit Agreement contains a number of covenants that, among other things, restrict TripAdvisor's ability to incur additional indebtedness, create liens, enter into sale and leaseback transactions, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions or repurchase their capital stock, make investments, loans or advances, prepay certain subordinated indebtedness, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements governing certain subordinated indebtedness, and change their fiscal year. The Credit Agreement also requires TripAdvisor to maintain a maximum leverage ratio and a minimum cash interest coverage ratio, and contain certain customary affirmative covenants and events of default, including a change of control. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of all amounts due under Credit Agreement and all actions permitted to be taken by a secured creditor.

        As of December 31, 2013 TripAdvisor was in compliance with all of its debt covenants.

Chinese Credit Facilities

        In addition to borrowings under the Credit Agreement, TripAdvisor maintains Chinese Credit Facilities. As of December 31, 2013 and 2012, there were approximately $28 million and $32 million of short term borrowings outstanding, respectively.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(7) Debt (Continued)

        Certain of TripAdvisor's Chinese subsidiaries entered into a RMB 138,600,000 (approximately $22 million), one-year revolving credit facility with Bank of America (the "Chinese Credit Facility—BOA") that is currently subject to review on a periodic basis with no specific expiration period. During the year ended December 31, 2012, this credit line was increased to RMB 189,000,000 (approximately $30 million). During the year ended December 31, 2013, TripAdvisor made a payment inclusive of interest of RMB 68,283,570 (approximately $11 million). As of December 31, 2013, approximately $12 million of borrowings were outstanding under this credit facility. The Chinese Credit Facility—BOA bears interest based at 100% of the People's Bank of China's base rate, which was 5.6% as of December 31, 2013.

        In addition, during April 2012, certain of TripAdvisor's Chinese subsidiaries entered into an extension of a RMB 125,000,000 (approximately $20 million) one-year revolving credit facility with J.P. Morgan Chase Bank ("Chinese Credit Facility—JPM") which was extended one year in April 2013. During the year ended December 31, 2013, TripAdvisor made a payment inclusive of interest of RMB 24,281,546 (approximately $4 million). As of December 31, 2013, approximately $16 million of borrowings are outstanding under this credit facility. The Chinese Credit Facility—JPM bears interest based at 100% of the People's Bank of China's base rate, which was 5.6% as of December 31, 2013.

BuySeasons debt

        See note 11 for a discussion regarding the significant items related to BuySeasons debt obligations.

        Due to the primarily variable rate nature, TripCo believes that the carrying amount of its debt approximated fair value at December 31, 2013 and 2012.

(8) Income Taxes

        TripCo was included in the federal consolidated income tax return of Liberty during the periods presented. The tax provision included in these financial statements has been prepared on a stand-alone basis, as if TripCo was not part of the consolidated Liberty group. TripAdvisor, as a consolidated subsidiary for financial statement purposes, is not included in the Liberty consolidated group tax return and is not expected to be included in the TripCo consolidated group tax return upon the completion of the Trip Spin-off as TripCo owns less than 80% of TripAdvisor. Additionally, upon the completion of the Trip Spin-Off the unused stand-alone net operating losses of BuySeasons will be treated as a deemed equity distribution at that date. Furthermore, the income taxes payable allocated to TripCo by Liberty as of December 31, 2013 will be treated as a deemed equity contribution from Liberty upon completion of the Trip Spin-Off. As of December 31, 2013 and 2012, TripCo had income taxes payable to Liberty of approximately $37 million and $43 million, respectively.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(8) Income Taxes (Continued)

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2013	2012	2011
	(amounts in millions)
Current:
Federal	$(32)	(41)	—
State and local	(10)	(7)	—
Foreign	(20)	(1)	—

	$(62)	(49)	—

Deferred:
Federal	$9	(68)	11
State and local	76	(8)	—
Foreign	32	1	—

	117	(75)	11

Income tax benefits (expense)	$55	(124)	11

        The following table presents a summary of our domestic and foreign earnings from continuing operations before income taxes:

	Years ended December 31,
	2013	2012	2011
	(amounts in millions)
Domestic	$(23)	1,104	1
Foreign	(5)	—	—

Total	$(28)	1,104	1

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(8) Income Taxes (Continued)

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2013	2012	2011
	(amounts in millions)
Computed expected tax benefits (expense)	$10	(386)	—
State and local taxes, net of federal income taxes	(3)	(9)	—
Foreign taxes, net of foreign tax credits	15	(1)	—
Change in tax rate	46	—	—
Goodwill impairment	—	(13)	—
Combination of TripAdvisor	—	286	—
Change in valuation allowance	(3)	—	11
Change in federal tax reserve	(9)	—	—
Other	(1)	(1)	—

Income tax (expense) benefit	$55	(124)	11

        During 2013, the Company changed its estimate of the effective state tax rate used to measure its net deferred tax liabilities, based on expected changes to the Company's state apportionment factors. The rate change required an adjustment to the recognized deferred taxes at the TripAdvisor level.

        The tax benefit from the combination of a previously held equity method affiliate for the year ended December 31, 2012 is the result of the acquisition of a controlling interest in TripAdvisor in the fourth quarter of 2012. The Company recorded an $800 million dollar gain on the transaction, due to the application of purchase accounting, which was excluded from taxable income in 2012 and is not expected to be included in taxable income in the future. In addition, a portion of the difference between the book basis and tax basis of the Company's investment in TripAdvisor, as previously accounted for under the equity method, was reversed as a result of the transaction.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(8) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2013	2012
	(amounts in millions)
Deferred tax assets:
Net operating loss carryforwards	$27	23
Stock-based compensation	28	20
Other	10	9

Total deferred tax assets	65	52
Less: valuation allowance	(15)	(12)

Net deferred tax assets	50	40

Deferred tax liabilities:
Intangible assets	(869)	(986)
Investments	(8)	(8)
Other	(19)	(10)

Total deferred tax liabilities	(896)	(1,004)

Net deferred tax liability	$(846)	(964)

        The Company's deferred tax assets and liabilities are reported in the accompanying combined balance sheets as follows:

	December 31,
	2013	2012
	(amounts in millions)
Current deferred tax asset	$6	8
Noncurrent deferred tax asset	1	—
Noncurrent deferred tax liability	(853)	(972)

	$(846)	(964)

        The Company's valuation allowance increased $3 million in 2013. Of the net change in valuation allowance, the majority affected tax expense during the year ended December 31, 2013.

        We have not provided for deferred U.S. income taxes on undistributed earnings of certain foreign combined companies that we intend to reinvest permanently outside the United States; the total amount of such earnings as of December 31, 2013 was $481 million. Should these earnings be distributed or treated under certain U.S. tax rules as having distributed earnings of foreign combined companies in the form of dividends or otherwise, the Company may be subject to U.S. income taxes. Due to complexities in tax laws and various assumptions that would have to be made, it is not practicable at this time to estimate the amount of unrecognized deferred U.S. taxes on these earnings.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(8) Income Taxes (Continued)

        At December 31, 2013, TripCo had federal and state net operating loss carryforwards for income tax purposes of $35 million and $43 million, respectively, which, if not utilized to reduce federal or state income tax liabilities in future periods, will expire at various times between 2020 and 2033. Also, at December 31, 2013, TripCo had foreign net operating loss carryforwards for income tax purposes of $51 million, which, if not utilized to reduce foreign income tax liabilities in future periods, will expire at various times between 2014 and 2031. These federal, state, and foreign net operating losses are expected to be utilized prior to expiration, except for $2 million state and $13 million foreign tax-effected net operating losses, which based on current projections of state and foreign taxable income may expire unused.

        As of December 31, 2013, the Company had recorded tax reserves of $36 million related to unrecognized tax benefits for uncertain tax positions, which is classified as long-term and included in other long-term liabilities. Prior to the acquisition of a controlling interest in TripAdvisor during December 2012, the Company did not have any unrecognized tax benefits for uncertain tax positions. If the unrecognized tax benefits were to be recognized for financial statement purposes, approximately $19 million would be reflected in the Company's tax expense and affect its effective tax rate. The Company's estimate of its unrecognized tax benefits related to uncertain tax positions requires a high degree of judgment. The Company does not believe it is reasonably possible the gross unrecognized tax benefits may increase or be paid within the next twelve months.

        A reconciliation of unrecognized tax benefits is as follows (amounts in millions):

	Years ended December 31,
	2013	2012
Balance at beginning of year	$24	—
Acquisition of TripAdvisor	—	24
Additions based on tax positions related to the current year	12	—
Additions for tax positions of prior years	4	—
Reductions for tax positions of prior years	(4)	—

Balance at end of year	$36	24

        As of December 31, 2013, Liberty's 2001 through 2009 tax years are closed for federal income tax purposes, and the IRS has completed its examination of Liberty's 2010 through 2012 tax years. The tax loss carryforwards from the 2010 through 2013 tax years are still subject to adjustment. The 2013 tax year is being examined currently as part of the IRS's Compliance Assurance Process ("CAP") program. As discussed earlier, because TripCo's ownership of Trip Advisor is less than the required 80%, Trip Advisor does not consolidate with TripCo for federal income tax purposes. Prior to December 2011, Trip Advisor was included in the consolidated federal income tax returns filed by Expedia. Expedia's 2009 and 2010 tax years are currently being audited by the IRS. Various states are currently examining the Company's prior years state income tax returns.

        As of December 31, 2013 and 2012, the Company had recorded approximately $2 million and $1 million, respectively, of accrued interest and penalties related to uncertain tax positions.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(9) Stock-Based Compensation

Liberty Incentive Plans

        Pursuant to the Liberty Interactive Corporation 2000 Incentive Plan, as amended from time to time (the "2000 Plan"), and the Liberty Interactive Corporation 2007 Incentive Plan, as amended from time to time (the "2007 Plan") Liberty granted to certain employees of BuySeasons stock options ("Awards") to purchase shares of Liberty common stock. The 2000 Plan and 2007 Plan provided for Awards to be issued in respect of a maximum of 2.9 million shares and 4.2 million shares, respectively, of Liberty common stock. No additional grants may be made pursuant to these plans. On June 24, 2010, stockholders of Liberty approved the Liberty Interactive Corporation 2010 Incentive Plan, as amended from time to time (the "2010 Plan"). The 2010 Plan provided for Awards to be made in respect of a maximum of 42.9 million shares of Liberty common stock. Additionally, pursuant to the Liberty Interactive Corporation 2012 Incentive Plan, as amended (the "2012 Plan"), the Company may grant Awards to be made in respect of a maximum of 40 million shares of Liberty common stock. Awards generally vest over 4 years and have a term of 10 years. Liberty issues new shares upon exercise of equity awards. Options to purchase shares of Liberty Ventures common stock, stock appreciation rights with respect to shares of Liberty Ventures common stock and restricted shares of Liberty Ventures common stock have been granted to various directors, officers and employees and consultants of Liberty pursuant to the various stock incentive plans administered by the Liberty board of directors or the compensation committee thereof.

        The holder of an outstanding option to purchase shares of Liberty Ventures common stock on the record date (an "original Ventures option award") will receive an option to purchase shares of the corresponding series of our common stock (a "new TripCo option award") and an adjustment to the exercise price of and the number of shares subject to the original Ventures option award (as so adjusted, an "adjusted Ventures option award"). The exercise prices of and the number of shares subject to the new TripCo option award and the related adjusted Ventures option award will be determined based on the exercise price of and the number of shares subject to the original Ventures option award, the pre-Spin-Off trading price of Liberty Ventures common stock (determined using the volume weighted average price of the applicable series of Liberty Ventures common stock over the three consecutive trading days immediately preceding the Spin-Off) and the relative post-Spin-Off trading prices of Liberty Ventures common stock and TripCo common stock (determined using the volume weighted average price of the applicable series of common stock over the three consecutive trading days beginning on the first trading day following the Spin-Off on which both the Liberty Ventures common stock and the TripCo common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-Spin-Off intrinsic value of the original Ventures option award is allocated between the new TripCo option award and the adjusted Ventures option award.

        Except as described above, all other terms of an adjusted Ventures option award and a new TripCo option award (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures option award. The terms of the adjusted Ventures option award will be determined and the new TripCo option award will be issued as soon as practicable following the determination of the pre- and post-Spin-Off trading prices of Liberty Ventures common stock and TripCo common stock, as applicable. Liberty had outstanding approximately 1 million Liberty Ventures Series A options at December 31, 2013 with a weighted average exercise price of $57.42 and a weighted average remaining life of 5.0 years. Approximately 490 thousand options were exercisable at December 31, 2013 with a weighted average exercise price of $55.47 and a weighted average remaining life of 4.6 years.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(9) Stock-Based Compensation (Continued)

Grants

        Prior to 2011, Liberty granted to certain employees of BuySeasons approximately 990 thousand options to purchase shares of Series A Liberty Interactive common stock pursuant to the 2000 Plan and 2007 Plan. Such options had a weighted average grant-date fair value of $2.27 per share. No stock options or SARs were granted to BuySeasons employees during the years ended December 31, 2011, 2012 or 2013.

        Liberty calculates the grant-date fair value for all of its equity classified awards and any subsequent remeasurement of its liability classified awards using the Black-Scholes Merton option-pricing model ("Black-Scholes model"). Liberty estimates the expected term of the Awards based on historical exercise and forfeiture data. The expected term for grants made to BuySeasons employees was 7 years. The volatility used in the calculation for Awards is based on the historical volatility of Liberty's stocks and the implied volatility of publicly traded Liberty options. The volatilities used by Liberty in the Black-Scholes model for grants made to BuySeasons employees ranged from 21% - 46%. Liberty uses a zero dividend rate and the risk-free rate for Treasury Bonds with a term similar to that of the subject options.

        On August 9, 2012 Liberty completed the approved recapitalization of its common stock through the creation of the Liberty Interactive common stock and Liberty Ventures common stock as tracking stocks. Upon completion of the recapitalization the Liberty Interactive Awards were adjusted pursuant to the anti-dilution provisions of the incentive plans under which the equity awards were granted. For employees of subsidiaries attributed to the Liberty Interactive Group (including BuySeasons employees), the pre-distribution intrinsic value of the original Liberty Interactive award was maintained solely within the adjusted Liberty Interactive award based on a three day volume weighted average trading price prior to the recapitalization as compared to the three day volume weighted average trading price subsequent to the recapitalization.

BuySeasons Employee Equity Grant Awards

        The aggregate intrinsic value of Awards outstanding as of December 31, 2013 and 2012 was less than a million and $2.1 million, respectively. The aggregate intrinsic value of exercisable Awards at December 31, 2013 and 2012 was less than a million and $1 million, respectively. The weighted average remaining life of exercisable Awards at December 31, 2013 was 3.8 years.

        As of December 31, 2013, the total unrecognized compensation cost related to unvested Liberty equity Awards was less than a million. Such amount will be recognized in the Company's statements of operations over a weighted average period of approximately 0.7 years.

Exercises

        The aggregate intrinsic value of all Liberty options, related to BuySeasons employees, exercised during the years ended December 31, 2013, 2012 and 2011 was $1.6 million, $4.6 million and less than a million, respectively.

Liberty—Restricted Stock

        On February 27, 2009, Liberty issued approximately 71 thousand shares of unvested restricted Liberty Interactive common stock to certain employees of BuySeasons. The vesting period for these

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(9) Stock-Based Compensation (Continued)

shares was three years. All of these shares were vested as of December 31, 2012. The aggregate fair value of all restricted shares of Liberty common stock that vested during the year ended December 31, 2012 was less than a million.

TripAdvisor Equity Grant Awards

        On December 21, 2011, TripAdvisor adopted the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan (the "2011 Incentive Plan"), under which TripAdvisor may grant restricted stock, restricted stock awards, RSUs, stock options and other stock-based awards to TripAdvisor directors, officers, employees and consultants. As discussed in note 4, at the time a controlling interest in TripAdvisor was obtained, in December 2012, the Company determined the fair value of the options assumed. The fair value of the options was determined based on the Black-Scholes model with a volatility of 53.5%, a zero dividend rate, and the applicable treasury rate for the expected term of 6.2 years. The value was $136 million (based on a weighted average grant date fair value of $17.78 per option) at the time of acquisition and the vested portion of the value ($61 million) was recognized as a noncontrolling interest, and included in the purchase price, while the remaining unvested portion ($75 million) is being amortized over the applicable vesting period (3 years). Subsequent to that period, grants were valued using a volatility of 50.8% and the applicable risk free interest rate for an expected term of 6.1 years.

        Performance-based stock options and RSUs vest upon achievement of certain TripAdvisor company-based performance conditions and a requisite service period. On the date of grant, the fair value of stock options is calculated using a Black-Scholes model, which incorporates assumptions to value stock-based awards, including the risk-free rate of return, expected volatility, expected term and expected dividend yield. If, upon grant, TripAdvisor assesses the achievement of performance targets as probable, compensation expense is recorded for the awards over the estimated performance period on a straight-line basis. At each reporting period, the probability of achieving the performance targets and the performance period required to meet those targets is assessed. To the extent actual results or updated estimates differ from TripAdvisor's estimates, the cumulative effect on current and prior periods of those changes will be recorded in the period estimates are revised, or the change in estimate will be applied prospectively depending on whether the change affects the estimate of total compensation cost to be recognized or merely affects the period over which compensation cost is to be recognized.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(9) Stock-Based Compensation (Continued)

        The following table presents the number, weighted average exercise price ("WAEP") and aggregate intrinsic value of stock options to purchase TripAdvisor common stock granted under their 2011 Incentive Plan:

	Number of Options	WAEP	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in millions)
Outstanding at January 1, 2013	8,654	$31.41
Granted	2,825	$58.03
Exercised	(1,487)	$23.81		$58
Forfeited/Cancelled	(522)	$38.09

Outstanding at December 31, 2013	9,470	$40.18	5.9	$404

Exercisable at December 31, 2013	3,533	$30.11	3.0	$186

        During the year ended December 31, 2013, TripAdvisor issued 2.8 million of primarily service based stock options under their 2011 Incentive Plan with a weighted average estimated grant-date fair value per option of $28.30 and a weighted average exercise price per option of $58.03. These stock options generally have a term of ten years from the date of grant and vest over a four-year requisite service period. As of December 31, 2013, the total number of shares available under the 2011 Incentive Plan is 18,085,169 shares. TripAdvisor related stock-based compensation for the year ended December 31, 2013 was approximately $60 million. As of December 31, 2013, the total unrecognized compensation cost related to unvested TripAdvisor stock options was approximately $104 million and will be recognized over a weighted average period of approximately 3.0 years.

        Restricted Stock Units    RSUs are stock awards that are granted to employees entitling the holder to shares of TripAdvisor common stock as the award vests. RSUs are measured at fair value based on the number of shares granted and the quoted price of TripAdvisor common stock at the date of grant. The fair value of RSUs, net of estimated forfeitures, is amortized as stock-based compensation expense over the vesting term on a straight-line basis, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date.

        As of December 31, 2012, there were less than a million unvested TripAdvisor RSUs outstanding. During the year ended December 31, 2013, TripAdvisor granted 1.1 million service based RSUs under their 2011 Incentive Plan for which the fair value was measured based on the quoted price of TripAdvisor common stock at the date of grant. The weighted average grant date fair value for RSUs granted during 2013 was $50.72 per share. The unvested TripAdvisor RSUs had a weighted average grant date fair value of $49.64 and $26.11 per share as of December 31, 2013 and 2012, respectively. As of December 31, 2013, the total unrecognized compensation cost related to 1.1 million unvested TripAdvisor RSU's outstanding was approximately $38 million which will be recognized over the remaining vesting term of approximately 3.0 years.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(10) Employee Benefit Plans

        Combined companies of TripCo sponsor 401(k) plans, which provide their employees an opportunity to make contributions to a trust for investment in Liberty common stock, as well as other mutual funds. The Company's combined companies make matching contributions to the plans based on a percentage of the amount contributed by employees. Employer cash contributions related to BuySeasons and TripAdvisor were $5 million for the year ended December 31, 2013 and less than a million for all other years presented.

(11) Related Party Transactions

Expedia

        TripAdvisor provides click-based advertising and other advertising services to Expedia (TripAdvisor's former parent) and is recorded at contract value, which TripAdvisor believes is a reasonable reflection of the value of the services provided. Expedia-revenue represented 23% and 27% of TripAdvisor's total revenue for the years ended December 31, 2013 and 2012, respectively. As discussed in note 4, only one month of TripAdvisor revenue has been recorded in the combined statements of TripCo for the year ended December 31, 2012. The net Expedia-receivable balance, reflected in the trade receivables balance in the combined balance sheets, as of December 31, 2013 and 2012 was $16 million and $24 million, respectively.

        Other Expedia-operating expenses which are included within selling and marketing expense are approximately $6 million for the year ended December 31, 2013, which primarily consisted of marketing expense for TripAdvisor exit windows.

        Following the Expedia Spin-Off, as a result of an irrevocable proxy of Liberty, Mr. Diller was effectively able to control the outcome of all matters submitted to a vote or for the consent of TripAdvisor's stockholders (other than with respect to the election by the holders of TripAdvisor common stock of 25% of the members of TripAdvisor's Board of Directors and matters as to which Delaware law requires a separate class vote). Additionally, Mr. Diller was the Chairman and Senior Executive of Expedia, and through similar arrangements between Mr. Diller and Liberty, Mr. Diller was effectively able to control the outcome of all matters submitted to a vote or for the consent of Expedia's stockholders (other than with respect to the election by the holders of Expedia common stock of 25% of the members of Expedia's Board of Directors and matters as to which Delaware law requires a separate class vote). As a result, from the completion of the Expedia Spin-Off until December 11, 2012, TripAdvisor and Expedia were related parties since they were under common control. On December 11, 2012, as a result of Liberty's purchase of an aggregate of 4,799,848 shares of common stock of TripAdvisor from Mr. Diller, Expedia and TripAdvisor are no longer under common control. For TripCo, Expedia is not expected to be an affiliated entity on a go-forward basis, but because of Liberty's ownership interest in Expedia, disclosure of this relationship was deemed appropriate until the time of spin-off.

        For purposes of governing certain of the ongoing relationships between TripAdvisor and Expedia at and after the Expedia Spin-Off, and to provide for an orderly transition, TripAdvisor and Expedia entered into various agreements, including, among others, the Separation Agreement; the Tax Sharing Agreement, the Employee Matters agreement, the Transition Services Agreement, and commercial agreements. The various commercial agreements, including click-based advertising agreements, content sharing agreements and display-based and other advertising agreements, had terms of up to one year.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(11) Related Party Transactions (Continued)

TripAdvisor continues to work together with Expedia pursuant to various commercial agreements between subsidiaries of TripAdvisor, on the one hand, and subsidiaries of Expedia, on the other hand.

BuySeasons

        BuySeasons is a wholly owned subsidiary of Celebrate Interactive, which is a wholly-owned subsidiary of Liberty. Celebrate Interactive also holds an investment in Evite, a wholly-owned subsidiary. During December 2011, BuySeasons, as borrower, entered into two separate $2 million loan agreements with Evite and another wholly-owned subsidiary of Celebrate Interactive. The interest rate on each of the notes is 4.07%. During 2012, the note with the other subsidiary was transferred to Evite. During 2012 and 2013, BuySeasons borrowed an additional $3 million and $1 million from Evite, respectively. As of December 31, 2013, the principal amount of the loan outstanding with Evite was approximately $2 million. As the loan agreement with Evite does not specify a repayment date, the loan has been classified as a current liability in the accompanying combined balance sheets. Proceeds from these loans were used for general corporate purposes. These loans are unsecured, and there are no financial nor nonfinancial covenants associated with these loans. The principal and accrued interest outstanding under these loans at December 31, 2013 and 2012 is classified as Related party notes payable in the accompanying combined balance sheets.

        As of December 31, 2012, BuySeasons was in violation of the financial covenants specified by its amended revolving credit and term loan agreement. As a result, on February 10, 2013, Liberty assumed and repaid the outstanding liabilities under the amended loan agreement and BuySeasons issued a corresponding promissory note to Liberty for $11 million, which was in excess of the amount outstanding under BuySeasons' amended revolving credit and term loan at that time. The loan agreement provided BuySeasons the ability to borrow an additional amount up to a total balance of $25 million, which was subsequently amended to increase the total borrowing capacity to $30 million. BuySeasons has borrowed the full capacity pursuant to this agreement during 2013. The interest rate on amounts borrowed is 6.25%, payable at the end of each calendar quarter. Principal and accrued interest on amounts borrowed pursuant to this agreement are due in full during February 2015. The note held by Liberty is expected to be contributed to the capital of BuySeasons prior to the Spin-Off.

(12) Commitments and Contingencies

Operating Leases

        TripCo's combined companies have contractual obligations in the form of operating leases for office and warehouse space for which the related expense is recorded on a monthly basis. Certain leases contain periodic rent escalation adjustments and renewal options. Rent expense related to such leases is recorded on a straight-line basis. Operating lease obligations expire at various dates with the latest maturity in December 2013.

        TripAdvisor leases approximately 119,000 square feet for their corporate headquarters in Newton, Massachusetts, pursuant to a lease with an expiration date of April 2015. TripAdvisor also leases an aggregate of approximately 382,000 square feet at approximately 30 other locations across North America, Europe and Asia Pacific, primarily for its international management teams, sales offices, and subsidiary headquarters, pursuant to leases with expiration dates through December 2013. On June 20, 2013, TripAdvisor entered into an additional lease to move its headquarters to Needham, Massachusetts in 2015. The lease payments under the new lease will approximate $9.5 million annually.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(12) Commitments and Contingencies (Continued)

        TripAdvisor is the deemed owner (for accounting purposes only) of the new building during the construction period under build to suit lease accounting. As building construction began in the fourth quarter of 2013, we recorded estimated project construction costs incurred by the landlord as an asset and a corresponding long term liability in "Property and equipment, at cost" and "Other liabilities," respectively, in our combined balance sheets. We will increase the asset and corresponding long term liability as additional building costs are incurred by the landlord during the construction period. Once the landlord completes the construction of the new building (estimated to be May 2015), we will evaluate the lease in order to determine whether or not the lease meets the criteria for "sale-leaseback" treatment. Although we will not begin making lease payments pursuant to the Lease until November 2015, the portion of the lease obligations allocated to the land is treated for accounting purposes as an operating lease that commenced in 2013.

        For the years ended December 31, 2013, 2012 and 2011, we recorded rental expense of $15 million, $4 million and $3 million, respectively. The following table presents TripCo's estimated future minimum rental payments under operating leases with non-cancelable lease terms, including the new TripAdvisor headquarters lease, that expire after December 31, 2013 (amounts in millions):

2014	$16
2015	15
2016	21
2017	21
2018	21
Thereafter	176

$270

Off-Balance Sheet Arrangements

        TripCo did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company's financial condition, results of operations, liquidity, capital expenditures or capital resources.

Litigation

        In the ordinary course of business, the Company and its combined companies are parties to legal proceedings and claims involving alleged infringement of third-party intellectual property rights, defamation, and other claims. Although it is reasonably possible that the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

(13) Segment Information

        TripCo, through its ownership interests in combined companies and other companies, is primarily engaged in the on-line commerce industries. TripCo identifies its reportable segments as (A) those combined companies that represent 10% or more of its combined annual revenue, annual adjusted operating income before depreciation and amortization ("Adjusted OIBDA") or total assets and

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(13) Segment Information (Continued)

(B) those equity method affiliates whose share of earnings represent 10% or more of TripCo's annual pre-tax earnings. The segment presentation for prior periods has been conformed to the current period segment presentation.

        TripCo evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, Adjusted OIBDA, gross margin, average sales price per unit, number of units shipped and revenue or sales per customer equivalent. In addition, TripCo reviews nonfinancial measures such as unique website visitors, conversion rates and active customers, as appropriate.

        TripCo defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). TripCo believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. TripCo generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the year ended December 31, 2013, TripCo has identified the following combined company as its reportable segment:

  •
  TripAdvisor, Inc.—an online travel research company, empowering users to plan and maximize their travel experience.

        TripCo's operating segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also combined companies are the same as those described in the Company's summary of significant accounting policies.

Performance Measures

	Years ended December 31,
	2013		2012		2011
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	(amounts in millions)
TripAdvisor	$945	379	36	8	—	—
Corporate and other	89	(18)	129	(7)	155	3

Combined TripCo	$1,034	361	165	1	155	3

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(13) Segment Information (Continued)

Other Information

	December 31, 2013		December 31, 2012
	Total Assets	Capital expenditures	Total Assets	Capital expenditures
	(amounts in millions)
TripAdvisor	$7,057	57	7,154	3
Corporate and other	32	3	51	3

Combined TripCo	$7,089	60	7,205	6

Revenue by Geographic Area

	December 31,
	2013	2012	2011
	(amounts in millions)
United States	$541	136	141
United Kingdom	119	5	—
Other countries	374	24	14

Combined TripCo	$1,034	165	155

Long-lived Assets by Geographic Area

	December 31,
	2013	2012
	(amounts in millions)
United States	$32	18
Other countries	7	3

Combined TripCo	$39	21

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Combined Financial Statements (Continued)

(13) Segment Information (Continued)

        The following table provides a reconciliation of combined Adjusted OIBDA to earnings (loss) before income taxes:

	Years ended December 31,
	2013	2012	2011
	(amounts in millions)
Combined Adjusted OIBDA	$361	1	3
Stock-based compensation	(60)	—	—
Depreciation and amortization	(315)	(16)	(3)
Impairment of intangible assets	(3)	(39)	—
Interest expense	(17)	(1)	—
Share of earnings (loss) of affiliates, net	—	38	1
Gains (losses) on transactions, net	(1)	1,088	—
Other, net	7	33	—

Earnings (loss) before income taxes	$(28)	1,104	1

LIBERTY TRIPADVISOR HOLDINGS, INC.

Condensed Combined Balance Sheets

(unaudited)

	March 31, 2014	December 31, 2013
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$322	354
Trade and other receivables, net of allowance for doubtful accounts of $3 million and $4 million, respectively	152	122
Inventory, net	11	12
Short term marketable securities (note 4)	142	131
Deferred income tax assets	6	6
Other current assets	20	18

Total current assets	653	643

Investments in available-for-sale securities	284	188
Property and equipment, at cost	94	55
Accumulated depreciation	(21)	(16)

	73	39

Intangible assets not subject to amortization:
Goodwill	3,460	3,460
Trademarks	1,834	1,832

	5,294	5,292

Intangible assets subject to amortization, net	856	908
Other assets, at cost, net of accumulated amortization	21	19

Total assets	$7,181	7,089

Liabilites and Equity
Current liabililities:
Accounts payable	$78	42
Accrued liabilities	82	94
Related party notes payable (note 6)	36	30
Current portion of debt (note 5)	71	69
Deferred revenue	58	47
Other current liabilities	58	29

Total current liabilities	383	311

Long-term debt (note 6)	290	300
Deferred income tax liabilities	836	853
Other liabilities	48	44

Total liabilities	1,557	1,508

Equity:
Parent's investment	220	226
Accumulated other comprehensive earnings, net of taxes	1	—
Retained earnings	987	982

Total parent's investment	1,208	1,208
Noncontrolling interests in equity of combined companies	4,416	4,373

Total equity	5,624	5,581

Commitments and contingencies (note 7)
Total liabilities and equity	$7,181	7,089

See accompanying notes to condensed combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Condensed Combined Statements of Operations

(unaudited)

	Three months ended March 31,
	2014	2013
	amounts in millions, except per share amounts
Service and other revenue	$281	230
Net retail sales	13	17

Total net sales	294	247
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	10	15
Operating expense, including stock-based compensation (note 2)	51	39
Selling, general and administrative, including stock-based compensation (note 2)	134	108
Depreciation and amortization	70	77

	265	239

Operating income (loss)	29	8
Other income (expense):
Interest expense, including related party	(2)	(3)
Other, net	—	(1)

	(2)	(4)

Earnings (loss) before income taxes	27	4
Income tax (expense) benefit	(4)	—

Net earnings (loss)	23	4
Less earnings (loss) attributable to noncontrolling interests	18	15

Net earnings (loss) attributable to Liberty TripAdvisor Holdings, Inc. shareholders	$5	(11)

ProForma basic net earnings (loss) attributable to Series A and Series B Liberty TripAdvisor Holdings, Inc. shareholders per common share (note 3)	$0.07	(0.15)

See accompanying notes to condensed combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Condensed Combined Statements of Comprehensive Earnings (Loss)

(unaudited)

	Three months ended March 31,
	2014	2013
	amounts in millions
Net earnings (loss)	$23	4

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	6	(30)

Other comprehensive earnings (loss)	6	(30)

Comprehensive earnings (loss)	29	(26)
Less comprehensive earnings (loss) attributable to the noncontrolling interests	23	(8)

Comprehensive earnings (loss) attributable to Liberty TripAdvisor Holdings, Inc. shareholders	$6	(18)

See accompanying notes to condensed combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Condensed Combined Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2014	2013
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$23	4
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	70	77
Stock-based compensation	17	17
Excess tax benefit from stock-based compensation	(11)	(1)
Deferred income tax expense (benefit)	(19)	(19)
Other noncash charges (credits), net	(1)	—
Changes in operating assets and liabilities
Current and other assets	(31)	(41)
Payables and other liabilities	56	(6)

Net cash provided (used) by operating activities	104	31

Cash flows from investing activities:
Capital expended for property and equipment	(20)	(10)
Purchases of short term investments and other marketable securities	(203)	(213)
Sales and maturities of short term investments and other marketable securities	96	46
Other investing activities, net	(2)	(3)

Net cash provided (used) by investing activities	(129)	(180)

Cash flows from financing activities:
Borrowings of debt	5	4
Repayments of debt	(13)	(26)
Borrowings on related party note payable	6	14
Payment of minimum withholding taxes on net share settlements of equity awards	(18)	(5)
Excess tax benefit from stock-based compensation	11	1
Other financing activities, net	2	6

Net cash provided (used) by financing activities	(7)	(6)

Effect of foreign currency exchange rates on cash	—	—

Net increase (decrease) in cash and cash equivalents	(32)	(155)
Cash and cash equivalents at beginning of period	354	369

Cash and cash equivalents at end of period	$322	214

See accompanying notes to condensed combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Condensed Combined Statement of Equity

Three months ended March 31, 2014

(unaudited)

	Parent's investment	Accumulated other comprehensive earnings	Retained earnings	Noncontrolling interest in equity of combined companies	Total equity
	amounts in millions
Balance at January 1, 2014	$226	—	982	4,373	5,581
Net earnings (loss)	—	—	5	18	23
Other comprehensive earnings (loss)		1	—	5	6
Stock compensation	4	—	—	15	19
Minimum withholding taxes on net share settlements of stock-based compensation	(18)	—	—	—	(18)
Excess tax benefits on stock-based compensation	11	—	—	—	11
Contribution from parent	2	—	—	—	2
Shares issued by subsidiary	(5)	—	—	5	—

Balance at March 31, 2014	$220	1	987	4,416	5,624

See accompanying notes to condensed combined financial statements.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Condensed Combined

Financial Statements

(1) Basis of Presentation

        During October 2013, the Board of Directors of Liberty Interactive Corporation and its subsidiaries ("Liberty," formerly known as Liberty Media Corporation) authorized a plan to distribute to the stockholders of Liberty shares of a wholly-owned subsidiary Liberty TripAdvisor Holdings ("TripCo" or the "Company" as discussed below) which will hold the subsidiaries TripAdvisor, Inc. ("TripAdvisor") and BuySeasons, Inc. which includes the retail businesses (BuyCostumes.com and Celebrate Express) ("BuySeasons") (the "Trip Spin-Off"), both of which operate as stand-alone operating entities. Both TripAdvisor and BuySeasons have more revenue in the third quarter, based on a higher travel research period and the Halloween period, respectively, as compared to the other quarters of the year. The transaction will be effected as a pro-rata dividend of shares of TripCo to the stockholders of Series A and Series B Liberty Ventures common stock of Liberty. The Trip Spin-Off is intended to be tax-free.

        The accompanying (a) condensed combined balance sheet as of December 31, 2013, which has been derived from audited financial statements, and (b) the interim unaudited condensed combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for such periods have been included. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed combined financial statements should be read in conjunction with the combined financial statements and notes thereto contained elsewhere herein for the year ended December 31, 2013.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers (i) revenue recognition, (ii) recoverability of intangible assets and goodwill, (iii) recoverability and useful lives of long-lived assets, (iv) accounting for income taxes and (v) stock-based compensation to be its most significant estimates.

Spin-Off of TripCo from Liberty Interactive Corporation

        Following the Trip Spin-Off, Liberty and TripCo will operate as separate, publicly traded companies, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Trip Spin-Off, TripCo expects to enter into certain agreements, including the reorganization agreement, the services agreement, the facilities sharing agreement and the tax sharing agreement, with Liberty and/or Liberty Media Corporation ("Liberty Media") (or certain of their subsidiaries) in order to govern certain of the ongoing relationships between the companies after the Trip Spin-Off and to provide for an orderly transition.

        The reorganization agreement will provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Trip Spin-Off, certain conditions to the Trip Spin-Off and provisions governing the relationship between TripCo and Liberty

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Condensed Combined

Financial Statements (Continued)

(1) Basis of Presentation (Continued)

with respect to and resulting from the Trip Spin-Off. The tax sharing agreement will provide for the allocation and indemnification of tax liabilities and benefits between Liberty and TripCo and other agreements related to tax matters. Pursuant to the services agreement, Liberty Media will provide TripCo with general and administrative services including legal, tax, accounting, treasury and investor relations support. TripCo will reimburse Liberty Media for direct, out-of-pocket expenses incurred by Liberty Media in providing these services and TripCo will pay a services fee to Liberty Media under the services agreement. Liberty Media and TripCo will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. Under the facilities sharing agreement, TripCo will share office space with Liberty and Liberty Media and related amenities at Liberty's corporate headquarters.

(2) Stock-Based Compensation

Liberty Incentive Plans

        The holder of an outstanding option to purchase shares of Liberty Ventures common stock on the record date (an "original Ventures option") will receive an option to purchase shares of the corresponding series of our common stock (a "new TripCo option") and an adjustment to the exercise price of and the number of shares subject to the original Ventures option (as so adjusted, "an adjusted Ventures option"). The exercise prices of and the number of shares subject to the new TripCo option and the related adjusted Ventures option will be determined based on the exercise price of and the number of shares subject to the original Ventures option, the pre-Spin-Off trading price of Liberty Ventures common stock (determined using the volume weighted average price Liberty Ventures common stock over the three consecutive trading days immediately preceding the Spin-Off) and the relative post-Spin-Off trading prices of Liberty Ventures common stock and TripCo common stock (determined using the volume weighted average price of the applicable series of common stock over the three consecutive trading days beginning on the first trading day following the Spin-Off on which both the Liberty Ventures common stock and the TripCo common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-Spin-Off intrinsic value of the original Ventures option is allocated between the new TripCo option and the adjusted Ventures option.

        Except as described above, all other terms of an adjusted Ventures option and a new TripCo option (including, for example, the vesting terms thereof) will in all material respects, be the same as those of the corresponding original Ventures option. The terms of the adjusted Ventures option will be determined and the new TripCo option will be issued as soon as practicable following the determination of the pre- and post-Spin-Off trading prices of Liberty Ventures and TripCo common stock, as applicable. Liberty has outstanding approximately 1.9 million Liberty Ventures Series A options, as adjusted for the Ventures 2 for 1 stock split, at March 31, 2014 with a weighted average exercise price of $28.84. Approximately 913 thousand were exercisable at March 31, 2014 with a weighted average exercise price of $27.91.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Condensed Combined

Financial Statements (Continued)

(2) Stock-Based Compensation (Continued)

        Included in the accompanying condensed combined statements of operations are the following amounts of stock-based compensation, a portion of which relates to TripAdvisor as discussed below:

	Three months ended March 31,
	2014	2013
	(amounts in millions)
Operating expense	$7	8
Selling, general and administrative expense	10	9

	$17	17

TripAdvisor Equity Grant Awards

        During the three months ended March 31, 2014, TripAdvisor issued approximately 477 thousand of primarily service based stock options under their 2011 Incentive Plan with a weighted average price per option of $96.62 and a weighted average estimated grant-date fair value per option of $47.36. As of March 31, 2014, TripAdvisor has 9.3 million options outstanding (at a weighted average exercise price of $43.40 per share) of which 4.2 million are exercisable (at a weighted average exercise price of $31.54 per share). TripAdvisor related stock-based compensation for the three months ended March 31, 2014 was $17 million. As of March 31, 2014, the total unrecognized compensation cost related to unvested TripAdvisor stock options was approximately $110 million and will be recognized over a weighted average period of approximately 3.2 years.

        Additionally, during the three months ended March 31, 2014, TripAdvisor granted 460 thousand service based RSUs under their 2011 Incentive Plan for which the fair value was measured based on the quoted price of TripAdvisor common stock at the date of grant. The weighted average grant date fair value for RSU's granted during the three months ended March 31, 2014 was $96.34 per share. As of March 31, 2014, the total unrecognized compensation cost related to 1.3 million unvested TripAdvisor RSUs was approximately $62 million and will be recognized over a weighted average period of approximately 3.4 years.

(3) Pro Forma Earnings per Share

        Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 73,672,146 common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued if the Trip Spin-Off had occurred on March 31, 2014, giving effect to the Liberty Ventures two for one stock split and assuming a one to one distribution ratio.

(4) Assets and Liabilities Measured at Fair Value

        For assets and liabilities required to be reported at fair value, GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Condensed Combined

Financial Statements (Continued)

(4) Assets and Liabilities Measured at Fair Value (Continued)

entity has the ability to access at the measurement date. Level 2 inputs are inputs, other than quoted market prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The Company does not have any recurring assets or liabilities measured at fair value that would be considered Level 3.

        The Company's assets and liabilities measured at fair value are as follows:

	March 31, 2014			December 31, 2013
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)
	amounts in millions
Cash equivalents	$50	50	—	156	156	—
Marketable securities	$142	—	142	131	—	131
Available-for-sale securities	$284	—	284	188	—	188

        The fair value of Level 2 marketable securities and available-for-sale securities were obtained from pricing sources for identical or comparable instruments, rather than direct observations of quoted prices in active markets.

Other Financial Instruments

        Other financial instruments not measured at fair value on a recurring basis include trade receivables, related party receivables, trade payables, accrued and other current liabilities. The carrying amount approximates fair value due to the short maturity of these instruments as reported on our combined balance sheets.

(5) Debt

        Outstanding debt at March 31, 2014 and December 31, 2013 is summarized as follows:

	March 31, 2014	December 31, 2013
	(amounts in millions)
TripAdvisor term loan and revolving credit facility	$330	340
Chinese credit facilities	31	29

Total consolidated TripCo debt	$361	369
Less debt classified as current	(71)	(69)

Total long-term debt	$290	300

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Condensed Combined

Financial Statements (Continued)

(5) Debt (Continued)

Term Loan Facility Due 2016 and Revolving Credit Facility

Overview

        On December 20, 2011, TripAdvisor entered into a Credit Agreement, which provides $600 million of borrowing including:

  •
  a Term Loan Facility, or Term Loan, in an aggregate principal amount of $400 million with a term of five years due December 2016; and

  •
  a Revolving Credit Facility in an aggregate principal amount of $200 million available in U.S. dollars, Euros and British pound sterling with a term of five years expiring December 2016.

        As of March 31, 2014, the Term Loan and loans under the Revolving Credit Facility bear interest at LIBOR plus 150 basis points, or the Eurocurrency Spread, or the alternate base rate ("ABR") plus 50 basis points, and undrawn amounts are currently subject to a commitment fee of 22.5 basis points.

        As of March 31, 2014, TripAdvisor used a one-month interest period Eurocurrency Spread which is approximately 1.7% per annum. Interest is payable on a monthly basis while TripAdvisor is borrowing under the one-month interest rate period. The current interest rates are based on current assumptions, leverage and LIBOR rates and do not take into account that rates will reset periodically.

        The Term Loan principal is payable in quarterly installments on the last day of each calendar quarter equal to 2.5% of the original principal amount, with $10 million paid during the three months ended March 31, 2014. Principal payments will be equal to 2.5% of the original principal amount in each year thereafter, with the balance due on the final maturity date.

        The Revolving Credit Facility includes $40 million of borrowing capacity available for letters of credit and $40 million for borrowings on same-day notice. As of March 31, 2014, there were no outstanding borrowings under the TripAdvisor Revolving Credit Facility.

        As of March 31, 2014, TripAdvisor was in compliance with all of its debt covenants.

BuySeasons debt

        See note 6 for a discussion regarding the significant items related to BuySeasons debt obligations.

Fair Value

        Due to the variable rate nature, TripCo believes that the carrying amount of its debt approximated fair value at March 31, 2014 and December 31, 2013.

(6) Related Party Transactions

Expedia

        TripAdvisor provides click-based advertising and other advertising services to Expedia (TripAdvisor's former parent) and is recorded at contract value, which TripAdvisor believes is a reasonable reflection of the value of the services provided. Expedia-related revenue represented approximately 23% and 26% of TripAdvisor's total revenue for the three months ended March 31, 2014

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Condensed Combined

Financial Statements (Continued)

(6) Related Party Transactions (Continued)

and 2013, respectively. The net Expedia-related receivable balance included in trade receivables in the combined condensed balance sheets as of March 31, 2014 and December 31, 2013 was $32 million and $16 million, respectively.

        Following the spin-off of TripAdvisor from Expedia, as a result of the irrevocable proxy of Liberty, Mr. Diller was effectively able to control the outcome of all matters submitted to a vote or for the consent of TripAdvisor's stockholders (other than with respect to the election by the holders of TripAdvisor common stock of 25% of the members of TripAdvisor's Board of Directors and matters as to which Delaware law requires a separate class vote). Additionally, Mr. Diller was the Chairman and Senior Executive of Expedia, and through similar arrangements between Mr. Diller and Liberty, Mr. Diller was effectively able to control the outcome of all matters submitted to a vote or for the consent of Expedia's stockholders (other than with respect to the election by the holders of Expedia common stock of 25% of the members of Expedia's Board of Directors and matters as to which Delaware law requires a separate class vote). As a result, from the completion of the spin-off of TripAdvisor from Expedia until December 11, 2012, TripAdvisor and Expedia were related parties since they were under common control. On December 11, 2012, as a result of the transaction with Liberty to acquire an aggregate of 4,799,848 shares of common stock of TripAdvisor from Mr. Diller, Expedia and TripAdvisor are no longer under common control. For TripCo, Expedia is not expected to be an affiliated entity on a go forward basis but because of Liberty's ownership interest in Expedia, disclosure of the relationship was deemed appropriate until the time of the spin-off.

BuySeasons

        During the three months ended March 31, 2014, the promissory note agreement between Liberty and BuySeasons, as borrower, was amended to increase the total borrowing capacity from $30 million to $50 million. As of March 31, 2014, BuySeasons has outstanding approximately $36 million of borrowings in accordance with a loan agreement with Liberty. The interest rate on this loan is 6.25%.

(7) Commitments and Contingencies

Leases

        On June 20, 2013, TripAdvisor entered into an additional lease to move its headquarters to Needham, Massachusetts in 2015. TripAdvisor is the deemed owner (for accounting purposes only) of the new building during the construction period under build to suit lease accounting. As building construction began in the fourth quarter of 2013, we recorded estimated project construction costs incurred by the landlord as an asset and a corresponding long term liability in "Property and equipment, at cost" and "Other liabilities," respectively, in our condensed combined balance sheets. The asset and corresponding long term liability will increase as additional building costs are incurred by the landlord during the construction period. At the completion of construction of the new building (estimated to be May 2015), we will evaluate the lease in order to determine whether or not the lease meets the criteria for "sale-leaseback" treatment. From the beginning of construction through March 31, 2014 approximately $22 million has been capitalized.

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Condensed Combined

Financial Statements (Continued)

(7) Commitments and Contingencies (Continued)

Litigation

        In the ordinary course of business, the Company and its subsidiaries are parties to legal proceedings and claims involving alleged infringement of third-party intellectual property rights, defamation, and other claims. Although it is reasonably possible that the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

(8) Segment Information

        TripCo, through its ownership interests in subsidiaries and other companies, is primarily engaged in the on-line commerce industries. TripCo identifies its reportable segments as (A) those combined companies that represent 10% or more of its combined annual revenue, annual Adjusted OIBDA or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of TripCo's annual pre-tax earnings.

        TripCo evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, Adjusted OIBDA, gross margin, average sales price per unit, number of units shipped and revenue or sales per customer equivalent. In addition, TripCo reviews nonfinancial measures such as unique website visitors, conversion rates and active customers, as appropriate.

        TripCo defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). TripCo believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. TripCo generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the three months ended March 31, 2014, TripCo has identified the following combined company as its reportable segment:

  •
  TripAdvisor, Inc.—an online travel research company, empowering users to plan and maximize their travel experience.

        TripCo's operating segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also combined

LIBERTY TRIPADVISOR HOLDINGS, INC.

Notes to Condensed Combined

Financial Statements (Continued)

(8) Segment Information (Continued)

companies are the same as those described in the Company's summary of significant accounting policies included in the financial statements for the years ended December 31, 2013, 2012 and 2011.

Performance Measures

	Three months ended March 31,
	2014		2013
	Revenue	Adjusted OIBDA	Revenue	Adjusted OIBDA
	amounts in millions
TripAdvisor	$281	122	230	109
Corporate and other	13	(6)	17	(7)

Combined TripCo	$294	116	247	102

Other Information

	March 31, 2014
	Total Assets	Capital expenditures
	amounts in millions
TripAdvisor	$7,151	47
Corporate and other	30	—

Combined TripCo	$7,181	47

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings (loss) before income taxes:

	Three months ended March 31,
	2014	2013
	amounts in millions
Consolidated segment Adjusted OIBDA	$116	102
Stock-based compensation	(17)	(17)
Depreciation and amortization	(70)	(77)
Interest expense	(2)	(3)
Other, net	—	(1)

Earnings (loss) before income taxes	$27	4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
of TripAdvisor, Inc.

        We have audited the accompanying consolidated balance sheets of TripAdvisor, Inc. as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TripAdvisor, Inc. at December 31, 2013 and 2012, and the consolidated and combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), TripAdvisor, Inc.'s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 11, 2014 expressed an unqualified opinion thereon.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
February 11, 2014

TRIPADVISOR, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2013	2012	2011
Revenue	$727,236	$559,215	$426,045
Revenue from Expedia	217,425	203,751	211,018

Total revenue	944,661	762,966	637,063
Costs and expenses:
Cost of revenue (exclusive of amortization)(1)	17,714	12,074	10,873
Selling and marketing(2)	368,353	266,239	209,176
Technology and content(2)	130,673	86,640	57,448
General and administrative(2)	98,121	75,641	44,770
Depreciation	29,495	19,966	18,362
Amortization of intangible assets	5,731	6,110	7,523
Shared services fee with Expedia	—	—	9,222
Spin-off costs	—	—	6,932

Total costs and expenses	650,087	466,670	364,306

Operating income	294,574	296,296	272,757
Other income (expense):
Interest income	1,738	510	808
Interest expense	(10,074)	(11,381)	(417)
Other, net	(1,536)	(3,450)	(1,254)

Total other expense, net	(9,872)	(14,321)	(863)

Income before income taxes	284,702	281,975	271,894
Provision for income taxes	(79,259)	(87,387)	(94,103)

Net income	205,443	194,588	177,791
Net (income) loss attributable to noncontrolling interest	—	(519)	(114)

Net income attributable to TripAdvisor, Inc.	$205,443	$194,069	$177,677

Earnings Per Share attributable to TripAdvisor, Inc:
Basic	$1.44	$1.39	$1.33
Diluted	$1.41	$1.37	$1.32
Weighted Average Common Shares Outstanding:
Basic	142,854	139,462	133,461
Diluted	145,263	141,341	134,865

(1)
Excludes amortization as follows:

Amortization of acquired technology included in amortization of intangibles	$949	$708	$578
Amortization of website development costs included in depreciation	19,602	12,816	12,438

	$20,551	$13,524	$13,016
(2)
Includes stock-based compensation as follows:

Selling and marketing	$10,643	$4,622	$3,216
Technology and content	21,053	11,400	3,931
General and administrative	17,257	14,080	10,197

The accompanying notes are an integral part of these consolidated and combined financial statements.

TRIPADVISOR, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Net income	$205,443	$194,588	$177,791
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	548	1,945	(781)
Unrealized gains (losses) on available for sale securities, net of tax benefits of $6, $72, and $0,(1)	(4)	(104)	—

Total other comprehensive income (loss), net of tax	544	1,841	(781)

Comprehensive income	205,987	196,429	177,010
Less: comprehensive income attributable to noncontrolling interest	—	(519)	(114)

Comprehensive income attributable to TripAdvisor, Inc.	$205,987	$195,910	$176,896

(1)
Net gains (losses) recognized and reclassified during the years ended December 31, 2013, 2012 and 2011 were immaterial.

The accompanying notes are an integral part of these consolidated and combined financial statements.

TRIPADVISOR, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$351,148	$367,515
Short-term marketable securities (note 5)	131,220	118,970
Accounts receivable, net of allowance of $3,300 and $2,818 at December 31, 2013 and December 31, 2012, respectively (note 2)	97,034	81,459
Receivable from Expedia, net (note 15)	15,828	23,971
Taxes receivable (note 9)	14,291	24,243
Deferred income taxes, net (note 9)	4,550	5,971
Prepaid expenses and other current assets	16,214	10,365

Total current assets	630,285	632,494
Long-term marketable securities (note 5)	188,338	99,248
Property and equipment, net (note 6)	81,528	43,802
Deferred income taxes, net (note 9)	893	502
Other long-term assets	18,144	13,274
Intangible assets, net (note 7)	51,842	38,190
Goodwill (note 7)	501,984	471,684

TOTAL ASSETS	$1,473,014	$1,299,194

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,869	$12,796
Deferred merchant payables (note 2)	29,612	1,303
Deferred revenue	43,970	31,563
Credit facility borrowings (note 8)	28,461	32,145
Borrowings, current (note 8)	40,000	40,000
Taxes payable (note 9)	5,443	14,597
Accrued expenses and other current liabilities (note 10)	85,534	63,236

Total current liabilities	242,889	195,640
Deferred income taxes, net (note 9)	13,114	11,023
Other long-term liabilities (note 11)	52,531	25,563
Borrowings, net of current portion (note 8)	300,000	340,000

Total Liabilities	608,534	572,226

Commitments and Contingencies (note 12)
Stockholders' equity: (note 14)
Preferred stock $0.001 par value	—	—
Authorized shares: 100,000,000
Shares issued and outstanding: 0 and 0
Common stock $0.001 par value	131	130
Authorized shares: 1,600,000,000
Shares issued: 131,537,798 and 130,060,138
Shares outstanding: 129,417,089 and 130,060,138
Class B common stock $0.001 par value	13	13
Authorized shares 400,000,000
Shares issued and outstanding: 12,799,999 and 12,799,999
Additional paid-in capital	608,001	531,256
Retained earnings	401,881	196,438
Accumulated other comprehensive loss	(325)	(869)
Treasury stock—Common stock, at cost, 2,120,709 and 0 shares, at December 31, 2013 and December 31, 2012 respectively	(145,221)	—

Total stockholders' equity	864,480	726,968

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,473,014	$1,299,194

The accompanying notes are an integral part of these consolidated financial statements.

TRIPADVISOR, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands, except share data)

				Class B common stock
		Common stock						Accumulated other comprehensive (loss) income	Treasury stock
	Invested Capital					Additional paid-in capital	Retained earnings
		Shares	Amount	Shares	Amount				Shares	Amount	Total
Balance as of December 31, 2010	$541,561	—	$—	—	$—	$—	$—	$(1,929)	—	$—	$539,632
Net income attributable to TripAdvisor, Inc. prior to Spin-Off	175,308										175,308
Net income attributable to TripAdvisor, Inc. after the Spin-Off							2,369				2,369
Currency translation adjustments								(781)			(781)
Tax benefits on equity awards	1,453										1,453
Stock- based compensation expense- pre-Spin-Off	16,260										16,260
Acquisition of common control subsidiary from Expedia	(40,564)										(40,564)
Adjustment to the fair value of redeemable noncontrolling interest	(571)										(571)
Extinguishment of receivable due from Expedia related to Spin- Off, including transfers of assets and liabilities	(1,525)										(1,525)
Distribution to Expedia related to Spin-Off, net	(398,488)										(398,488)
Capitalization of TripAdvisor as a result of Spin-Off from Expedia, including issuance of Common and Class B shares	(293,434)	120,661,808	121	12,799,999	13	293,300					—
Stock-based compensation expense- post Spin-Off						444					444

Balance as of December 31, 2011	$—	120,661,808	$121	12,799,999	$13	$293,744	$2,369	$(2,710)	—	$—	$293,537
Net income attributable to TripAdvisor, Inc.							194,069				194,069
Currency translation adjustments								1,945			1,945
Unrealized loss on marketable securities, net of tax								(104)			(104)
Issuance of common stock related to exercise of options and warrants and vesting of RSUs		9,398,330	9			230,702					230,711
Tax benefits on equity awards						3,933					3,933
Minimum withholding taxes on net share settlements of equity awards						(6,675)					(6,675)
Adjustment to the fair value of redeemable noncontrolling interest						(14,617)					(14,617)
Reclassification of non-employee equity awards to liability						(1,462)					(1,462)
Stock-based compensation expense						25,631					25,631

Balance as of December 31, 2012	$—	130,060,138	$130	12,799,999	$13	$531,256	$196,438	$(869)	—	$—	$726,968
Net income attributable to TripAdvisor, Inc.							205,443				205,443
Currency translation adjustments								548			548
Unrealized loss on marketable securities, net of tax and reclassification adjustments								(4)			(4)
Issuance of common stock related to exercise of options and vesting of RSUs		1,477,660	1			27,067					27,068
Repurchase of common stock									(2,120,709)	$(145,221)	(145,221)
Tax benefits on equity awards						12,227					12,227
Minimum withholding taxes on net share settlements of equity awards						(13,907)					(13,907)
Stock-based compensation expense						51,358					51,358

Balance as of December 31, 2013	$—	131,537,798	$131	12,799,999	$13	$608,001	$401,881	$(325)	(2,120,709)	$(145,221)	$864,480

The accompanying notes are an integral part of these consolidated and combined financial statements.

TRIPADVISOR, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Operating activities:
Net income	$205,443	$194,588	$177,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including amortization of internal-use software and website development	29,495	19,966	18,362
Stock-based compensation	48,953	30,102	17,344
Amortization of intangible assets	5,731	6,110	7,523
Amortization of deferred financing costs	779	889	21
Amortization of discounts and premiums on marketable securities, net	4,905	527	—
Deferred tax (benefit) expense	5,473	(4,960)	(931)
Excess tax benefits from stock-based compensation	(12,425)	(2,717)	(1,571)
Provision (recovery) for doubtful accounts	1,485	(1,050)	909
Foreign currency transaction (gains) losses, net	(154)	1,644	209
Other, net	1,691	187	(131)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(16,184)	(11,810)	(15,910)
Receivable from Expedia,net	8,099	(16,921)	—
Taxes receivable	9,952	(24,243)	—
Prepaid expenses and other assets	(3,655)	(3,305)	(1,821)
Accounts payable	(5,884)	15,322	4,133
Deferred merchant payable	16,767	(1,345)	1,752
Taxes payable	16,852	7,073	3,244
Accrued expenses and other liabilities	23,404	17,067	82
Deferred revenue	8,796	11,942	6,876

Net cash provided by operating activities	349,523	239,066	217,882
Investing activities:
Acquisitions, net of cash acquired	(34,819)	(3,007)	(7,894)
Capital expenditures, including internal-use software and website development costs	(55,455)	(29,282)	(21,323)
Purchases of marketable securities	(432,373)	(218,922)	—
Sales of marketable securities	174,723	—	—
Maturities of marketable securities	150,780	—	20,090
Distribution to Expedia related to Spin-Off	—	7,028	(405,516)
Acquisitions, net of cash acquired, from Expedia	—	—	(28,099)
Transfers to Expedia, net	—	—	(95,967)
Other, net	350	—	(153)

Net cash used in investing activities	(196,794)	(244,183)	(538,862)
Financing activities:
Repurchase of common stock	(145,221)	—	—
Proceeds from credit facilities	10,201	15,372	18,158
Payments on credit facilities	(14,728)	(10,000)	—
Principal payments on long-term debt	(40,000)	(20,000)	—
Proceeds from issuance of long-term debt, net of issuance costs	—	—	396,516
Proceeds from exercise of stock options and warrants	23,703	230,711	—
Payment of minimum withholding taxes on net share settlements of equity awards	(13,907)	(6,675)	—
Excess tax benefits from stock-based compensation	12,425	2,717	1,571
Payments on construction in process related to build to suit lease obligations	(2,148)	—	—
Payments to purchase subsidiary shares from noncontrolling interest	—	(22,304)	—
Acquisitions funded by Expedia	—	—	5,135
Payments on acquisition earn-out	—	—	(9,546)

Net cash (used) provided by financing activities	(169,675)	189,821	411,834
Effect of exchange rate changes on cash and cash equivalents	579	(721)	(455)

Net (decrease) increase in cash and cash equivalents	(16,367)	183,983	90,399
Cash and cash equivalents at beginning of year	367,515	183,532	93,133

Cash and cash equivalents at end of year	$351,148	$367,515	$183,532
Supplemental disclosure of cash flow information:
Income taxes paid directly to taxing authorities, net of refunds	$49,989	$107,799	$42,220
Income taxes paid to Expedia	—	—	49,570

Total income taxes paid, net of refunds	$49,989	$107,799	$91,790

Cash paid during the period for interest	$8,291	$9,792	$313
Supplemental disclosure of non-cash investing and financing activities:
Capitalization of construction in-process related to build to suit lease obligation	$7,877	—	—
Non-cash fair value increase for redeemable noncontrolling interests	—	$14,617	$571
Distribution receivable from Expedia, Inc.	—	—	(7,028)

The accompanying notes are an integral part of these consolidated and combined financial statements.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND BUSINESS DESCRIPTION

        We refer to TripAdvisor, Inc. and our wholly-owned subsidiaries as "TripAdvisor," "the Company," "us," "we" and "our" in these notes to the consolidated and combined financial statements.

        During 2011, Expedia, Inc., or Expedia, announced its plan to separate into two independent public companies in order to better achieve certain strategic objectives of its various businesses. We refer to this transaction as the "Spin-Off." On December 20, 2011, following the close of trading on the NASDAQ Global Select Market ("NASDAQ"), the Spin-Off was completed, and TripAdvisor began trading as an independent public company on December 21, 2011. Expedia effected the Spin-Off by means of a reclassification of its capital stock that resulted in the holders of Expedia capital stock immediately prior to the time of effectiveness of the reclassification having the right to receive a proportionate amount of TripAdvisor capital stock. In connection with the Spin-Off, Expedia contributed or transferred all of the subsidiaries and assets relating to Expedia's TripAdvisor Media Group to TripAdvisor and TripAdvisor assumed all of the liabilities relating to Expedia's TripAdvisor Media Group.

        On December 11, 2012, Liberty Interactive Corporation, or Liberty, purchased an aggregate of 4,799,848 shares of common stock of TripAdvisor from Barry Diller, our former Chairman of the Board of Directors and Senior Executive, and certain of his affiliates (the "Stock Purchase"). As a result, as of December 31, 2013, Liberty beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.0% of the outstanding shares of Common Stock and 100% of the outstanding shares of Class B Common Stock. Assuming the conversion of all of the Liberty's shares of Class B common stock into common stock, Liberty would beneficially own 21.8% of the outstanding common stock (calculated in accordance with Rule 13d-3). Because each share of Class B common stock generally is entitled to ten votes per share and each share of common stock is entitled to one vote per share, Liberty may be deemed to beneficially own equity securities representing approximately 56.8% of our voting power.

        Our common stock trades on the NASDAQ under the trading symbol "TRIP."

Description of Business

        TripAdvisor is an online travel company, empowering users to plan and have the perfect trip. TripAdvisor's travel research platform aggregates reviews and opinions of members about destinations, accommodations (hotels, B&Bs, specialty lodging and vacation rentals), restaurants and activities throughout the world through our flagship TripAdvisor brand. TripAdvisor-branded websites include tripadvisor.com in the United States and localized versions of the website in 33 countries, including in China under the brand daodao.com. Beyond travel-related content, TripAdvisor websites also include links to the websites of our travel advertisers allowing travelers to directly book their travel arrangements. In addition to the flagship TripAdvisor brand, we manage and operate 20 other travel brands, connected by the common goal of providing comprehensive travel planning resources across the travel sector. We derive substantially all of our revenue from advertising, primarily through click-based advertising and display-based advertising sales. In addition, we earn revenue through a combination of subscription-based offerings from our Business Listings and Vacation Rental products, transaction revenue from making hotel room nights available for booking on our transactional sites, and other revenue including licensing our content to third-parties. We have one operating and reportable segment: TripAdvisor. The segment is determined based on how our chief operating decision maker manages our business, makes operating decisions and evaluates operating performance.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1: ORGANIZATION AND BUSINESS DESCRIPTION (Continued)

Seasonality

        Expenditures by travel advertisers tend to be seasonal. Traditionally, our strongest quarter has been the third quarter, which is a key travel research period, with the weakest quarter being the fourth quarter. However, adverse economic conditions or continued growth of our international operations with differing holiday peaks may influence the typical trend of our seasonality in the future.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying consolidated and combined financial statements include TripAdvisor, our wholly-owned subsidiaries, and entities we control, or in which we have a variable interest and are the primary beneficiary of expected cash profits or losses. We record our investments in entities that we do not control, but over which we have the ability to exercise significant influence, using the equity method. We record noncontrolling interest in our consolidated and combined financial statements to recognize the minority ownership interest in our consolidated and combined subsidiaries. Noncontrolling interest in the earnings and losses of consolidated and combined subsidiaries represent the share of net income or loss allocated to members or partners in our consolidated and combined entities. We have eliminated significant intercompany transactions and accounts. The accounting for income taxes was computed for TripAdvisor on a separate tax return basis (see "Note 9—Income Taxes" for further information). The accompanying consolidated and combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP").

        Certain of our subsidiaries that operate in China, have variable interests in affiliated entities in China in order to comply with Chinese laws and regulations, which restrict foreign investment in Internet content provision businesses. Although we do not own the capital stock of some of our Chinese affiliates, we consolidate their results as we are the primary beneficiary of the cash losses or profits of these variable interest affiliates and have the power to direct the activities of these affiliates. Our variable interest entities are not material for all periods presented.

        The financial statements and related financial information pertaining to the period preceding December 21, 2011 have been presented on a combined basis and reflect the results of TripAdvisor that were ultimately transferred to us as part of the Spin-Off. The financial statements and related financial information pertaining to the period from December 21, 2011 onward have been presented on a consolidated basis. Prior to the Spin-Off, certain functions, including accounting, legal, tax, corporate development, treasury, employee benefits, financial reporting and real estate management, were historically managed by the corporate division of Expedia on behalf of its subsidiaries. The assets, liabilities and expenses related to the support of these centralized corporate functions have been allocated to us on a specific identification basis to the extent possible. Otherwise, allocations related to these services, in the form of a shared services fee, were primarily based upon an estimate of the proportion of corporate amounts applicable to us. These allocations were determined on a basis that Expedia and we considered to be a reasonable reflection of the cost of services provided or the benefit received by us. These expenses were allocated based on a number of factors including headcount, estimated time spent and operating expenses. In the opinion of management, the assumptions and allocations were made on a reasonable basis. Management believes that amounts allocated to TripAdvisor reflect a reasonable representation of the types of costs that would have been incurred if we had performed these functions as a stand-alone company. However, as estimation is inherent within

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

the aforementioned allocation process, these combined financial statements do not include all of the actual amounts that would have been incurred had we been a stand-alone entity during the periods presented and also do not necessarily reflect our future financial position, results of operations and cash flows.

Accounting Estimates

        We use estimates and assumptions in the preparation of our consolidated and combined financial statements in accordance with GAAP. Our estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated and combined financial statements. These estimates and assumptions also affect the reported amount of net income or loss during any period. Our actual financial results could differ significantly from these estimates. The significant estimates underlying our consolidated and combined financial statements include recoverability of long-lived assets and investments, recoverability of intangible assets and goodwill; income taxes; useful lives of property and equipment; purchase accounting and stock-based compensation.

Reclassifications

        Certain reclassifications have been made to conform the prior period to the current presentation. These reclassifications had no net effect on our consolidated and combined financial statements and were not material.

Revenue Recognition

        We recognize revenue from the advertising services rendered when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

        Click-based Advertising.    Revenue is derived primarily from click-through fees charged to our travel partners for traveler leads sent to the travel partners' website. We record revenue from click-through fees after the traveler makes the click-through to the travel partners' websites.

        Display and Other Advertising.    We recognize display advertising revenue ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the advertising contract. Subscription-based revenue is recognized ratably over the related subscription period. We recognize revenue from all other sources either upon delivery or when we provide the service.

        Deferred revenue, which primarily relates to our subscription-based programs, is recorded when payments are received in advance of our performance as required by the underlying agreements.

Cost of Revenue

        Cost of revenue consists of expenses that are closely correlated or directly related to revenue generation, including ad serving fees, flight search fees, credit card fees and data center costs.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

Selling and Marketing

        Sales and marketing expenses primarily consist of direct costs, including search engine marketing, or SEM, other traffic acquisition costs, syndication costs and affiliate program commissions, brand advertising and public relations. In addition, our indirect sales and marketing expense consists of personnel and overhead expenses, including salaries, commissions, benefits, stock-based compensation expense and bonuses for sales, sales support, customer support and marketing employees.

Technology and Content

        Technology and content expenses consist of personnel and overhead expenses, including salaries and benefits, stock-based compensation expense and bonuses for salaried employees and contractors engaged in the design, development, testing, content support, and maintenance of our websites. Other costs include licensing and maintenance expense.

General and Administrative

        General and administrative expenses consist primarily of personnel and related overhead costs, including executive leadership, finance, legal and human resource functions and stock-based compensation as well as professional service fees and other fees including audit, legal, tax and accounting, and other costs including bad debt expense and our charitable foundation costs.

Interest Income

        Interest income primarily consists of interest earned and amortization of discounts and premiums on our marketable securities.

Interest Expense

        Interest expense primarily consists of interest incurred, commitment fees and debt issuance cost amortization related to our Credit Agreement and Chinese Credit Facilities.

Cash, Cash Equivalents and Marketable Securities

        Our cash equivalents consist of highly liquid investments with maturities of 90 days or less at the date of purchase. Our marketable debt and equity securities have been classified and accounted for as available-for-sale. We determine the appropriate classification of our investments at the time of purchase and reevaluate the designations at each balance sheet date. We invest in highly-rated securities, and our investment policy limits the amount of credit exposure to any one issuer, industry group and currency. The policy requires investments to be investment grade, with the primary objective of minimizing the potential risk of principal loss and providing liquidity of investments sufficient to meet our operating and capital spending requirements and debt repayments.

        We classify our marketable debt securities as either short-term or long-term based on each instrument's underlying contractual maturity date and as to whether and when we intend to sell a particular security prior to its maturity date. Marketable debt securities with maturities greater than 90 days at the date of purchase and 12 months or less remaining at the balance sheet date will be classified as short-term and marketable debt securities with maturities greater than 12 months from the balance sheet date will generally be classified as long-term. We classify our marketable equity securities,

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

limited to money market funds and mutual funds, as either short-term or long-term based on the nature of each security and its availability for use in current operations. Our marketable debt and equity securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported in accumulated other comprehensive income (loss) as a component of shareholders' equity. Fair values are determined for each individual security in the investment portfolio.

        Realized gains and losses on the sale of securities are determined by specific identification of each security's cost basis. We may sell certain of our marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and liquidity and duration management. The weighted average maturity of our total invested cash shall not exceed 18 months, and no security shall have a final maturity date greater than three years.

        We continually review our available for sale securities to determine whether a decline in fair value below the carrying value is other than temporary. When evaluating an investment for other-than-temporary impairment, we review factors such as the length of time and extent to which fair value has been below its cost basis, the financial condition of the issuer and any changes thereto, and our intent to sell, or whether it is more likely than not it will be required to sell the investment before recovery of the investment's cost basis. Once a decline in fair value is determined to be other than temporary, an impairment charge is recorded and a new cost basis in the investment is established. If we do not intend to sell the debt security, but it is probable that we will not collect all amounts due, then only the impairment due to the credit risk would be recognized in earnings and the remaining amount of the impairment would be recognized in accumulated other comprehensive loss within stockholders' equity.

        Cash consists of cash deposits held in global financial institutions.

Fair Value Measurements

        We apply fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. We measure assets and liabilities at fair value based on the expected exit price, which is the amount that would be received on the sale of an asset or amount paid to transfer a liability, as the case may be, in an orderly transaction between market participants in the principal or most advantageous market in which we would transact. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability at the measurement date. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level. The following are the hierarchical levels of inputs to measure fair value:

          Level 1—Valuations are based on quoted prices for identical assets and liabilities in active markets.

          Level 2—Valuations are based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Level 3—Valuations are based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Derivative Financial Instruments

        Our goal in managing our foreign exchange risk is to reduce, to the extent practicable, our potential exposure to the changes that exchange rates might have on our earnings, cash flows and financial position. We account for our derivative instruments as either assets or liabilities and carry them at fair value.

        For derivative instruments that hedge the exposure to variability in expected future cash flows that are designated as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (loss) in shareholders' equity and reclassified into income in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized in current income. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions. For options designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in income. For derivative instruments that hedge the exposure to changes in the fair value of an asset or a liability and that are designated as fair value hedges, both the net gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in earnings in the current period. The net gain or loss on the effective portion of a derivative instrument that is designated as an economic hedge of the foreign currency translation exposure of the net investment in a foreign operation is reported in the same manner as a foreign currency translation adjustment. For forward exchange contracts designated as net investment hedges, we exclude changes in fair value relating to changes in the forward carrying component from its definition of effectiveness. Accordingly, any gains or losses related to this component are recognized in current income. We have not entered into any cash flow, fair value or net investment hedges to date as of December 31, 2013.

        Derivatives that do not qualify for hedge accounting must be adjusted to fair value through current income. In certain circumstances, we enter into foreign currency forward exchange contracts ("forward contracts") to reduce the effects of fluctuating foreign currency exchange rates on our cash flows denominated in foreign currencies. Our derivative instruments or forward contracts that were entered into and are not designated as hedges as of December 31, 2013 are disclosed below in "Note 5—Financial Instruments" in the notes to the consolidated and combined financial statements. Monetary assets and liabilities denominated in a currency other than the functional currency of a given subsidiary are remeasured at spot rates in effect on the balance sheet date with the effects of changes in spot rates reported in Other, net on our consolidated and combined statements of operations. Accordingly, fair value changes in the forward contracts help mitigate the changes in the value of the remeasured assets and liabilities attributable to changes in foreign currency exchange rates, except to the extent of the spot-forward differences. These differences are not expected to be significant due to the short-term nature of the contracts, which typically have average maturities at inception of less than one year.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are generally due within 30 days and are recorded net of an allowance for doubtful accounts. We record accounts receivable at the invoiced amount and do not charge interest. Collateral is not required for accounts receivable. We consider accounts outstanding longer than the contractual payment terms as past due. We determine our allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, a specific customer's ability to pay its obligations to us, and the condition of the general economy and industry as a whole.

        The following table presents the changes in the allowance for doubtful accounts for the periods presented:

	December 31,
	2013	2012	2011
	(in thousands)
Allowance for doubtful accounts:
Balance, beginning of period	$2,818	$5,370	$5,184
Charges (recoveries) to earnings	1,485	(1,050)	909
Write-offs, net of recoveries and other adjustments	(1,003)	(1,502)	(723)

Balance, end of period	$3,300	$2,818	$5,370

Property and Equipment, Including Website and Software Development Costs

        We record property and equipment at cost, net of accumulated depreciation. We capitalize certain costs incurred during the application development stage related to the development of websites and internal use software when it is probable the project will be completed and the software will be used as intended. Capitalized costs include internal and external costs, if direct and incremental, and deemed by management to be significant. We expense costs related to the planning and post-implementation phases of software and website development as these costs are incurred. Maintenance and enhancement costs (including those costs in the post-implementation stages) are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the website or software resulting in added functionality, in which case the costs are capitalized.

        We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is three to five years for computer equipment and purchased software, capitalized software and website development and furniture and other equipment. We depreciate leasehold improvements using the straight-line method, over the shorter of the estimated useful life of the improvement or the remaining term of the lease.

Leases

        We lease office space in several countries around the world under non-cancelable lease agreements. We generally lease our office facilities under operating lease agreements. Office facilities subject to an operating lease and the related lease payments are not recorded on our balance sheet. The terms of certain lease agreements provide for rental payments on a graduated basis, however, we recognize rent expense on a straight-line basis over the lease period in accordance with authoritative

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

accounting guidance. Any lease incentives are recognized as reductions of rental expense on a straight-line basis over the term of the lease. The lease term begins on the date we become legally obligated for the rent payments or when we take possession of the office space, whichever is earlier.

        We establish assets and liabilities for the estimated construction costs incurred under lease arrangements where we are considered the owner for accounting purposes only, or build-to-suit leases, to the extent we are involved in the construction of structural improvements or take construction risk prior to commencement of a lease. Upon occupancy of facilities under build-to-suit leases, we assess whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If we continue to be the deemed owner, the facilities are accounted for as financing leases.

Recoverability of Goodwill and Indefinite-Lived Intangible Assets

  Goodwill

        We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. We assess goodwill, which is not amortized, for impairment annually as of October 1, or more frequently, if events and circumstances indicate impairment may have occurred. We test goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment). We have one reportable segment. The segment is determined based on how our chief operating decision maker manages our business, makes operating decisions and evaluates operating performance.

        In the evaluation of goodwill for impairment, we first perform a qualitative assessment to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of the reporting unit is less than the carrying amount. If we determine that it is not more likely than not that the fair value of the goodwill is less than its carrying amount, no further testing is necessary. If, however, we determine that it is more likely than not that the fair value of the goodwill is less than its carrying amount, we then perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit's goodwill over its implied fair value should such a circumstance arise.

  Indefinite-Lived Intangible Assets

        Intangible assets that have indefinite lives are not amortized and are tested for impairment annually on October 1, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Similar to the qualitative assessment for goodwill, we may assess qualitative factors to determine if it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. If we determine that it is not more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount, no further testing is necessary. If, however, we determine that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount, we compare the fair value of the indefinite-lived asset with its carrying amount. If the carrying value of an individual indefinite-lived intangible asset

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

exceeds its fair value, the individual asset is written down by an amount equal to such excess. The assessment of qualitative factors is optional and at our discretion. We may bypass the qualitative assessment for any indefinite-lived intangible asset in any period and resume performing the qualitative assessment in any subsequent period.

        As part of our qualitative assessment for our 2013 impairment analysis , the factors that we considered for our goodwill and indefinite-lived intangible assets included, but were not limited to: (a) changes in macroeconomic conditions in the overall economy and the specific markets in which we operate, (b) our ability to access capital, (c) changes in the online travel industry, (d) changes in the level of competition, (e) comparison of our current financial performance to historical and budgeted results, (f) changes in excess market capitalization over book value based on our current common stock price and latest consolidated balance sheet, and (g) comparison of the excess of the fair value of our trade names and trademarks to the carrying value of those same assets, using the results of our most recent quantitative assessment. After considering these factors and the impact that changes in such factors would have on the inputs used in our previous quantitative assessment, we determined for our goodwill and indefinite-lived intangible assets that it was more likely than not that these assets were not impaired.

        Since the annual impairment tests in October 2013, there have been no events or changes in circumstances to indicate any potential impairment to goodwill or our indefinite lived intangible assets. In the event that future circumstances indicate that any portion of our goodwill or our indefinite-lived intangibles is impaired, an impairment charge would be recorded.

Recoverability of Intangible Assets with Definite Lives and Other Long-Lived Assets

        Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives of two to eleven years. The straight-line method of amortization is currently used for our definite-lived intangible assets as it approximates, or is our best estimate, of the distribution of the economic use of our identifiable intangible assets. We review the carrying value of long-lived assets or asset groups, including property and equipment, to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable.

        Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. If such facts indicate a potential impairment, we assess the recoverability of the asset by determining if the carrying value of the asset exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset over the remaining economic life of the asset. If the recoverability test indicates that the carrying value of the asset is not recoverable, we will estimate the fair value of the asset using appropriate valuation methodologies which would typically include an estimate of discounted cash flows. Any impairment would be measured by the amount that the carrying value of such assets exceeds their fair value. We have not identified any circumstances that would warrant an impairment assessment as of December 31, 2013.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        We compute and account for our income taxes on a stand-alone basis. We record income taxes under the liability method. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider all relevant factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as assessing available tax planning strategies. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

        We recognize in our consolidated and combined financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position.

Foreign Currency Translation and Transaction Gains and Losses

        Our consolidated and combined financial statements are reported in U.S. dollars. Certain of our subsidiaries outside of the United States use the related local currency as their functional currency and not the U.S. dollar. Therefore assets and liabilities of our foreign subsidiaries are translated at the spot rate in effect at the applicable reporting date, and the consolidated and combined statements of operations are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in stockholders' equity.

        Due to the nature of our operations and our corporate structure, we also have subsidiaries that have transactions in foreign currencies other than their functional currency. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated and combined statements of operations as unrealized (based on the applicable period-end exchange rate) or realized upon settlement of the transactions.

        Accordingly, we have recorded foreign exchange losses of $0.2 million, 3.2 million and $1.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, in Other, net. These losses are net of those realized and unrealized on foreign currency forward contracts.

Advertising Expense

        We incur advertising expense consisting of traffic generation costs from search engines and Internet portals, other online and offline (including television) advertising expense, promotions and public relations to promote our brands. We expense the costs associated with communicating the

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

advertisements in the period in which the advertisement takes place. We expense the production costs associated with advertisements in the period in which the advertisement first takes place. For the years ended December 31, 2013, 2012 and 2011, our advertising expense was $236.5 million, $175.0 million, and $135.6 million, respectively. As of December 31, 2013 and 2012, we had $1.3 million and $1.4 million of prepaid marketing expenses included in prepaid expenses and other current assets.

Stock-Based Compensation

        Stock Options.    The exercise price for all stock options granted by us to date has been equal to the market price of the underlying shares of common stock at the date of grant. In this regard, when making stock option awards, our practice is to determine the applicable grant date and to specify that the exercise price shall be the closing price of our common stock on the date of grant.

        The estimated fair value of stock options is calculated using a Black-Scholes Merton option-pricing model ("Black-Scholes model"). The Black-Scholes model incorporates assumptions to value stock-based awards, which includes the risk-free rate of return, expected volatility, expected term and expected dividend yield.

        Our risk-free interest rate is based on the rates currently available on zero-coupon U.S. Treasury issues, in effect at the time of the grant, whose remaining maturity period most closely approximates the stock option's expected term assumption. We estimate volatility of our common stock by using an average of our historical stock price volatility and of publicly traded companies that we consider peers based on daily price observations over a period equivalent to or approximate to the expected term of the stock option grants. The decision to use a weighted average volatility factor with a peer group was based upon the relatively short period of availability of data on our common stock. We estimate our expected term using the simplified method for all stock options as we do not have sufficient historical exercise data on our common stock. Our expected dividend yield is zero, as we have not paid any dividends on our common stock to date and do not expect to pay any cash dividends for the foreseeable future.

        Restricted Stock Units.    RSUs are stock awards that are granted to employees entitling the holder to shares of our common stock as the award vests. RSUs are measured at fair value based on the number of shares granted and the quoted price of our common stock at the date of grant. We amortize the fair value of stock options and RSUs, net of estimated forfeitures, as stock-based compensation expense over the vesting term of generally four years on a straight-line basis, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive these awards, and subsequent events are not indicative of the reasonableness of our original estimates of fair value. We use historical data to estimate pre-vesting stock option and RSU forfeitures and record share-based compensation expense only for those awards that are expected to vest. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment in the period of change which also impacts the amount of stock compensation expense to be recognized in future periods.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Performance-based stock options and RSUs vest upon achievement of certain company-based performance conditions and a requisite service period. On the date of grant, the fair value of performance-based awards is determined based on the fair value, which is calculated using the same method as our service based stock options and RSUs described above. We then assess whether it is probable that the performance targets would be achieved. If assessed as probable, compensation expense will be recorded for these awards over the estimated performance period. At each reporting period, we will reassess the probability of achieving the performance targets and the performance period required to meet those targets. The estimation of whether the performance targets will be achieved and of the performance period required to achieve the targets requires judgment, and to the extent actual results or updated estimates differ from our current estimates, the cumulative effect on current and prior periods of those changes will be recorded in the period estimates are revised, or the change in estimate will be applied prospectively depending on whether the change affects the estimate of total compensation cost to be recognized or merely affects the period over which compensation cost is to be recognized. The ultimate number of shares issued and the related compensation expense recognized will be based on a comparison of the final performance metrics to the specified targets.

Deferred Merchant Payables

        We receive cash from travelers at the time of booking related to our vacation rental and transaction-based businesses and we record these amounts, net of commissions, on our consolidated balance sheets as deferred merchant payables. We pay the hotel or vacation rental owners after the travelers' use and subsequent billing from the hotel or vacation rental owners. Therefore, we receive cash from the traveler prior to paying the hotel or vacation rental owners, and this operating cycle represents a working capital source of cash to us. As long as our transaction-based businesses grow, we expect that changes in working capital related to these transactions will positively impact operating cash flows. As of December 31, 2013, our deferred merchant payables balance was $29.6 million and for the year ended December 31, 2013, the related transactions generated positive operating cash flow of $16.8 million. A payable balance of $11.5 million was acquired with our business acquisitions during the year ended December 31, 2013, and therefore is included within investing activities in our consolidated and combined cashflow statements. For additional information on our business acquisitions refer to "Note 3—Acquisitions" below. The deferred merchant payables balance at December 31, 2012 was $1.3 million.

Credit Risk and Concentrations

        Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of cash and cash equivalents, corporate debt securities, foreign exchange contracts, accounts receivable and customer concentrations. We maintain some cash and cash equivalents balances with financial institutions that are in excess of Federal Deposit Insurance Corporation insurance limits. Our cash and cash equivalents are primarily composed of prime institutional money market funds as well as bank account balances primarily denominated in U.S. dollars, Euros, British pound sterling, Chinese renminbi and Singapore dollars. We invest in highly-rated corporate debt securities, and our investment policy limits the amount of credit exposure to any one issuer, industry group and currency. Our credit risk related to corporate debt securities is also mitigated by the relatively short maturity period required by our investment policy. Foreign exchange contracts are transacted with various international financial institutions with high credit standing.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Our business is also subject to certain risks due to concentrations related to dependence on our relationships with our customers. We are highly dependent on our advertising and media relationship with Expedia, (see "Note 15—Related Party Transactions "). For the years ended December 31, 2013, 2012 and 2011 our two most significant advertising customers, Expedia and Priceline, accounted for a combined 47%, 48% and 49% of total revenue, respectively. As of December 31, 2013 and 2012, there were no customers that accounted for 10% or more of our accounts receivable. Our overall credit risk related to accounts receivable is mitigated by the relatively short collection period.

Contingent Liabilities

        Periodically, we review the status of all significant outstanding matters to assess any potential financial exposure. When (i) it is probable that an asset has been impaired or a liability has been incurred and (ii) the amount of the loss can be reasonably estimated, we record the estimated loss in our consolidated and combined statements of operations. We provide disclosure in the notes to the consolidated and combined financial statements for loss contingencies that do not meet both these conditions if there is a reasonable possibility that a loss may have been incurred that would be material to the financial statements. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time which can be highly subjective. The final outcome of these matters could vary significantly from the amounts included in the accompanying consolidated and combined financial statements.

Comprehensive Income (Loss)

        Comprehensive loss currently consists of net income (loss), cumulative foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities, net of tax.

Earnings per Share (EPS)

        In connection with the Spin-Off a one-for-two reverse stock split of outstanding Expedia capital stock occurred immediately prior to the Spin-Off, which resulted in 120,661,020 shares of common stock and 12,799,999 shares of Class B common stock outstanding immediately following the Spin-Off.

Basic Earnings Per Share

        We compute basic earnings per share by dividing net income attributable to TripAdvisor by the weighted average number of common shares outstanding during the period. We compute the weighted average number of common shares outstanding during the reporting period using the total of common stock and Class B common stock outstanding as of the last day of the previous year end reporting period plus the weighted average of any additional shares issued and outstanding less the weighted average of any treasury shares repurchased during the reporting period.

        For the year ended December 31, 2011, we computed basic earnings per share using the number of shares of common stock and Class B common stock outstanding immediately following the Spin-Off, as if such shares were outstanding for the entire period prior to the Spin-Off, plus the weighted average of any additional shares issued and outstanding following the Spin-Off date through December 31, 2011.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

Diluted Earnings Per Share

        We compute diluted earnings per share by dividing net income attributable to TripAdvisor by the sum of the weighted average number of common and common equivalent shares outstanding during the period. We computed the weighted average number of common and common equivalent shares outstanding during the period using the sum of (i) the number of shares of common stock and Class B common stock used in the basic earnings per share calculation as indicated above, and (ii) if dilutive, the incremental weighted average common stock that we would issue upon the assumed exercise of outstanding common equivalent shares related to stock options, stock warrants and the vesting of restricted stock units using the treasury stock method, and (iii) if dilutive, performance based awards based on the number of shares that would be issuable as of the end of the reporting period assuming the end of the reporting period was also the end of the contingency period.

        We treated all outstanding equity awards assumed at Spin-Off as if they were granted as of the Spin-Off and we included them in our diluted earnings per share calculation for the year ended December 31, 2011, based on the number of days they were outstanding.

        Under the treasury stock method, the assumed proceeds calculation includes the actual proceeds to be received from the employee upon exercise, the average unrecognized compensation cost during the period and any tax benefits credited upon exercise to additional paid-in-capital. The treasury stock method assumes that a company uses the proceeds from the exercise of an award to repurchase common stock at the average market price for the period. Windfall tax benefits created upon the exercise of an award would be added to assumed proceeds, while shortfalls charged to additional paid-in-capital would be deducted from assumed proceeds. Any shortfalls not covered by the windfall tax pool would be charged to the income statement and would be excluded from the calculation of assumed proceeds, if any.

        Below is a reconciliation of the weighted average number of shares of common stock outstanding in calculating diluted earnings per share (in thousands, except for per share information) for the periods presented:

	Year Ended December 31,
	2013	2012	2011
Numerator:
Net income attributable to TripAdvisor, Inc.	$205,443	$194,069	$177,677
Denominator:
Weighted average shares used to compute Basic EPS	142,854	139,462	133,461
Effect of dilutive securities:
Stock options	2,131	1,207	1,164
RSUs	278	161	240
Stock warrants	—	511	—

Weighted average shares used to compute Diluted EPS	145,263	141,341	134,865

Basic EPS	$1.44	$1.39	$1.33
Diluted EPS	$1.41	$1.37	$1.32

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following potential common shares related to stock options, stock warrants and RSUs were excluded from the calculation of diluted net income per share because their effect would have been anti-dilutive for the periods presented:

	December 31,
	2013(1)	2012(2)(3)	2011(3)
	(In thousands)
Stock options	2,244	3,944	2,261
RSUs	27	21	80
Warrants	—	—	8,047

Total	2,271	3,965	10,388

(1)
These totals do not include 155,000 performance based options and 44,000 performance based RSUs representing the right to acquire 199,000 shares of common stock for which all targets required to trigger vesting have not been achieved; therefore, such awards were excluded from the calculation of weighted average shares used to compute diluted earnings per share for those reporting periods.

(2)
These totals do not include performance based options representing the right to acquire 110,000 shares of common stock, respectively, for which all targets required to trigger vesting had not been achieved; therefore, such awards were excluded from the calculation of weighted average shares used to compute diluted earnings per share for those reporting periods.

(3)
These totals do not include performance based RSUs representing the right to acquire 200,000 and 400,000 shares of common stock at December 31, 2012 and 2011, respectively, for which all targets required to trigger vesting had not been achieved; therefore, such awards were excluded from the calculation of weighted average shares used to compute diluted earnings per share for those reporting periods.

        The earnings per share amounts are the same for common stock and Class B common stock because the holders of each class are legally entitled to equal per share distributions whether through dividends or in liquidation.

Recently Adopted Accounting Pronouncements

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

        In February 2013, the Financial Accounting Standards Board, or FASB, issued new accounting guidance which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The new guidance requires that companies present, either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified based on its source and is effective for public companies in interim and annual reporting periods beginning after December 15, 2012. Accordingly, we have adopted these presentation requirements during the first quarter of 2013. The adoption of this new guidance did not have a material impact on our consolidated and combined financial statements or related disclosures.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements Not Yet Adopted

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists

        In July 2013, the FASB issued new accounting guidance on the presentation of unrecognized tax benefits. The new guidance requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2013, with early adoption permitted. Accordingly, we plan to adopt these presentation requirements during the first quarter of 2014. The adoption of this new guidance is not expected to have a material impact on our consolidated and combined financial statements or related disclosures.

NOTE 3: ACQUISITIONS

        During the year ended December 31, 2013, we completed six acquisitions for total cash consideration paid of $34.8 million, net of cash acquired. The total cash consideration is subject to adjustment based on the finalization of working capital adjustments and amounts retained with payment subject to certain indemnification obligations by the respective sellers for our benefit in future periods. We acquired TinyPost, the developer of a product that enables users to write over photos and turn them into stories, Jetsetter, a members-only private sale site for hotel bookings; CruiseWise, a cruise research and planning site; Niumba, a Spain-based vacation rental site; GateGuru, a mobile app with flight and airport information around the world; Oyster, a hotel review website featuring expert reviews and photos covering about 150 cities, all of which complement our existing brands in those areas of the travel ecosystem.

        The total purchase price of these acquisitions, all of which were accounted for as purchases of businesses under the acquisition method, have been allocated to the tangible and identifiable intangible assets acquired and the net liabilities assumed based on their respective fair values on the acquisition date. The purchase price allocation of our 2013 acquisitions are preliminary and subject to revision as more information becomes available, but in any case will not be revised beyond 12 months after the acquisition date and any change to the fair value of net liabilities acquired will lead to a corresponding change to the purchase price allocable to goodwill on a retroactive basis. The primary areas of the purchase price allocation that are not yet finalized are related to the fair values of certain liabilities and income tax balances. Acquisition-related costs were expensed as incurred and were $1.6 million during the year ended December 31, 2013 and were not material during the years ended December 31, 2012 and 2011. All acquisition related expenses were included in general and administrative expenses on our consolidated and combined statements of operations.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3: ACQUISITIONS (Continued)

        As no individual acquisition was material, the following table presents the aggregate components of the purchase prices initially recorded for all businesses on our consolidated balance sheets at the respective acquisition dates for the periods presented:

	December 31,
	2013	2012	2011
	(In thousands)
Goodwill(1)	$29,551	$3,043	$6,390
Intangible assets(2)	19,195	—	1,642
Net (liabilities)/assets(3)	(9,936)	7	(16)
Deferred tax assets	693	—	—

Total(4)	$39,503	$3,050	$8,016

(1)
The goodwill represents the excess value over both tangible and intangible assets acquired. The goodwill in these transactions is primarily attributable to expected operational synergies, the assembled workforces, and the future development initiatives of the assembled workforces. Goodwill in the amount of $14.1 million is expected to be deductible for tax purposes.

(2)
Identifiable definite-lived intangible assets acquired during 2013 were comprised of developed technology of $2.4 million, trade names of $7.6 million, customer relationships of $8.0 million, and other intangibles of $1.2 million. The overall weighted-average life of the identifiable definite-lived intangible assets acquired in the purchase of the companies during 2013 was 8.0 years, which will be amortized on a straight-line basis over their estimated useful lives from acquisition date. The overall weighted average life of acquired intangible assets during 2011 was 2.8 years.

(3)
Includes cash acquired of $2.9 million, $0 million and $0.1 million during 2013, 2012 and 2011, respectively.

(4)
Subject to adjustment based on (i) final working capital adjustment calculations to be determined, and (ii) indemnification obligations of the acquired company stockholders that remains to be paid of $1.8 million at December 31, 2013.

        Our consolidated and combined financial statements include the operating results of all acquired businesses from the date of each acquisition. We did not have any material acquisitions, individually or in the aggregate, during the years 2013, 2012 and 2011; therefore no pro-forma results have been provided.

Other Acquisition Activity

        During 2012 we also paid $22.3 million for the remaining noncontrolling interest subsidiary shares related to a 2008 acquisition, which brought our ownership to 100%. This amount is included in financing activities in the consolidated statement of cash flows for 2012.

        During 2011, we paid $13 million of contingent purchase consideration under prior acquisitions. The amount in 2011 represented an earn-out payment, of which approximately $10 million and

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3: ACQUISITIONS (Continued)

$3 million are recorded to financing activities and operating activities, respectively, in the consolidated and combined statement of cash flows. All contingent consideration accrued and paid was calculated based on the financial performance of the acquired entity to which it relates. We also purchased a subsidiary in China from Expedia for $37 million, or $28 million net of acquired cash. This acquisition was accounted for as a common control transaction, with net liabilities recorded at a carrying value of $4 million, including an additional $7 million of short term borrowings from the Chinese Credit Facilities (refer to "Note 8—Debt" below for further information on the Chinese Credit Facilities). No goodwill or other intangibles were recorded as a result of this acquisition and no contingent payments are outstanding. The difference between the purchase price and the carrying value of the net liabilities was recorded to additional paid in capital. The results of operations from this business are included in our consolidated and combined financial statements from the transaction closing date.

NOTE 4: STOCK BASED AWARDS AND OTHER EQUITY INSTRUMENTS

Stock-based Compensation Expense

        The following table presents the amount of stock-based compensation related to stock-based awards, primarily stock options and RSUs, on our consolidated and combined statements of operations during the periods presented:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Selling and marketing	$10,643	$4,622	$3,216
Technology and content	21,053	11,400	3,931
General and administrative	17,257	14,080	10,197

Total stock-based compensation	48,953	30,102	17,344
Income tax benefit from stock-based compensation	(18,014)	(10,648)	(6,504)

Total stock-based compensation, net of tax effect	$30,939	$19,454	$10,840

        The year ended December 31, 2011 includes a one-time modification charge of $8.0 million related to the Spin-Off, primarily due to the modification of vested stock options that remained unexercised at the date of the Spin-Off, which the majority of was recorded to general and administrative expense. There were no material modifications to stock based awards for the years ended December 31, 2013 or 2012, respectively.

        Prior to the Spin-Off, we participated in the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan, under which we, through Expedia, granted RSUs, stock options, and other stock-based awards to our directors, officers, employees and consultants. At Spin-Off, these existing Expedia stock-based awards were converted into TripAdvisor stock-based equity awards and resulted in approximately 6,575,000 stock options (of which approximately 3,548,000 were fully vested at Spin-Off) and 893,000 RSU's outstanding. These awards accounted for our 2011 stock-based compensation expense. We will continue to amortize the fair value, net of estimated forfeitures, over the remaining vesting term on a straight-line basis, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date. All

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4: STOCK BASED AWARDS AND OTHER EQUITY INSTRUMENTS (Continued)

remaining unrecognized stock-based compensation expense related to these awards is included in "Unrecognized Stock-Based Compensation" below.

Stock and Incentive Plan

        On December 20, 2011, our 2011 Stock and Annual Incentive Plan became effective. On December 20, 2011, we filed Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-178637) (the "Prior Registration Statement") with the Securities and Exchange Commission (the "Commission"), registering a total of 17,500,000 shares of our common stock, of which 17,400,000 shares were issuable in connection with grants of equity-based awards under our 2011 Incentive Plan (7,400,000 of which shares were originally registered on the Form S-4 and 10,000,000 of which shares were first registered on the Prior Registration Statement) and 100,000 shares were issuable under our Deferred Compensation Plan for Non-Employee Directors (refer to "Note 13—Employee Benefit Plans" below for information on our Deferred Compensation Plan for Non-Employee Directors).

        At our annual meeting of stockholders held on June 28, 2013 (the "Annual Meeting"), our stockholders approved an amendment to our 2011 Stock and Annual Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance thereunder by 15,000,000 shares. We refer to our 2011 Stock and Annual Incentive Plan, as amended by the amendment as the "2011 Incentive Plan." A summary of the material terms of the 2011 Incentive Plan can be found in "Proposal 3: Approval of the 2011 Stock and Annual Incentive Plan, as amended" in our Proxy Statement for the Annual Meeting.

        Pursuant to the 2011 Stock and Annual Incentive Plan, we may, among other things, grant RSUs, restricted stock, stock options and other stock-based awards to our directors, officers, employees and consultants. The summary of the material terms of the 2011 Incentive Plan is qualified in its entirety by the full text of the 2011 Incentive Plan previously filed.

        As of December 31, 2013, the total number of shares available under the 2011 Incentive Plan is 18,085,169 shares. All shares of common stock issued in respect of the exercise of options or other equity awards since Spin-Off have been issued from authorized, but unissued common stock.

Stock Based Award Activity and Valuation

2013 Stock Option Activity

        During the year ended December 31, 2013, we have issued 2,824,583 of primarily service based non-qualified stock options under the 2011 Incentive Plan. These stock options generally have a term of ten years from the date of grant and vest over a four-year requisite service period. We will amortize the fair value of the 2013 grants, net of estimated forfeitures, as stock-based compensation expense over the vesting term on a straight-line basis, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4: STOCK BASED AWARDS AND OTHER EQUITY INSTRUMENTS (Continued)

        A summary of the status and activity for stock option awards relating to our common stock for the year ended December 31, 2013, is presented below:

	Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Options outstanding at January 1, 2013	8,654	$31.41
Granted	2,825	58.03
Exercised(1)	1,487	23.81
Cancelled or expired	522	38.09

Options outstanding at December 31, 2013	9,470	$40.18	5.9	$403,828

Exercisable as of December 31, 2013	3,533	$30.11	3.0	$186,273

Vested and expected to vest after December 31, 2013	8,731	$39.94	5.7	$374,487

(1)
Inclusive of 242,767 options which were not converted into shares due to net share settlement in order to cover the aggregate exercise price and the minimum amount of required employee withholding taxes. Potential shares which had been convertible under stock options that were withheld under net share settlement remain in the authorized but unissued pool under the 2011 Incentive Plan and can be reissued by the Company. We began net-share settling the majority of our stock option exercises during the third quarter of 2013. Total payments for the employees' tax obligations to the taxing authorities due to net share settlements are reflected as a financing activity within the consolidated statements of cash flows.

        Aggregate intrinsic value represents the difference between the closing stock price of our common stock and the exercise price of outstanding, in-the-money options. Our closing stock price as reported on NASDAQ as of December 31, 2013 was $82.83. The total intrinsic value of stock options exercised for the years ended December 31, 2013 and 2012 were $58.2 million and $25.1 million, respectively. No stock options were exercised between Spin-Off and December 31, 2011.

        The fair value of stock option grants under the 2011 Incentive Plan has been estimated at the date of grant using the Black—Scholes option pricing model with the following weighted average assumptions for the periods presented:

	December 31,
	2013	2012
Risk free interest rate	1.41%	1.03%
Expected term (in years)	6.06	6.21
Expected volatility	50.78%	53.46%
Expected dividend yield	—%	—%

        The weighted-average grant date fair value of options granted was $28.30 and $20.36 for the years ended December 31, 2013 and 2012, respectively. No stock options were granted under the 2011

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4: STOCK BASED AWARDS AND OTHER EQUITY INSTRUMENTS (Continued)

Incentive Plan for the year ended December 31, 2011. The total fair value of stock options vested for the years ended December 31, 2013 and 2012 were $26.6 million and $9.8 million, respectively. No stock options were vested between Spin-Off and December 31, 2011.

2013 RSU Activity

        During the year ended December 31, 2013, we issued 1,148,976 RSUs under the 2011 Incentive Plan for which the fair value was measured based on the quoted price of our common stock. These RSUs generally vest over a four-year requisite service period. We will amortize the fair value of the 2013 grants, net of estimated forfeitures, as stock-based compensation expense over the vesting term on a straight-line basis, with the amount of compensation expense recognized at any date at least equaling the portion of the grant-date fair value of the award that is vested at that date.

        The following table presents a summary of RSU activity on our common stock during the year ended December 31, 2013:

	RSUs Outstanding	Weighted Average Grant- Date Fair Value Per Share	Aggregate Intrinsic Value
	(In thousands)
Unvested RSUs outstanding as of January 1, 2013	446	$26.11
Granted	1,149	50.72
Vested and released(1)	363	22.95
Cancelled	97	46.80

Unvested RSUs outstanding as of December 31, 2013	1,135	$49.64	$94,125

(1)
Inclusive of 133,449 RSUs withheld to satisfy employee minimum tax withholding requirements due to net share settlement. Potential shares which had been convertible under RSUs that were withheld under net share settlement remain in the authorized but unissued pool under the 2011 Incentive Plan and can be reissued by the Company. Total payments for the employees' tax obligations to the taxing authorities due to net share settlements are reflected as a financing activity within the consolidated statements of cash flows.

Other Equity Activity

        Upon Spin-Off, we entered into a warrant agreement (the "Warrant Agreement") with Mellon Investor Services LLC and issued warrants exercisable for TripAdvisor common stock in respect of previously outstanding warrants exercisable for Expedia common stock that were adjusted on account of Expedia's reverse stock split and the Spin-Off. In total, at Spin-Off, the warrants could have been converted into a maximum of 8,046,698 shares of our common stock without any further adjustments to the Warrant Agreement and had an expiration date of May 7, 2012.

        One tranche of warrants (issued in respect of Expedia warrants that had featured an exercise price of $12.23 per warrant prior to adjustment) were exercisable for 0.25 (one-quarter) of a share of TripAdvisor common stock at an exercise price equal to $6.48 per warrant, and the other tranche of warrants (issued in respect of Expedia warrants that had featured an exercise price of $14.45 per

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4: STOCK BASED AWARDS AND OTHER EQUITY INSTRUMENTS (Continued)

warrant prior to adjustment) were exercisable for 0.25 (one-quarter) of a share of TripAdvisor common stock at an exercise price equal to $7.66 per warrant. The exercise price could have been paid in cash or via "cashless exercise" as set forth in the Warrant Agreement.

        During the year ended December 31, 2012, and prior to the expiration date, there were a total of 32,186,791 warrants exercised which resulted in a total of 7,952,456 shares of our common stock being issued during that period, which included 31,641,337 warrants for which the exercise price was paid in cash at a weighted average price of $27.11. We received total exercise proceeds of $214.5 million related to these warrant exercises, which is reflected as a financing activity within the consolidated statement of cash flows. In addition there were 545,454 cashless warrants exercised with a weighted average exercise price of $25.92 of which we did not receive any exercise proceeds. As a result, we currently have no outstanding warrants remaining which could be convertible to shares of our common stock.

Unrecognized Stock-Based Compensation

        A summary of our remaining unrecognized compensation expense, net of estimated forfeitures, and the weighted average remaining amortization period at December 31, 2013 related to our non-vested stock options and RSU awards is presented below (in thousands, except per year information):

	Stock Options	RSUs
Unrecognized compensation expense (net of forfeitures)	$93,696	$33,200
Weighted average period remaining (in years)	3.27	3.10

NOTE 5: FINANCIAL INSTRUMENTS

Cash, Cash Equivalents and Marketable Securities

        The following tables show our cash and available-for-sale securities' amortized cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5: FINANCIAL INSTRUMENTS (Continued)

cash and cash equivalents or short and long-term marketable securities as of December 31, 2013 and December 31, 2012 (in thousands):

	December 31, 2013
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Short-Term Marketable Securities	Long-Term Marketable Securities
Cash	$195,226	$—	$—	$195,226	$195,226	$—	$—
Level 1:
Money market funds	155,922	—	—	155,922	155,922	—	—

Level 2:
U.S. agency securities	36,753	9	(18)	36,744	—	13,718	23,026
Certificates of deposit	23,901	17	(4)	23,914	—	16,410	7,504
Commercial paper	5,493	1	(1)	5,493	—	5,493	—
Corporate debt securities	253,597	132	(322)	253,407	—	95,599	157,808

Subtotal	319,744	159	(345)	319,558	—	131,220	188,338

Total	$670,892	$159	$(345)	$670,706	$351,148	$131,220	$188,338

	December 31, 2012
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Short-Term Marketable Securities	Long-Term Marketable Securities
Cash	$141,460	$—	$—	$141,460	$141,460	$—	$—
Level 1:
Money market funds	215,052	—	—	215,052	215,052	—	—

Level 2:
U.S. agency securities	13,634	4	(3)	13,635	—	7,635	6,000
Commercial paper	48,710	15	(22)	48,703	9,999	38,704	—
Corporate debt securities	162,050	12	(180)	161,882	1,004	67,630	93,248
Municipal securities	5,003	—	(2)	5,001	—	5,001	—

Subtotal	229,397	31	(207)	229,221	11,003	118,970	99,248

Total	$585,909	$31	$(207)	$585,733	$367,515	$118,970	$99,248

        Our cash and cash equivalents consist of cash on hand in global financial institutions, money market funds and marketable securities, with maturities of 90 days or less at the date purchased. The remaining maturities of our long-term marketable securities range from one to three years and our short-term marketable securities include maturities that were greater than 90 days at the date purchased and have 12 months or less remaining at December 31, 2013 and 2012, respectively.

        We classify our cash equivalents and marketable securities within Level 1 and Level 2 as we value our cash equivalents and marketable securities using quoted market prices (Level 1) or alternative pricing sources (Level 2). The valuation technique we used to measure the fair value of money market funds were derived from quoted prices in active markets for identical assets or liabilities. Fair values for Level 2 investments are considered "Level 2" valuations because they are obtained from independent pricing sources for identical or comparable instruments, rather than direct observations of quoted prices in active markets. Our procedures include controls to ensure that appropriate fair values are recorded,

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5: FINANCIAL INSTRUMENTS (Continued)

including comparing the fair values obtained from our independent pricing services against fair values obtained from another independent source.

        There were no material realized gains or losses related to sales of our marketable securities for the years ended December 31, 2013, 2012 and 2011.

        As of December 31, 2013, we have marketable securities with a total fair value of $168.8 million in a total gross unrealized loss position of $0.3 million. We consider the declines in market value of our marketable securities investment portfolio to be temporary in nature and do not consider any of our investments other-than-temporarily impaired. When evaluating an investment for other-than-temporary impairment, we review factors such as the length of time and extent to which fair value has been below its cost basis, the financial condition of the issuer and any changes thereto, and the our intent to sell, or whether it is more likely than not we will be required to sell the investment before recovery of the investment's cost basis. During the years ended December 31, 2013, 2012 and 2011, we did not recognize any impairment charges. We did not have any material investments in marketable securities that were in a continuous unrealized loss position for 12 months or greater at December 31, 2013 or 2012.

Derivative Financial Instruments

        In the normal course of business, we are exposed to the impact of foreign currency fluctuations, which we attempt to mitigate through the use of derivative instruments. Accordingly, we have entered into forward contracts to reduce the effects of fluctuating foreign currency exchange rates on our cash flows denominated in foreign currencies. We do not use derivatives for trading or speculative purposes. In accordance with current accounting guidance on derivative instruments and hedging activities, we record all our derivative instruments as either an asset or liability measured at their fair value. Our derivative instruments are typically short-term in nature.

        Our current forward contracts are not designated as hedges. Consequently, any gain or loss resulting from the change in fair value is recognized in the current period earnings. These gains or losses are offset by the exposure related to receivables and payables with our foreign subsidiaries. We recorded a net loss of $0.3 million and $0.7 million for the years ended December 31, 2013 and 2012, respectively, related to our forward contracts in our consolidated statements of operations in Other, net. The net cash received or paid related to our derivative instruments are classified as operating in our consolidated statements of cash flows, which is based on the objective of the derivative instruments. No derivative instruments were entered into or settled during the year ended December 31, 2011.

        The following table shows the fair value and notional principal amounts of our outstanding or unsettled derivative instruments that are not designated as hedging instruments for the periods presented:

		December 31, 2013
		Fair Value of Derivative(2)
				U.S. Dollar Notional
(in thousands)	Balance Sheet Caption	Asset	Liability
Foreign exchange-forward contracts (current)	Accrued and other current liabilities(1)	$—	$64	$5,164

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5: FINANCIAL INSTRUMENTS (Continued)

		December 31, 2012
		Fair Value of Derivative(2)
				U.S. Dollar Notional
(in thousands)	Balance Sheet Caption	Asset	Liability
Foreign exchange-forward contracts (current)	Accrued and other current liabilities(1)	$—	$64	$2,710

(1)
Current derivative contracts address foreign exchange fluctuations for the Euro versus the U.S. Dollar.

(2)
The fair value of our derivative liability is measured using Level 2 fair value inputs as we use a pricing model that takes into account the contract terms as well as current foreign currency exchange rates in active markets, or observable market inputs.

  Concentration of Credit Risk

        Counterparties to currency exchange derivatives consist of major international financial institutions. We monitor our positions and the credit ratings of the counterparties involved and, by policy limits, the amount of credit exposure to any one party. While we may be exposed to potential losses due to the credit risk of non-performance by these counterparties, losses are not anticipated.

Other Financial Instruments

        Other financial instruments not measured at fair value on a recurring basis include trade receivables, receivables from Expedia, trade payables, deferred merchant payables, short-term debt, accrued and other current liabilities and long-term debt. With the exception of long-term debt, the carrying amount approximates fair value because of the short maturity of these instruments as reported on the consolidated balance sheets as of December 31, 2013 and December 31, 2012. The carrying value of the long-term borrowings outstanding on our Credit Agreement bear interest at a variable rate and therefore is also considered to approximate fair value.

        We did not have any Level 3 assets or liabilities at December 31, 2013 or 2012.

NOTE 6: PROPERTY AND EQUIPMENT, NET

        Property and equipment consists of the following for the periods presented:

	December 31,
	2013	2012
	(In thousands)
Capitalized software and website development	$73,575	$48,527
Leasehold improvements	21,776	14,244
Computer equipment	21,124	13,174
Furniture and other equipment	5,734	5,276

	122,209	81,221
Less: accumulated depreciation	(48,625)	(37,626)
Construction in progress(1)	7,877	—
Software and website development projects in progress	67	207

Property and equipment, net	$81,528	$43,802

(1)
We capitalize construction in progress for build-to-suit lease agreements where we are considered the owner, for accounting purposes only, during the construction period.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6: PROPERTY AND EQUIPMENT, NET (Continued)

        As of December 31, 2013 and 2012, our recorded capitalized software and website development costs, net of accumulated amortization, were $46.2 million and $28.4 million, respectively. For the years ended December 31, 2013 and 2012, we capitalized $38.4 million and $20.2 million, respectively, related to software and website development costs. For the years ended December 31, 2013, 2012 and 2011, we recorded amortization of capitalized software and website development costs of $19.6 million, $12.8 million and $12.4 million, respectively, which is included in depreciation expense on our consolidated and combined statements of operations.

        During the year ended December 31, 2013, we retired property and equipment, primarily capitalized software and website development, which were no longer in use with a total cost of $19.7 million and associated accumulated depreciation of 18.5 million, resulting in a loss of $1.2 million included in Other, net on our consolidated statements of operations.

NOTE 7: GOODWILL AND INTANGIBLE ASSETS, NET

        The following table presents the changes in goodwill for the periods presented:

	December 31,
	2013	2012
	(In thousands)
Beginning balance as of January 1	$471,684	$466,892
Additions(1)	29,551	3,043
Purchase price allocation adjustments(2)	(873)	—
Foreign exchange translation adjustment	1,622	1,749

Ending balance as of December 31	$501,984	$471,684

(1)
The additions to goodwill relate to our 2013 business acquisitions. See "Note 3—Acquisitions ," above for further information.

(2)
Purchase price allocation adjustments related to our 2012 acquisition, primarily a tax related adjustment for acquired net operating loss carryforwards, or NOL's.

        Intangible assets, which were acquired in business combinations and recorded at fair value on the date of purchase, consist of the following for the periods presented:

	December 31,
	2013	2012
	(In thousands)
Intangible assets with definite lives	$36,214	$21,382
Less: accumulated amortization	(14,672)	(13,492)

Intangible assets with definite lives, net	21,542	7,890
Intangible assets with indefinite lives	30,300	30,300

	$51,842	$38,190

        Amortization expense was $5.7 million, $6.1 million, and $7.5 million, respectively, for the years ended December 31, 2013, 2012 and 2011.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7: GOODWILL AND INTANGIBLE ASSETS, NET (Continued)

        Our indefinite-lived assets relate to trade names and trademarks. Refer to "Note 2—Significant Accounting Policies "above for a discussion of our annual indefinite-lived intangible asset impairment assessment.

        The following table presents the components of our intangible assets with definite lives for the periods presented:

		December 31, 2013			December 31, 2012
	Weighted Ave Remaining Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(In thousands)			(In thousands)
Trade names and trademarks	8.4	$17,975	$(7,462)	$10,513	$14,431	$(9,029)	$5,402
Subscriber relationships	6.1	13,835	(5,858)	7,977	5,617	(3,511)	2,106
Technology and other	2.7	4,404	(1,352)	3,052	1,334	(952)	382

Total	6.7	$36,214	$(14,672)	$21,542	$21,382	$(13,492)	$7,890

        The estimated future amortization expense related to intangible assets with definite lives as of December 31, 2013, assuming no subsequent impairment of the underlying assets, is as follows, in thousands:

2014	5,201
2015	3,264
2016	2,716
2017	2,292
2018	2,130
2019 and thereafter	5,939

Total	$21,542

NOTE 8: DEBT

Term Loan Facility Due 2016 and Revolving Credit Facility

Overview

        On December 20, 2011, we entered into a credit agreement, dated as of December 20, 2011, by and among TripAdvisor, TripAdvisor Holdings, LLC, and TripAdvisor LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent (this credit agreement, together with all exhibits, schedules, annexes, certificates, assignments and related documents contemplated thereby, is referred to herein as the "Credit Agreement"), which provides $600 million of borrowing including:

  •
  the Term Loan Facility, or Term Loan, in an aggregate principal amount of $400 million with a term of five years due December 2016; and

  •
  the Revolving Credit Facility in an aggregate principal amount of $200 million available in U.S. dollars, Euros and British pound sterling with a term of five years expiring December 2016.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8: DEBT (Continued)

        The Term Loan and any loans under the Revolving Credit Facility bear interest by reference to a base rate or a Eurocurrency rate, in either case plus an applicable margin based on our leverage ratio. We are also required to pay a quarterly commitment fee, on the average daily unused portion of the Revolving Credit Facility for each fiscal quarter and fees in connection with the issuance of letters of credit. The Term Loan and loans under the Revolving Credit Facility currently bear interest at LIBOR plus 150 basis points, or the Eurocurrency Spread, or the alternate base rate ("ABR") plus 50 basis points, and undrawn amounts are currently subject to a commitment fee of 22.5 basis points. As of December 31, 2013 we are using a one-month interest period Eurocurrency Spread which is approximately 1.7% per annum. Interest is currently payable on a monthly basis while we are borrowing under the one-month interest rate period. The current interest rates are based on current assumptions, leverage and LIBOR rates and do not take into account that rates will reset periodically.

        The Term Loan principal is currently repayable in quarterly installments on the last day of each calendar quarter equal to 2.5% of the original principal amount with the balance due on the final maturity date. Principal payments aggregating $40 million were made during the year ended December 31, 2013.

        The Revolving Credit Facility includes $40 million of borrowing capacity available for letters of credit and $40 million for borrowings on same-day notice. As of December 31, 2013 there are no outstanding borrowings under our Revolving Credit Facility.

        During the years ended December 31, 2013, 2012 and 2011, we recorded total interest and commitment fees on our Credit Agreement of $7.5 million, $8.7 million and $0.3 million, respectively, to interest expense on our consolidated and combined statements of operations. All unpaid interest and commitment fee amounts as of December 31, 2013 and 2012 were not material.

        In connection with the Credit Agreement, we also incurred debt financing costs totaling $3.5 million, which were capitalized as deferred financing costs. Approximately $0.7 million, recorded in other current assets, and approximately $ 1.1 million, reported in other long term assets, remain on the consolidated balance sheet as of December 31, 2013, net of amortization. During the years ended December 31, 2013, 2012 and 2011, we recorded amortization expense of $0.8 million, $0.9 million and $0 million, respectively, to interest expense on our consolidated and consolidated statements of operations. These costs will continue to be amortized over the remaining term of the Term Loan using the effective interest rate method.

        Total outstanding borrowings under the Credit Agreement consist of the following:

December 31, 2013
(in thousands)
Short-Term Debt:
Revolving Credit Facility	$—
Term Loan	40,000

Total Short-Term Borrowings	$40,000

Long-Term Debt:
Term Loan	$300,000

Total Long-Term Borrowings	$300,000

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8: DEBT (Continued)

        The future minimum principal payment obligations due under the Credit Agreement related to our Term Loan is as follows:

Year Ending December 31,	Principal Payments (in thousands)
2014	$40,000
2015	40,000
2016	260,000

Total	$340,000

Prepayments

        We may voluntarily repay any outstanding borrowing under the Credit Agreement at any time without premium or penalty, other than customary breakage costs with respect to eurocurrency loans.

Guarantees

        All obligations under the Credit Agreement are unconditionally guaranteed by us and each of our existing and subsequently acquired or organized direct or indirect wholly-owned domestic and foreign restricted subsidiaries, subject to certain exceptions for subsidiaries that are controlled foreign corporations, foreign subsidiaries in jurisdictions where applicable law would otherwise be violated, and non-material subsidiaries.

Covenants

        The Credit Agreement contains a number of covenants that, among other things, restrict our ability to: incur additional indebtedness, create liens, enter into sale and leaseback transactions, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions, make investments, loans or advances, prepay certain subordinated indebtedness, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements governing certain subordinated indebtedness, and change our fiscal year. The Credit Agreement also requires us to maintain a maximum leverage ratio and a minimum cash interest coverage ratio, and contains certain customary affirmative covenants and events of default, including a change of control. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of all amounts due under Credit Agreement and all actions permitted to be taken by a secured creditor.

        As of December 31, 2013 we believe we are in compliance with all of our debt covenants.

Chinese Credit Facilities

        In addition to our borrowings under the Credit Agreement, we maintain our Chinese Credit Facilities. As of December 31, 2013 and December 31, 2012, we had short-term borrowings outstanding of $28.5 million and $32.1 million, respectively.

        Certain of our Chinese subsidiaries entered into a RMB 138,600,000 (approximately $22 million), one-year revolving credit facility with Bank of America (the "Chinese Credit Facility—BOA") that is

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8: DEBT (Continued)

currently subject to review on a periodic basis with no-specific expiration period. During the third quarter of 2012, this credit line was increased to RMB 189,000,000 (approximately $30 million). During the year ended December 31, 2013, we made a payment inclusive of interest of RMB 68,283,570 (approximately $10.9 million). We currently have $12.7 million of outstanding borrowings from the Chinese Credit Facility—BOA as of December 31, 2013. Our Chinese Credit Facility—BOA currently bears interest at a rate based on 100% of the People's Bank of China's base rate and was 5.6% as of December 31, 2013.

        In addition, during April 2012, certain of our Chinese subsidiaries entered into a RMB 125,000,000 (approximately $20 million) one-year revolving credit facility with J.P. Morgan Chase Bank ("Chinese Credit Facility-JPM"). This credit facility was renewed for an additional year in April 2013. During the year ended December 31, 2013, we made a payment inclusive of interest of RMB 24,281,546 (approximately $3.9 million). We currently have $15.8 million of outstanding borrowings from the Chinese Credit Facility—JPM as of December 31, 2013. Our Chinese Credit Facility—JPM currently bears interest at a rate based on 100% of the People's Bank of China's base rate and was 5.6% as of December 31, 2013.

NOTE 9: INCOME TAXES

        The following table presents a summary of our domestic and foreign income before income taxes:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Domestic	$129,452	$133,361	$121,100
Foreign	155,250	148,614	150,794

Total	$284,702	$281,975	$271,894

        The following table presents a summary of the components of our provision for income taxes:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Current income tax expense:
Federal	$47,784	$55,877	$49,736
State	8,936	5,927	7,818
Foreign	17,066	30,543	37,480

Current income tax expense	73,786	92,347	95,034
Deferred income tax (benefit) expense:
Federal	6,366	(3,113)	216
State	704	(347)	148
Foreign	(1,597)	(1,500)	(1,295)

Deferred income tax (benefit) expense:	5,473	(4,960)	(931)

Provision for income taxes	$79,259	$87,387	$94,103

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9: INCOME TAXES (Continued)

        For all periods presented, current and deferred tax expense has been computed using our stand-alone effective rate. As of December 31, 2013, our current income tax receivable and income tax payable balances represent amounts that we will receive and pay, respectively, to the Internal Revenue Service and other tax authorities.

        For all periods prior to and through the Spin-Off date, we were a member of the Expedia consolidated tax group. Accordingly, Expedia filed a consolidated federal income tax return and certain state income tax returns with us for that period. Expedia has paid the entire income tax liability associated with these filings. As such, our income tax liability for this period was transferred to Expedia upon Spin-Off and was not included in income taxes payable as of December 31, 2011. Additionally, due to continuing ownership and business relationships after the Spin-Off, we have filed as part of a unitary combined group with Expedia for certain state tax returns for the 2012 and 2011 tax years. During 2013, we plan to file our state tax returns on a stand-alone basis, separate from Expedia, as our ownership and business relationships likely will not constitute a unitary relationship after 2012.

        Our deferred tax assets and deferred tax liabilities as of December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Stock-based compensation	$30,081	$21,605
Net operating loss carryforwards	18,005	15,005
Provision for accrued expenses	6,829	7,731
Other	4,365	3,391

Total deferred tax assets	59,280	47,732
Less valuation allowance	(13,284)	(11,677)

Net deferred tax assets	$45,996	$36,055

Deferred tax liabilities:
Intangible assets	$(31,956)	$(28,205)
Property and equipment	(17,500)	(10,313)
Prepaid expenses	(2,010)	(2,087)
Other	(2,201)	—

Total deferred tax liabilities	$(53,667)	$(40,605)

Net deferred tax liability	$(7,671)	$(4,550)

        At December 31, 2013, we had federal, state and foreign net operating loss carryforwards ("NOLs") of approximately $ 12.5 million, $12.4 million and $51.0 million. If not utilized, the federal and state NOLs will expire at various times between 2020 and 2033 and the foreign NOLs will expire at various times between 2013 and 2031.

        At December 31, 2013, we had a valuation allowance of $13.3 million primarily related to foreign net operating loss carryforwards for which it is more likely than not that the tax benefit will not be

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9: INCOME TAXES (Continued)

realized. This amount represented an overall increase of $1.6 million over the amount recorded as of December 31, 2012.

        We have not provided for deferred U.S. income taxes on undistributed earnings of our foreign subsidiaries that we intend to reinvest permanently outside the United States; the total amount of such earnings as of December 31, 2013 was $481.0 million. Should we distribute or be treated under certain U.S. tax rules as having distributed earnings of foreign subsidiaries in the form of dividends or otherwise, we may be subject to U.S. income taxes. Due to complexities in tax laws and various assumptions that would have to be made, it is not practicable at this time to estimate the amount of unrecognized deferred U.S. taxes on these earnings.

        A reconciliation of the provision for income taxes to the amounts computed by applying the statutory federal income tax rate to income before income taxes is as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Income tax expense at the federal statutory rate of 35%	$99,646	$98,691	$95,163
Foreign rate differential	(41,487)	(25,069)	(15,319)
State income taxes, net of effect of federal tax benefit	8,339	5,581	4,240
Unrecognized tax benefits and related interest	9,307	4,853	2,570
Non-deductible transaction costs	253	—	2,426
Change in valuation allowance	1,999	2,535	3,451
Other, net	1,202	796	1,572

Provision for income taxes	$79,259	$87,387	$94,103

        During the fourth quarter of 2012, we restructured our non-U.S. operations to align our global structure for more efficient treasury management and global cash deployment. As a result, and due to the continued expansion of our non-U.S. operations, we expect our effective tax rate to continue to decrease.

        During 2011, the Singapore Economic Development Board accepted our application to receive a tax incentive under the International Headquarters Award. This incentive provides for a reduced tax rate on qualifying income of 5% as compared to Singapore's statutory tax rate of 17% and is conditional upon our meeting certain employment and investment thresholds. This agreement is set to expire on June 30, 2016, with the ability to extend for another five years. This benefit resulted in a decrease to the 2013 tax provision of $4.3 million.

        By virtue of previously filed consolidated income tax returns filed with Expedia, we are routinely under audit by federal, state and foreign tax authorities. We are currently under an IRS audit for the 2009 and 2010 tax years, and have various ongoing state income tax audits. As of December 31, 2013, no material assessments have resulted from these audits. These audits include questioning the timing and the amount of income and deductions and the allocation of income among various tax jurisdictions. Annual tax provisions include amounts considered sufficient to pay assessments that may result from

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9: INCOME TAXES (Continued)

the examination of prior year returns. We are no longer subject to tax examinations by tax authorities for years prior to 2007.

        A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	December 31,
	2013	2012	2011
	(In thousands)
Balance, beginning of year	$24,049	$12,900	$6,342
Increases to tax positions related to the current year	12,158	11,854	5,631
Increases to tax positions related to the prior year	3,936	540	927
Reductions due to lapsed statute of limitations	—	—	—
Decreases to tax positions related to the prior year	(3,640)	—	—
Settlements during current year	(76)	(1,245)	—

Balance, end of year	$36,427	$24,049	$12,900

        As of December 31, 2013, we had $36.4 million of unrecognized tax benefits, which is classified as long-term and included in other long-term liabilities. Included in this balance at December 31, 2013 was $19.0 million of liabilities for uncertain tax positions that, if recognized, would decrease our provision for income taxes. We recognize interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2013 and 2012, total gross interest and penalties accrued was $1.7 million and $1.0 million, respectively. We estimate that none of these amounts will be paid within the next year.

NOTE 10: ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following for the periods presented:

	December 31,
	2013	2012
	(In thousands)
Accrued salary, bonus, and related benefits	$34,756	$29,438
Accrued marketing costs	21,901	11,941
Accrued charitable foundation payments(1)	7,217	6,757
Other	21,660	15,100

Total accrued expenses and other current liabilities	$85,534	$63,236

(1)
See "Note 12—Commitments and Contingencies" below for information regarding our charitable foundation.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11: OTHER LONG-TERM LIABILITIES

        Other long-term liabilities consisted of the following for the periods presented:

	December 31,
	2013	2012
	(In thousands)
Unrecognized tax benefits(1)	$38,072	$23,138
Construction liabilities(2)	7,877	—
Other(3)	6,582	2,425

Total other long-term liabilities	$52,531	$25,563

(1)
See "Note 9—Income Taxes" above for additional information on our unrecognized tax benefits. Amount includes accrued interest and penalties related to this liability.

(2)
We capitalize construction in progress and record a corresponding long-term liability for build-to-suit lease agreements where we are considered the owner during the construction period for accounting purposes only.

(3)
Amounts primarily consist of long term deferred rent balances related to operating leases for office space.

NOTE 12: COMMITMENTS AND CONTINGENCIES

        We have commitments and obligations that include office space leases, vendor purchase obligations and expected interest on long-term debt, which are not accrued on the consolidated balance sheet at December 31, 2013 but we expect to require future cash outflows and in some cases may be accelerated upon demand of a third party upon certain contingent events.

Office Lease Commitments

        We have contractual obligations in the form of operating leases for office space for which we record the related expense on a monthly basis. Certain leases contain periodic rent escalation adjustments and renewal options. Rent expense related to such leases is recorded on a straight-line basis. Operating lease obligations expire at various dates with the latest maturity in December 2030. For the years ended December 31, 2013, 2012 and 2011, we recorded rental expense of $10.9 million, $7.8 million and $6.0 million, respectively.

        We currently lease approximately 119,000 square feet for our corporate headquarters in Newton, Massachusetts, pursuant to a lease with an expiration date of April 2015. We also lease an aggregate of approximately 382,000 square feet at approximately 30 other locations across North America, Europe and Asia Pacific, primarily for our international management teams, sales offices, and subsidiary headquarters, pursuant to leases with expiration dates through December 2030.

        In June 2013, TripAdvisor LLC ("TA LLC"), our indirect, wholly owned subsidiary, entered into a lease (the "Lease"), for a new corporate headquarters. Pursuant to the Lease, the landlord will build an approximately 280,000 square foot rental building in Needham, Massachusetts (the "Premises"), and thereafter lease the Premises to TA LLC as TripAdvisor's new corporate headquarters for an initial term of 15 years and 7 months. If the landlord fails to deliver the Premises according to the schedule,

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12: COMMITMENTS AND CONTINGENCIES (Continued)

subject to certain conditions, TA LLC may be entitled to additional free rent, or in extreme cases, a right to terminate the Lease. Under the Lease, TA LLC is required to pay an initial base rent of $33.00 per square foot per year, increasing to $34.50 per square foot by the final year of the initial term, as well as all real estate taxes and other building operating costs. TA LLC also has an option to extend the term of the Lease for two consecutive terms of five years each.

        The aggregate future minimum lease payments are $143.5 million and are currently scheduled to be paid, beginning in November 2015, as follows: $1.1 million for 2015, $9.3 million for 2016, $9.3 million for 2017, $9.3 million for 2018 and $114.6 million for 2019 and thereafter. The Lease has escalating rental payments and initial periods of free rent. TA LLC was also obligated to deliver a letter of credit to the Landlord in the amount of $0.8 million as security deposit, which amount is subject to increase under certain circumstances. TA LLC also has an option to extend the term of the Lease for two consecutive terms of five years each. Subject to certain conditions, TA LLC has certain rights under the Lease, including rights of first offer to lease additional space or to purchase the Premises if the Landlord elects to sell. In connection with the Lease, TripAdvisor entered into a Guaranty (the "Guaranty"), pursuant to which TripAdvisor provides full payment and performance guaranty for all of TA LLC's obligations under the Lease.

        We have concluded we are the deemed owner (for accounting purposes only) of the Premises during the construction period under build to suit lease accounting. As building construction began in the fourth quarter of 2013, we recorded estimated project construction costs incurred by the landlord as an asset and a corresponding long term liability in "Property and equipment, net" and "Other long-term liabilities," respectively, on our consolidated balance sheets. We will increase the asset and corresponding long term liability as additional building costs are incurred by the landlord during the construction period.

        Once the landlord completes the construction of the Premises (estimated to be May 2015), we will evaluate the Lease in order to determine whether or not the Lease meets the criteria for "sale-leaseback" treatment. If the Lease meets the "sale-leaseback" criteria, we will remove the asset and the related liability from its consolidated balance sheet and treat the Lease as either an operating or capital lease based on the our assessment of the accounting guidance.

        If the Lease does not meet "sale-leaseback" criteria, we will treat the Lease as a financing obligation and lease payments will be attributed to (1) a reduction of the principal financing obligation; (2) imputed interest expense; and (3) land lease expense (which is considered an operating lease) representing an imputed cost to lease the underlying land of the facility. In addition, the underlying building asset will be depreciated over the building's estimated useful life. And at the conclusion of the lease term, we would de-recognize both the net book values of the asset and financing obligation. Although we will not begin making lease payments pursuant to the Lease until November 2015, the portion of the lease obligations allocated to the land is treated for accounting purposes as an operating lease that commenced in 2013.

Purchase Obligations

        As of December 31, 2013, we had minimum non-cancelable purchase obligations with certain of our vendors, which we expect to utilize in the ordinary course of business. The expected timing and payment amounts are listed in the table below.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12: COMMITMENTS AND CONTINGENCIES (Continued)

        The following table summarizes our material commitments and obligations as of December 31, 2013 and excludes amounts already recorded on the consolidated balance sheet:

		By Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(In thousands)
Operating leases(1)	$85,495	$12,639	$18,987	$15,989	$37,880
Build to suit lease obligation(2)	143,524	—	10,346	18,539	114,639
Purchase obligations	856	511	345	—	—
Expected interest payments on Term Loan(3)	14,450	5,525	8,925	—	—

Total(4)(5)(6)	$244,325	$18,675	$38,603	$34,528	$152,519

(1)
Estimated future minimum rental payments under operating leases with non-cancelable lease terms.

(2)
Estimated future minimum rental payments for our future corporate headquarters in Needham, MA.

(3)
The amounts included as expected interest payments on the Term Loan in this table are based on the current effective interest rate and payment terms as of December 31, 2013, but, could change significantly in the future. Amounts assume that our existing debt is repaid at maturity and do not assume additional borrowings or refinancings of existing debt. Refer to "Note 8—Debt" above for additional information, including principal payments expected to be paid over the next three years, on our Term Loan.

(4)
Excluded from the table was $38 million of unrecognized tax benefits, including interest and penalties, that we have recorded in other long-term liabilities for which we cannot make a reasonably reliable estimate of the amount and period of payment. We estimate that none of these amounts will be paid within the next twelve months.

(5)
In connection with the Spin-Off, we assumed Expedia's obligation to fund a charitable foundation. The Board of Directors of the charitable foundation is currently comprised of Stephen Kaufer—President and Chief Executive Officer, Julie M.B. Bradley—Chief Financial Officer and Seth J. Kalvert—Senior Vice President, General Counsel and Secretary. Our obligation was calculated at 2.0% of OIBA in 2013. For a discussion regarding OIBA see "Note 16—Segment Information" in the notes to the consolidated and combined financial statements. This future commitment has been excluded from the table above.

(6)
Excludes spending on anticipated leasehold improvements on our Needham, Massachusetts lease, including design, development, construction costs, and the purchase and installation of equipment, net of related Landlord incentives, which we estimate will begin in the fourth quarter of 2014 thru the second quarter of 2015 and currently estimate will cost in the range of $35-$40 million.

Letters of Credit

        As of December 31, 2013, we have issued unused letters of credit totaling $1 million, related to our property leases.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12: COMMITMENTS AND CONTINGENCIES (Continued)

Off-Balance Sheet Arrangements

        We did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC, that have, or are reasonably likely to have, a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources at December 31, 2013.

Legal Proceedings

        In the ordinary course of business, we and our subsidiaries are parties to legal proceedings and claims involving alleged infringement of third-party intellectual property rights, defamation, and other claims. Rules of the SEC require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damages claims for amounts (exclusive of interest and costs) not individually exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters that the Company and its subsidiaries are defending involves or is likely to involve amounts of that magnitude. There may be claims or actions pending or threatened against us of which we are currently not aware and the ultimate disposition of which could have a material adverse effect on us.

NOTE 13: EMPLOYEE BENEFIT PLANS

Expedia 401(k) Plan

        Our U.S. employees were generally eligible to participate in Expedia's retirement and savings plan (the "Expedia 401(k) Plan") that qualified under Section 401(k) of the Internal Revenue Code until October 31, 2011. Our employees ceased to participate in the Expedia 401(k) Plan after our retirement savings plan was established on November 1, 2011 as described below. Within the Expedia 401(k) Plan, participating employees could contribute up to 50% of their pretax salary, but not more than statutory limits. We matched 50% of the first 6% of employee contributions to the plan for a maximum employer contribution of 3% of a participant's eligible earnings. Our employer matching contributions vested after two years of continuous service. Participating employees had the option to invest in Expedia's common stock, but there was no requirement for participating employees to invest their contribution or our matching contribution in Expedia's common stock. Expedia also had various defined contribution plans for our international employees. Contributions to these benefit plans for our employees were $2 million for the year ended December 31, 2011, respectively.

TripAdvisor Retirement Savings Plan

        Effective November 1, 2011, most of our U.S. employees were eligible to participate in a new retirement and savings plan, the TripAdvisor Retirement Savings Plan (the "401(k) Plan"), that qualifies under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is similar to and replaced the Expedia 401(k) Plan, allowing participating employees to make contributions of a specified percentage of their eligible compensation. Participating employees may contribute up to 50% of their eligible salary on a pre-tax basis, but not more than statutory limits. Employee-participants age 50 and over may also contribute an additional amount of their salary on a pre-tax tax basis up to the IRS Catch-Up Provision Limit. Employees may also contribute into the 401(k) Plan on an after-tax basis up to an annual maximum of 10%. The 401(k) Plan has an automatic enrollment feature at 3% pre-tax.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13: EMPLOYEE BENEFIT PLANS (Continued)

We match 50% of the first 6% of employee contributions to the plan for a maximum employer contribution of 3% of a participant's eligible earnings. The "catch up contributions", are not eligible for employer matching contributions. The matching contributions portion of an employee's account, vests after two years of service. Effective June 8, 2012 the 401(k) Plan permits certain after-tax Roth 401(k) contributions. Additionally, at the end of the 401 (k) Plan year, we make a discretionary matching contribution to eligible participants. This additional discretionary matching employer contribution referred to as "true up" is limited to match only contributions up to 3% of eligible compensation.

        Our employee's interests were rolled into the 401(k) Plan from the Expedia 401(k) Plan in connection with the creation of our new plan on November 1, 2011. We also have various defined contribution plans for our international employees. Our contribution to the 401(k) Plan and our international defined contribution plans was not material for the period from November 1, 2011 through December 31, 2011 and $4.8 million and $3.1 million for the years ended December 31, 2013 and 2012, respectively.

TripAdvisor, Inc. Deferred Compensation Plan for Non-Employee Directors

        On December 20, 2011, the TripAdvisor, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Plan") became effective. Under the Plan, eligible directors who defer their directors' fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of our common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. The cash fund will be credited with interest at an annual rate equal to the weighted average prime or base lending rate of a financial institution selected in accordance with the terms of the Plan and applicable law. Upon termination of service as a director of TripAdvisor, a director will receive (i) with respect to share units, such number of shares of our common stock as the share units represent, and (ii) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five annual installments, as elected by the eligible director at the time of the deferral election.

        Under the 2011 Incentive Plan, 100,000 shares of TripAdvisor common stock are available for issuance to non-employee directors. There have been no shares of common stock issued from the inception of the Plan through December 31, 2013.

NOTE 14: STOCKHOLDERS' EQUITY

Preferred Stock

        In addition to common stock, we are authorized to issue up to 100 million preferred shares, with $ 0.001 par value per share, with terms determined by our Board of Directors, without further action by our stockholders. At December 31, 2013, no preferred shares had been issued.

Common Stock and Class B Common Stock

        Our authorized common stock consists of 1.6 billion shares of common stock with par value of $0.001 per share, and 400 million shares of Class B common stock with par value of $0.001 per share. Both classes of common stock qualify for and share equally in dividends, if declared by our Board of Directors. Common stock is entitled to one vote per share and Class B common stock is entitled to 10 votes per share on most matters. Holders of TripAdvisor common stock, acting as a single class, are

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14: STOCKHOLDERS' EQUITY (Continued)

entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number, which was three directors as of December 31, 2013. Class B common stockholders may, at any time, convert their shares into common stock, on a one for one share basis. Upon conversion, the Class B common stock is retired and is not available for reissue. In the event of liquidation, dissolution, distribution of assets or winding-up of TripAdvisor the holders of both classes of common stock have equal rights to receive all the assets of TripAdvisor after the rights of the holders of the preferred stock have been satisfied. There were 131,537,798 and 129,417,089 shares of common stock issued and outstanding, respectively, at December 31, 2013 and 12,799,999 shares of Class B common stock issued and outstanding at December 31, 2013.

Spin-Off Adjustments to Invested Equity and Additional Paid-in Capital

        The table below reflects the accounting treatment related to the formation of TripAdvisor and the transfer to us by Expedia of the post-Spin-Off net assets of TripAdvisor in 2011 after giving effect to the terms provided for in the Separation Agreement between Expedia and us.

(in thousands)	Total Amount
Invested equity prior to Spin-Off	$693,447
Distribution to Expedia(1)	(405,516)
Adjustment to distribution from Expedia(2)	7,028
Receivable from Expedia extinguished, net(3)	(1,525)
Common shares issued(4)	(121)
Class B shares issued(4)	(13)

Beginning Additional-Paid-In-Capital	$293,300

(1)
The transfer of $405.5 million in cash to Expedia in form of dividend, prior to our separation from Expedia.

(2)
Per the Separation Agreement, we were to retain $165 million in cash on hand immediately following the Spin-Off. The agreement also provided for a subsequent reconciliation process to ensure the appropriate amount was retained and all amounts in excess of $165 million were remitted to Expedia. The completion of this reconciliation resulted in TripAdvisor recording an additional receivable from Expedia of $7 million at December 31, 2011 which was subsequently received by us during 2012.

(3)
The extinguishment of domestic intercompany receivables from Expedia, including transfers of assets and liabilities at Spin-Off.

(4)
The reclassification of 120,661,020 shares of Expedia common stock and 12,799,999 shares of Expedia Class B common stock into, in part, shares of Expedia mandatory exchangeable preferred stock that automatically, immediately following the reclassification, exchanged into 120,661,020 shares of TripAdvisor Common Stock and 12,799,999 shares of TripAdvisor Class B common stock to effect the transfer of ownership of TripAdvisor from Expedia to Expedia's shareholders based upon a ratio of one share of the respective class of TripAdvisor common stock for each share of the respective class of Expedia common stock and the number of Expedia common and

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14: STOCKHOLDERS' EQUITY (Continued)

  Class B common shares outstanding as of December 20, 2011 after giving effect to the one-for-two reverse stock split of Expedia shares in connection with, and immediately prior to, the Spin-Off.

  Accumulated Other Comprehensive Loss

          Accumulated other comprehensive loss is primarily comprised of accumulated foreign currency translation adjustments, as follows for the periods presented:

	December 31,
	2013	2012
	(In thousands)
Net unrealized gain (loss) on securities, net of tax(1)	$(108)	$(104)
Cumulative foreign currency translation adjustments(2)	(217)	(765)

Total accumulated other comprehensive income (losses)	$(325)	$(869)

(1)
Net of unrealized tax benefits of $0.1 million at both December 31, 2013 and 2012, respectively.

(2)
Our foreign subsidiary earnings are considered indefinitely reinvested; therefore; deferred taxes are not provided on foreign currency translation adjustments.

Treasury Stock

        On February 15, 2013, our Board of Directors authorized the repurchase of $250 million of our shares of common stock under a share repurchase program. We intend to use available cash and future cash from operations to fund repurchases under the share repurchase program. The repurchase program has no expiration date but may be suspended or terminated by the Board of Directors at any time. Our Board of Directors will determine the price, timing, amount and method of such repurchases based on its evaluation of market conditions and other factors, and any shares repurchased will be in compliance with applicable legal requirements, at prices determined to be attractive and in the best interests of both the Company and its stockholders.

        During the year ended December 31, 2013, we repurchased 2,120,709 shares of outstanding common stock under the share repurchase program at an aggregate cost of $145.2 million. As of December 31, 2013, from the authorized share repurchase program granted by the Board of Directors we have $104.8 million remaining to repurchase shares of our common stock.

Dividends

        During the period January 1, 2013 through December 31, 2013, our Board of Directors did not declare any dividends on our outstanding common stock and do not expect to pay any dividends for the foreseeable future.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15: RELATED PARTY TRANSACTIONS

Relationship between Expedia and TripAdvisor

        Upon consummation of the Spin-Off, Expedia was considered a related party under GAAP based on a number of factors, including, among others, common ownership of our shares and those of Expedia. A number of those factors no longer exist; as a result, we no longer consider Expedia a related party; however, due to the importance of our relationship with Expedia, for purposes of these financial statements for the year ended December 31, 2013, we have continued to list separately in our consolidated and combined financial statements revenue and receivables from Expedia.

        Revenue from Expedia was $217.4 million, 203.8 million and $211.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, which primarily consists of click-based advertising and other advertising services provided to Expedia and its subsidiaries and is recorded at contract value, which we believe is a reasonable reflection of the value of the services provided. Revenue represented 23%, 27% and 33% of our total revenue for the years ended December 31, 2013, 2012 and 2011, respectively. Other operating expenses which were included primarily within selling and marketing expense were $6.0 million, $6.4 million, and $4.3 million for the years ended December 31, 2013, 2012 and 2011, respectively, primarily consisted of marketing expense for exit windows. The receivable balances with Expedia reflected in our consolidated balance sheets as of December 31, 2013 and December 31, 2012 were $15.8 million and $24.0 million, respectively.

        Prior to the Spin-Off, our operating expenses included a shared services fee, which was $9.2 million for the year ended December 31, 2011, which was comprised of allocations from Expedia for accounting, legal, tax, corporate development, financial reporting, treasury and real estate functions and included an allocation of employee compensation within these functions. These allocations were determined on a basis that Expedia and we considered to be a reasonable reflection of the cost of services provided or the benefit received by us. These expenses were allocated based on a number of factors including headcount, estimated time spent and operating expenses. It was not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In the opinion of our management, the allocation method was reasonable.

        We transferred $405.5 million in cash to Expedia in the form of a dividend, prior to completion of the Spin-Off. Per the Separation Agreement we were to retain $165 million in cash on hand immediately following the Spin-off and the agreement also provided for a subsequent reconciliation process to ensure the appropriate amount was retained. The completion of this reconciliation resulted in us recording an additional receivable from Expedia of $7 million at December 31, 2011, which was subsequently received by us during 2012.

        For purposes of governing certain of the ongoing relationships between us and Expedia at and after the Spin-Off, and to provide for an orderly transition, we and Expedia entered into various agreements, including, among others, the Separation Agreement, the Tax Sharing Agreement, the Employee Matters Agreement and Transition Services Agreement, and commercial agreements. The full texts of the Separation Agreement, the Tax Sharing Agreement, the Employee Matters Agreement and the Transition Services Agreement are incorporated by reference to the Annual Report on Form 10-K as Exhibits 2.1, 10.2, 10.3 and 10.4. TripAdvisor has satisfied its obligations under the Separation Agreement, the Employee Matters Agreement and the Transition Services Agreement. TripAdvisor continues to be subject to certain post-spin obligations under the Tax Sharing Agreement.

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15: RELATED PARTY TRANSACTIONS (Continued)

Relationship between Liberty and TripAdvisor

        On December 11, 2012, Liberty Interactive Corporation, or Liberty, purchased an aggregate of 4,799,848 shares of common stock of TripAdvisor from Barry Diller, our former Chairman of the Board of Directors and Senior Executive, and certain of his affiliates (the "Stock Purchase"). As of December 31, 2013, Liberty beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.0% of the outstanding shares of Common Stock and 100% of the outstanding shares of Class B Common Stock. Assuming the conversion of all of the Liberty's shares of Class B common stock into common stock, Liberty would beneficially own 21.8% of the outstanding common stock (calculated in accordance with Rule 13d-3). Because each share of Class B common stock generally is entitled to ten votes per share and each share of common stock is entitled to one vote per share, Liberty may be deemed to beneficially own equity securities representing approximately 56.8% of our voting power.

        We had no other material related party transactions with Liberty during the years ended December 31, 2013, 2012 or 2011.

NOTE 16: SEGMENT AND GEOGRAPHIC INFORMATION

Segment Information

        We have one operating and reportable segment: TripAdvisor. We determined our segment based on how our chief operating decision maker manages our business, makes operating decisions, evaluates operating performance and allocates resources. The chief operating decision maker for the Company is our Chief Executive Officer.

        Our primary operating metric for evaluating segment performance is Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus: (1) provision for income taxes; (2) other (income) expense, net; (3) depreciation of property and equipment, including internal use software and website development; (4) amortization of intangible assets; (5) stock-based compensation; and (6) non-recurring expenses. Such amounts are detailed in our segment reconciliation below. In addition, please see our discussion of Adjusted EBITDA in the section of the Annual Report on Form 10-K entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 16: SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

        The following table is a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods presented:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Adjusted EBITDA	$378,753	$352,474	$322,918
Depreciation(1)	(29,495)	(19,966)	(18,362)

OIBA(2)	349,258	332,508	304,556
Amortization of intangible assets	(5,731)	(6,110)	(7,523)
Stock-based compensation	(48,953)	(30,102)	(17,344)
Spin-Off costs	—	—	(6,932)
Other expense, net	(9,872)	(14,321)	(863)
Provision for income taxes	(79,259)	(87,387)	(94,103)

Net income	205,443	194,588	177,791

(1)
Includes amortization of internal use software and website development costs.

(2)
We define OIBA as net income (loss) plus: (1) provision for income taxes; (2) other (income) expense, net; (3) amortization of intangible assets; (4) stock-based compensation; and (5) non-recurring expenses. This operating metric is only used by our management to calculate our annual obligation for our charitable foundation. Refer to "Note 12—Commitments and Contingencies" above for a discussion of our charitable foundation.

Revenue and Geographic Information

        We derive substantially all of our revenue from the sale of advertising, primarily through click-based advertising and, to a lesser extent, display-based advertising. The remainder of our revenue is generated through a combination of subscription-based offerings, transaction revenue from selling room nights on our transactional sites, vacation rentals, and other revenue including content licensing.

        The following table presents revenue by product for the periods presented:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Click-based advertising	$696,046	$587,781	$499,993
Display-based advertising	118,964	94,147	85,736
Subscription, transaction and other	129,651	81,038	51,334

Total revenue	$944,661	$762,966	$637,063

TRIPADVISOR, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 16: SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

        The following table presents revenue by geographic area, the United States, the United Kingdom and all other countries, based on the geographic location of our websites for the periods presented:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Revenue
United States	$462,920	$386,211	$348,066
United Kingdom	119,041	110,213	99,646
All other countries	362,700	266,542	189,351

	$944,661	$762,966	$637,063

        The following table presents property and equipment, net for the United States and all other countries based on the geographic location of the assets for the periods presented:

	December 31,
	2013	2012
	(in thousands)
Property and equipment, net
United States	$67,275	$36,255
All other countries	14,253	7,547

	$81,528	$43,802

NOTE 17: OTHER INCOME (EXPENSE), NET

        The following table presents the detail of other income (expense), net, for the periods presented:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Net loss, realized and unrealized, on foreign exchange and foreign currency derivative contracts	$(210)	$(3,220)	$(1,006)
Other non-operating expense, net	(1,326)	(230)	(248)

Total other income (expense), net	$(1,536)	$(3,450)	$(1,254)

TripAdvisor, Inc
Quarterly Financial Information (Unaudited)
(in thousands, except per share data)

        The following table presents selected unaudited financial information for the eight quarters in the period ended December 31, 2013. The results for any quarter are not necessarily indicative of future quarterly results and, accordingly, period to period comparisons should not be relied upon as an indication of future performance.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands)
Year ended December 31, 2013
Revenue	$229,919	$246,937	$255,136	$212,669
Operating income	88,303	94,118	83,694	28,459
Net income	62,299	66,988	55,882	20,274
Net income attributable to TripAdvisor, Inc.	62,299	66,988	55,882	20,274
Basic earnings per share	$0.44	$0.47	$0.39	$0.14
Diluted earnings per share	$0.43	$0.46	$0.38	$0.14
Year ended December 31, 2012
Revenue	$183,715	$197,148	$212,710	$169,393
Operating income	73,377	83,678	92,249	46,992
Net income	48,171	53,165	59,535	33,717
Net income attributable to TripAdvisor, Inc.	48,111	53,019	59,360	33,579
Basic earnings per share	$0.36	$0.38	$0.42	$0.24
Diluted earnings per share	$0.35	$0.37	$0.41	$0.23

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        Liberty has incurred approximately [$    •    ]* in transaction-related fees and costs in connection with the Spin-Off. Additional unanticipated costs may be incurred with the operation of TripCo as a stand-alone company. The following table sets forth the costs and expenses payable by Liberty on our behalf in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fee	$0.5 million
Printing and engraving expenses	$1 million
Legal fees and expenses	$1 million
Accounting fees and expenses	$1.5 million
Miscellaneous	$1 million
TOTAL	$5 million

*
To be completed by amendment

Item 14.    Indemnification of Directors and Officers

        Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the TripCo charter will provide as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of TripCo will not be liable to TripCo or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of TripCo existing at the time of such repeal or modification.

        2.     Indemnification.

          (a)    Right to Indemnification.    TripCo will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a proceeding) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of TripCo or is or was serving at the request of TripCo as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the charter. TripCo will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of TripCo.

          (b)    Prepayment of Expenses.    TripCo will pay the expenses (including attorney's fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by TripCo, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action TripCo will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the charter, the bylaws of TripCo, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Other Indemnification.    TripCo's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules

        (a)    Exhibits.    The following documents are filed as exhibits hereto.

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement by and between Liberty Interactive Corporation and the Registrant.*
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the Spin-Off.
3.2	Form of Bylaws of the Registrant to be in effect at the time of the Spin-Off.
4.1	Specimen Certificate for shares of Series A Common Stock, par value $.01 per share, of the Registrant.**
4.2	Specimen Certificate for shares of Series B Common Stock, par value $.01 per share, of the Registrant.**
5.1	Form of opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8.1	Form of opinion of Baker Botts L.L.P. regarding certain tax matters.
10.1	Form of Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan.*
10.2	Form of Liberty TripAdvisor Holdings, Inc. Transitional Stock Adjustment Plan.
10.3	Form of Tax Sharing Agreement by and between the Registrant and Liberty Interactive Corporation.
10.4	Form of Services Agreement by and between the Registrant and Liberty Media Corporation.*
10.5	Form of Facilities Agreement by and between the Registrant and Liberty Property Holdings, Inc.*
10.6	Form of Indemnification Agreement by and between the Registrant and its executive officers/directors.*
10.7
Governance Agreement, dated as of December 20, 2011, by and between TripAdvisor, Inc. and Liberty Interactive Corporation (incorporated by reference to Exhibit 99.3 to Liberty Interactive Corporation's Schedule 13D in respect of common stock of TripAdvisor, Inc., filed with the Securities and Exchange Commission on December 30, 2011).
10.8	Form of Aircraft Time Sharing Agreements.*
10.9
Tax Sharing Agreement by and between TripAdvisor, Inc. and Expedia, Inc., dated as of December 20, 2011 (incorporated by reference to Exhibit No. 10.2 to TripAdvisor, Inc.'s ("TripAdvisor") Current Report on Form 8-K (File No. 001-35362), filed with the SEC on December 27, 2011 (the "TripAdvisor 8-K")).
10.10
Sublease between Newton Technology Park LLC and TripAdvisor LLC, dated as of October 31, 2007 (incorporated by reference to Exhibit 10.12 to TripAdvisor's Registration Statement on Form S-4/A (File No. 333-175828-01), filed with the SEC on October 24, 2011 (the "TripAdvisor S-4")).

Exhibit Number	Exhibit Description
10.11	First Amendment to Sublease between Newton Technology Park LLC and TripAdvisor LLC, dated as of June 15, 2009 (incorporated by reference to Exhibit 10.13 to the TripAdvisor S-4).
10.12
Credit Agreement, by and among TripAdvisor, TripAdvisor Holdings, LLC, and TripAdvisor LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent, dated as of December 20, 2011 (incorporated by reference to Exhibit 4.2 to the TripAdvisor 8-K).
10.13
Waiver and Amendment Agreement, by and among TripAdvisor, TripAdvisor Holdings, LLC, and TripAdvisor LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent, dated as of December 27, 2013 (incorporated by reference to Exhibit 10.8 to TripAdvisor's Annual Report on Form 10-K (File No. 001-35362), filed with the SEC on February 11, 2014 (the "TripAdvisor 10-K")).
10.14
Corporate Headquarters Lease with Normandy Gap-V Needham Building 3, LLC, as landlord, dated as of June 20, 2013 (incorporated by reference to Exhibit 10.1 to TripAdvisor's Quarterly Report on Form 10-Q (File No. 001-35362), filed with the SEC on July 24, 2013 (the "TripAdvisor 10-Q")).
10.15	Guaranty dated June 20, 2013 by TripAdvisor, Inc. for the benefit of Normandy Gap-V Needham Building 3, LLC, as landlord (incorporated by reference to Exhibit 10.2 to the TripAdvisor 10-Q).
10.16	Form of TripAdvisor Media Group Master Advertising Insertion Order (incorporated by reference to Exhibit 10.21 to the TripAdvisor 10-K).
21.1	List of Subsidiaries.*
23.1	Consent of KPMG LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney**

*
To be filed by amendment

**
Previously filed

        (b)    Financial Statement Schedules.

        (b)(1)    Financial Statements

        Included in this Registration Statement on Form S-1:

        (b)(2)    Financial Statement Schedules

        All schedules have been omitted because they are not applicable, not material or the required information is set forth in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on June 19, 2014.

LIBERTY TRIPADVISOR HOLDINGS, INC.
By:	/s/ RICHARD N. BAER
	Name:	Richard N. Baer
	Title:	Senior Vice President and General Counsel

 POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature		Title	Date

* Gregory B. Maffei		Director, President and Chief Executive Officer (Principal Executive Officer)	*
* Christopher W. Shean		Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	*
* Richard N. Baer		Director	*
*By	/s/ RICHARD N. BAER Richard N. Baer Attorney-in-fact		June 19, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement by and between Liberty Interactive Corporation and the Registrant.*
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the Spin-Off.
3.2	Form of Bylaws of the Registrant to be in effect at the time of the Spin-Off.
4.1	Specimen Certificate for shares of Series A Common Stock, par value $.01 per share, of the Registrant.**
4.2	Specimen Certificate for shares of Series B Common Stock, par value $.01 per share, of the Registrant.**
5.1	Form of opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8.1	Form of opinion of Baker Botts L.L.P. regarding certain tax matters.
10.1	Form of Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan.*
10.2	Form of Liberty TripAdvisor Holdings, Inc. Transitional Stock Adjustment Plan.
10.3	Form of Tax Sharing Agreement by and between the Registrant and Liberty Interactive Corporation.
10.4	Form of Services Agreement by and between the Registrant and Liberty Media Corporation.*
10.5	Form of Facilities Agreement by and between the Registrant and Liberty Property Holdings, Inc.*
10.6	Form of Indemnification Agreement by and between the Registrant and its executive officers/directors.*
10.7
Governance Agreement, dated as of December 20, 2011, by and between TripAdvisor, Inc. and Liberty Interactive Corporation (incorporated by reference to Exhibit 99.3 to Liberty Interactive Corporation's Schedule 13D in respect of common stock of TripAdvisor, Inc., filed with the Securities and Exchange Commission on December 30, 2011).
10.8	Form of Aircraft Time Sharing Agreements.*
10.9
Tax Sharing Agreement by and between TripAdvisor, Inc. and Expedia, Inc., dated as of December 20, 2011 (incorporated by reference to Exhibit No. 10.2 to TripAdvisor, Inc.'s ("TripAdvisor") Current Report on Form 8-K (File No. 001-35362), filed with the SEC on December 27, 2011 (the "TripAdvisor 8-K")).
10.10
Sublease between Newton Technology Park LLC and TripAdvisor LLC, dated as of October 31, 2007 (incorporated by reference to Exhibit 10.12 to TripAdvisor's Registration Statement on Form S-4/A (File No. 333-175828-01), filed with the SEC on October 24, 2011 (the "TripAdvisor S-4")).
10.11	First Amendment to Sublease between Newton Technology Park LLC and TripAdvisor LLC, dated as of June 15, 2009 (incorporated by reference to Exhibit 10.13 to the TripAdvisor S-4).
10.12
Credit Agreement, by and among TripAdvisor, TripAdvisor Holdings, LLC, and TripAdvisor LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent, dated as of December 20, 2011 (incorporated by reference to Exhibit 4.2 to the TripAdvisor 8-K).

Exhibit Number	Exhibit Description
10.13	Waiver and Amendment Agreement, by and among TripAdvisor, TripAdvisor Holdings, LLC, and TripAdvisor LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent, dated as of December 27, 2013 (incorporated by reference to Exhibit 10.8 to TripAdvisor's Annual Report on Form 10-K (File No. 001-35362), filed with the SEC on February 11, 2014 (the "TripAdvisor 10-K")).
10.14
Corporate Headquarters Lease with Normandy Gap-V Needham Building 3, LLC, as landlord, dated as of June 20, 2013 (incorporated by reference to Exhibit 10.1 to TripAdvisor's Quarterly Report on Form 10-Q (File No. 001-35362), filed with the SEC on July 24, 2013 (the "TripAdvisor 10-Q")).
10.15	Guaranty dated June 20, 2013 by TripAdvisor, Inc. for the benefit of Normandy Gap-V Needham Building 3, LLC, as landlord (incorporated by reference to Exhibit 10.2 to the TripAdvisor 10-Q).
10.16	Form of TripAdvisor Media Group Master Advertising Insertion Order (incorporated by reference to Exhibit 10.21 to the TripAdvisor 10-K).
21.1	List of Subsidiaries.*
23.1	Consent of KPMG LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney**

*
To be filed by amendment

**
Previously filed